As filed with the Securities and Exchange Commission on October 22, 2010

Registration No. 333-168915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

THERMON INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Texas	3629	74-2246799
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

SEE TABLE OF ADDITIONAL REGISTRANTS BELOW

100 Thermon Drive, San Marcos, Texas 78666, (512) 396-5801

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rodney Bingham

President

Thermon Industries, Inc.

100 Thermon Drive

San Marcos, Texas 78666

(512) 396-5801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Kevin F. Blatchford

Michael P. Heinz

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

(312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter (1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Industrial Classification Code Number
Thermon Holding Corp.	Delaware	26-0249310	3629
Thermon Manufacturing Company	Texas	74-1365355	3629
Thermon Heat Tracing Services, Inc.	Texas	74-2638622	3629
Thermon Heat Tracing Services-I, Inc.	Texas	76-0311875	3629
Thermon Heat Tracing Services-II, Inc.	Louisiana	72-1206343	3629

(1)	The address and telephone number of each co-registrant’s principal executive offices is 100 Thermon Drive, San Marcos, Texas 78666, (512) 396-5801.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2010

PROSPECTUS

Thermon Industries, Inc.

OFFER TO EXCHANGE

$210,000,000 aggregate principal amount of its 9.500% Senior Secured Notes due 2017 that have been registered under the Securities Act of 1933

(CUSIP No. 88362R AC1) (which we refer to as the “New Notes”)

For any and all of its outstanding

9.500% Senior Secured Notes due 2017

(CUSIP Nos. 88362R AA5 and U8836E AA7) (which we refer to as the “Old Notes”)

This exchange offer will expire at 12:00 midnight, New York City time, on                     , 2010, unless extended.

Terms of the exchange offer:

•	We will exchange New Notes for all outstanding Old Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of Old Notes at any time prior to the expiration or termination of the exchange offer.

•

The terms of the New Notes are substantially identical to those of the outstanding Old Notes, except that the transfer restrictions and rights under the registration rights agreement, including payment of Additional Interest (as defined below), do not apply to the New Notes.

•

The exchange of Old Notes for New Notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Principal U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•

We issued the Old Notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Old Notes.

There is no established trading market for the New Notes or the Old Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 21 for a discussion of risks you should consider prior to tendering your outstanding Old Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2010

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Notes offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Notes. No other person is making any representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this prospectus.

The terms “we,” “our,” “us,” “Parent” and the “Company,” as used in this prospectus, refer to Thermon Holding Corp. and its directly and indirectly owned subsidiaries as a combined entity, except where otherwise stated or where it is clear that the terms mean only Thermon Holding Corp.

SUMMARY

The following summary highlights selected information contained in this prospectus and may not contain all the information that may be important to you. You should read this entire prospectus, including the section entitled “Risk Factors,” before making an investment decision. Unless otherwise specified or the context otherwise requires, references to “$” or “dollars” in this prospectus are to United States dollars. When we use the term “Notes” in this prospectus, the term includes the Old Notes and the New Notes.

Company Overview

We are a leading industrial company that serves global infrastructure end-markets through our full line of heat tracing solutions. We believe that we are a global leader in the heat tracing industry and one of the few participants with a worldwide footprint and comprehensive suite of equipment, design and engineering services and turnkey solutions. For over 50 years, our heat tracing solutions have served customers in attractive end markets, including energy, chemical processing, power generation and industrial and commercial infrastructure. Our customers include some of the largest multinational energy, petrochemical, power and engineering, procurement and construction companies in the world. We serve our customers locally through 75 direct sales employees in 16 countries, a network of more than 100 independent sales agents and distributors in 30 countries and through our five manufacturing facilities on three continents. For the fiscal year ended March 31, 2010, we achieved revenue, net income and Adjusted EBITDA of approximately $192.7 million (66% of which was generated by our foreign subsidiaries), $18.9 million and $45.0 million, respectively. See note 8 to the “Summary Historical Condensed Consolidated Financial Data” table for a reconciliation of Adjusted EBITDA to net income.

Our products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. This heat is primarily produced from electricity or, to a lesser extent, from steam. We offer a full suite of products and design and engineering services for both electric and steam heat tracing applications including cables, tubing bundles, control systems and design optimization, engineering, installation and maintenance services. Our comprehensive offering allows us to meet the unique needs of each customer, ranging from a complete integrated turnkey solution to a routine sale of materials or components.

Customers typically purchase our products when constructing a new facility, expanding or upgrading a current facility or performing maintenance on existing heat-traced pipes within a facility. Our products are low in cost relative to the total cost of a typical process plant but critical to the safe and efficient continued operation of such facility. When maintenance on in-pipe mechanical equipment is required, our products are often removed, discarded and replaced, because they are attached to the facilities’ heat-traced pipes. In order to avoid switching complications or compatibility concerns, customers often use the incumbent heat tracing brand for both upgrades and expansions and routine and preventative maintenance projects. Consequently, our installed base of heat tracing equipment is an important driver of future revenue opportunities. We estimate that approximately 60% of our revenues result from maintenance and repair of heat-traced pipes and from facility expansions.

We have a long history of steady organic revenue growth and stable gross margins through a variety of economic cycles. Specifically, our revenues have grown in 17 of the past 21 fiscal years, and our gross margins have averaged 44% over the period. In addition, revenue has shown significant growth in recent years. Revenue grew from $121.4 million for the fiscal year ended March 31, 2007 to $192.7 million for the fiscal year ended March 31, 2010, net income grew from $11.4 million to $18.9 million and Adjusted EBITDA grew from $19.5 million to $45.0 million over the same period. In addition, our backlog of signed purchase agreements has grown significantly. See note 8 to the “Summary Historical Condensed Consolidated Financial Data” table for a reconciliation of Adjusted EBITDA to net income. As of June 30, 2010, we reported a backlog of approximately $78.3 million, up 50% from $52.2 million as of March 31, 2007.

The Company was founded as a partnership in October 1954 and later incorporated in Texas in 1960. At that time, its primary product was a thermally conductive heat transfer compound invented by our founder, Richard Burdick. Under Mr. Burdick’s leadership, the Company experienced steady growth by diversifying its products and expanding its geographic reach. Mr. Burdick and his family maintained a controlling interest in the Company until August 2007, when the controlling interest was sold to an entity affiliated with the Audax Group, a private equity firm (the “Audax Transaction”). During Audax’s tenure as majority owner, the Company positioned itself to take advantage of rising demand in the energy end market and secured significant capital projects. On April 30, 2010, the Audax Group sold its controlling interest in the Company to an investor group led by CHS Capital LLC (f/k/a Code Hennessy & Simmons LLC ) (“CHS”). See “The Transactions” for a more detailed description of the CHS acquisition and related transactions. Over the last five years, the management team has focused on significant organic growth opportunities, particularly in high growth markets such as the Canadian oil sands region and Russia.

Our senior management team averages approximately 25 years of experience with us, and has grown the Company through a variety of business cycles, established our global platform, and built our reputation for quality and reliability in the heat tracing industry. Our senior management team and key employees have a significant equity stake in our company and remain committed to executing our growth plan going forward. Our principal sponsor, CHS, has a long, successful track record of investing in industrial and infrastructure businesses. We believe that CHS is a value-added partner to our management team.

Industry Overview

Unless otherwise indicated, all information contained in this prospectus concerning the industry in general, including information regarding (1) our market position and market share within our industry, (2) historical data concerning sales and growth of sales in our industry and (3) expectations regarding future growth of sales in our industry, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data. While we are not aware of any misstatements regarding any industry or market data presented herein, industry and market data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus. Accordingly, you should be aware that the industry and market data contained in this prospectus, and estimates and beliefs based on such data, may not be reliable.

We believe that the market for industrial electric heat tracing is approximately $1 billion in annual revenues. Our industry is fragmented and consists of approximately 40 companies, typically serving discrete local markets and providing a limited service offering. We believe that we are the second largest participant in our addressable market and significantly larger than our next largest competitor. Heat tracing service providers differentiate themselves through the quality and reputation of their products, long-term relationship management and the ability to provide comprehensive solutions. Large, multinational companies drive the majority of spending for the types of major industrial facilities that require our products, and we believe that they prefer vendors who have a global footprint and a comprehensive suite of products and services. We believe that we are one of only a few companies in the industrial heat tracing market that can meet these criteria.

Reliable heat tracing products are critical to the successful, safe operation of a facility. Facilities that utilize heat tracing devices contain interdependent systems of equipment that have differing requirements for temperature maintenance, freeze protection and emissions monitoring. The majority of pipes in a large facility may be heat traced. The largest facilities may contain up to hundreds of thousands of feet of heat tracing cable and thousands of control points. A breakdown in any part of the heat tracing system can have a significant impact on the operations of the entire plant. Stoppages or inefficiencies can be costly in terms of lost production and down time, and therefore we believe that a majority of industrial end users put a premium on reliable, high quality heat tracing solutions.

Demand for industrial heat tracing solutions falls into two categories: (i) new facility construction and (ii) recurring maintenance, repair and operations and facility upgrades or expansions (“MRO/UE”). New facility or “Greenfield” construction projects often require comprehensive heat tracing solutions. We refer to sales revenues by customer of less than $1 million annually, which we believe are typically derived from maintenance, repair and operations and facility upgrades or expansions, as “MRO/UE revenue.” We believe that “Greenfield revenue” consists of sales revenues by customer in excess of $1 million annually (excluding sales to agents, who typically resell our products to multiple customers), and typically includes most orders for projects related to facilities that are new or that are built independent of existing facilities. We believe that we are one of a few heat tracing providers in the world that can offer product solutions, design optimization studies and detailed engineering and installation services. We believe that, over the fiscal year ended March 31, 2010, MRO/UE revenue accounted for approximately 60% of our revenues, and Greenfield revenue accounted for approximately 40% of our revenues. In order to avoid switching complications or compatibility concerns, customers often use the incumbent heat tracing brand for MRO/UE. Therefore, the provider of the original heat tracing system is well positioned to capture future recurring revenue from additional work required within the existing facility. Large portions of the heat tracing system may be removed and replaced when an upgrade or retrofit is performed, resulting in sizable revenues for the heat tracing provider (estimated to be 10-20% of the initial cost of the heat tracing system). Routine and preventative maintenance includes planned and unplanned repair and replacement of in-pipe mechanical equipment used throughout a process plant. Preventative maintenance projects are typically undertaken on an ongoing basis and often require new heat tracing equipment, estimated to be valued at 5-10% of the initial cost of the heat tracing system annually.

The major end markets that drive demand for our products include energy, chemical processing and power generation. We believe that there are attractive near to medium-term trends in each of our end markets.

Energy. Heat tracing is used to facilitate the processing, transportation and freeze protection of energy products in both upstream and downstream applications. The Energy Information Administration projects that world energy consumption will increase 8.5% from 2010 to 2015, with energy consumption in emerging markets growing 12.7% during that time. The industrialization of developing regions of the world will drive continued heat tracing demand for new Greenfield projects. Extraction operations in harsh, cold weather climates such as those of Canada, Russia, the Caspian Sea and the Baltic region increase the need for heat tracing solutions. We estimate that industry capital expenditures for upstream applications in Canada and Russia will grow 20% in 2010 and 2011. In addition, we believe that we will benefit from stricter environmental compliance and regulatory requirements that often require heat tracing intensive solutions.

Chemical Processing. In the chemical segment, heat tracing applications are required for chemical production, freeze protection and temperature maintenance. The corrosive nature of chemicals shortens the life cycle of in-line mechanical equipment attached to pipes (such as valves, pumps and filters), accelerating the demand for MRO/UE opportunities in this segment. Trends that may impact heat tracing demand include the rapid industrialization of the developing world, a shift in base chemical processing operations to low-cost feedstock regions, a transition of Western chemical processing to specialty applications and environmental compliance. According to the American Chemical Council, global capital spending by the chemicals industry is estimated to increase in 2010 by 10.1% to $251 billion and to $284 billion in 2011, with the bulk of the incremental investment generated from emerging markets, most notably China, Africa and countries in the Asia-Pacific and Middle East regions.

Power Generation. Heat tracing systems are used in high-temperature processes, freeze protection and environmental regulation compliance in coal and gas facilities and for safety injection systems in nuclear facilities. An important driver of demand for heat tracing solutions for power generation is increasing demand for electricity worldwide. According to the Energy Information Administration, global net electricity generation is projected to increase 12.6% from 2010 to 2015, with net electricity generation growth in emerging markets at 19.5% during that time. In order to meet this demand, we believe capital spending on new and existing power generation infrastructure will be required. In addition, compliance with regulatory environmental standards also drives heat tracing demand for emissions testing applications in power generation end-markets. The Clean Air Act, the Clean Air Interstate Rule and the Clean Air Mercury Rule are examples of some of the existing and proposed legislation in the United States and abroad.

Competitive Strengths

We believe that the following strengths position us to compete effectively in the industrial electric heat tracing market:

•

Defensible market position with significant barriers to entry. We believe that our entrenched customer relationships, global footprint, comprehensive product and service offering and our growing installed base of equipment create a defensible market position with significant barriers to entry. We have longstanding relationships with some of the largest multinational energy, petrochemical, power and engineering, procurement and construction companies in the world.

•

Long history of attractive financial performance. We have a long history of steady organic revenue growth and stable gross margins through a variety of economic cycles. More specifically, our revenues have grown in 17 of the past 21 fiscal years, and our gross margins have averaged 44% over the same period. During this period (fiscal 1991-2010), our revenue grew at a compound annual growth rate of 8%.

•

Strong revenue visibility. We believe that we have good visibility into future revenues based on recurring demand generated from our global installed base, a growing backlog of signed purchase agreements and a robust pipeline of identified upcoming heat tracing opportunities. When upgrades and expansions and routine and preventative maintenance projects arise, customers typically return to the provider of the original heat tracing system. In addition, our backlog provides us with a concrete base of future revenues. Backlog grew from $52.2 million on March 31, 2007 to $78.3 million on June 30, 2010. The backlog of $78.3 million on June 30, 2010 was comprised of signed purchase agreements with over 500 customers.

•

Highly diversified customer base and end markets. Our products and services are used in a variety of applications, including freeze protection, surface snow and ice melting, temperature control and environmental monitoring, by customers in energy, chemical processing, power generation and industrial and commercial infrastructure end markets. Over our 55 year history, we have sold to customers in over 90 countries and, for the fiscal year ended March 31, 2010, approximately 66% of our revenues were generated by our foreign subsidiaries.

•

Experienced management team. Our senior management team averages approximately 25 years of experience with us and is responsible for growing the Company through a variety of business cycles, building our global platform and developing our reputation for quality and reliability in the heat tracing industry.

Business Strategy

Our business strategy is designed to capitalize on our competitive strengths. Key elements of our strategy include:

•

Pursue organic growth opportunities. We will continue to focus on strategically building the necessary global infrastructure to expand our footprint in high growth markets. In addition, we believe that there may be opportunities to broaden our existing offerings into areas that are complementary to the products and services that we currently provide. Furthermore, we are focused on increasing MRO/UE revenues generated from our installed base by actively monitoring installations and maintaining strong communication lines with our customers.

•

Continue to deliver products known for quality, reliability and technology leadership. We are proud of our reputation as a leader in the heat tracing industry with a long history of product innovation and reliability.

•

Identify and implement operational improvement initiatives. We are highly focused on continuous process improvement. We have identified and begun to implement measures to improve our operational efficiency. We also continue to improve communication among operational divisions in order to derive benefits from leveraging additional scale.

•

Selectively pursue value-added, small acquisitions. Given the fragmented nature of the heat tracing industry, we believe that there may be opportunities to pursue small acquisitions at attractive valuations.

Risk Factors

There are a number of risks related to our business, the exchange offer and the New Notes that you should consider before you decide to tender your Old Notes in the exchange offer. You should carefully consider all the information presented in the section entitled “Risk Factors” immediately following this prospectus summary. The risks related to our business, which are described further in the “Risk Factors” section, include the following:

•

The markets we serve are subject to cyclical demand, which could harm our business and make it difficult to project long-term performance. Demand for our products and services depends in large part upon the level of capital and maintenance expenditures by many of our customers and end users, in particular those in the energy, chemical processing and power generation industries. These customers’ expenditures historically have been cyclical in nature and vulnerable to economic downturns.

•

As a global business, we are exposed to economic, political and other risks in a number of countries. If we are unable to continue operating successfully in one or more foreign countries, particularly in areas with emerging and high growth markets, it may adversely affect our business and financial condition.

•	Volatility in currency exchange rates may affect our results of operations or liquidity.

•	A material disruption at any of our manufacturing facilities could require us to make substantial capital expenditures to fill customer orders, which could negatively affect our financial condition.

•

We rely on third party subcontractors, suppliers and manufacturers to complete our projects. If a subcontractor or supplier is unable to deliver its services or materials according to the negotiated contract terms for any reason, we may be required to purchase the services or materials from another source at a higher price.

•	We operate in highly competitive markets, and our future revenue and overall results of operations depend in part on our ability to bid and win new contracts.

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A failure to deliver our backlog on time could affect our future sales and profitability and our relationships with our customers, and if we were to experience a material amount of modifications or cancellations of orders, our sales could be negatively impacted.

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Due to the nature of our business, we may be liable for damages based on product liability claims. We are also exposed to potential indemnity claims from customers for losses due to our work or if our employees are injured performing services.

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We are typically responsible for all cost overruns on our fixed price contracts, and our actual costs often vary from the estimated costs on which these contracts were originally based. In addition, many of our customer contracts contain liquidated damages provisions in the event that we fail to perform our obligations thereunder in a timely manner or in accordance with the agreed terms, conditions and standards.

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Our business strategy includes acquiring smaller, value-added companies and making investments that complement our existing business. These acquisitions and investments could be unsuccessful or consume significant resources, which could adversely affect our operating results.

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We have substantial indebtedness and, subject to restrictions in the Indenture governing the New Notes and in our Revolving Credit Facility, we may incur additional indebtedness. Our high level of indebtedness could make it more difficult for us to satisfy our financial obligations, including with respect to the New Notes, and may have significant adverse effects on our business.

•

A significant portion of our business is conducted through foreign subsidiaries and our failure to generate sufficient cash flow from these subsidiaries, or otherwise repatriate or receive cash from these subsidiaries, could result in our inability to repay our indebtedness.

These and other risks are more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. If any of these risks actually occur, they could materially harm our business, prospects, financial condition and results of operations. In this event, you could lose part or all of your investment in the New Notes offered hereby.

The Transactions

On April 30, 2010, the acquisition of all of the outstanding capital stock of Parent (the “Acquisition”) by an investor group led by CHS pursuant to a stock purchase agreement dated March 26, 2010 with Thermon Holdings, LLC (“Seller”) and Parent was completed. After accounting for subsequent working capital and other post-closing adjustments required by the stock purchase agreement, the purchase price is currently estimated to be $320.9 million, including the estimated remaining working capital adjustment, income tax adjustment and restricted cash payment obligations at June 30, 2010 of approximately $6.6 million.

The Acquisition purchase price and related fees and expenses were financed with the proceeds from the issuance of the Old Notes and a $129.2 million equity investment consisting of approximately $112.5 million from our Equity Sponsors (as defined below) and approximately $16.7 million of reinvestments from the Management Investors (as defined below). As a result of the equity investment, our Equity Investors (as defined below) became the sole shareholders of Thermon Group Holdings, Inc. (“TGH”), which became our ultimate parent upon consummation of the Acquisition. Immediately following the closing of the Acquisition and the sale of the Old Notes, Thermon Finance, Inc., the issuer of the Old Notes, was merged with and into Thermon Industries, Inc. (“TII”), a direct wholly owned subsidiary of Parent, which assumed all of TFI’s obligations under the Old Notes and the related indenture by operation of law. See “The Transactions” for a more detailed description of the Acquisition and related transactions.

Simultaneously with the closing of the Acquisition and the sale of the Old Notes, TII and Thermon Canada Inc. (“TCI”) entered into a five-year, $40.0 million senior secured revolving credit facility (the “Revolving Credit Facility”), of which up to $20.0 million is available to TCI, subject in each case to borrowing base availability. See “Description of Other Indebtedness—Revolving Credit Facility” for a detailed description of certain terms of the Revolving Credit Facility.

As used in this prospectus, the “Transactions” refer collectively to the equity investment by our Equity Investors in TGH, TII and TCI entering into the Revolving Credit Facility, the repayment of amounts owed under, and the termination of, certain then-existing revolving credit and term loan facilities, the issuance of the Old Notes and the application of the gross proceeds from the offering of the Old Notes and the equity investment to complete the Acquisition and to pay related fees and expenses of these transactions.

Our Sponsors

In connection with the Acquisition, CHS and two other private equity firms made equity investments in TGH, our ultimate parent entity. We refer to CHS and such other firms collectively in this prospectus as our “Equity Sponsors.”

CHS is a Chicago-based private equity firm focused on investing in middle market companies in partnership with management. CHS targets well-managed companies with growth potential and enterprise values between $75 million and $500 million. CHS has completed 74 platform investments and 229 add-on investments. Currently, CHS manages 18 portfolio investments with combined annual revenues in excess of $4 billion. Founded in 1988, CHS has formed five private equity funds and currently manages over $2.8 billion of capital. Investing in the infrastructure & industrial products space has been a cornerstone of CHS since its inception, representing over $815 million and over 31% of total capital invested.

Certain members of management and key employees of the Company, together with certain former managers of the Company, which we refer to collectively in this prospectus as the “Management Investors,” reinvested a portion of the cash proceeds they received in the Acquisition as an equity investment in the Company. We refer to the Equity Sponsors and the Management Investors collectively as the “Equity Investors.” See “The Transactions” and “Security Ownership of Certain Beneficial Owners and Management” for additional information.

Organizational Chart

The following chart summarizes our corporate structure after the consummation of the Transactions and identifies the issuer and the guarantors of the Notes:

The indenture that governs the Notes allows us to alter our corporate structure, and in that regard, we are contemplating a restructuring to achieve a more efficient structure.

Our Corporate Information

We are incorporated in Delaware and our corporate offices are located at 100 Thermon Drive, San Marcos, TX 78666. Our telephone number is (512) 396-5801. As of June 30, 2010, we had 637 full-time, non-union employees.

Summary Description of the Exchange Offer

The summary below describes the principal terms of the exchange offer and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of the exchange offer. For purposes of this “—Summary Description of the Exchange Offer,” the terms “we” and “our” refer to Thermon Industries, Inc., as successor by merger to Thermon Finance, Inc., and not to any of its subsidiaries or parent companies.

Old Notes	9.500% Senior Secured Notes due 2017, which were issued on April 30, 2010.

New Notes	9.500% Senior Secured Notes due 2017, the issuance of which has been registered under the Securities Act. The form and terms of the New Notes are identical in all material respects to those of the Old Notes, except that the transfer restrictions and rights under the registration rights agreement, including payment of Additional Interest, do not apply to the New Notes.

Exchange Offer	We are offering to issue up to $210.0 million aggregate principal amount of the New Notes in exchange for a like principal amount of the Old Notes to satisfy our obligations under the registration rights agreement that was executed when the Old Notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 12:00 midnight, New York City time, on , 2010 (the 20th business day following the date of this prospectus), unless extended in our sole and absolute discretion. By tendering your Old Notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	any New Notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•

at the time of commencement and consummation of the exchange offer, neither you nor anyone receiving New Notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes in violation of the Securities Act;

•	you are not holding Old Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;

•	if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the New Notes, as defined in the Securities Act; and

•

if you are a broker-dealer, you will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the New Notes you receive. For further information regarding resales of the New Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the exchange offer at any time prior to 12:00 midnight, New York City time, on , 2010. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the Old Notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, see “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	You must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•

tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent,” or

•

tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, The Bank of New York Mellon Trust Company, N.A., as exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Material Federal Income Tax Considerations	The exchange of the Old Notes for New Notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Principal U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales	Based on interpretations by the staff of the Securities Exchange Commission (the “SEC”), as set forth in no-action letters issued to the third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes, you will receive in the exchange offer;

•	you are holding Old Notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or

•

you are a participating broker-dealer that received New Notes for its own account in the exchange offer in exchange for Old Notes that were acquired as a result of market-making or other trading activities.

If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. See the discussion below under the caption “The Exchange Offer—Procedures for Tendering Old Notes” for more information.

Broker-Dealer	Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes which were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 90 days after the expiration date, as defined in this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Registration Rights Agreement	When the Old Notes were issued, we entered into a registration rights agreement with the initial purchasers of the Old Notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the Old Notes for the New Notes.

If the registration statement of which this prospectus forms a part is not declared effective within 210 days of the date of the issuance of the Old Notes (November 26, 2010), or if we do not complete the exchange offer within 30 business days of the date on which the registration statement is declared effective, the interest rate borne by the Old Notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 1.0% per annum) until the earlier of (1) the date the registration statement is declared effective or the date the exchange offer is completed, as applicable, or (2) the date the Old Notes become freely transferable under Rule 144 of the Securities Act.

Under some circumstances set forth in the registration rights agreement, holders of Old Notes, including holders who are not permitted to participate in the exchange offer by applicable law or SEC policy or who may not freely sell New Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Old Notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Description of the New Notes—Registered Exchange Offer; Registration Rights.”

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell New Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the New Notes—Registered Exchange Offer; Registration Rights.”

Summary Description of the New Notes

The terms of the New Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions and rights under the registration rights agreement, including payment of Additional Interest, do not apply to the New Notes. The summary below describes the principal terms of the New Notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “Description of the New Notes” contains a more detailed description of the terms and conditions of the New Notes. For purposes of this “—Summary Description of the New Notes,” the terms “we” and “our” refer to Thermon Industries, Inc., as successor by merger to Thermon Finance, Inc., and not to any of its subsidiaries or parent companies.

Issuer	Thermon Industries, Inc., as successor by merger to Thermon Finance, Inc.

Notes Offered	Up to $210.0 million aggregate principal amount of 9.500% Senior Secured Notes due 2017.

Maturity Date	May 1, 2017.

Interest	We will pay interest in cash on the New Notes semi-annually at the rate of 9.500% per year, on May 1 and November 1 of each year, beginning on November 1, 2010.

Guarantees	The New Notes will be guaranteed on a senior secured basis by Parent and each of its existing and future domestic restricted subsidiaries, other than the issuer of the New Notes. See “Description of the New Notes—New Note Guarantees.”

Security	The New Notes and the guarantees will be secured by liens on substantially all of our and the guarantors’ assets, subject to certain exceptions; provided, however, that pursuant to the terms of the Intercreditor Agreement, the liens will be contractually subordinated to liens thereon that secure our Revolving Credit Facility. The collateral will not include assets constituting Excluded Collateral (as defined herein). See “Description of the New Notes—Security.”

Ranking	The New Notes and the guarantees will rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness, and equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including indebtedness under our Revolving Credit Facility. The New Notes and the guarantees will be effectively subordinated, however, to our Revolving Credit Facility and certain other indebtedness to the extent of the value of the assets securing such indebtedness and to the liabilities of Parent’s subsidiaries that are not guarantors.

Optional Redemption	On or after May 1, 2014, we may redeem some or all of the New Notes at a premium that will decrease over time as set forth in this prospectus, plus accrued and unpaid interest, if any, to the applicable date of redemption.

Prior to May 1, 2013, we may redeem from time to time up to 35% of the aggregate principal amount of the New Notes at a redemption price equal to 109.500%, plus accrued and unpaid interest, if any, with the net cash proceeds of certain equity offerings.

Prior to May 1, 2013, we may also, at our option, redeem up to 10% of the originally issued principal amount of New Notes per year, at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

In addition, we may, at our option, redeem some or all of the New Notes at any time prior to May 1, 2014, by paying a “make whole” premium.

See “Description of the New Notes—Optional Redemption.”

Change of Control Offer	If a change of control occurs, we will be required to make an offer to purchase each holder’s New Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If Parent or any of its restricted subsidiaries sells certain assets and the net proceeds are not applied as required under the Indenture, we may be required to make an offer to purchase some of the New Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the New Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Indenture Provisions	The Indenture will limit our ability and the ability of Parent and its other restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue disqualified capital stock;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make certain investments or acquisitions;

•	issue stock of subsidiaries;

•	grant or permit certain liens;

•	enter into certain transactions with affiliates;

•	merge, consolidate or transfer substantially all of our or Parent’s assets;

•	incur dividend or other payment restrictions affecting certain of Parent’s subsidiaries;

•	transfer or sell assets, including capital stock of Parent’s subsidiaries; and

•	change the business we conduct.

These covenants are subject to a number of important exceptions. See “Description of the New Notes—Certain Covenants.”

Absence of a Public Market	The New Notes are a new issue of securities, and there is currently no established market for them. The New Notes will not be listed on any securities exchange or included in any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Form and Denomination	The New Notes will be issued only in registered form. The New Notes will initially be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The New Notes will each be represented by a single permanent global note in fully registered form, deposited with a custodian for and registered in the name of a nominee of DTC. Beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, New Notes in certificated form will not be issued in exchange for the global notes or interests therein.

Risk Factors	Tendering your Old Notes in the exchange offer involves risks. You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under “Risk Factors,” before tendering any Old Notes.

Summary Historical Condensed Consolidated Financial Data

The following tables set forth certain summary historical condensed consolidated financial data for the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008, and as of and for the three months ended June 30, 2010 and June 30, 2009. The summary historical condensed consolidated financial data set forth below should be read in conjunction with (i) the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Statements of Operations,” and “Selected Historical Consolidated Financial Data,” each of which is contained elsewhere in this prospectus, and (ii) our consolidated financial statements and the notes thereto for the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008 and for the three months ended June 30, 2010 and June 30, 2009, each of which is contained elsewhere in this prospectus.

The presentation of the fiscal year ended March 31, 2008 and the three months ended June 30, 2010 includes the combined results of the pre-predecessor and predecessor owners for the fiscal year ended March 31, 2008 and the predecessor and successor owners for the three months ended June 30, 2010, respectively. We have presented the combination of these respective periods because it provides an easier-to-read discussion of the results of operations and provides the investor with information from which to analyze our financial results in a manner that is consistent with the way management reviews and analyzes our results of operations. In addition, the combined results provide investors with the most meaningful comparison between our results for prior and future periods. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Year ended March 31, 2008 Combined Financial Statement Presentation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Three months ended June 30, 2010 Combined Financial Statement Presentation” and our historical consolidated financial statements and notes thereto for the year ended March 31, 2008 and the three months ended June 30, 2010 included elsewhere in this prospectus for a separate presentation of the results for the pre-predecessor and predecessor and predecessor and sucessor periods.

The summary historical consolidated financial data set forth for the periods prior to May 1, 2010 do not give pro forma effect to the Transactions and should be read in conjunction with (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is contained elsewhere in this prospectus, and (ii) our consolidated financial statements and the notes thereto for the years ended March 31, 2010 and March 31, 2009 and for the three months ended June 30, 2010 and June 30, 2009.

In this prospectus, we have included the condensed consolidated financial statements of Thermon Holding Corp. as of June 30, 2010 and for the period from May 1, 2010 through June 30, 2010 (“Successor”) and the condensed consolidated financial statements of Thermon Holdings, LLC for the fiscal years ended March 31, 2010 and March 31, 2009, for the period from August 30, 2007 through March 31, 2008, for the three months ended June 30, 2009 (“Predecessor”), and for the period from April 1, 2007 through August 29, 2007 (“Pre-Predecessor”). Concurrent with the consummation of the Transactions as of April 30, 2010, Thermon Holdings, LLC no longer owned any interest in Thermon Holding Corp., and, beginning the period from May 1, 2010 through June 30, 2010, we will report the consolidated financial statements of Thermon Holding Corp. We do not anticipate that there would have been any material difference in our consolidated financial statements and notes thereto for the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008 and for the three months ended June 30, 2009 had such statements been prepared for Thermon Holding Corp., except as it relates to purchase accounting in connection with the Transactions.

	Pre-Predecessor/ Predecessor Combined (Non-GAAP) (1)	Predecessor			Predecessor/ Successor Combined (Non-GAAP) (2)
	Fiscal Year Ended March 31,			Three Months Ended June 30,
	2008	2009	2010	2009	2010
Consolidated Statements of Operations Data:
Sales	$185,811	$202,755	$192,713	$50,812	$50,576
Cost of sales (3)	110,092	105,456	101,401	27,975	31,790

Gross profit (3)	$75,719	$97,299	$91,312	$22,837	$18,786
Operating expenses:
Marketing, general and administrative and engineering expenses	47,044	49,807	47,343	10,578	12,813
Amortization of intangible assets	6,716	6,627	2,426	589	5,341

Income from operations	$21,959	$40,865	$41,543	$11,670	$632
Interest expense, net (4)	(8,207)	(9,531)	(7,351)	(2,063)	(12,066)
Gain/(loss) on disposition of PP&E	(116)	(18)	(1)	—	—
Miscellaneous income/(expense) (5)	(12,937)	(3,120)	(1,285)	(5)	(19,339)

Income (loss) from continuing operations before taxes	$699	$28,196	$32,906	$9,602	$(30,773)
Income tax benefit (expense)	(21,712)	(1,795)	(13,966)	(4,359)	18,333

Net income (loss)	$(21,013)	$26,401	$18,940	$5,243	$(12,440)

Other Financial Data:
Gross margin (3)	40.8%	48.0%	47.4%	44.9%	37.1%
EBITDA – non-GAAP basis (8)	$24,798	$46,224	$44,681	$12,727	$(7,798)
Adjusted EBITDA – non-GAAP basis (8)	33,143	47,497	44,990	12,727	12,218
Capital expenditures	5,315	2,708	1,587	192	874
Cash flows provided by (used in):
Operating activities	(1,245)	23,686	24,681	8,616	(9,805)
Investing activities	(149,956)	(2,268)	(1,585)	(192)	(321,400)
Financing activities	158,150	(12,267)	(8,600)	—	313,745
Effect of exchange rates on cash and cash equivalents	1,163	(2,223)	2,249	606	(927)
Ratio of earnings to fixed charges (6)	1.1x	3.8x	5.2x	5.4x	nm
Operating Data:
Backlog at end of period (7)	$77,497	$66,779	$82,459	$57,082	$78,340

	Pre-Predecessor/ Predecessor Combined (Non-GAAP) (1)	Predecessor		Predecessor/ Successor Combined (Non-GAAP) (2)
	March 31,			June 30, 2010
	2008	2009	2010
Balance Sheet Data:
Cash and cash equivalents	$6,474	$13,402	$30,147	$8,908
Accounts receivable, net	45,016	37,874	41,882	45,857
Inventory, net	25,136	25,103	22,835	26,473
Total assets	213,301	193,736	221,116	395,476
Total debt, including current portion	120,951	99,032	109,249	212,751
Total shareholder’s / members’ equity	20,345	38,214	55,074	105,974

(1)	The closing of the Audax Transaction on August 30, 2007 established a new basis of accounting that primarily affected inventory, intangible assets, goodwill, taxes, debt and equity. This resulted in additional amortization expense, interest expense and tax expense for the period from August 30, 2007 through March 31, 2008 (“predecessor”) as compared to the period from April 1, 2007 through August 29, 2007 (“pre-predecessor”). Except for purchase accounting adjustments, the results for the two combined periods are comparable. Therefore, we believe that combining the two periods into a single period for comparative purposes gives the most clarity for the users of this financial information. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Year ended March 31, 2008 Combined Financial Statement Presentation” and our historical consolidated financial statements and notes thereto for the year ended March 31, 2008 included elsewhere in this prospectus for a separate presentation of the results for the pre-predecessor and predecessor periods.
(2)	The closing of the Acquisition on April 30, 2010 established a new basis of accounting that primarily affected inventory, intangible assets, goodwill, taxes, debt and equity. This resulted in additional amortization expense, interest expense and tax expense for the period from May 1, 2010 through June 30, 2010 (“successor”) as compared to the period from April 1, 2010 through April 30, 2010 (“predecessor”). Except for purchase accounting adjustments, the results for the two combined periods are comparable. Therefore, we believe that combining the two periods into a single period for comparative purposes gives the most clarity for the users of this financial information. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Three months ended June 30, 2010 Combined Financial Statement Presentation” and our historical consolidated financial statements and notes thereto for the three months ended June 30, 2010 included elsewhere in this prospectus for a separate presentation of the results for the predecessor and successor periods.
(3)	In the 2008 fiscal year, there was a non-cash negative impact of $7.1 million to cost of sales and, consequently, gross profit due to a purchase accounting adjustment related to the Audax Transaction. In the three months ended June 30, 2010, there was a non-cash negative impact of $5.0 million to cost of sales and, consequently, gross profit due to a purchase accounting adjustment related to the Acquisition.
(4)	Interest expense for the three months ended June 30, 2010 of $12.1 million included increased interest and amortization related to the Transactions as well as $2.0 million of unused bridge loan fee amortization, $3.1 million of prepayment fees and $2.6 million of accelerated amortization of the deferred debt costs associated with the repaid debt.
(5)	Miscellaneous income (expense) for the three months ended June 30, 2010 of $(19.3) million includes $(20.0) million of non-recurring expenses related to the Transactions and $1 million of income related to the reversal of our compliance reserve.
(6)	Earnings for the three months ended June 30, 2010 were significantly affected by one-time costs related to the Transactions. If earnings were adjusted to exclude the $5.0 million purchase accounting inventory amortization expense, $5.3 million amortization of intangibles and $20.0 million in transaction costs associated with the Transactions, the ratio of earnings to fixed charges for the three months ended June 30, 2010 would be 1.0x.
(7)	Represents the future revenue attributable to signed, but unperformed, purchase agreements that set forth specific revenue amounts at the end of the applicable period.
(8)

EBITDA represents net income (loss) from continuing operations before income tax expense, interest expense and depreciation and amortization of intangibles. Adjusted EBITDA represents EBITDA before other non-cash charges not included in EBITDA such as amortization of stock compensation and other unusual non-recurring cash charges not associated with the ongoing operations of the Company. See “Use of Non-GAAP Financial Measures” for a discussion of EBITDA and Adjusted EBITDA, including their limits as financial measures. We believe these measures are meaningful to our investors to enhance their understanding of our financial performance and our ability to service our indebtedness, including the Notes. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should be considered in addition to, not as a substitute for, income from operations, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles (“GAAP”). Our calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The following table reconciles Net Income (loss) to EBITDA and Adjusted EBITDA for the periods presented in this table and elsewhere in this prospectus:

	Pre- Predecessor		Pre-Predecessor/ Predecessor Combined (Non-GAAP)	Predecessor				Predecessor/ Successor Combined (Non-GAAP)
	Fiscal Year Ended March 31,						Three Months Ended June 30,
	2007		2008	2009		2010	2009	2010
Net income (loss)	$11,393		$(21,013)	$26,401		$18,940	$5,243	$(12,440)
Interest expense, net	818		8,207	9,531		7,351	2,063	12,066
Income tax expense	5,429		21,712	1,795		13,966	4,359	(18,333)
Depreciation and amortization expense	1,398		15,892	8,497		4,424	1,062	10,909

EBITDA – non-GAAP basis	$19,038		$24,798	$46,224		$44,681	$12,727	$(7,798)

EBITDA – non-GAAP	$19,038		$24,798	$46,224		$44,681	$12,727	$(7,798)
Audax Transaction expenses (a)	—		8,345	—		—	—	—
CHS Acquisition expenses (b)	—		—	—		309	—	20,016
Other transaction expenses	510	(c)	—	1,273	(d)	—	—	—

Adjusted EBITDA – non-GAAP basis	$19,548		$33,143	$47,497		$44,990	$12,727	$12,218

(a)	Represents expenses related to the sale process that culminated with the successful completion of the Audax Transaction, which were incurred in the fiscal year ended March 31, 2008 (“Fiscal 2008”).
(b)	Represents expenses related to the sale process that culminated with the successful completion of the CHS Acquisition, which were incurred during the fiscal year ended March 31, 2010 (“Fiscal 2010”) and the three months ended June 30, 2010.
(c)	Represents legal, financial and other advisory and consulting fees and expenses incurred during the fiscal year ended March 31, 2007 (“Fiscal 2007”) when our founder and his family, our controlling stockholders at the time, engaged in negotiations to sell their controlling interest in the Company. This transaction was ultimately abandoned by the parties in Fiscal 2007.
(d)	Represents legal, financial and other advisory and consulting fees and expenses incurred during the fiscal year ended March 31, 2009 (“Fiscal 2009”) when affiliates of the Audax Group engaged in negotiations to sell their controlling interest in the Company. Negotiations were abandoned by the parties in Fiscal 2009.

RISK FACTORS

You should consider carefully the following information about these risks, together with the other information included in this prospectus, before deciding to tender your Old Notes in the exchange offer. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also materially adversely affect our business, financial condition or results of operations. We cannot assure you that any of the events discussed in the risk factors below, or other risks, will not occur. If they do, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of the New Notes could decline, and you might lose all or part of your investment.

Risks Related to Exchange Offer

If you choose not to exchange your Old Notes in the exchange offer, the transfer restrictions currently applicable to your Old Notes will remain in force and the market price of your Old Notes could decline.

If you do not exchange your Old Notes for New Notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the Old Notes as set forth in the offering memorandum distributed in connection with the private offering of the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. We do not intend to register resales of the Old Notes under the Securities Act. You should refer to “Summary—Summary Description of the Exchange Offer” and “The Exchange Offer” for information about how to tender your Old Notes.

The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the New Notes.

If you do not follow the procedures described herein, you will not receive any New Notes. The New Notes will be issued to you in exchange for Old Notes only after timely receipt by the exchange agent of:

•	your Old Notes and either:

•	a properly completed and executed letter of transmittal and all other required documents; or

•	a book-entry delivery by electronic transmittal of an agent’s message through the Automated Tender Offer Program of DTC.

If you want to tender your Old Notes in exchange for New Notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of Old Notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

There are state securities law restrictions on the resale of the New Notes.

In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the New Notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the New Notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Business and Industry

The markets we serve are subject to cyclical demand, which could harm our business and make it difficult to project long-term performance.

Our operating results have been and may in the future be adversely affected by general economic conditions and the cyclical pattern of certain industries in which our customers and end users operate. Demand for our products and services depends in large part upon the level of capital and maintenance expenditures by many of our customers and end users, in particular those in the energy, chemical processing and power generation industries, or to firms that design and construct facilities for these industries. These customers’ expenditures historically have been cyclical in nature and vulnerable to economic downturns.

New facility construction projects have been a substantial source of recent revenue growth. Decreased capital and maintenance spending, or a decrease in new facility construction, by these customers could have a material adverse effect on the demand for our products and services and our business, financial condition and results of operations.

As a global business, we are exposed to economic, political and other risks in a number of countries, which could materially reduce our revenues, profitability or cash flows, or materially increase our liabilities. If we are unable to continue operating successfully in one or more foreign countries, it may have a material adverse effect on our business and financial condition.

For the fiscal year ended March 31, 2010, approximately 66% of our revenues were generated by our non-U.S. subsidiaries, and approximately 40% were generated outside North America. In addition, one of our key growth strategies is to continue to expand our foreign footprint in emerging and high growth markets around the world, although we may not be successful in expanding our international business.

Conducting business outside the U.S. is subject to additional risks, including the following:

•	changes in a specific country’s or region’s political, social or economic conditions, particularly in emerging markets;

•	tariffs, other trade protection measures and import or export licensing requirements;

•	restrictions on our ability to own or operate subsidiaries in, expand in, and repatriate cash from, foreign jurisdictions;

•	exchange controls and currency restrictions;

•	the burden of complying with multiple and potentially conflicting laws;

•	potentially negative consequences from changes in U.S. and foreign tax laws;

•	difficulty in staffing and managing (including ensuring compliance with internal policies and controls) geographically widespread operations;

•	different regulatory regimes controlling the protection of our intellectual property;

•	difficulty in enforcement of contractual obligations under non-U.S. jurisdictions and collecting accounts receivable from foreign accounts; and

•	transportation delays or interruptions.

One or more of these factors could prevent us from successfully expanding our presence in international markets and could also have a material adverse effect on our current international operations.

Our international operations also depend upon favorable trade relations between the U.S. and those foreign countries in which our customers and suppliers have operations. A protectionist trade environment in either the U.S. or those foreign countries in which we do business or sell products, such as a change in the current tariff structures, export compliance, government subsidies or other trade policies, may materially and adversely affect our ability to operate in foreign markets. In addition, because some of our international sales are to foreign governments and entities controlled by foreign governments (such as national corporations), we are subject to the political risks associated with foreign government projects.

We may not succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where we do business and the foregoing factors may cause a reduction in our revenues, profitability or cash flows, or cause an increase in our liabilities.

Our international operations and foreign subsidiaries are subject to a variety of complex and continually changing laws and regulations and, in particular, export control regulations.

Due to the international scope of our operations, we are subject to a complex system of laws and regulations, including regulations issued by the U.S. Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), the Internal Revenue Service (“IRS”), Customs and Border Protection, the Bureau of Industry and Security (“BIS”), the Office of Antiboycott Compliance (“OAC”) and the Office of Foreign Assets Control (“OFAC”), as well as the counterparts of these agencies in foreign countries. While we believe we are in material compliance with these regulations and maintain programs intended to achieve compliance, we may currently or may in the future be in violation of these regulations. In 2009, we entered into settlement agreements with BIS and OFAC, and in 2010 we entered into a settlement agreement with OAC, in each case with respect to matters we voluntarily disclosed to such agencies.

Any alleged or actual violations may subject us to government scrutiny, investigation and civil and criminal penalties and may limit our ability to export our products or provide services outside the U.S. Additionally, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

In addition, our geographically widespread operations, coupled with our relatively smaller offices in many countries, make it more difficult to oversee and ensure that all our offices and employees comply with our internal policies and control procedures. We have in the past experienced employee theft, although the amounts involved have not been material, and we cannot assure you that we can ensure compliance with our internal control policies and procedures.

We operate in many different jurisdictions and we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws.

The U.S. Foreign Corrupt Practices Act (“FCPA”) and similar foreign anti-corruption laws generally prohibit companies and their intermediaries from making improper payments or providing anything of value to influence foreign government officials for the purpose of obtaining or retaining business, or obtaining an unfair advantage. Recent years have seen a substantial increase in the global enforcement of anti-corruption laws, with more frequent voluntary self-disclosures by companies, aggressive investigations and enforcement proceedings by both the DOJ and the SEC resulting in record fines and penalties, increased enforcement activity by non-U.S. regulators, and increases in criminal and civil proceedings brought against companies and individuals. In addition, many of our customers and end users are involved in infrastructure construction and energy production, industries that are often subject to increased scrutiny by regulators. Our internal policies mandate compliance with these anti-corruption laws. We operate in many parts of the world that are recognized as having governmental corruption problems to some degree and where strict compliance with anti-corruption laws may conflict with local customs and practices. Our continued operation and expansion outside the U.S., including in developing countries, could increase the risk of such violations in the future. Despite our training and compliance programs, we cannot assure you that our internal control policies and procedures always will protect us from unauthorized reckless or criminal acts committed by our employees or agents. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable anti-corruption laws, including the FCPA, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Violations of these laws may result in severe criminal or civil sanctions, could disrupt our business, and result in a material adverse effect on our reputation, business and results of operations or financial condition.

Volatility in currency exchange rates may adversely affect our financial condition, results of operations or cash flows.

Our foreign subsidiaries generally sell their products and services in the local currency, but obtain a significant amount of their products from our facilities located in another country, primarily the U.S., Canada or Europe. Changes in the relevant exchange rates could adversely affect our margins on foreign sales of products. We also bid for certain foreign projects in U.S. dollars or euros. If the U.S. dollar or euro strengthens relative to the value of the local currency, we may be less competitive on those projects.

In order to meet our global cash management needs, we often transfer cash between the U.S. and foreign operations and sometimes between foreign entities. In addition, our debt service requirements are primarily in U.S. dollars and a substantial portion of our cash flow is generated in foreign currencies, and we will need to repatriate cash to the U.S. in order to meet our U.S. debt service obligations, including on the New Notes. These transfers of cash expose us to currency exchange rate risks, and significant changes in the value of the foreign currencies relative to the U.S. dollar could limit our ability to meet our debt obligations, including under the New Notes, and impair our financial condition.

Because our consolidated financial results are reported in U.S. dollars, and we generate a substantial amount of our sales and earnings in other currencies, the translation of those results into U.S. dollars can result in a significant decrease in the amount of those sales and earnings. In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations.

We may not be able to effectively manage our exchange rate and/or currency transaction risks. Volatility in currency exchange rates may decrease our revenues and profitability, adversely affect our liquidity and impair our financial condition. We have not historically entered into hedging instruments to manage our exchange rate risk.

A sustained downturn in the energy industry, due to oil and gas prices or otherwise, could decrease demand for some of our products and services and cause downward pressure on the prices we charge, which could materially and adversely affect our business, financial condition and results of operations.

A significant portion of our revenue for the fiscal year ended March 31, 2010 was generated by end-users in the upstream oil and gas markets. Accordingly, demand for a significant portion of our products and services depends upon the level of capital expenditure by companies in the energy industry, which depends, in part, on energy prices. A sustained downturn in the capital expenditures of our customers, whether due to a decrease in the market price of oil and gas or otherwise, may decrease demand for our products and services and cause downward pressure on the prices we charge, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

A material disruption at any of our manufacturing facilities could adversely affect our results of operations.

If operations at any of our manufacturing facilities were to be disrupted as a result of significant equipment failures, natural disasters, power outages, fires, explosions, terrorism, adverse weather conditions, labor disputes or other reasons, we may be unable to fill customer orders and otherwise meet customer demand for our products, which could adversely affect our financial performance. Interruptions in production, in particular at our manufacturing facilities in San Marcos, Texas, or Calgary, Canada, could increase our costs and reduce our sales. Any interruption in production capability could require us to make substantial capital expenditures to fill customer orders, which could negatively affect our profitability and financial condition. We maintain property damage insurance which we believe to be adequate to provide for reconstruction of facilities and equipment, as well as business interruption insurance to mitigate losses resulting from any production interruption or shutdown caused by an insured loss. However, any recovery under our insurance policies may not offset the lost sales or increased costs that may be experienced during the disruption of operations, which could adversely affect our financial performance.

Our dependence on subcontractors could adversely affect our results of operations.

We rely on third party subcontractors as well as third party suppliers and manufacturers to complete our projects. To the extent that we cannot engage subcontractors or acquire supplies or materials, our ability to complete a project in a timely fashion or at a profit may be impaired. If the amount we are required to pay for these goods and services exceeds the amount we have estimated in bidding for fixed-price contracts, we could experience losses on these contracts. In addition, if a subcontractor or supplier is unable to deliver its services or materials according to the negotiated contract terms for any reason, including the deterioration of its financial condition or over-commitment of its resources, we may be required to purchase the services or materials from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services or materials were needed.

Our future revenue depends in part on our ability to bid and win new contracts. Our failure to effectively obtain future contracts could adversely affect our profitability.

Our future revenue and overall results of operations require us to successfully bid on new contracts. For the fiscal year ended March 31, 2010, approximately 17% of our annual revenue consisted of designing, engineering, supplying and/or installing equipment for major projects (valued at over $5 million) pursuant to competitive bids. The number of such projects in any year fluctuates, and is dependent upon our ability to bid successfully for such projects. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. For example, a client may require us to provide a bond or letter of credit to protect the client should we fail to perform under the terms of the contract. If negative market conditions arise, or if we fail to secure adequate financial arrangements or required governmental approvals, we may not be able to pursue particular projects, which could adversely affect our profitability.

We may be unable to compete successfully in the highly competitive markets in which we operate.

We operate in competitive domestic and international markets and compete with highly competitive manufacturers and service providers, both domestically and on a global basis. A number of our direct and indirect competitors are major multinational corporations, some of which have substantially greater technical, financial and marketing resources than us, and additional competitors may enter these markets. Our competitors may develop products that are superior to our products, develop methods of more efficiently and effectively providing products and services, or adapt more quickly than we do to new technologies or evolving customer requirements. Any increase in competition may cause us to lose market share or compel us to reduce prices to remain competitive, which could result in reduced sales and earnings.

A failure to deliver our backlog on time could affect our future sales and profitability and our relationships with our customers, and if we were to experience a material amount of modifications or cancellations of orders, our sales could be negatively impacted.

The ability to meet customer delivery schedules for our backlog is dependent on a number of factors including, but not limited to, access to the raw materials, an adequate and capable workforce, project engineering expertise for certain projects, sufficient manufacturing capacity and in some cases our reliance on subcontractors. A failure to deliver in accordance with our performance obligations may result in financial penalties and damage to existing customer relationships and our reputation, which could cause the loss of future business and could negatively impact our financial performance.

Our backlog is comprised of the portion of firm signed purchase agreements or other written contractual commitments received from customers that we have not recognized as revenue. The dollar amount of backlog as of June 30, 2010 was $78.3 million. Historically, we have experienced few order cancellations and the amount of cancellations of our orders has not been material compared to our total contract volume. Nonetheless, if we were to experience cancellations of or reductions in purchase orders, it would reduce our backlog and, consequently, our future sales and results of operations.

We are subject to project delays by our customers, which may adversely affect our operating results.

For the fiscal year ended March 31, 2010, approximately 17% of our revenue was derived from large customer projects valued at over $5 million. Customer project delays may occur, which in turn could delay or reduce our ability to realize value from our backlog and negatively impact the timing, or the amount of, revenue earned and the profitability of our business.

Due to the nature of our business, we may be liable for damages based on product liability claims. We are also exposed to potential indemnity claims from customers for losses due to our work or if our employees are injured performing services.

We face a risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in death, bodily injury, property damage or economic loss. Although we maintain quality controls and procedures, we cannot be sure that our products will be free from defects. If any of our products prove to be defective, we may be required to replace the product. In addition, we may be required to recall or redesign such products, which could result in significant unexpected costs. Some of our products contain components manufactured by third parties, which may also have defects. In addition, if we are installing our products, we may be subject to claims that our installation caused damage or loss. Our products are often installed in our customers’ or end users’ complex and capital intensive facilities in inherently hazardous or dangerous industries, including energy, chemical processing and power generation, where the potential liability from risk of loss could be substantial. Although we currently maintain product liability coverage, which we believe is adequate for the continued operation of our business, we cannot be certain that this insurance coverage will continue to be available to us at a reasonable cost or, if available, will be adequate to cover any potential liabilities. With respect to components manufactured by third-party suppliers, the contractual indemnification that we seek from our third-party suppliers may be insufficient to cover claims made against us. In the event that we do not have adequate insurance or contractual indemnification, product liabilities could have a material adverse effect on our business, financial condition or results of operations.

Under our customer contracts, we often indemnify our customers from damages and losses they incur due to our work or services performed by us, as well as for losses our customers incur due to any injury or loss of life suffered by any of our employees or our subcontractor’s personnel occurring on our customer’s property. Many, but not all, of our customer contracts include provisions designed to limit our potential liability by excluding consequential damages and lost profits from our indemnity obligations. However, substantial indemnity claims may exceed the amount of insurance we maintain and could have a material adverse affect on our reputation, business, financial condition or results of operations.

MRO/UE revenue and Greenfield revenue represent our attempt to distinguish between recurring and new project revenues, which we cannot track with certainty and which are based on certain management estimates and assumptions.

Our revenue is generally derived from MRO/UE revenue and Greenfield revenue, with MRO/UE referring to recurring revenue attributable to maintenance, repair and operations and facility upgrades and expansions, and “Greenfield” referring to new facility construction projects. In our experience, we believe that $1 million in annual sales is an appropriate threshold for distinguishing between MRO/UE revenue and Greenfield revenue. We often sell our products to intermediaries or subcontract our services; accordingly, we have limited visibility into how our products or services may ultimately be used. Due to the nature of our sales, we can provide no assurance, however, that such measures may accurately reflect the sources of such revenue. Furthermore, our customers do not typically enter into long term forward maintenance contracts with us. In any given year, certain of our smaller Greenfield projects may generate less than $1 million in annual sales, and certain of our larger plant expansions or upgrades may generate in excess of $1 million in annual sales, though we believe that such exceptions are few in number and insignificant overall. For the foregoing reasons, the utility of MRO/UE revenue and Greenfield revenue in distinguishing between our recurring and new project revenues may be limited.

We may lose money on fixed-price contracts, and we are exposed to liquidated damages risks in many of our customer contracts.

We often agree to provide products and services under fixed-price contracts; a significant portion of our turnkey sales are made pursuant to such fixed-price contracts. Under these contracts, we are typically responsible for all cost overruns, other than the amount of any cost overruns resulting from requested changes in order specifications. Our actual costs and any gross profit realized on these fixed-price contracts will often vary from the estimated costs on which these contracts were originally based. This may occur for various reasons, including errors in estimates or bidding, changes in availability and cost of labor and materials and unforeseen technical and logistical challenges. These variations and the risks inherent in our projects may result in reduced profitability or losses on projects. Depending on the size of a project, variations from estimated contract performance could have a material adverse impact on our operating results. In addition, many of our customer contracts, including fixed-price contracts, contain liquidated damages provisions in the event that we fail to perform our obligations thereunder in a timely manner or in accordance with the agreed terms, conditions and standards.

If we lose our senior management or other key employees, our business may be adversely affected.

Our ability to successfully operate and grow our global business and implement our strategies is largely dependent on the efforts, abilities and services of our senior management and other key employees. Our future success will also depend on, among other factors, our ability to attract and retain qualified personnel, such as engineers and other skilled labor, and in particular management and skilled employees for our foreign operations. Furthermore, two members of our senior management team are retiring from the Company later this year. Richard Hageman, Senior Vice President, Marketing and Technology, is retiring from the Company on August 31, 2010, and David Ralph, Senior Vice President, Finance, is retiring from the Company on September 30, 2010. The performance of their replacements may have an adverse effect on our overall profitability and market position.

We rely heavily on trade secrets to gain a competitive advantage in the market and the unenforceability of our nondisclosure agreements may adversely affect our operations.

The heat tracing industry is highly competitive and subject to the introduction of innovative techniques and services using new technologies. We require all employees to sign a nondisclosure agreement to protect our trade secrets, business strategy and other proprietary information. If the provisions of these agreements are found unenforceable in any jurisdiction within which we operate, the loss of key personnel may place us at a competitive disadvantage. Even where the provisions are enforceable, the confidentiality clauses may not provide adequate protection of our trade secrets and proprietary information in every jurisdiction.

We may be unable to prevent third parties from using our intellectual property rights, including trade secrets and know-how, without our authorization or from independently developing intellectual property that is the same as or similar to ours, particularly in those countries where the laws do not protect our intellectual property rights as fully as in the U.S. The unauthorized use of our trade secrets or know-how by third parties could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business or increase our expenses as we attempt to enforce our rights.

Our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged.

We have obtained and applied for some U.S. and, to a lesser extent, foreign trademark registrations and will continue to evaluate the registration of additional trademarks. We cannot guarantee that any of our pending applications will be approved. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge them. In addition, we rely on a number of significant unregistered trademarks, primarily abroad, but also in the U.S., in the day-to-day operation of our business. Without the protections afforded by registration, our ability to protect and use our trademarks may be limited and could negatively affect our business.

While we have patented some of our products and processes, we historically have not relied upon patents to protect our design or manufacturing processes or products, and our patents are not material to our operations or business. In addition, while we have not faced intellectual property infringement claims from others in recent years, in the event successful infringement claims are brought against us, particularly claims (under patents or otherwise) against our product design or manufacturing processes, such claims could have a material adverse affect on our business, financial condition or results of operation.

Our business strategy includes acquiring smaller, value-added companies and making investments that complement our existing business. These acquisitions and investments could be unsuccessful or consume significant resources, which could adversely affect our operating results.

Acquisitions and investments may involve cash expenditures, debt incurrence, operating losses and expenses that could have a material adverse effect on our financial condition and operating results. Acquisitions involve numerous other risks, including:

•	diversion of management time and attention from daily operations;

•	difficulties integrating acquired businesses, technologies and personnel into our business;

•	potential loss of key employees, key contractual relationships or key customers of acquired companies or of us; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

We have limited experience in acquiring or integrating other businesses or making investments or undertaking joint ventures with others. It may be difficult for us to complete transactions quickly and to integrate acquired operations efficiently into our current business operations. Any acquisitions or investments may ultimately harm our business or financial condition, as such acquisitions may not be successful and may ultimately result in impairment charges.

Additional liabilities related to taxes or potential tax adjustments could adversely impact our financial results, financial condition and cash flow.

We are subject to tax and related obligations in the jurisdictions in which we operate or do business, including state, local, federal and foreign taxes. The taxing rules of the various jurisdictions in which we operate or do business often are complex and subject to varying interpretations. Tax authorities may challenge tax positions that we take or historically have taken, and may assess taxes where we have not made tax filings or may audit the tax filings we have made and assess additional taxes, as they have done from time to time in the past. Some of these assessments may be substantial, and also may involve the imposition of substantial penalties and interest. In particular, in the years eligible for future audit, we consummated certain significant business transactions that we treated or intend to treat as not resulting in immediate gain for income tax purposes. Significant judgment is required in evaluating our tax positions and in establishing appropriate reserves. The resolutions of our tax positions are unpredictable. The payment of substantial additional taxes, penalties or interest resulting from any assessments could materially and adversely impact our results of operations, financial condition and cash flow.

Even though we expect to increase our repatriation of cash earned by our foreign subsidiaries to partially fund our interest payments in the U.S., we will leave a portion of such cash outside the U.S. as permanently reinvested earnings and profits. Accordingly, our estimated annual effective tax rate is based on partial, and not full, repatriation of cash earned by our foreign subsidiaries. If we have underestimated our need for repatriated cash, or our needs change, significant tax adjustments may result.

We have anticipated the need for a valuation reserve against deferred tax assets that are expected to arise this year as we repatriate earnings to partially fund our interest payments here in the U.S. We expect the deferred tax asset to arise from limitations on our ability to recover the foreign taxes paid on repatriated earnings. This calculation is complex and we may have underestimated or overestimated the need for a valuation reserve and significant tax adjustments may result.

We are subject to numerous environmental and health and safety laws and regulations, as well as potential environmental liabilities, which may require us to make substantial expenditures.

Our operations and properties are subject to a variety of federal, state, local and foreign environmental laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes, the cleanup of contaminated sites, and workplace health and safety. As an owner or operator of real property, or generator of waste, we could become subject to liability for environmental contamination, regardless of whether we caused such contamination. Certain environmental laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, impose joint and several liability for cleanup costs, without regard to fault, on persons who have disposed of or released hazardous substances into the environment. In addition, we could become liable to third parties for damages resulting from the disposal or release of hazardous substances into the environment. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. From time to time, we could be subject to requests for information, notices of violation, and/or investigations initiated by environmental regulatory agencies relating to our operations and properties, violations of environmental and health and safety laws can result in substantial penalties, civil and criminal sanctions, permit revocations, and facility shutdowns. Environmental and health and safety laws may change rapidly and have tended to become more stringent over time. As a result, we could incur costs for past, present, or future failure to comply with all environmental and health and safety laws and regulations. In addition, we could become subject to potential regulations concerning the emission of greenhouse gases, and while the effect of such future regulations cannot be determined at this time, they could require us to incur substantial costs in order to achieve and maintain compliance. In the ordinary course of business, we may be held responsible for any environmental damages we may cause to our customers’ premises.

The obligations associated with being a registered company will require significant resources and management attention.

As a result of filing the registration statement with the SEC in connection with this exchange offer and becoming a registrant, we will incur significant legal, accounting and other expenses that we did not previously incur. We will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a registrant may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a registrant. However, the measures we take may not be sufficient to satisfy our obligations. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. If we fail to comply with Section 404, we could be subject to regulatory scrutiny and sanctions, our ability to obtain financing could be impaired and investors may lose confidence in the accuracy and completeness of our financial reports.

Risk Factors Relating to the New Notes and Our Other Indebtedness

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our Revolving Credit Facility or the New Notes.

We have substantial indebtedness. As of June 30, 2010, we had approximately $212.8 million of total debt outstanding, all of which was secured. Subject to restrictions in the Indenture governing the New Notes and in our Revolving Credit Facility, we may incur additional indebtedness. Our high level of indebtedness could have important consequences to you and significant effects on our business, including the following: it may be more difficult for us to satisfy our financial obligations, including with respect to the New Notes; our ability to obtain additional financing for working capital, capital expenditures, strategic acquisitions or general corporate purposes may be impaired; we must use a substantial portion of our cash flow from operations to pay interest on the New Notes and our other indebtedness, which will reduce the funds available to use for operations and other purposes; our ability to fund a change of control offer may be limited; our high level of indebtedness could place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt; our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and our high level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business.

We expect to obtain the funds to fulfill our working capital needs and to repay our indebtedness primarily from our operations and, in the case of our indebtedness, from refinancing thereof. Our ability to meet our working capital needs and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the New Notes, or to fund other liquidity needs. If we do not have enough funds, we may be required to refinance all or part of our then existing debt, sell assets or borrow more funds, which we may not be able to accomplish on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

Despite our current indebtedness level, we and any of our existing or future subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

We and any of our existing and future subsidiaries may be able to incur substantial additional indebtedness in the future. Although the terms of the Indenture and our Revolving Credit Facility will contain limitations on our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions. The total committed under the Revolving Credit Facility is $40.0 million, subject to borrowing base availability. If we incur any additional indebtedness that ranks equally with the New Notes, the holders of that additional debt will be entitled to share ratably with the holders of the New Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us, subject to any collateral securing the New Notes. If new debt is added to our or any of our existing and future subsidiaries’ current debt levels, the related risks that we now face could intensify. See “Description of Other Indebtedness.”

A significant portion of our business is conducted through foreign subsidiaries and our failure to generate sufficient cash flow from these subsidiaries, or otherwise repatriate or receive cash from these subsidiaries, could result in our inability to repay our indebtedness.

Our sales to customers located outside the U.S. are conducted primarily through subsidiaries organized under the laws of jurisdictions outside of the United States. For the fiscal year ended March 31, 2010, our foreign subsidiaries generated approximately 66% of our consolidated revenues. As of March 31, 2010, approximately 65% of our consolidated assets, based on book value, were held by foreign subsidiaries. Our ability to meet our debt service obligations with cash from foreign subsidiaries will depend upon the results of operations of these subsidiaries and may be subject to legal, contractual or other restrictions and other business considerations. Our foreign subsidiaries will not guarantee the New Notes. Our foreign subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the New Notes. In particular, to the extent our foreign subsidiaries incur additional indebtedness to expand operations, the ability of our foreign subsidiaries to provide us cash may be limited. In addition, dividend and interest payments to us from our foreign subsidiaries may be subject to foreign withholding taxes, which would reduce the amount of funds we receive from such foreign subsidiaries. Dividends and other distributions from our foreign subsidiaries may also be subject to fluctuations in currency exchange rates and legal and other restrictions on repatriation, which could further reduce the amount of funds we receive from such foreign subsidiaries.

In general, when an entity in a foreign jurisdiction repatriates cash to the United States, the amount of such cash is treated as a dividend taxable at current U.S. tax rates. Accordingly, upon the distribution of cash to us from our foreign subsidiaries, we will be subject to U.S. income taxes. Although foreign tax credits may be available to reduce the amount of the additional tax liability, these credits may be limited based on the tax attributes of the Company. Therefore, to the extent that we must use cash generated in foreign jurisdictions to make principal or interest payments on the New Notes offered hereby, there may be a cost associated with repatriating the cash to the United States.

None of our foreign subsidiaries or any unrestricted subsidiaries are guarantors with respect to the New Notes, and therefore, any claims you may have in respect of the New Notes are structurally subordinated to the liabilities of those subsidiaries.

None of our foreign subsidiaries or any unrestricted subsidiaries guarantee the New Notes. If any of our foreign subsidiaries or unrestricted subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the New Notes will be structurally subordinated to all of the existing and future liabilities, including trade payables, of our foreign subsidiaries and any unrestricted subsidiaries. As of June 30, 2010, our foreign subsidiaries had $3.2 million in bank guarantees and $1.0 million in performance bonds outstanding. However, the Indenture, while restricting foreign subsidiaries’ indebtedness, nevertheless permits our foreign subsidiaries to incur indebtedness. See “Description of the New Notes.” We will not have any unrestricted subsidiaries as of the date that this exchange offer is consummated. In addition, because the liens on the collateral securing the New Notes include pledges of a portion of the stock (or equivalent equity interest) of our foreign subsidiaries which are directly owned by our U.S. restricted subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the New Notes to proceed against that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect such liens.

The Revolving Credit Facility and the Indenture impose certain operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions.

The Revolving Credit Facility and the Indenture impose, and future debt agreements may impose, operating and financial restrictions on us. These restrictions limit or prohibit, among other things, our ability to: incur additional indebtedness or issue disqualified capital stock unless certain financial tests are satisfied; pay dividends, redeem subordinated debt or make other restricted payments; make certain investments or acquisitions; issue stock of subsidiaries; grant or permit certain liens on our assets; enter into certain transactions with affiliates; merge, consolidate or transfer substantially all of our assets; incur dividend or other payment restrictions affecting certain of our subsidiaries; transfer or sell assets, including capital stock of our subsidiaries; and change the business we conduct.

These covenants could adversely affect our ability to finance our future operations or capital needs; obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; make strategic acquisitions or investments or enter into alliances; withstand a future downturn in our business or the economy in general; engage in business activities, including future opportunities, that may be in our interest; and plan for or react to market conditions or otherwise execute our business strategies. A breach of any of these covenants could result in a default in respect of the related indebtedness. Any default under the agreements covering our indebtedness that is not waived by the holders of such indebtedness and the remedies sought by the holders of such indebtedness, could make TII unable to pay the principal, premium, if any, and interest on the New Notes and substantially decrease the market value of the New Notes. If a default occurs, the holders of such indebtedness could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness. Acceleration of our other indebtedness could result in a default under the terms of the Indenture.

We may not be able to generate sufficient cash to service all of our indebtedness, including the New Notes, and may be forced to take other actions to satisfy our obligations under our debt agreements, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the New Notes, or to fund other liquidity needs. Therefore, we may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the borrowings under the Revolving Credit Facility and the New Notes offered hereby.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including our indebtedness under our Revolving Credit Facility and the New Notes offered hereby. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including our Revolving Credit Facility and the Indenture, may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The value of the collateral securing the New Notes may not be sufficient to pay the amounts owed under the New Notes. As a result, holders of the New Notes may not receive full payment on their New Notes following an event of default.

The proceeds of any sale of collateral securing the New Notes following an event of default with respect thereto may not be sufficient to satisfy, and may be substantially less than, amounts due on the New Notes. Furthermore, the liens on the collateral that secures the New Notes and any guarantee of the New Notes by our U.S. restricted subsidiaries will be contractually subordinated to liens on such collateral that secure our Revolving Credit Facility.

The value of the collateral in the event of liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. The collateral does not include contracts, agreements, licenses and other rights that by their express terms prohibit the assignment thereof or the grant of a security interest therein. Some of these may be material to us and such exclusion could have a material adverse effect on the value of the collateral. The value of the collateral could be impaired in the future as a result of changing economic and market conditions, our failure to successfully implement our business strategy, competition and other factors. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be delays in its liquidation. To the extent that liens, security interests and other rights granted to other parties (including the prior lien granted to the lenders under our Revolving Credit Facility) encumber assets owned by us, those parties have or may exercise rights and remedies with respect to the property subject to their liens that could adversely affect the value of that collateral and the ability of the trustee under the Indenture or the holders of the New Notes to realize or foreclose on that collateral. Consequently, we cannot assure investors in the New Notes that liquidating the collateral securing the New Notes would produce proceeds in an amount sufficient to pay any amounts due under the New Notes after also satisfying the obligations to pay any creditors with prior claims on the collateral. In addition, under the Intercreditor Agreement between the trustee and the lenders under our Revolving Credit Facility the right of the lenders to exercise remedies with respect to the collateral could delay liquidation of the collateral. Bankruptcy laws and other laws relating to foreclosure and sale also could substantially delay or prevent the ability of the trustee or any holder of the New Notes to obtain the benefit of any collateral securing the New Notes. Such delays could have a material adverse effect on the value of the collateral.

If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the New Notes, the holders of the New Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the New Notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the New Notes and the guarantees. There are circumstances other than repayment or discharge of the New Notes under which the collateral securing the New Notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the New Notes and the guarantees will be released automatically, including: a sale, transfer or other disposal of such collateral in a transaction not prohibited under the Indenture; with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; to the extent required in accordance with the Intercreditor Agreement; and to the extent we have defeased or satisfied and discharged the Indenture governing the New Notes.

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the Indenture.

The Indenture also permits TII to designate one or more of its restricted subsidiaries that is a guarantor of the New Notes as an unrestricted subsidiary. If TII designates such a subsidiary guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the New Notes by such subsidiary or any of its subsidiaries will be released under the Indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the New Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

Rights of holders of New Notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the New Notes to repossess and dispose of the collateral securing the New Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the New Notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval, which may not be given. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such time as the bankruptcy court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the New Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the New Notes, the holders of the New Notes would have “under-secured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “under-secured claims” during the debtor’s bankruptcy case.

Any future pledge of collateral might be voidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the New Notes, including pursuant to security documents delivered after the date of the Indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

The Indenture governing the New Notes and the related security documents require us and the guarantors to maintain adequate insurance or otherwise insure against risks to the extent customary with companies in the same or similar business operating in the same or similar locations. There are, however, certain losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the New Notes, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the New Notes.

The rights of holders of New Notes to the collateral securing the New Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral may not be perfected with respect to the New Notes and the note guarantees if the trustee or the collateral agent is not able to or does not take the actions necessary to perfect any such liens, which the trustee and the collateral agent are not obligated to take. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can be perfected only at the time at which such property and rights are acquired and identified. The trustee or the collateral agent for the New Notes may not monitor, or we may not inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The trustee and the collateral agent for the New Notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the New Notes against third parties. A failure to do so may result in the loss of the security interest therein or the priority of the security interest in favor of the New Notes against third parties.

In addition, the security interest of the collateral agent for the New Notes will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders of the New Notes will not be entitled to the collateral or any recovery with respect to the collateral. The collateral agent may not be able to obtain any such consent. Further, the consents of any third parties may not be given when required to facilitate a foreclosure on such collateral. Accordingly, the collateral agent may not have the ability to foreclose upon those assets, and the value of the collateral may significantly decrease.

The pledge of the capital stock of our subsidiaries that will secure the New Notes will automatically be released from the lien on them and no longer constitute collateral when the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The New Notes and the related guarantees will be secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the New Notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the New Notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. The Indenture and the collateral documents provide that any capital stock and other securities of our subsidiaries will automatically be excluded from the collateral when the pledge of such capital stock or other securities securing the New Notes would require the filing of separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the New Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the New Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the New Notes.”

The collateral securing the New Notes may be diluted under certain circumstances.

The collateral that will secure the New Notes also secures our obligations under the Revolving Credit Facility. This collateral may secure on a pari passu basis additional senior indebtedness that we incur in the future, subject to restrictions on our ability to incur debt and liens under our Revolving Credit Facility and the Indenture. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a pari passu or priority basis by this collateral.

The liens on the collateral securing the New Notes and guarantees will be subordinated and your right to exercise remedies with respect to the collateral will be limited by the Intercreditor Agreement between the trustee, as collateral agent, and the lenders under our Revolving Credit Facility.

The liens on the collateral that secures the New Notes and any guarantees will be contractually subordinated to liens thereon that secure our Revolving Credit Facility. Consequently, the New Notes and the guarantees will be effectively subordinated to our Revolving Credit Facility to the extent of the value of such collateral. A number of the collateral agent’s rights and remedies with respect to the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, will be significantly limited under the Intercreditor Agreement between the collateral agent for the holders of the New Notes and the lenders under our Revolving Credit Facility.

Federal and state fraudulent transfer laws may permit a court to void the New Notes and the guarantees, subordinate claims in respect of the New Notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the New Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the New Notes and the incurrence of any guarantees of the New Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the New Notes or any guarantee could be voided as a fraudulent transfer or conveyance if (1) we or any guarantor, as applicable, issued the New Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any guarantor, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the New Notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof: we or any guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the New Notes or the incurrence of the guarantees; the issuance of the New Notes or the incurrence of the guarantees left us or any guarantor, as applicable, with an unreasonably small amount of capital to carry on its business; or we or any guarantor intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the New Notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the New Notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. We cannot be certain as to the standards a court would use to determine whether or not we or such guarantor were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantee would not be further subordinated to our or any guarantor’s other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness: the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or it could not pay its debts as they become due.

If a court were to find that the issuance of the New Notes or the incurrence of the guarantees was a fraudulent transfer or conveyance, the court could void the payment obligations under the New Notes or such guarantees or further subordinate the New Notes or such guarantees to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the New Notes to repay any amounts received with respect to such guarantees. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the New Notes. Further, the voidance of the New Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Although any guarantee entered into in connection with the issuance of the New Notes will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law, or may substantially reduce that guarantor’s obligation.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the New Notes and the guarantees. There are also certain other categories of property that are also excluded from the collateral.

The Indenture permits liens in favor of third parties to secure certain indebtedness, such as purchase money indebtedness and capital lease obligations, and assets subject to such liens will in certain circumstances be excluded from the collateral securing the New Notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to limitations as described in “Description of the New Notes.” In addition, certain categories of assets are excluded from the collateral securing the New Notes and the guarantees. Excluded assets include certain contracts, certain equipment and certain capital stock and other securities of our subsidiaries. See “Description of the New Notes.” If an event of default occurs and the New Notes are accelerated, the New Notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property and effectively subordinated to holders of obligations secured by a lien on such excluded property.

The credit ratings assigned to the Notes may not reflect all risks of an investment in the Notes.

The credit ratings assigned to the Notes reflect the rating agencies’ assessments of our ability to make payments on the Notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the Notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the Notes.

Our ability to repurchase the New Notes upon a change of control may be limited.

Upon the occurrence of specific change of control events, we will be required to offer to repurchase all outstanding New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The lenders under our Revolving Credit Facility may have the right to accelerate the indebtedness thereunder upon a change of control. Any of our future debt agreements may contain a similar provision. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of New Notes or repayment of our other indebtedness. We may require additional financing from third parties to fund any such repurchase or repayment, and we cannot assure you that we would be able to obtain additional financing on satisfactory terms or at all. If we fail to repurchase any New Notes submitted in a change of control offer, it would constitute an event of default under the Indenture which would, in turn, constitute an event of default under our Revolving Credit Facility and could constitute an event of default under our other indebtedness, even if the change of control itself would not cause a default. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the Indenture and thus not permit the holders of the New Notes to require us to repurchase or redeem the New Notes. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

Noteholders may not be able to determine when a change of control giving rise to mandatory repurchase rights has occurred following a sale of “substantially all” of our assets and our restricted subsidiaries’ assets.

The definition of change of control in the Indenture governing the New Notes includes a phrase relating to the direct or indirect sale, conveyance, transfer, lease or other disposition of “all or substantially all” of our assets and our restricted subsidiaries’ assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a noteholder to require us to repurchase New Notes as a result of a sale, conveyance, transfer, lease or other disposition of less than all of our assets and our restricted subsidiaries’ assets to another individual, group or entity may be uncertain.

Because each guarantor’s liability under its guarantee may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

The guarantees of the New Notes are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the New Notes—New Note Guarantees.”

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our borrowings under our Revolving Credit Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. We may enter into interest rate swaps or other hedging instruments to reduce interest rate volatility. We cannot assure you, however, that we will be able to do so or that such swaps or hedging instruments will be effective.

There is currently no public market for the New Notes and an active trading market may not develop for the New Notes. The failure of a market to develop for the New Notes could affect the liquidity and value of the New Notes.

The New Notes will be a new issue of securities, and there is no existing market for the New Notes. An active market may not develop for the New Notes and there can be no assurance as to the liquidity of any market that may develop for the New Notes. If an active market does not develop, the market price and liquidity of the New Notes may be adversely affected.

The liquidity of the trading market, if any, and future trading prices of the New Notes will depend on many factors, including, among other things, the number of holders thereof, prevailing interest rates, our operating results, financial performance and prospects, the interest of securities dealers in making a market in the New Notes, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for high-yield debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. The market for the New Notes may be subject to similar disruptions. Any such disruptions may adversely affect the value of the New Notes.

We do not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes in any automated dealer quotation system.

CHS is able to make important decisions about our business and capital structure, and there may be situations in which the interests of CHS and our other Equity Sponsors and the holders of the New Notes will not be aligned.

Parent, a holding company, is TII’s sole shareholder, owning 100% of our outstanding capital stock. Parent, in turn, is indirectly wholly owned by TGH. A majority of the equity of TGH, our ultimate parent entity, is owned by certain investment funds associated with CHS. Therefore, subject to any agreements among our Equity Sponsors, CHS has control over our management and policies, such as the election of a majority of our directors, the appointment of new management and the approval of any other action requiring the approval of our shareholders, including any amendments to our articles of incorporation and mergers, acquisitions and consolidations with third parties and sales of all or substantially all of our assets. Consequently, circumstances may arise in which the interests of CHS could be in conflict with your interests as a holder of the New Notes, and CHS may pursue transactions that, in their judgment, could enhance their equity investment, even though the transaction might involve risks to holders of the New Notes. Furthermore, CHS and our other Equity Sponsors may, in the future, own businesses that directly or indirectly compete with us. CHS and our other Equity Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “future” and similar terms and phrases are intended to identify forward-looking statements in this prospectus.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

•	general economic conditions and cyclicality in the markets we serve;

•	future growth of energy and chemical processing capital investments;

•	changes in relevant currency exchange rates;

•	our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations;

•	a material disruption at any of our manufacturing facilities;

•	our dependence on subcontractors and suppliers;

•	our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts;

•	competition from various other sources providing similar heat tracing products and services, or other alternative technologies, to customers;

•	our ability to attract and retain qualified management and employees, particularly in our overseas markets;

•	our ability to continue to generate sufficient cash flow to satisfy our liquidity needs;

•

the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and

•	other factors discussed in more detail under the caption “Risk Factors.”

Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained in this prospectus ultimately prove to be accurate. See also “Risk Factors” included elsewhere in this prospectus regarding the additional factors that have impacted or may impact our business and operations. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

USE OF NON-GAAP FINANCIAL MEASURES

Disclosure in this prospectus of EBITDA and Adjusted EBITDA, which are “non-GAAP financial measures” as defined under the rules of the SEC, are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income, income from continuing operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with GAAP.

EBITDA represents net income before income taxes, interest income, interest expense and depreciation expense and amortization of other intangible assets. Adjusted EBITDA represents EBITDA before other non-cash charges not included in EBITDA such as amortization of stock compensation and other unusual non-recurring cash charges not associated with the ongoing operations of the Company. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and Adjusted EBITDA when reporting their results. Our presentation of EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by unusual or non-recurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	depreciation is a non-cash expense item that is reflected in our statements of cash flows; and

•	other companies in our industry may calculate these measures differently from the way we do, limiting their usefulness as comparative measures.

We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes. Please see our financial statements and the related notes thereto included elsewhere in this prospectus. For a description of how EBITDA and Adjusted EBITDA are calculated from our net income and a reconciliation of our EBITDA and Adjusted EBITDA to net income, see the section entitled “Summary Historical Condensed Consolidated Financial Data” included elsewhere in this prospectus.

THE TRANSACTIONS

On March 26, 2010, Thermon Group, Inc. (“TGI”) entered into a stock purchase agreement with Thermon Holdings, LLC (“Seller”) and its wholly owned subsidiary, Thermon Holding Corp. (“Parent”), providing for the acquisition by TGI of all of the outstanding capital stock of Parent (the “Acquisition”). Upon the closing of the Acquisition on April 30, 2010, Parent became a wholly owned subsidiary of TGI, which in turn is a wholly owned subsidiary of Thermon Group Holdings, Inc. (“TGH”). TGH is owned by the Equity Investors. After accounting for subsequent working capital and other post-closing adjustments required by the stock purchase agreement, the purchase price is currently estimated to be $320.9 million, including the estimated remaining working capital adjustment, income tax adjustment and restricted cash payment obligations at June 30, 2010 of approximately $6.6 million. The initial purchase price was paid at closing by TGI issuing a demand note to Seller, which was repaid on the closing date with a portion of the proceeds from the cash investment by the Equity Investors and a portion of the proceeds of the sale of the Old Notes. Immediately following the closing of the Acquisition and the sale of the Old Notes, Thermon Finance, Inc. (“TFI”), which was solely owned by TGI, merged with and into Thermon Industries, Inc. (“TII”), a direct wholly owned subsidiary of Parent, and TII assumed all of TFI’s obligations under the Notes and the related indenture by operation of law. Parent and each direct and indirect U.S. restricted subsidiary of Parent (other than TII) guarantee TII’s obligations under the Notes.

The sources and uses of funds for the Transactions are shown in the table below.

(Dollars in millions)
Sources of Funds		Uses of Funds
Sale of Old Notes	$210.0	Acquisition purchase price (2)	$320.9
Equity investment (1)	129.2	Transaction fees and expenses (3)	23.2
Revolving Credit Facility and cash on hand	4.9

Total sources of funds	$344.1	Total uses of funds	$344.1

(1)	Consists of approximately $112.5 million from our Equity Sponsors and approximately $16.7 million of reinvestments from the Management Investors.
(2)	Includes $6.6 million of estimated remaining working capital adjustment, income tax adjustment and restricted cash payment obligations owed to Seller at June 30, 2010 pursuant to the stock purchase agreement, which will be funded from cash on hand generated from operations and borrowings under the Revolving Credit Facility.
(3)	Includes commitment, placement, financial advisory and other transaction fees and expenses, including legal, accounting and other professional fees, and discounts and commissions to the initial purchasers in connection with the offering of the Old Notes.

The following chart shows a simplified overview of the corporate structure and the principal indebtedness after giving effect to the Transactions and identifies the issuer and guarantors of the Notes:

1.	Equity Investors contributed approximately $129.2 million and own all of the capital stock of TGH.
2.	On the closing date, TII and TCI entered into the Revolving Credit Facility, under which TCI may borrow up to $20 million under the Canadian Sub Facility and TII may borrow up to $40 million, less any amounts outstanding under the Canadian Sub Facility, subject in each case to borrowing base availability. Borrowings under the Revolving Credit Facility will be used to repay certain existing indebtedness, pay costs and expenses related to the Transactions and for general corporate purposes.
3.	Parent and each direct and indirect U.S. subsidiary of Parent (other than TII) guarantee TII’s and TCI’s obligations under the Revolving Credit Facility. TII and each U.S. guarantor secure their obligations under the Revolving Credit Facility (including their respective guaranty obligations) with liens upon substantially all of their assets. Canadian subsidiaries of Parent and TCI, if any, guarantee TCI’s obligations under the Revolving Credit Facility. TCI and all Canadian guarantors, if any, secure their obligations under the Revolving Credit Facility (including their respective guaranty obligations) with liens upon substantially all of their assets. Neither TCI nor any Canadian guarantor grant liens to secure obligations owing by TII or any U.S. guarantor. See “Description of Other Indebtedness—Revolving Credit Facility.”

4.	The Notes are guaranteed by Parent and each direct and indirect U.S. restricted subsidiary of Parent (other than TII) and the Notes and the guarantees are secured by liens on substantially all of the assets of TII and the respective guarantors. See “Description of the New Notes.”
5.	TCI does not guarantee the Notes. TCI held approximately 41% of Parent’s consolidated total assets and generated approximately 26% of Parent’s consolidated revenues and 27% of Parent’s consolidated gross profits for the fiscal year ended March 31, 2010.
6.	None of our non-U.S. subsidiaries guarantee the Notes. The non-U.S. subsidiaries, including TCI, held approximately 65% of Parent’s consolidated total assets and generated approximately 66% of Parent’s consolidated revenues and 60% of Parent’s consolidated gross profits for fiscal year ended March 31, 2010.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

CAPITALIZATION

The following table sets forth our total capitalization as of June 30, 2010. The table below should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Statements of Operations,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

As of June 30, 2010
(in thousands)
Total Debt:
Foreign revolving credit facilities (1)	$—
U.S. commercial and standby letter of credit facility (2)	—
Revolving Credit Facility (3)	2,751
Old Notes	210,000

Total debt	$212,751
Total shareholder’s equity, net of capitalized transaction costs (4)	105,974

Total capitalization	$318,725

(1)	Our European, Indian and Australian subsidiaries have revolving credit facilities with an aggregate capacity thereunder of approximately $6.9 million with Deutsche Bank Nederland, N.V., ICICI Bank Limited and National Australia Bank Ltd., respectively. In addition, we have a number of other foreign credit facilities, pursuant to which standby letters of credit, bank guarantees or performance bonds are issued for the purpose of bidding on or securing certain customer contracts. As of June 30, 2010, no indebtedness for borrowed money, $3.2 million in standby letters of credit and bank guarantees, and $1.0 million in surety bonds were outstanding under such facilities. The Indian subsidiary has also issued $2.5 million in custom bonds. See “Description of Other Indebtedness—Other Indebtedness.”
(2)	Our U.S. subsidiaries have an open credit facility with JPMorgan Chase Bank, N.A. secured by cash used to obtain commercial and standby letters of credit and to support foreign exchange contracts. As of June 30, 2010, there was $0.6 million in standby letters of credit outstanding under the facility. In addition, the U.S. subsidiaries had $1.5 million in performance bonds outstanding with a surety company. See “Description of Other Indebtedness—Other Indebtedness.”
(3)	Concurrent with the closing of the Acquisition, TII and TCI entered into the $40.0 million Revolving Credit Facility with a syndicate of lenders led by General Electric Capital Corporation, of which up to $20.0 million is available to TCI, subject in each case to borrowing base availability. As of June 30, 2010, TII and TCI had $0.8 million and $2.0 million, respectively, in revolving loans and TII had a $0.3 million standby letter of credit outstanding under the facility. See “Description of Other Indebtedness—Revolving Credit Facility.”
(4)	Reflects (i) a $129.2 million equity investment consisting of approximately $112.5 million from our Equity Sponsors and approximately $16.7 million of reinvestments from the Management Investors that were made to TGH (TGH applied the cash contribution towards the financing of the Acquisition and related Transactions, see “The Transactions”), (ii) the elimination of the historical members’ equity accounts resulting from the Transactions, (iii) net loss of $(12.1) million for the period from May 1, 2010 through June 30, 2010 and (iv) currency translation adjustment that negatively impacted shareholder’s equity by $(11.1) million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

The following unaudited pro forma condensed consolidated statements of operations for the year ended March 31, 2010, the period from April 1, through April 30, 2010 (“Predecessor”), the period from May 1, through June 30, 2010 (“Successor”) and the three month ended June 30, 2009 (“Predecessor”) are based on our historical consolidated financial statements and give effect to the Transactions and this exchange offer as if they had occurred on April 1, 2009.

The unaudited pro forma condensed consolidated financial data includes unaudited pro forma adjustments that are directly attributable to the Transactions. In addition, with respect to the unaudited pro forma condensed consolidated statements of operations, the unaudited pro forma adjustments are expected to have a continuing impact on the consolidated results.

Pro forma adjustments were made to reflect the:

•	increase in the management fee which occurred subsequent to the Acquisition;

•	increase in amortization expense for changes in the estimated fair values of the acquired intangible assets of the Company;

•

increase in interest expense resulting from additional indebtedness incurred in connection with the Notes offered hereby and the Revolving Credit Facility, along with the amortization of debt issuance costs on the Notes offered hereby; and

•	the income tax effect of the pro forma adjustments.

No pro forma adjustment was made to reflect the transaction expenses related to the Acquisition.

The Acquisition has been accounted for as a purchase in accordance with the applicable FASB Accounting Standards Codification (“ASC”) guidance. We have allocated the excess of the purchase price over the net assets acquired to intangible assets and goodwill. The preliminary allocation to intangible assets and goodwill is based on management’s best estimate of the fair value of the intangible assets (including trademarks, developed technology, customer list, backlog, certifications and non-compete agreements) and is consistent with the methodology applied during 2007 in connection with the acquisition of a controlling interest in the Company by affiliates of the Audax Group (the “Audax Transaction”). We have not allocated any of the excess purchase price to the acquired tangible assets or liabilities assumed, except for inventory, but rather utilized their current carrying value as we believe these carrying values approximate fair value, although we have not completed a third party valuation of the acquired assets or liabilities. The pro forma data presented will be revised based upon final calculations and the resolution of purchase price adjustments as additional information becomes available. The final allocation of the purchase price in the Acquisition will be determined at a later date and depends on a number of factors, including the final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed in the Acquisition. An independent third-party appraiser will perform a valuation of these assets as of the closing date of the Acquisition, and upon a final valuation the purchase allocation will be adjusted. Such final adjustments, including changes to depreciation and amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material. This valuation will be based on the net tangible and intangible assets and liabilities as of the closing date of the Acquisition.

We believe that the assumptions used to derive the unaudited pro forma condensed consolidated financial data are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and related notes of Seller, included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates and for the periods presented, and should not be taken as representative of our consolidated results of operations or financial condition following the completion of the Transactions.

Thermon Holdings, LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended March 31, 2010

	Thermon Historical (a)	Pro Forma adjustments		Thermon Pro Forma
Sales	$192,713	$—		$192,713
Cost of sales	101,401	—		101,401

Gross profit	91,312	—		91,312

Operating Expenses
Marketing, general and administrative and engineering	47,343	1,250	(c)	48,593
Amortization of other intangible assets	2,426	12,386	(d)	14,812

Income from operations	41,543	(13,636)		27,907

Other income / expense
Interest income	6	—		6
Interest expense	(7,357)	(15,571)	(e)	(22,928)
Gain / (loss) on disposition of property, plant and equipment	(1)	—		(1)
Miscellaneous income / (expense)	(1,285)	309	(f)	(976)

	(8,637)	(15,262)		(23,899)
Income before provision for income taxes	32,906	(28,898)		4,008
Income taxes	(13,966)	10,114	(g)	(3,853)

Net income / (loss)	$18,940	$(18,784)		$155

See accompanying notes

Thermon Holding Corp.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Three months ended June 30, 2010

	For the Period From May 1, through June 30, 2010 (a)	For the Period From April 1 through April 30, 2010 (a)	Pro Forma adjustments		Thermon Pro Forma
	(Successor)	(Predecessor)
Sales	$37,513	$13,063	$—		$50,576
Cost of sales	25,343	6,447	(5,041)	(b)	26,749

Gross profit	12,170	6,616	5,041		23,827

Operating Expenses
Marketing, general and administrative and engineering	8,550	4,263	104	(c)	12,917
Amortization of other intangible assets	5,126	215	1,019	(d)	6,360

Income from operations	(1,506)	2,138	3,918		4,550

Other income / expense
Interest income	1	7	—		8
Interest expense	(5,845)	(6,229)	6,341	(e)	(5,733)
Miscellaneous income / (expense)	(5,722)	(13,617)	20,098	(f)	759

	(11,566)	(19,839)	26,439		(4,966)
Income before provision for income taxes	(13,072)	(17,701)	$30,357		(416)
Income taxes	899	17,434	(10,625)	(g)	7,708

Net income / (loss)	$(12,173)	$(267)	$19,732		$7,292

See accompanying notes

Thermon Holding Corp.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Three months ended June 30, 2009

	Thermon Historical (a)	Pro Forma adjustments		Thermon Pro Forma
Sales	$50,812	$—		$50,812
Cost of sales	27,975	—		27,975

Gross profit	22,837	—		22,837

Operating Expenses
Marketing, general and administrative and engineering	10,578	313	(c)	10,891
Amortization of other intangible assets	589	3,114	(d)	3,703

Income from operations	11,670	(3,427)		8,243

Other income / expense
Interest income	5	—		5
Interest expense	(2,068)	(3,665)	(e)	(5,733)
Miscellaneous income / (expense)	(5)	—		(5)

	(2,068)	(3,665)		(5,733)
Income before provision for income taxes	9,602	(7,092)		2,510
Income taxes	(4,359)	2,482	(g)	(1,877)

Net income / (loss)	$5,243	$(4,610)		$633

See accompanying notes

Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

Note 1—Basis of Presentation

On March 26, 2010, TGI entered into a stock purchase agreement with Seller and Parent, Seller’s wholly owned subsidiary, providing for the Acquisition. Upon the closing of the Acquisition on April 30, 2010, Parent became a wholly owned subsidiary of TGI, which in turn is a wholly owned subsidiary of TGH. TGH is owned by the Equity Investors. After accounting for subsequent working capital and other post-closing adjustments required by the stock purchase agreement, the purchase price is currently estimated to be $320.9 million, including the estimated remaining working capital adjustment, income tax adjustment and restricted cash payment obligations at June 30, 2010 of approximately $6.6 million.

The following table summarizes the estimated fair value of the assets and liabilities assumed:

Assets acquired:
Cash and cash equivalents	$2,852
Accounts receivable, net	40,595
Inventories, net	32,325
Other current assets	11,756
Property, plant and equipment	22,629
Identifiable intangible assets	143,438
Goodwill	134,917
Other noncurrent assets	284

Total assets	388,796

Liabilities assumed:
Current liabilities	21,282
Other long-term debt
Noncurrent deferred tax liability	45,351
Other noncurrent liabilities	1,263

Total liabilities	67,896

Purchase price	320,900
Less: cash	(2,852)

Purchase price net of cash	$318,048

The Company’s allocation of the purchase price is contingent upon the receipt of a final third-party valuation and additional analysis is necessary to finalize the allocation. The current estimates of intangible asset allocation were determined by using the same proportional allocations as those established when a controlling interest in the Company was acquired by affiliates of the Audax Group in 2007. See note 5 to our unaudited consolidated financial statements for the three months ended June 30, 2010 for further detail regarding the adjustments to net tangible and intangible assets and liabilities.

The accompanying unaudited pro forma condensed consolidated statements of operations have been prepared to give effect to the Transactions as if they had occurred on April 1, 2009. Management believes the assumptions used to prepare this unaudited pro forma condensed consolidated statements of operations provide a reasonable basis for presenting the significant effects directly attributable to the transaction.

Note 2—Pro Forma Adjustments

(a)	Represents the historical consolidated results of operations of Thermon Holdings, LLC for the year ended March 31, 2010, the period from April 1, through April 30, 2010 (“Predecessor”), the period from May 1, through June 30, 2010 (“Successor”), and the three months ended June 30, 2009 (“Predecessor”), as applicable.

(b)	Represents an adjustment to cost of revenues for the non-recurring fair value adjustment to inventory recorded at acquisition, which currently is reflected in the historical financial statements included elsewhere in this prospectus.

(c)	Represents the net increase in management fees, calculated as follows:

	Year Ended March 31,	Three Months Ended June 30,
	2010	2010	2009
	(dollars in thousands)
Equity Sponsors Management Fee (i)	$2,000	$167	$500
Less: Historical Management Fee (ii)	(750)	(63)	(187)

Net adjustment to Management Fee	$1,250	$104	$313

(i)	Represents an annual management fee of $2.0 million that we are required to pay CHS for certain financial, strategic, advisory and consulting services (see “Certain Relationships and Related Party Transactions—Transaction Fee and Management Fee”).
(ii)	Represents the elimination of historical management fee paid to Audax for the respective time periods.

(d)	Represents the incremental amortization expense for the unaudited pro forma fair value adjustment to the intangible assets of the Company (including trademarks, developed technology, customer list, backlog, certifications and non-compete agreements), amortized on a straight line basis over estimated useful lives ranging from 16 months to 20 years (consistent with the historical useful lives of the intangible assets and consistent with the assigned estimated useful lives from the acquisition of the Company by Audax). The incremental amortization expense does not include additional amortization for backlog related to contracts with estimated useful lives ranging from 3 months to 5 months as these are not considered recurring in nature due to their short estimated useful lives. The incremental amortization related to such short lived intangibles was approximately $5.0 million and $3.7 million for the year ended March 31, 2010 and the three months ended June 30, 2009, respectively. For additional information regarding the determination of fair value estimates, see “Management’s Discussion and Analysis—Critical Accounting Policies and Estimates.”

Other intangible assets at June 30, 2010 consist of the following:

	Estimated Life	Net Carrying Amount
Trademarks	—	$62,229
Developed technology	20 years	14,241
Customer relationships	10 years	41,278
Backlog	3-16 months	13,814
Certification	—	1,041
Non-compete agreements	5 years	1,006
Other		776

Total		$134,385

(e)	Represents the net increase in interest expense, calculated as follows:

	Year Ended March 31,	Three Months Ended June 30,
	2010	2010	2009
	(dollars in thousands)
Interest expense on Notes offered hereby (i)	$(19,950)	$(1,663)	$(4,988)
Interest expense on the Revolving Credit Facility (ii)	(300)	(25)	(75)
Amortization of debt issuance costs related to the Notes offered hereby and the Revolving Credit Facility (iii)	(2,678)	(223)	(670)

Pro forma additional interest expense	(22,928)	(1,911)	(5,733)

Elimination of historical interest expense (iv)	7,357	8,252	2,068

Net adjustment to interest expense	$(15,571)	$6,341	$(3,665)

(i)	Represents the increase in interest expense related to the Notes offered hereby in the aggregate principal amount of $210.0 million, bearing an interest rate of 9.5% per annum;
(ii)	Represent the increase in interest expense related to the undrawn portion of the $40.0 million Revolving Credit Facility, bearing a commitment fee of 0.75% per annum.
(iii)	Represents the straight-line amortization of debt issuance costs related to the Notes offered hereby and the Revolving Credit Facility over a 7 year and 5 year period, respectively.
(iv)	The adjustment related to the three months ended June 30, 2010 includes non-recurring debt transaction costs that were recorded as interest expense during the periods.

(f)	Represents an adjustment to miscellaneous expense for non-recurring expenses directly related to the Transactions which currently are reflected in the historical financial statements included elsewhere in this prospectus.

(g)	Represents the adjustment to income taxes to reflect the unaudited pro forma adjustments at a statutory tax rate of 35.0%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth certain selected historical consolidated financial data for the fiscal years ended March 31, 2006, March 31, 2007, March 31, 2008, March 31, 2009 and March 31, 2010. The consolidated statement of operations data and other financial data for the fiscal years ended March 31, 2008, March 31, 2009 and March 31, 2010 and the consolidated balance sheet data as of such dates were derived from our audited consolidated financial statements included in this prospectus. Consolidated statement of operations data for the fiscal years ended March 31, 2006 and March 31, 2007 were derived from our audited financial statements, which are not included herein. Our historical financial information as of and for the three months ended June 30, 2010 and June 30, 2009 is derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial information includes all adjustments, consisting of normal recurring adjustments, considered necessary for a fair representation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

The presentation of the fiscal year ended March 31, 2008 and the three months ended June 30, 2010 includes the combined results of the pre-predecessor and predecessor owners for the fiscal year ended March 31, 2008 and the predecessor and successor owners for the three months ended June 30, 2010, respectively. We have presented the combination of these respective periods because it provides an easier-to-read discussion of the results of operations and provides the investor with information from which to analyze our financial results in a manner that is consistent with the way management reviews and analyzes our results of operations. In addition, the combined results provide investors with the most meaningful comparison between our results for prior and future periods. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Year ended March 31, 2008 Combined Financial Statement Presentation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Three months ended June 30, 2010 Combined Financial Statement Presentation” and our historical consolidated financial statements and notes thereto for the year ended March 31, 2008 and the three months ended June 30, 2010 included elsewhere in this prospectus for a separate presentation of the results for the pre-predecessor and predecessor and predecessor and successor periods.

The selected historical consolidated financial data set forth for the periods prior to the three months ended June 30, 2010 do not give pro forma effect to the Transactions and should be read in conjunction with (i) the sections entitled “Summary—Summary Historical Condensed Consolidated Financial Data,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is contained elsewhere in this prospectus, and (ii) our consolidated financial statements and the notes thereto for the years ended March 31, 2010 and March 31, 2009 and for the three months ended June 30, 2010 and June 30, 2009.

In this prospectus, we have included the condensed consolidated financial statements of Thermon Holding Corp. as of June 30, 2010 and for the period from May 1, 2010 through June 30, 2010 (“Successor”), and the condensed consolidated financial statements of Thermon Holdings, LLC for the fiscal years ended March 31, 2010 and March 31, 2009, for the period from August 30, 2007 through March 31, 2008, for the three months ended June 30, 2009 (“Predecessor”), and for the period from April 1, 2007 through August 29, 2007 (“Pre-Predecessor”). Concurrent with the consummation of the Transactions as of April 30, 2010, Thermon Holdings, LLC no longer owned any interest in Thermon Holding Corp., and, beginning the period from May 1, 2010 through June 30, 2010, we will report the consolidated financial statements of Thermon Holding Corp. We do not anticipate that there would have been any material difference in our consolidated financial statements and notes thereto for the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008 and for the three months ended June 30, 2009 had such statements been prepared for Thermon Holding Corp., except as it relates to purchase accounting in connection with the Transactions.

	Pre-Predecessor		Pre-Predecessor/ Predecessor Combined (Non-GAAP) (1)	Predecessor			Predecessor/ Successor Combined (Non-GAAP) (2)
	Year Ended March 31,					Three Months Ended June 30,
	2006	2007	2008	2009	2010	2009	2010
	(dollars in thousands)
Consolidated Statements of Operations Data:
Sales	$120,362	$121,410	$185,811	$202,755	$192,713	$50,812	$50,576
Cost of sales (3)	64,421	66,102	110,092	105,456	101,401	27,975	31,790

Gross profit (3)	$55,941	$55,308	$75,719	$97,299	$91,312	$22,837	$18,786
Operating Expenses:
Marketing, general and administrative and engineering	38,837	37,361	47,044	49,807	47,343	10,578	12,813
Amortization of intangible assets	—	—	6,716	6,627	2,426	589	5,341

Income from operations	$17,104	$17,947	$21,959	$40,865	$41,543	$11,670	$632
Interest income	35	64	167	94	6	5	8
Interest expense (4)	(935)	(882)	(8,374)	(9,625)	(7,357)	(2,068)	(12,074)
Gain/(loss) on disposition of property, plant and equipment	74	428	(116)	(18)	(1)	—	(13)
Miscellaneous income/(expense) (5)	79	(1,400)	(12,937)	(3,120)	(1,285)	(5)	(19,326)

Income (loss) from continuing operations before provision for income taxes	$16,357	$16,157	$699	$28,196	$32,906	$9,602	$(30,733)
Income tax benefit (expense)	(5,148)	(5,429)	(21,712)	(1,795)	(13,966)	(4,359)	18,333

Income (loss) from continuing operations	$11,209	$10,728	$(21,013)	$26,401	$18,940	$5,243	$(12,440)
Discontinued operations:
Income from operations (less applicable income tax provision (benefit) of ($79) and $229 in 2006 and 2007)	(153)	446	—	—	—	—	—
Gain on disposal of discontinued operations (less applicable income tax of $112 in 2007)	—	219	—	—	—	—	—

Net income (loss)	$11,056	$11,393	$(21,013)	$26,401	$18,940	$5,243	$(12,440)

Other Financial Data:
Cash flows provided by (used in):
Operating activities	$14,381	$12,745	$(1,245)	$23,686	$24,681	$8,616	$(9,805)
Investing activities	(836)	(4,432)	(149,956)	(2,268)	(1,585)	(192)	(321,400)
Financing activities	(11,515)	(9,392)	158,150	(12,267)	(8,600)	—	313,745
Effect of exchange rates on cash and cash equivalents	—	—	1,163	(2,223)	2,249	606	(927)
Capital expenditures	1,246	6,432	5,315	2,708	1,587	192	874
Depreciation and amortization	1,504	1,398	15,892	8,494	4,424	1,062	10,909
Ratio of earnings to fixed charges (6)	12.1x	12.0x	1.1x	3.8x	5.2x	5.4x	nm

	Pre-Predecessor		Pre-Predecessor/ Predecessor Combined (Non-GAAP) (1)	Predecessor			Predecessor/ Successor Combined (Non-GAAP) (2)
	Year Ended March 31,					Three Months Ended June 30,
	2006	2007	2008	2009	2010	2009	2010
	(dollars in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$3,142	$2,062	$6,474	$13,402	$30,147	$22,432	$8,908
Accounts receivable, net	26,524	27,924	45,016	37,874	41,882	35,311	45,857
Inventory, net	14,360	18,766	25,136	25,103	22,835	24,727	26,473
Total assets	65,046	72,769	213,301	193,736	221,116	205,906	395,476
Total debt	15,081	11,809	120,951	99,032	109,249	102,543	212,751
Total shareholders’/members’ equity	26,371	30,515	20,345	38,214	55,074	46,876	105,974

(1)	The closing of the Audax Transaction on August 30, 2007 established a new basis of accounting that primarily affected inventory, intangible assets, goodwill, taxes, debt and equity. This resulted in additional amortization expense, interest expense and tax expense for the period from August 30, 2007 through March 31, 2008 (“predecessor”) as compared to the period from April 1, 2007 through August 29, 2007 (“pre-predecessor”). Except for purchase accounting adjustments, the results for the two combined periods are comparable. Therefore, we believe that combining the two periods into a single period for comparative purposes gives the most clarity for the users of this financial information. The following table includes a separate presentation of the results for the pre-predecessor and predecessor periods in accordance with GAAP.

	For the Period From April 1, Through August 29, 2007 (Pre-Predecessor)	For the Period From August 30, 2007 Through March 31, 2008 (Predecessor)	Year Ended March 31, 2008 (Pre-Predecessor/ Predecessor Combined)
	(dollars in thousands)
Consolidated Statements of Operations Data:
Revenues	$61,615	$124,196	$185,811
Cost of revenues	33,801	76,291	110,092

Gross profit	27,814	47,905	75,719
Marketing, general and administrative and engineering	17,182	29,862	47,044
Amortization of intangible assets	—	6,716	6,716

Income from operations	10,632	11,327	21,959
Interest income	13	154	167
Interest expense	(440)	(7,934)	(8,374)
Gain/(loss) on disposition of property, plant and equipment	(75)	(41)	(116)
Miscellaneous income/(expense)	(9,222)	(3,715)	(12,937)

Income (loss) before provision for income taxes	908	(209)	699
Income tax expense	(1,693)	(20,019)	(21,712)

Net income (loss)	$(785)	$(20,228)	$(21,013)

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(10,573)	$9,328	$(1,245)
Investing activities	194	(150,150)	(149,956)
Financing activities	10,870	147,280	158,150
Effect of exchange rates on cash and cash equivalents	1,147	16	1,163
Capital expenditures	1,085	4,230	5,315
Depreciation and amortization	654	15,629	16,283

(2)	The closing of the Acquisition on April 30, 2010 established a new basis of accounting that primarily affected inventory, intangible assets, goodwill, taxes, debt and equity. This resulted in additional amortization expense, interest expense and tax expense for the period from May 1, 2010 through June 30, 2010 (“successor”) as compared to the period from April 1, 2010 through April 30, 2010 (“predecessor”). Except for purchase accounting adjustments, the results for the two combined periods are comparable. Therefore, we believe that combining the two periods into a single period for comparative purposes gives the most clarity for the users of this financial information. The following table includes a separate presentation of the results for the predecessor and successor periods in accordance with GAAP.

	For the Period From April 1, Through April 30, 2010 (Predecessor)	For the Period From May 1, 2010 Through June 30, 2010 (Successor)	Three Months Ended June 30, 2010 (Predecessor/ Successor Combined)
	(dollars in thousands)
Consolidated Statements of Operations Data:
Revenues	$13,063	$37,513	$50,576
Cost of revenues	6,447	20,302	26,749
Purchase accounting non-cash adjustment		5,041	5,041

Gross profit	6,616	12,170	$18,786
Marketing, general and administrative and engineering	4,263	8,550	12,813
Amortization of intangible assets	215	5,126	5,341

Income (loss) from operations	2,138	(1,506)	$632
Interest income	7	1	8
Interest expense	(6,229)	(5,845)	(12,074)
Miscellaneous income/(expense)	(13,617)	(5,722)	(19,339)

Income (loss) before provision for income taxes	(17,701)	$(13,072)	$(30,773)
Income tax benefit	17,434	899	18,333

Net income (loss)	$(267)	$(12,173)	$(12,440)

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(6,402)	$(3,403)	$(9,805)
Investing activities	(1,494)	(319,906)	(321,400)
Financing activities	(19,385)	333,130	313,745
Capital expenditures	(97)	(777)	(874)
Depreciation and amortization	392	5,476	5,868
Purchase accounting adjustment to cost of goods sold	—	5,041	5,041
Amortization of deferred debt cost to interest expense	2,586	2,346	4,932
Effect of exchange rates on cash and cash equivalents	(14)	(913)	(927)

(3)	In the 2008 fiscal year, there was a non-cash negative impact of $7.1 million to cost of sales and, consequently, gross profit due to a purchase accounting adjustment related to the Audax Transaction. In the three months ended June 30, 2010, there was a non-cash negative impact of $5.0 million to cost of sales and, consequently, gross profit due to a purchase accounting adjustment related to the Acquisition.
(4)	Interest expense for the three months ended June 30, 2010 of $12.1 million included increased interest and amortization related to the Transactions as well as $2.0 million of unused bridge loan fee amortization, $3.1 million of prepayment fees and $2.6 million of accelerated amortization of the deferred debt costs associated with the repaid debt.
(5)	Miscellaneous income (expense) for the three months ended June 30, 2010 of $19.3 million includes $(20.0) million of non-recurring expenses related to the Transactions and $1 million of income related to the reversal of our compliance reserve.
(6)

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and a portion of rental expense that management believes is representative of the interest component of rental expense. Earnings for the three months ended June 30, 2010 were significantly affected by one-time costs related to the Transactions. If earnings were adjusted to exclude the $5.0 million purchase accounting inventory amortization expense, $5.3 million amortization of intangibles and $20.0 million in transaction costs associated with the Transactions, the ratio of earnings to fixed charges for the three months ended June 30, 2010 would be 1.0x.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with, and is qualified in its entirety by reference to our consolidated financial statements and related notes included elsewhere in this prospectus. The discussions in this section contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed below. See “Risk Factors” for a discussion of some of the risks that could affect us in the future.

Introduction

Management’s discussion and analysis of our financial condition and results of operations is provided as a supplement to the audited annual financial statements and accompanying notes thereto, the unaudited interim financial statements and accompanying notes thereto, and the unaudited pro forma condensed consolidated statements of operations for the year ended March 31, 2010, and for the three months ended June 30, 2010 and 2009 and accompanying notes thereto to help provide an understanding of our financial condition, changes in our financial condition and results of our operations. The information included herein should be read in conjunction with the annual and the interim financial statements and their accompanying notes and is organized a follows:

•

Overview. This section provides a general description of our business, as well as other matters we believe are important in understanding our financial condition and results of operations and in anticipating future trends.

•

Critical Accounting Policies and Estimates. This section discusses the accounting policies and estimates we consider to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application.

•	Results of Operations. This section provides an analysis of our results of operations for the three months ended June 30, 2010 and 2009 as well as the years ended March 31, 2010, 2009 and 2008.

•	Contractual Obligations. This section provides a discussion of our commitments as of June 30, 2010.

•

Liquidity and Capital Resources. This section provides an analysis of our cash flows for the three months ended June 30, 2010 and 2009 and the years ended March 31, 2010, 2009 and 2008, as well as a discussion of the potential impact of the Transactions on our liquidity.

•	Quantitative and Qualitative Disclosures about Market Risk. This section discusses our exposure to potential losses arising from adverse changes in foreign exchange rates and commodity prices.

•	Recent Accounting Pronouncements. This section describes new accounting requirements which we have not yet adopted but which could potentially impact our results of operations and financial position.

Overview

We are a leading industrial company that serves global infrastructure end-markets through our full line of heat tracing solutions. We believe that we are a global leader in the heat tracing industry and one of the few participants with a worldwide footprint and comprehensive suite of equipment, design and engineering services and turnkey solutions. For over 50 years, our heat tracing solutions have served customers in attractive end markets, including energy, chemical processing, power generation and industrial and commercial infrastructure. Our customers include some of the largest multinational energy, petrochemical, power and engineering, procurement and construction companies in the world. We serve our customers locally through 75 direct sales employees in 16 countries, a network of more than 100 independent sales agents and distributors in 30 countries and through our five manufacturing facilities on three continents. For the fiscal year ended March 31, 2010, we achieved revenue, net income and Adjusted EBITDA of approximately $192.7 million (66% of which was generated by our foreign subsidiaries), $18.9 million and $45.0 million, respectively. See note 8 to the “Summary Historical Condensed Consolidated Financial Data” table for a reconciliation of Adjusted EBITDA to net income.

Our revenues are derived from providing customers with a full suite of innovative and reliable heat tracing solutions, including electric and steam heat tracing, tubing bundles, control systems, design optimization, engineering services and installation services. Our sales are primarily to industrial customers for petroleum and chemical plants, oil and gas production facilities, and power generation facilities. In recent years, our business has been marked by the cyclical nature of large refinery and pipeline “Greenfield” projects. On very large projects such as these, we are typically designated as the provider of choice by the project owner. We then engage with multiple contractors to address various heat tracing solutions throughout the overall project. Our largest Greenfield projects may generate revenue for several quarters. In the early stages of a Greenfield project, our revenues are typically realized from the provision of engineering services. In the middle stages, or material requirements phase, we typically experience the greatest demand for our heat tracing cable, and our revenues tend to accelerate. Revenues tend to decrease gradually in the final stages of a project and are generally derived from installation services and demand for electrical panels and other miscellaneous electronic components used in the installation of heat tracing cable, which we frequently outsource from third party manufacturers. We tend to experience higher margins in the middle stages of a Greenfield project, when the demand is highest for our manufactured products. By contrast, we tend to experience lower margins in the beginning and final stages of a Greenfield project, when demand is highest for our lower margin engineering and installation services and outsourced electronic components. Meanwhile, revenues realized from MRO/UE orders tend to be less cyclical and more consistent.

Our cost of revenues includes the cost of raw material items used in the manufacture of our products, cost of ancillary products that are sourced from external suppliers, construction labor cost, contract engineering cost directly associated to projects, direct labor cost, external sales commissions, and other costs associated with our manufacturing/fabrication shops. The other costs associated with our manufacturing/fabrication shops are mainly indirect production cost, including depreciation, indirect labor costs, and the costs of manufacturing support functions such as logistics and quality assurance. Key raw material costs include polymers, copper, stainless steel, insulating material, and other miscellaneous parts related to products manufactured or assembled as part of our heat tracing solutions.

Our marketing, general and administrative and engineering expenses are primarily comprised of compensation and related costs for sales, marketing, pre-sales engineering and administrative personnel as well as other sales related expenses and other costs related to research and development, insurance, professional fees, the global integrated business information system, provisions for bad debts and warranty.

Critical Accounting Policies and Estimates

The preparation of our financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Our critical accounting policies are those that materially affect our financial statements and involve difficult, subjective or complex judgments by management. Our most significant financial statement estimates include revenue recognition, allowances for bad debts, warranty reserves, inventory reserves and potential litigation claims and settlements.

Although these estimates are based on management’s best knowledge of current events and actions that may impact the company in the future, actual results may be materially different from the estimates.

Revenue Recognition. Revenues from sales of products are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable, and collectability is probable.

Construction contract revenues are recognized using the percentage-of-completion method, primarily based on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated contract costs or losses, if any, are recognized in the period they are determined. Revenues recognized in excess of amounts billed are classified as costs and estimated earnings in excess of billings on uncompleted contracts. Essentially all of such amounts are expected to be billed and collected within one year and are classified as current assets. Billings in excess of costs and estimated earnings on uncompleted contracts are classified as current liabilities. When reasonably dependable estimates cannot be made, construction contract revenues are recognized using the completed contract method.

Estimating allowances, specifically the allowance for doubtful accounts and the adjustment for excess and obsolete inventories. We make estimates about the uncollectability of our accounts receivable. We specifically analyze accounts receivable, historical bad debts, customer concentrations, customer credit-worthiness and current economic trends when evaluating the adequacy of our allowance for doubtful accounts. Our allowance for doubtful accounts was $1.7 million, $1.8 million and $1.2 million at June 30, 2010, March 31, 2010 and March 31, 2009, respectively. We also write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated fair value based on assumptions of future demand and market conditions. Our allowance for excess and obsolete inventories was $1.0 million, $1.2 million and $1.4 million at June 30, 2010, March 31, 2010 and March 31, 2009, respectively. Significant judgments and estimates must be made and used in connection with establishing these allowances. Material differences may result in the amount and timing of our bad debt and inventory obsolescence if we made different judgments or utilized different estimates or if actual results varied materially from our estimates.

Valuation of long-lived, goodwill and other intangible assets. Separable intangible assets that have finite lives are amortized over their useful lives. Goodwill and indefinite lived intangible assets are not amortized, but are reviewed for impairment annually, or more frequently if impairment indicators arise. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and market place data. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment. U.S. GAAP requires that “push down” accounting be applied for wholly owned subsidiaries if the ownership is 95 percent or more. In connection with the CHS Transaction, goodwill has been allocated to our entities in the U.S., Canada and Europe accordingly. As such, the Company has identified three reporting units: U.S., Canada and Europe, for goodwill impairment testing, which are at a level below our one operating segment. Factors considered important which could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

•	significant negative industry or economic trends.

When it is determined that the carrying value of intangibles, long-lived assets and related goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, the measurement of any impairment is determined and the carrying value is reduced as appropriate. As of June 30, 2010, we had goodwill of approximately $129.6 million, including the impact of the Transactions. There have been no impairments of goodwill during the nine months ended June 30, 2010 and 2009 or for the years ended March 31, 2010, 2009 and 2008.

Business combinations. We allocate the purchase price in connection with the CHS Transaction to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the purchase price over these fair values is recorded as goodwill. We engage independent third-party appraisal firms to assist us in determining the fair values of assets acquired and liabilities assumed. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. The significant purchased intangible assets recorded by us include trademarks, customer relationships, backlog and developed technology. The fair values assigned to the identified intangible assets are discussed in detail in Note 5 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Critical estimates in valuing certain intangible assets include, without limitation, future expected cash flows from customer relationships, acquired developed technologies and trademarks and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed, as more fully discussed in note 5 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Accounting for income taxes. We account for income taxes under the asset and liability method that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Variations in the actual outcome of these future tax consequences could materially impact our financial position or our results of operations. In estimating future tax consequences, all expected future events are considered other than enactments of changes in tax laws or rates. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized. We expect to establish a valuation allowance in Fiscal 2011, as we expect a comparable amount of foreign taxes paid on repatriated earnings will not be currently recoverable against U.S. income taxes, and future recoverability is not reasonably assured at this time.

Loss contingencies. We accrue for probable losses from contingencies including legal defense costs, on an undiscounted basis, when such costs are considered probable of being incurred and are reasonably estimable. We periodically evaluate available information, both internal and external, relative to such contingencies and adjust this accrual as necessary. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial position or our results of operation. In Interim 2011, we reduced our reserve for compliance costs from $0.7 million to $0.1 million.

Three months ended June 30, 2010 Combined Financial Statement Presentation. We have prepared our consolidated and combined financial statements as if Thermon Holding Corp. (“Successor”) had been in existence throughout all relevant periods. The historical financial and other data prior to the acquisition of Thermon Holding Corp. and its subsidiaries CHS, which occurred on April 30, 2010 (the “CHS Transaction”), which established a new basis of accounting, have been prepared using the historical results of operations and bases of the assets and liabilities of Thermon Holdings, LLC and its subsidiaries (“Predecessor”). Our historical financial data prior to April 30, 2010 may not necessarily be indicative of our future performance. For comparability to the periods discussed herein, please refer to note (2) to the table presented in “Selected Historical Consolidated Financial Data.”

Year ended March 31, 2008 Combined Financial Statement Presentation. We have prepared our consolidated and combined financial statements as if Thermon Holdings, LLC (“Predecessor”) had been in existence throughout all relevant periods. The historical financial and other data prior to the acquisition of Thermon Industries, Inc. and its subsidiaries by Thermon Holdings, LLC, which occurred on August 30, 2007 (the “Audax Transaction”), which established a new basis of accounting, have been prepared using the historical results of operations and bases of the assets and liabilities of Thermon Industries, Inc. and its subsidiaries (“Pre-Predecessor”). Our historical financial data prior to August 30, 2007 may not necessarily be indicative of our future performance. For comparability to the periods discussed herein, please refer to note (1) to the table presented in “Selected Historical Consolidated Financial Data.”

Results of Operations

Three Months Ended June 30, 2010 (combined) Compared to the Three Months Ended June 30, 2009 (Non-GAAP)

Revenues. Revenues for the three months ended June 30, 2010 combined (“Interim 2011”) were $50.6 million, compared to $50.8 million for the three months ended June 30, 2009 (“Interim 2010”), a decrease of $0.2 million or 0.4%, which primarily related to the completion of several large oil and gas projects during the year ended March 31, 2010 (“Fiscal 2010”) that were realized in the year ended March 31, 2009 (“Fiscal 2009”). Revenues in our Western Hemisphere segment increased to $32.1 million in Interim 2011 from $30.3 million in Interim 2010, an increase of $1.8 million or 5.9%, mainly due to increased activity with refinery modernizations and upgrades in the U.S. market sector, the start-up of another large Greenfield project in Canada and increased MRO/UE revenues in Canada. Revenues from our Eastern Hemisphere segment decreased to $18.5 million in Interim 2011 from $20.5 million in Interim 2010, a decrease of $2.0 million or 9.8%. The decrease in revenues relative to Interim 2010 is mainly due to the revenues realized in Interim 2010 from a significant oil and gas contract in Russia which did not recur in Interim 2011 and a decrease in billings to Korean engineering, procurement and construction companies (EPCs).

Gross Profit. As a percentage of revenues, gross profit decreased to 37.1% in Interim 2011 from 44.9% in Interim 2010. Gross profit totaled $18.8 million in Interim 2011, compared to $22.8 million in Interim 2010, a decrease of $4.0 million. In Interim 2011 there was a non-cash $5.0 million negative impact to gross profit due to a purchase accounting adjustment related to the CHS Transaction. Under purchase accounting rules, inventories that were carried at lower of cost or market are stepped up to fair value, which eliminates gross profit in the period in which the units are sold. Excluding the purchase accounting adjustment, gross profit percentage would have been 47.1% in Interim 2011. Gross profit as a percentage of revenues, excluding the purchase accounting adjustment, marginally improved by 2.2% in Interim 2011 as compared to Interim 2010. The marginal improvement relative to Interim 2010 is mainly due to the lower margins experienced in Interim 2010 as a result of a number of Greenfield projects that were completed or nearly completed during that time.

Net Income. Net loss was $12.4 million in Interim 2011 as compared to net income of $5.2 million in Interim 2010, a decrease of $17.6 million. The primary reason for the decrease in net income was a result of the CHS Transaction. Because of the CHS Transaction in Interim 2011, amortization of intangible assets increased $9.7 million (including $5.0 million in purchase accounting related to cost of sales) over the same period in the prior year. In addition, interest expense increased $10.0 million over the prior period. During Interim 2011, the Company also incurred $20.0 million in transaction costs directly related to the CHS Transaction. These charges to income represent a total of $39.7 million (before tax) offset by a $22.7 million benefit in tax over prior year, resulting in a reduction to net income of $17 million.

Marketing, general and administrative and engineering. As a percent of revenues, marketing, general and administrative and engineering expenses increased to 25.3% in Interim 2011 from 20.8% in Interim 2010. Marketing, general and administrative and engineering costs were $12.8 million in Interim 2011, compared to $10.6 million in Interim 2010, an increase of $2.2 million or 20.8% from Interim 2010. The increase is primarily related to an increase in expenses. The expenses contributing to this increase include $1.2 million in increased incentive compensation as well as an increase in salaries and benefits of $0.8 million. In addition, there is an increase of $0.7 million in professional fees and an increase in research and development expenses of $0.1 million.

Amortization of intangible assets. Amortization of intangible assets was $5.3 million in Interim 2011, compared to $0.6 million in Interim 2010, an increase of $4.7 million or 783.3% from Interim 2010, due to the amortization of certain intangible assets associated with the CHS Transaction.

Interest expense. Interest expense was $12.1 million in Interim 2011, compared to $2.1 million in Interim 2010, an increase of $10.0 million or 476.2% from Interim 2010. This was partially due to the higher levels of indebtedness incurred in the CHS Transaction and, to a lesser extent, the higher interest rates on the 9.5% senior secured notes, which increased our monthly interest expense by approximately $1.2 million. The one-time financing costs included $2.0 million in full amortization of our bridge loan fee, $2.6 million in accelerated amortization of deferred debt costs associated with repaid debt and $3.1 million in prepayment penalties.

Miscellaneous expense. Miscellaneous expense was $19.3 million in Interim 2011, compared to miscellaneous income of $0.0 million in Interim 2010, an increase of $19.3 million. Miscellaneous expenses in Interim 2011 consisted primarily of $20.0 million of professional fees and expenses related to completed capital transactions, $0.6 million income related to adjustment of compliance liabilities and foreign exchange transaction gains and other miscellaneous income of $0.1 million. Miscellaneous expense in Interim 2010 consisted primarily of nominal charges for professional fees and expenses related to proposed capital transactions and foreign exchange transaction losses offset by a small gain in sales of fixed assets. None of the individual components in miscellaneous income or expense totaled $0.1 million.

Income taxes. Income taxes were $18.3 million (benefit) in Interim 2011, compared to a $4.4 million tax provision in Interim 2010, an increase of $22.7 million from Interim 2010. The effective tax rates were 59.6% in Interim 2011 and 45.4% in Interim 2010. Our anticipated annual effective benefit rate of approximately 6.9% has been applied to our consolidated pre-tax loss for the period from May 1, 2010 through June 30, 2010. This benefit rate is less than the U.S. statutory rate primarily due to the amount of buyer’s expense stemming from the CHS Transaction that is estimated to be nondeductible (an effect of approximately 14.0 percentage points) and a valuation allowance established in connection with our anticipated foreign tax credit and other carry-forwards for U. S. taxation purposes (an effect of approximately 6.6 percentage points). See Note 13, Income Taxes, to our unaudited consolidated financial statements for the three months ended June 30, 2010, included elsewhere in this prospectus, for further detail on income taxes.

Year Ended March 31, 2010 compared to Year Ended March 31, 2009

Revenues. Revenues for Fiscal 2010 were $192.7 million, compared to $202.8 million for Fiscal 2009, a decrease of $10.1 million or 5.0% primarily related to the completion of several large oil and gas Greenfield projects during Fiscal 2010 that were realized in Fiscal 2009. Revenues in our Western Hemisphere area decreased to $117.4 million in Fiscal 2010 from $124.6 million in Fiscal 2009, a decrease of $7.2 million or 5.8%, mainly due to the near completion of a large Greenfield project located in Canada. Revenues from our Eastern Hemisphere area decreased to $75.4 million in Fiscal 2010 from $78.1 million in Fiscal 2009, a decrease of $2.7 million or 3.5%, mainly due to the completion of a refinery expansion project in India and a large contract in the upstream oil and gas market sector in Russia.

Gross Profit. As a percentage of revenues, gross profit was 47.4% for Fiscal 2010 as compared to 48.0% for Fiscal 2009. Gross profit totaled $91.3 million for Fiscal 2010, compared to $97.3 million for Fiscal 2009, a decrease of $6.0 million or 6.2% from Fiscal 2009, which is largely attributable to a decrease in revenues over the same period.

Net Income. Net income was $19.0 million in Fiscal 2010 as compared to $26,4 million in Fiscal 2009, a decrease of $7.4 million. The decrease in net income was primarily related to a non-cash charge to deferred taxes. The effect of the deferred taxes related to our Canadian debt and represented a decrease to net income in the amount of $11.4 million.

Marketing, general and administrative and engineering. As a percent of revenues, marketing, general and administrative and engineering expenses came in at 24.6% for both Fiscal 2010 and Fiscal 2009. Marketing, general and administrative and engineering expenses were $47.3 million for Fiscal 2010, compared to $49.8 million for Fiscal 2009, a decrease of $2.5 million or 5.0% from Fiscal 2009. The decrease in operating expense is primarily due to the decrease in incentive expense due to lower business activity in Fiscal 2010 from that of Fiscal 2009.

Amortization of intangible assets. Amortization of intangible assets was $2.4 million in Fiscal 2010, compared to $6.6 million in Fiscal 2009, a decrease of $4.2 million from Fiscal 2009, due to the amortization of certain intangible assets associated with the Audax Transaction. The decrease in amortization expense was due to certain short-term intangible assets that were fully amortized prior to Fiscal 2010.

Interest expense. Interest expense was $7.4 million in Fiscal 2010, compared to $9.6 million in Fiscal 2009, a decrease of $2.2 million or 22.9% from Fiscal 2009. The decrease is a primarily due to higher debt levels during Fiscal 2009 and a reduction in interest rates during Fiscal 2010.

Miscellaneous expense. Miscellaneous expense was $1.3 million in Fiscal 2010 compared to $3.1 million in Fiscal 2009, a decrease of $1.8 million or 58.1% from Fiscal 2009. Miscellaneous expense in Fiscal 2010 consisted primarily of $1.0 million of professional fees and expenses related to capital transactions and miscellaneous expenses of $0.3 million. Miscellaneous expense in Fiscal 2009 consisted primarily of $1.3 million of professional fees and expenses related to capital transactions, $0.8 million of foreign exchange transaction losses, a $1.2 million charge related to self-reported export compliance violations, partially offset by $0.2 million of miscellaneous income.

Income taxes. Income taxes were $14.0 million in Fiscal 2010 compared to $1.8 million in Fiscal 2009, an increase of $12.2 million. The effective tax rate was 42.6% in Fiscal 2010 and 6.4% in Fiscal 2009. Excluding the effects of the non-cash change in the deferred tax liability related to deemed foreign income, the effective tax rates would be approximately 33.4% and 35.0% in Fiscal 2010 and Fiscal 2009, respectively. The deemed foreign income relates to the debt outstanding of our Canadian subsidiary that originated in the Audax Transaction. The swings in the effective tax rates is primarily due to the deemed foreign income related to debt outstanding of our Canadian subsidiary and the impact of rate differences of international subsidiaries.

Year Ended March 31, 2009 compared to Year Ended March 31, 2008 (combined) (Non-GAAP)

Revenues. Revenues for Fiscal 2009 were $202.8 million, compared to $185.8 million for the year ended March 31, 2008 (“Fiscal 2008”), an increase of $17.0 million or 9.1% primarily related to the continuation of prior year revenue trends driven by refinery modernizations and energy market expansion, partially offset by the negative impact related to foreign exchange rate movements relative to the U.S. dollar. Revenues in our Western Hemisphere area increased to $124.6 million in Fiscal 2009 from $117.0 million in Fiscal 2008, an increase of $7.6 million or 6.5%, mainly due to the ramp-up of a large upgrade project located in Canada, partially offset by lower sales within the U.S. due to the completion of a large refinery modernization project in Fiscal 2008. Revenues from our Eastern Hemisphere area increased to $78.1 million in Fiscal 2009 from $68.8 million in Fiscal 2008, an increase of $9.3 million or 13.5%, mainly due to refinery expansion work in India, increased capital spending in Asia, and increased revenues from oil and gas companies in Eastern Europe.

Gross Profit. As a percentage of revenues, gross profit improved to 48.0% for Fiscal 2009 from 40.8% for Fiscal 2008. Gross profit totaled $97.3 million for Fiscal 2009, compared to $75.7 million for Fiscal 2008, an increase of $21.6 million or 28.5% from Fiscal 2008. In Fiscal 2008 there was a non-cash $7.1 million negative impact to gross profit due to a purchase accounting adjustment related to the Audax Transaction. Under purchase accounting rules, inventories that were carried at lower of cost or market are stepped up to fair value which eliminates the gross profit in the period in which the units are sold. Excluding the purchase accounting adjustment, gross profit percentage would have been 44.6% in Fiscal 2009. The remaining improvement in gross profit percentage was primarily due to the number of significant ongoing Greenfield projects in their middle, material requirements phases, when demand for our manufactured products is typically the highest.

Net Income. Net income for Fiscal 2009 was $26.4 million as compared to a net loss in Fiscal 2008 of $21.0 million, an increase of $47.4 million. Of the $47.4 million change in net income, $20.0 million was related to the non-cash charge to deferred tax expense related to U.S. tax issues in connection with our Canadian debt issued in Fiscal 2008. In addition, during Fiscal 2008, the Company incurred $12.7 million (before tax) in transaction expenses (including $3.9 million in employee compensation expense and $7.1 million (before tax) in cost of sale expenses related to purchase accounting entries).

Marketing, general and administrative and engineering. As a percent of revenues, marketing, general and administrative and engineering expenses decreased slightly to 24.6% for Fiscal 2009 from 25.3% for Fiscal 2008. Marketing, general and administrative and engineering expenses were $49.8 million for Fiscal 2009, compared to $47.0 million for Fiscal 2008, an increase of $2.8 million or 6.0% for Fiscal 2008. The increase is primarily due to higher salaries expense related to headcount additions and additional incentive compensation expense related to the increase in revenues and profits.

Amortization of intangible assets. Amortization of intangible assets was $6.6 million in Fiscal 2009, compared to $6.7 million in Fiscal 2008, a decrease of $0.1 million from Fiscal 2008, due to the amortization of certain intangible assets associated with the Audax Transaction.

Interest expense. Interest expense was $9.6 million in Fiscal 2009, compared to $8.4 million in Fiscal 2008, an increase of $1.2 million or 14.3% from Fiscal 2008. The increase is a result of the borrowings being outstanding for the entire year in Fiscal 2009 as compared to Fiscal 2008 where the borrowings were outstanding for part of the year.

Miscellaneous expense. Miscellaneous expense was $3.1 million in Fiscal 2009 compared to $12.9 million in Fiscal 2008, a decrease of $9.8 million or 76.0% from Fiscal 2008. Miscellaneous expense in Fiscal 2009 consisted primarily of $1.3 million of professional fees and expenses related to proposed capital transactions, $0.8 million of foreign exchange transaction losses, a $1.2 million charge related to self-reported export compliance violations, partially offset by $0.2 million of miscellaneous income. Miscellaneous expense in Fiscal 2008 consisted primarily of $8.8 million of professional fees and expenses related to capital transactions, a $3.9 million employee compensation transaction bonus related to the Audax Transaction, $0.3 million of foreign exchange transaction losses, $0.3 million of compliance fees and related costs, partially offset by $0.4 million net miscellaneous income.

Income taxes. Income taxes were $1.8 million in Fiscal 2009 compared to $21.7 million in Fiscal 2008, a decrease of $19.9 million or 91.7% from Fiscal 2008. The effective tax rate was 6.4% in Fiscal 2009 and was not meaningful in Fiscal 2008. Excluding the effects of the non-cash change in the deferred tax liability related to deemed foreign income, the effective tax rates would be approximately 35% in Fiscal 2009. The deemed foreign income relates to the debt outstanding of our Canadian subsidiary that originated in the Audax Transaction (See discussion above). The high effective tax rate in Fiscal 2008 was primarily due to the deemed foreign income related to debt outstanding of our Canadian subsidiary, the impact of rate differences of international subsidiaries and permanent differences on certain transaction costs expensed for book purposes but not for tax purposes.

Contractual Obligations

Contractual Obligations. The following table summarizes our material contractual payment obligations as of June 30, 2010. The future contractual requirements include payments required for our debt obligations, operating leases and contractual purchase agreements.

		Payment due by period
		(dollars in thousands)
	TOTAL	Less than 1 Year	1 - 3 Years	4 - 5 Years	More than 5 Years
Senior secured notes	$210,000	$—	$—	$—	$210,000
Revolving credit facility	2,751	—	—	2,751	—
Estimated interest payments on above indebtedness (i)	140,300	20,080	40,160	40,160	39,900
Operating lease obligations (ii)	3,070	1,490	1,478	102	—
Obligations in settlement of the CHS Transaction (iii)	6,600	6,600	—	—	—
Information technology services agreement (iv)	987	274	713	—	—
Management fees payable to Equity Sponsors (v)	18,698	1,151	5,380	4,000	8,167

Total	$382,406	$29,595	$47,731	$47,013	$258,067

(i)	Consists of the interest on the Notes, which accrues at 9.5%, and the estimated interest on the USD and CDN revolver, based on the principal balance outstanding at June 30, 2010, with estimated interest calculated at 5.0%, the rate in effect as of June 30, 2010.
(ii)	We enter into operating leases in the normal course of business. Our operating leases include the leases on certain of our manufacturing and warehouse facilities.
(iii)	Consists of estimated amounts owed to sellers in the CHS Transaction for restricted cash and in satisfaction of the post-closing adjustments for working capital and income taxes.
(iv)	Represents the future annual service fees associated with certain information technology service agreements with several vendors.
(v)	Consists of fees payable to our Equity Sponsors for the rendering of management, consulting, financial and other advisory services pursuant to the terms of our management services agreement. We have also agreed to reimburse the out-of-pocket expenses incurred by the Equity Sponsors in connection with the provision of such services. The amounts reflected in this table do not reflect any potential expense reimbursement obligations, as we are unable to estimate the amount of such obligations with any certainty. The amount reflected in the “More than 5 Years” column is prepared on the basis of the initial ten-year term of the management services agreement, though we note that the agreement automatically extends on a year-to-year basis after the expiration of the initial term.

There are no contingent gains or losses or litigation settlements that are not provided for in the accounts.

Contingencies. For a discussion of contingencies that may impact us, see Note 10 to our consolidated financial statements, contained elsewhere in this prospectus. To bid on or secure certain contracts, we are required at times to provide a performance guaranty to our customers in the form of a surety bond, standby letter of credit or foreign bank guaranty. On June 30, 2010, we had in place standby letters of credit and bank guarantees totaling $3.9 million and performance bonds totaling $2.5 million to back performance obligations under customer contracts. As of June 30, 2010, we also had in place a $0.2 million letter of credit as collateral for the revolving facility for our subsidiary in India. Our Indian subsidiary also has $2.5 million in customs bonds outstanding.

Liquidity and Capital Resources

Prior to the Transactions

Our principal sources of liquidity prior to the Transactions have been cash generated from operations and available borrowings under revolving lines of credit. Our primary liquidity requirements have been the funding of capital expenditures and working capital requirements.

Net cash provided by (used in) operating activities totaled $24.7 million for Fiscal 2010 compared to $23.7 million for Fiscal 2009 and ($1.2) million for the combined Fiscal 2008 periods. Cash from operations for both Fiscal 2010 and Fiscal 2009 was largely the result of net operating income of $18.9 million and $26.4 million, respectively. Fiscal 2008 had a net loss of $21 million. The loss in Fiscal 2008 was due largely to additional interest expense and transaction fees associated with the Audax Transaction. The loss in Fiscal 2008 was offset by an add-back of significant non-cash charges, including depreciation expense of $15.2 million and deferred income tax expense of $15.4 million. These items resulted largely from purchase price accounting of the Audax Transaction. In Fiscal 2008, there was a significant use of cash in the form of increased accounts receivable $15 million as we incurred revenue growth of $64 million between Fiscal 2007 and Fiscal 2008. The Fiscal 2009 income from operations included the effect of a deferred tax gain of $11.6 million which was generated when debt was transferred to our Canadian affiliate. This had the effect of reconciling net income downward as a use of cash. This was partially offset favorably by the collection of receivables of $6.4 million. In Fiscal 2010, cash was generated through net income after an adjustment of $4.0 million from deferred tax expense.

Net cash used in investing activities totaled $1.6 million for Fiscal 2010 compared to $2.3 million for Fiscal 2009 and $150.0 million for Fiscal 2008. Investing activities in Fiscal 2010 consisted of $1.6 million of capital expenditures. Investing activities in Fiscal 2009 consisted of $2.7 million of capital expenditures, partially offset by $0.4 million of other investing transactions. Investing activities in Fiscal 2008 consisted of $145.9 million net cash paid for Thermon Industries, Inc. associated with the successor acquisition and $4.2 million of capital expenditures primarily due to construction of the Marketing/R&D building in the United States and the mineral insulated cable plant in Canada.

Net cash provided by (used in) financing activities totaled ($8.6) million for Fiscal 2010 compared to ($12.3) million for Fiscal 2009 and $158.2 million for Fiscal 2008. Financing activities in Fiscal 2010 consisted of a $8.6 million dividend paid to members. Financing activities in Fiscal 2009 consisted of $12.3 million of payments on debt and notes payable. Financing activities in Fiscal 2008 consisted of $113.0 million of net proceeds from revolving lines of credit, long-term debt and short-term notes payable less debt issuance costs and $34.3 million in proceeds from the issuance of common stock in 2008.

Following the Transactions

Currently, our primary sources of liquidity are cash flows from operations and funds available under our Revolving Credit Facility and other revolving lines of credit. Our primary liquidity needs are to finance our working capital, capital expenditures and debt service needs. We have incurred substantial indebtedness in connection with the Old Notes. As of June 30, 2010 we had $210 million of indebtedness outstanding under the Old Notes and $2.8 million drawn under the Revolving Credit Facility with annual cash interest expense of approximately $20.1 million. We had an additional $29.9 million available under the $40.0 million Revolving Credit Facility as of June 30, 2010 after taking into account the borrowing base, outstanding loan advances and letters of credit. Our debt service obligations following the issuance of the Notes and the Revolving Credit Facility, under certain circumstances, could have a material impact on our ability to generate sufficient liquidity to meet our needs.

The Notes contain various restrictive covenants that will prohibit us from prepaying subordinated indebtedness and restrict our ability to incur indebtedness or liens, make investments or declare or pay any dividends. However, all of these covenants are subject to exceptions. For more information, see “Description of the New Notes.”

Our ability to make scheduled payments of principal, to pay interest on, to refinance our indebtedness, including the Notes or the Revolving Credit Facility, or to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Additionally, a substantial portion of our cash flows are generated by our non-U.S. subsidiaries. In general, when an entity in a foreign jurisdiction repatriates cash to the United States, the amount of such cash is treated as a dividend taxable at current U.S. tax rates. Accordingly, upon the distribution of cash to us from our foreign subsidiaries, we will be subject to U.S. income taxes. Although foreign tax credits may be available to reduce the amount of the additional tax liability, these credits may be limited based on the tax attributes of the Company. To the extent that we must use cash generated in foreign jurisdictions, the potential cost associated with repatriating the cash to the United States could adversely affect our ability to meet our liquidity needs.

At June 30, 2010, we had $8.9 million in cash and cash equivalents. We maintain cash and cash equivalents at various financial institutions located in many countries throughout the world. Approximately $1.0 million or 11% of these amounts were held in domestic accounts with various institutions and approximately $7.9 million or 89% was held in accounts outside of the U.S. with various financial institutions.

Based on our current level of operations, however, we believe that cash flow from operations and available cash, together with available borrowings under our Revolving Credit Facility, will be adequate to meet our short-term liquidity needs. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowing will be available to us in an amount sufficient to enable us to pay our indebtedness, including the Notes or the Revolving Credit Facility, or to fund our other liquidity needs. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness, including the Notes offered hereby or the Revolving Credit Facility, on commercially reasonable terms or at all.

We are expecting $2.7 million of capital expenditures for Fiscal 2011 for furniture and fixture replacements, minor plant equipment replacement and minor maintenance.

Net cash provided by (used in) operating activities totaled ($9.8) million for Interim 2011, compared to $8.6 million for Interim 2010. The decrease in cash flows from operating activities in Interim 2011 compared with Interim 2010 was due in large part to expenses related to the CHS Transaction. Cash flows from operations were also negatively impacted from an increase in encumbered cash pledged as collateral for letters of credit and bank guarantees as well as an increase in accounts receivable related to an increase in days of sales outstanding.

Net cash used in investing activities totaled $321.4 million for Interim 2011 compared to $0.2 million for Interim 2010. The significant change in cash flows used in investing activities was due to the CHS Transaction. Investing activities in Interim 2011 consisted of $0.9 million of capital expenditures and the CHS Transaction. Investing activities in Interim 2010 consisted of $0.2 million in capital expenditures.

Net cash provided by (used in) financing activities totaled $313.7 million for Interim 2011, compared to zero for Interim 2010. Financing activities in Interim 2010 consisted of the issuance of $210.0 million under the senior secured notes, $129.2 in capital stock transactions, $6.6 million in additional obligations related to the CHS Transaction and $2.8 million advanced under the revolving credit facility.

Off balance sheet arrangements. As of June 30, 2010, we do not have any off balance sheet arrangements.

Seasonal and cyclical demand. Our operating results are impacted by both seasonality and the cyclical pattern of industries to which we provide heat tracing solutions. We experience increased demand for our heat tracing solutions during the winter heating season. Additionally, demand for our products depends in large part upon the level of capital and maintenance expenditures by many of our customers and end users, in particular those customers in the oil and gas, refining, and chemical processing markets. These customers’ expenditures historically have been cyclical in nature and vulnerable to economic downturns.

Effect of inflation. While inflationary increases in certain input costs, such as wages, have an impact on our operating results, inflation has had minimal net impact on our operating results during the last three years, as overall inflation has been offset by increased selling prices and cost reduction actions. We cannot assure you, however, that we will not be affected by general inflation in the future.

Disclosure of non-GAAP financial measures. We provide the following non-GAAP financial measures that are frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers. EBITDA represents net income (loss) from continuing operations before income tax expense, interest expense and depreciation and amortization of intangibles. Adjusted EBITDA represents EBITDA before other non-cash charges not included in EBITDA, such as amortization of stock compensation and other unusual non-recurring cash charges not associated with the ongoing operations of the Company. We believe these measures are meaningful to our investors to enhance their understanding of our financial performance and our ability to service our indebtedness, including the Notes. EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs. EBITDA and Adjusted EBITDA should be considered in addition to, not as a substitute for, income from operations, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with GAAP. Our calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	For the Period From April 1, Through April 30, 2010 (Predecessor)	For the Period From May 1, Through June 30, 2010 (Successor)	Three Months Ended June 30, 2010 (Predecessor/ Successor Combined)	Three Months Ended June 30, 2009 (Predecessor)
Net income (loss)	$(267)	$(12,173)	$(12,440)	$5,243
Interest expense, net	6,222	5,844	12,066	2,063
Income tax expense (benefit)	(17,434)	(899)	(18,333)	4,359
Depreciation and amortization expense	392	10,517	10,909	1,062

EBITDA—non-GAAP basis	$(11,087)	$3,289	$(7,798)	$12,727

EBITDA—non-GAAP basis	$(11,087)	$3,289	$(7,798)	$12,727
Transaction expense (a)	13,921	6,095	20,016	—

Adjusted EBITDA—non-GAAP basis	$2,834	$9,384	$12,218	$12,727

(a)	Represents expenses related to the CHS Transaction. See Note 12, Miscellaneous Income (Expense), to our unaudited consolidated financial statements for the three months ended June 30, 2010, included elsewhere in this prospectus, for further detail.

Quantitative and Qualitative Disclosures about Market Risk

Foreign currency risk relating to operations. We transact business globally and are subject to risks associated with fluctuating foreign exchange rates. Approximately 66% (for Fiscal 2010) of our consolidated revenue is generated by sales from our foreign subsidiaries. This revenue is generated primarily from the operations of our foreign sales subsidiaries in their respective countries and surrounding geographic areas. The revenue is denominated in each subsidiary’s local functional currency although certain sales are denominated in other currencies, including U.S. dollars or Euros, rather than the local functional currency. These subsidiaries incur most of their expenses (other than intercompany expenses) in their local functional currency. These currencies include the Canadian Dollar, Euro, British Pound, Russian Ruble, Australian Dollar, South Korean Won, Chinese Renminbi, Indian Rupee, Mexican Peso, and Japanese Yen.

The geographic areas outside the U.S. in which we operate are generally not considered to be highly inflationary. Nonetheless, these foreign operations are sensitive to fluctuations in currency exchange rates arising from, among other things, certain intercompany transactions that are generally denominated in U.S. dollars rather than their respective functional currencies. Our operating results as well as our assets and liabilities are also subject to the effect of foreign currency translation when the operating results, assets and liabilities of our foreign subsidiaries are translated into U.S. dollars in our consolidated financial statements. We do not currently use options, forward contracts or any derivatives to hedge cash flow currency exposures.

On a constant currency basis, operating income was positively impacted by approximately $2.1 million in Fiscal 2009, $2.0 million in Fiscal 2010 and $0.7 million in Interim 2010 while Interim 2011 was negatively impacted approximately $0.1 million due to the movement of average foreign exchange rates since Fiscal 2008.

The unrealized effect of foreign currency translation was a loss of $11.7 million in the Interim 2011 period, compared to a gain of $3.4 million in the Interim 2010 period that was recorded in shareholder’s/members’ equity as other comprehensive income. The unrealized effect of foreign currency translation was a loss of $6.6 million in Fiscal 2010, compared to gains of $8.5 million in Fiscal 2009 and $4.1 million in Fiscal 2008 that was recorded in members’ equity as other comprehensive income.

The impact of foreign currency transaction gains and losses on our condensed consolidated statements of operations for Interim 2011 was a $0.1 million gain compared to a loss of $0.2 million in Interim 2010. For Fiscal 2010, the impact of foreign currency transaction gains and losses on our consolidated statement of operations was a slight gain and in Fiscal 2009, a loss of $0.8 million in Fiscal 2009 and a gain of $0.3 million in Fiscal 2008.

Interest rate risk and foreign currency risk relating to debt. The interest rate for the Notes is fixed at 9.500% while any borrowings on the Revolving Credit Facility will incur interest expense that is variable in relation to the LIBOR rate. At June 30, 2010, the interest rate on amounts outstanding on the Revolving Credit Facility was 5.00%. Based on amounts outstanding on the line of $2.8 million at June 30, 2010, a 1% increase in the interest would increase our annual interest expense by approximately $28,000.

The Notes are denominated and payable in United States currency. Approximately 66% of our revenue is generated in foreign currency; therefore, we expect to have to repatriate our cash earnings in foreign locations in order to make interest payments on the Notes. In the event that the United States dollar strengthens relative to the foreign currencies we are repatriating to make scheduled interest payments, we may incur exchange rate losses that are larger than those that we had reported historically.

Commodity price risk. We use various commodity based raw materials in conjunction with our manufacturing processes. Generally, we acquire such components at market prices and do not use financial instruments to hedge commodity prices. As a result, we are exposed to market risks related to changes in commodity prices of these components.

Credit risk. The credit ratings assigned to the Notes reflect the rating agencies’ assessments of our ability to make payments on the Notes when due. Actual or anticipated changes to our credit rating by any rating agency may negatively impact the market value and liquidity of the Notes. In addition, any downgrade in our credit ratings may affect our ability to obtain additional financing in the future and may affect the terms of any such financing.

Recent Accounting Pronouncements

In October 2009, the FASB issued an ASU that amended the accounting rules addressing revenue recognition for multiple-deliverable revenue arrangements by eliminating the criterion for objective and reliable evidence of fair value for the undelivered products or services. Instead, revenue arrangements with multiple deliverables should be divided into separate units of accounting provided the deliverables meet certain criteria. Additionally the ASU provides for elimination of the use of the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables based on their relative selling price. A hierarchy for estimating such selling price is included in the update. This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating whether this update will have an impact on our consolidated financial statements.

BUSINESS

Company Overview

We are a leading industrial company that serves global infrastructure end-markets through our full line of heat tracing solutions. We believe that we are a global leader in the heat tracing industry and one of the few participants with a worldwide footprint and comprehensive suite of equipment, design and engineering services and turnkey solutions. For over 50 years, our heat tracing solutions have served customers in attractive end markets, including energy, chemical processing, power generation and industrial and commercial infrastructure. Our customers include some of the largest multinational energy, petrochemical, power and engineering, procurement and construction companies in the world. We serve our customers locally through 75 direct sales employees in 16 countries, a network of more than 100 independent sales agents and distributors in 30 countries and through our five manufacturing facilities on three continents. For the fiscal year ended March 31, 2010, we achieved revenue, net income and Adjusted EBITDA of approximately $192.7 million (66% of which was generated by our foreign subsidiaries), $18.9 and $45.0 million, respectively. See note 8 to the “Summary Historical Condensed Consolidated Financial Data” table for a reconciliation of Adjusted EBITDA to net income.

Our products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. This heat is primarily produced from electricity or, to a lesser extent, from steam. We offer a full suite of products and design and engineering services for both electric and steam heat tracing applications including cables, tubing bundles, control systems and design optimization, engineering, installation and maintenance services. Our comprehensive offering allows us to meet the unique needs of each customer, ranging from a complete integrated turnkey solution to a routine sale of materials or components.

Customers typically purchase our products when constructing a new facility, expanding or upgrading a current facility or performing maintenance on existing heat-traced pipes within a facility. Our products are low in cost relative to the total cost of a typical process plant but critical to the safe and efficient continued operation of such facility. When maintenance on in-pipe mechanical equipment is required, our products are often removed, discarded and replaced, because they are attached to the facilities’ heat-traced pipes. In order to avoid switching complications or compatibility concerns, customers often use the incumbent heat tracing brand for both upgrades and expansions and routine and preventative maintenance projects. Consequently, our installed base of heat tracing equipment is an important driver of future revenue opportunities. We estimate that approximately 60% of our revenues result from maintenance and repair of heat-traced pipes and from facility expansions.

We have a long history of steady organic revenue growth and stable gross margins through a variety of economic cycles. Specifically, our revenues have grown in 17 of the past 21 fiscal years, and our gross margins have averaged 44% over the period. In addition, revenue has shown significant growth in recent years. Revenue grew from $121.4 million for the fiscal year ended March 31, 2007 to $192.7 million for the fiscal year ended March 31, 2010, net income grew from $11.4 million to $18.9 million and Adjusted EBITDA grew from $19.5 million to $45.0 million over the same period. See note 8 to the “Summary Historical Condensed Consolidated Financial Data” table for a reconciliation of Adjusted EBITDA to net income. In addition, our backlog of signed purchase agreements has grown significantly. As of June 30, 2010, we reported a backlog of approximately $78.3 million, up 50% from $52.2 million as of March 31, 2007.

The Company was founded as a partnership in October 1954 and later incorporated in Texas in 1960. At that time, its primary product was a thermally conductive heat transfer compound invented by our founder, Richard Burdick. Under Mr. Burdick’s leadership, the Company experienced steady growth by diversifying its products and expanding its geographic reach. Mr. Burdick and his family maintained a controlling interest in the Company until August 2007, when the controlling interest was sold to an entity affiliated with the Audax Group, a private equity firm (the “Audax Transaction”). During Audax’s tenure as majority owner, the Company positioned itself to take advantage of rising demand in the energy end market and secured significant capital projects. On April 30, 2010, the Audax Group sold its controlling interest in the Company to an investor group led by CHS Capital LLC (f/k/a Code Hennessy & Simmons LLC ) (“CHS”). See “The Transactions” for a more detailed description of the CHS acquisition and related transactions. Over the last five years, the management team has focused on significant organic growth opportunities, particularly in high growth markets such as the Canadian oil sands region and Russia.

Our senior management team averages approximately 25 years of experience with us, and has grown the Company through a variety of business cycles, established our global platform, and built our reputation for quality and reliability in the heat tracing industry. Our senior management team and key employees have a significant equity stake in our company and remain committed to executing our growth plan going forward. Our principal sponsor, CHS, has a long, successful track record of investing in industrial and infrastructure businesses. We believe that CHS is a value-added partner to our management team.

Industry Overview

We believe that the market for industrial electric heat tracing is approximately $1 billion in annual revenues. Our industry is fragmented and consists of approximately 40 companies, typically serving discrete local markets and providing a limited service offering. We believe that we are the second largest participant in our addressable market and significantly larger than our next largest competitor. Heat tracing service providers differentiate themselves through the quality and reputation of their products, long-term relationship management and the ability to provide comprehensive solutions. Large, multinational companies drive the majority of spending for the types of major industrial facilities that require our products, and we believe that they prefer vendors who have a global footprint and a comprehensive suite of products and services. We believe that we are one of only a few companies in the industrial heat tracing market that can meet these criteria.

Reliable heat tracing products are critical to the successful, safe operation of a facility. Facilities that utilize heat tracing devices contain interdependent systems of equipment that have differing requirements for temperature maintenance, freeze protection and emissions monitoring. The majority of pipes in a large facility may be heat traced. The largest facilities may contain up to hundreds of thousands of feet of heat tracing cable and thousands of control points. A breakdown in any part of the heat tracing system can have a significant impact on the operations of the entire plant. Stoppages or inefficiencies can be costly in terms of lost production and down time, and therefore we believe that a majority of industrial end users put a premium on reliable, high quality heat tracing solutions.

Demand for industrial heat tracing solutions falls into two categories: (i) new facility construction and (ii) recurring maintenance, repair and operations and facility upgrades or expansions (“MRO/UE”). New facility or “Greenfield” construction projects often require comprehensive heat tracing solutions. We refer to sales revenues by customer of less than $1 million annually, which we believe are typically derived from maintenance, repair and operations and facility upgrades or expansions, as “MRO/UE revenue.” We believe that “Greenfield revenue” consists of sales revenues by customer in excess of $1 million annually (excluding sales to agents, who typically resell our products to multiple customers), and typically includes most orders for projects related to facilities that are new or that are built independent of existing facilities. We believe that we are one of a few heat tracing providers in the world that can offer product solutions, design optimization studies and detailed engineering and installation services. We believe that, over the fiscal year ended March 31, 2010, MRO/UE revenue accounted for approximately 60% of our revenues, and Greenfield revenue accounted for approximately 40% of our revenues. In order to avoid switching complications or compatibility concerns, customers often use the incumbent heat tracing brand for MRO/UE. Therefore, the provider of the original heat tracing system is well positioned to capture future recurring revenue from additional work required within the existing facility. Large portions of the heat tracing system may be removed and replaced when an upgrade or retrofit is performed, resulting in sizable revenues for the heat tracing provider (estimated to be 10-20% of the initial cost of the heat tracing system). Routine and preventative maintenance includes planned and unplanned repair and replacement of in-pipe mechanical equipment used throughout a process plant. Preventative maintenance projects are typically undertaken on an ongoing basis and often require new heat tracing equipment, estimated to be valued at 5-10% of the initial cost of the heat tracing system annually.

The major end markets that drive demand for our products include energy, chemical processing and power generation. We believe that there are attractive near to medium-term trends in each of our end markets.

Energy. Heat tracing is used to facilitate the processing, transportation and freeze protection of energy products in both upstream and downstream applications. The Energy Information Administration projects that world energy consumption will increase 8.5% from 2010 to 2015, with energy consumption in emerging markets growing 12.7% during that time. The industrialization of developing regions of the world will drive continued heat tracing demand for new Greenfield projects. Extraction operations in harsh, cold weather climates such as those of Canada, Russia, the Caspian Sea and the Baltic region increase the need for heat tracing solutions. We estimate that industry capital expenditures for upstream applications in Canada and Russia will grow 20% in 2010 and 2011. In addition, we believe that we will benefit from stricter environmental compliance and regulatory requirements that often require heat tracing intensive solutions.

Chemical Processing. In the chemical segment, heat tracing applications are required for chemical production, freeze protection and temperature maintenance. The corrosive nature of chemicals shortens the life cycle of in-line mechanical equipment attached to pipes (such as valves, pumps and filters), accelerating the demand for MRO/UE opportunities in this segment. Trends that may impact heat tracing demand include the rapid industrialization of the developing world, a shift in base chemical processing operations to low-cost feedstock regions, a transition of Western chemical processing to specialty applications and environmental compliance. According to the American Chemical Council, global capital spending by the chemicals industry is estimated to increase in 2010 by 10.1% to $251 billion and to $284 billion in 2011, with the bulk of the incremental investment generated from emerging markets, most notably China, Africa and countries in the Asia-Pacific and Middle East regions.

Power Generation. Heat tracing systems are used in high-temperature processes, freeze protection and environmental regulation compliance in coal and gas facilities and for safety injection systems in nuclear facilities. An important driver of demand for heat tracing solutions for power generation is increasing demand for electricity worldwide. According to the Energy Information Administration, global net electricity generation is projected to increase 12.6% from 2010 to 2015, with net electricity generation growth in emerging markets at 19.5% during that time. In order to meet this demand, we believe capital spending on new and existing power generation infrastructure will be required. In addition, compliance with regulatory environmental standards also drives heat tracing demand for emissions testing applications in power generation end-markets. The Clean Air Act, the Clean Air Interstate Rule and the Clean Air Mercury Rule are examples of some of the existing and proposed legislation in the United States and abroad.

Competitive Strengths

Defensible market position with significant barriers to entry. We believe that our entrenched customer relationships, global footprint, comprehensive product and service offering and our growing installed base of equipment create a defensible market position with significant barriers to entry. We have longstanding relationships with some of the largest multinational energy, petrochemical, power and engineering, procurement and construction companies in the world. We believe that we are one of the few heat tracing solutions providers with a global footprint and a full suite of products and services required for comprehensive solutions to complex projects. We serve our multinational customers locally through 75 direct sales employees in 16 countries, a network of more than 100 independent sales agents and distributors in 30 countries and through our five manufacturing facilities on three continents. Our growing global installed base of heat tracing solutions fuels additional MRO/UE business and provides us with a stable source of ongoing revenues.

Long history of attractive financial performance. We have a long history of steady organic revenue growth and stable gross margins through a variety of economic cycles. More specifically, our revenues have grown in 17 of the past 21 fiscal years, and our gross margins have averaged 44% over the same period. During this period (fiscal 1991-2010), our revenue grew at a compound annual growth rate of 8%. From the fiscal year ended March 31, 2007 to the fiscal year ended March 31, 2010, our revenue grew $71.3 million, operating income grew $23.6 million and our gross margins have improved to 47%. In addition, we believe that we have a flexible cost structure. We estimate that the majority of our cost structure (excluding depreciation and amortization) is variable.

Strong revenue visibility. We believe that we have good visibility into future revenues based on recurring demand generated from our global installed base, a growing backlog of signed purchase agreements and a robust pipeline of identified upcoming heat tracing opportunities. Our growing global installed base of heat tracing solutions drives our MRO/UE business. When upgrades and expansions and routine and preventative maintenance projects arise, customers typically return to the provider of the original heat tracing system. On average, annual MRO/UE expenditures generated from an installed heat tracing system are estimated to be 5-10% of the initial cost of the heat tracing system, and expansions may require an estimated 10-20% of the initial cost of the heat tracing system. In addition, our backlog provides us with a concrete base of future revenues. Because our solutions are installed at the tail end of projects, purchase orders are rarely cancelled. Backlog grew from $52.2 million on March 31, 2007 to $78.3 million on June 30, 2010. Backlog has shown recent significant growth, increasing 37% from June 30, 2009 to June 30, 2010. The backlog of $78.3 million on June 30, 2010 was comprised of signed purchase agreements with over 500 customers. In addition, we have identified a strong pipeline of new heat tracing opportunities. Our global sales force tracks medium-term heat tracing opportunities and has identified 611 new projects, which we believe represent an estimated $1.1 billion in potential future revenue opportunity.

Highly diversified customer base and end markets. We provide heat tracing solutions to a diverse base of thousands of customers around the world, and our solutions are used in a broad range of end-markets and applications. Our products and services are used in a variety of applications, including freeze protection, surface snow and ice melting, temperature control and environmental monitoring, by customers in energy, chemical processing, power generation and industrial and commercial infrastructure end markets. Over our 55 year history, we have sold to customers in over 90 countries and, for the fiscal year ended March 31, 2010, approximately 66% of our revenues were generated by our foreign subsidiaries. In addition, we believe that we have limited customer concentration. For the fiscal year ended March 31, 2010, our top customer represented approximately 6% of sales.

Experienced management team. Our senior management team averages approximately 25 years of experience with us and is responsible for growing the Company through a variety of business cycles, building our global platform and developing our reputation for quality and reliability in the heat tracing industry. Our senior management and key employees have a significant equity stake in the Company and remain committed to executing our growth plan going forward. Our senior management team is complemented by the knowledge and experience of our middle management team, which has an average of approximately 19 years of industry experience.

Business Strategy

Our business strategy is designed to capitalize on our competitive strengths. Key elements of our strategy include:

Pursue organic growth opportunities. Throughout our 55 year history, our primary growth engine has been organic expansion. In particular, we will continue to focus on strategically building the necessary global infrastructure to expand our footprint in high growth markets. Our senior management team has successfully grown our business during their tenure, and we believe that additional attractive organic growth opportunities exist. We believe that our global footprint and local presence are key differentiators to our customers. In addition, we believe that there may be opportunities to broaden our existing offerings into areas that are complementary to the products and services that we currently provide. Furthermore, we are focused on increasing MRO/UE revenues generated from our installed base by actively monitoring installations and maintaining strong communication lines with our customers.

Continue to deliver products known for quality, reliability and technology leadership. We are proud of our reputation as a leader in the heat tracing industry with a long history of product innovation and reliability. Because our products are a critical component to the successful operation of our customers’ facilities, we believe that our established reputation for quality and reliability is a competitive advantage to our business. Our team of dedicated research and development professionals is focused on identifying new technologies to enhance our heat tracing solutions for our customers.

Identify and implement operational improvement initiatives. We are highly focused on continuous process improvement. We have identified and begun to implement measures to improve our operational efficiency. Lean manufacturing concepts, for example, have allowed us to increase the economic efficiency of our product offering. We also continue to improve communication among operational divisions in order to derive benefits from leveraging additional scale. To that end, we have recently (i) upgraded our global enterprise resource planning (“ERP”) software system, which coordinates global procurement and logistics, (ii) implemented a global project tracking system that allows us to pinpoint and quantify heat tracing opportunities internationally, and (iii) created a platform to standardize our engineering procedures and deliverables.

Selectively pursue value-added, small acquisitions. Given the fragmented nature of the heat tracing industry, we believe that there may be opportunities to pursue small acquisitions at attractive valuations. We plan to strategically assess these opportunities in the future with a focus on geographic expansion, opportunities to broaden our service offerings, technological benefits and potential operating synergies.

Segments

We have defined our one operating segment based on geographic regions. See Note 14 to our consolidated financial statements and the notes thereto for the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008 contained elsewhere in this prospectus for geographic financial data relating to our business.

Products and Services

Our products include a wide range of electric heat tracing cables, steam tracing components, tubing bundles as well as instrument and control products, including:

•	Self-regulating & power limiting heating cables: Automatically increase or decrease heat output as pipe temperature changes

•	Mineral insulated (“MI”) cables: High performance heat tracing cable for exposures to high temperatures in harsh environments

•	Heat traced tube bundles for environmental gas sampling systems

•	Heat transfer compounds and steam tracers for comprehensive steam tracing solutions

•	Control and monitoring systems for electric tracing of pipes, tanks, hoppers and instrument sampling systems

•	Turnkey services that provide customers with complete solutions for heat tracing, including design, optimization, installation and on-going maintenance

Electric Heat Tracing Applications

We provide critical components of an electric heat tracing system, including heating cables, control and monitoring systems and heating systems for tanks and hoppers. We design these products to fit the variations in specific design parameters for each client’s installation. We offer various electric heating cables, including conductive polymer self-regulating heating cables, power limiting cables and MI high temperature heating cables.

Self-regulating heating cables—Our self-regulating heating cables are thermoplastically insulated and engineered to automatically increase or decrease heat output as pipe or vessel temperature changes. BSX™ self-regulating cables are designed to provide freeze protection or process temperature maintenance to metallic and non-metallic piping, vessels and equipment. HTSX self-regulating heating cable is suitable for heat tracing applications involving crude oil and most chemicals. VSX™ premium self-regulating cable is rated for maintenance temperatures of 300°F/149°C and exposure temperatures of up to 540°F/232°C and has among the highest self-regulating temperature ratings in the industry. VSX™ is well suited for the heating of complex sulfur piping systems that are located in hazardous environments.

Power-limiting and constant watt heating cables—Power limiting and constant watt heating cables are thermoplastically insulated parallel resistance cables used to heat trace piping in lengths longer than 200 feet. Such intermediate lengths of pipe are commonly found in pipe racks that connect process units within the plant. These heaters allow longer lengths between power supply points than self-regulating cables.

TEK™ HTEK™ and MIQ™ cables—The TEK™ and HTEK™ series resistance, constant watt, thermoplastically insulated heating cables are used where circuit lengths exceed the limitations of parallel resistance heating cables. By using series constant watt heating cables, a single power supply point can energize circuit lengths up to 12,000 feet. MIQ™ high performance mineral insulated heating cables are used for high temperature maintenance, high temperature exposure and/or high watt density applications that exceed the limitations of thermoplastic insulated cables. MIQ™ cables are composed of a high nickel/chromium alloy sheath, which is well-suited for high temperature service and offers high resistance to stress corrosion in chloride, acid, salt and alkaline environments.

Steam Heat Tracing

In 1954, we began manufacturing heat transfer compound that greatly improved the heat delivery of steam tracing systems. Today, we offer a broad range of heat transfer compounds, steam tracers and tubing bundles that provide our customers with comprehensive steam tracing solutions. We manufacture our heat transfer compounds in various configurations that can be applied to various surfaces in order to increase the heat transfer rate of steam or fluid tracers.

Our heat transfer compounds provide an efficient thermal connection between the heat tracing system and the process equipment. Through the elimination of air voids, heat is directed into the pipe wall primarily through conduction rather than convection and radiation. This requires fewer tracing pipes to maintain specified temperature requirements, substantially reducing operating and investment cost. Steam tracing offers the most cost effective solution for several process applications.

Temperature Controls and Monitoring

We supply a wide range of control and monitoring products, from simple mechanical thermostats to sophisticated microprocessor-based systems that control and monitor the status of electric heat tracing systems. We provide individual units for smaller projects, as well as multi-point controllers that can be integrated into and communicate with a plant’s central operating controls.

A facility’s pipes, tanks and other heat-traced equipment can be monitored through various sensors that assess temperature, monitor current usage and detect any potential problems, such as ground faults. Our TraceView control system software, first introduced over 15 years ago, collects and analyzes data from all of a facility’s heat tracing sensors to be analyzed and controlled by a single technician at a workstation.

We are developing a next generation of control system software, which will provide three crucial improvements over currently available applications:

•	Process information faster, substantially reducing data collection time at large facilities with thousands of heat tracing circuits;

•	Provide for increased data collection and functionality, thereby increasing plant safety and efficiency; and

•	Improves communication with distributed control systems, which are used to control equipment (e.g., valves) in industrial facilities.

Instrumentation

We specialize in pre-insulated and heat-traced tubing bundles with accessories that offer a complete instrument heating system. Our complete range of products includes both electric and steam-heated bundles containing various types of tubing (e.g., copper, stainless steel and polymer) to meet the needs of process and environmental applications.

Environmental monitoring applications include transporting a sample of gas or liquid in a temperature-controlled tube from a probe to an instrument that typically performs an analysis to ensure compliance with applicable laws and regulations. Bundles may also provide the same type of service for process related instrumentation such as flow and level transmitters, which have wetted samples.

Tank Insulation and Heating Systems

In 1992, we introduced the ThermaSeam™ Tank Insulation System, which provides a product for insulating large vessels that commonly contain petroleum, chemical, asphalt, anhydrous ammonia, beverages and chilled water for HVAC storage. The design of the ThermaSeam™ Tank Insulation Systems enables installation without the use of scaffolding and is durable, low maintenance and cost-effective. The strength and durability of the system is derived from machine-formed, double-locking standing seams between adjacent panels that provide a weatherproof barrier that extends the entire height of the tank. Through the use of external banding, the system also eliminates traditional weak spots in the tank insulation process. In addition to ThermaSeam™, we offer the RT FlexiPanel® flexible heating panel, designed specifically for use on metallic tanks or vessels.

Hopper Heating

The HT Hopper Heating Module is a self-contained heater designed for operation on surfaces prone to vibration. In cement plants and fossil fuel power facilities, hoppers are used as a part of the process of filtering ash from the facilities’ emissions. Hopper heaters maintain the walls of the hopper at a temperature above the dew point to prevent moisture from combining with ash and clogging the filtering equipment. We engineer each system based on the heating requirements of the specific application. The HT Hopper Heating Module has multiple flow paths for electrical current, which eliminates the burnout potential common with series wire-based designs. Protection of the heating element from vibration is accomplished with a cushion layer of insulation that also directs the flow of heat from the module to the surface being heated. The module provides mechanical protection during handling, installation and operation, and its low profile design helps facilitate installation.

Turnkey Services

We provide customers with complete turnkey solutions for their heat tracing needs. Turnkey services include front-end optimization, product supply, engineering deliverables, system integration, installation, commissioning and maintenance. Specialized, turnkey heat tracing services meet the needs of many of our industrial customers who have downsized and outsourced their non-core competencies and are requiring their vendor base to have multi-service and multi-site capabilities.

Our turnkey business in the U.S. is based in Houston, Texas and Baton Rouge, Louisiana. We employ approximately 25 full-time supervisory personnel, as well as a number of part-time installation specialists that focus on turnkey installations. We have over 1,000 turnkey clients; the largest project is approximately $8 million. Engineering and construction companies in the U.S. often subcontract their heat tracing projects to outside parties, including us, because of the field’s highly specialized nature.

VisiTrace ™ Workflow software

VisiTrace ™, our proprietary 3D engineering software system, allows us to design and engineer heat tracing systems in a virtual environment. It fully integrates with our customers’ 3D modeling software systems. This software is designed to create efficiencies for us and our customers by collecting and centralizing a facility’s engineering and design plans, saving time during the design and construction phase as changes are updated instantly through the software. VisiTrace™ optimizes the design of the system reducing our customers’ up-front costs and on-going operating costs, and creates goodwill for future projects.

Value-added Services

We offer heat tracing design and engineering services during every stage of a project. Offering these value-added services, especially during the early stages of a project, is a core element of our business strategy. We believe, based on past experience, that the performance of design and engineering services during the early stages of a project leads to subsequent sales of heat tracing products for that project.

We are focused on providing a comprehensive solution to fulfill the heat tracing needs of our customers. As a manufacturer of a wide range of heat tracing products, we believe that we are well positioned to evaluate and optimize a system for a customer without bias towards a particular product, and rely on our 55 years of experience to craft the most appropriate heat tracing solution for a customer’s situation and demands.

We provide value-added design and engineering services to our customers through our full-time staff of engineers and technicians. Through the design and engineering process, our engineers and specialists located throughout the world provide our customers with design optimization studies, product selection assistance, computer-generated drawing packages and detailed wiring diagrams.

Manufacturing and Operations

We have five manufacturing facilities on three continents. We manufacture products that generate a majority of our total sales at our principal facility in San Marcos, Texas. We produce our flexible heating cables, heat tracing compound and tubing bundles in San Marcos. Our facilities are highly automated, which reduces labor costs. Our facilities incorporate numerous manufacturing processes that utilize computer-controlled equipment and laser technology. We maintain a ready supply of spare parts and have on-site personnel trained to repair and perform preventive maintenance on our specialized equipment, reducing the likelihood of long term interruptions at our manufacturing facilities. Our manufacturing facilities are equipped to provide us with maximum flexibility to manufacture our products efficiently and with short lead times. This in turn allows lower inventory levels and faster response to customer demands. Site planning for expansion of heater cable production facilities at the San Marcos facility is now underway.

Our pre-insulated tubing products are manufactured in our facilities in San Marcos, the Netherlands and South Korea. The majority of our pre-insulated tubing product is custom ordered and made to customers’ specifications in a two part process. The thermal insulation is first applied over heating cable and process tubing, and a protective plastic outer jacket is extruded onto the bundle to protect the insulation.

Our MI cable manufacturing facility in Calgary, Canada gives us adequate capacity to service the demands of clients in the oil sands projects of Western Canada in a time efficient manner. It is enabling us to grow MI cable, which is well-suited for high temperature applications and harsh, arctic environments, into a global business.

We maintain quality control testing standards in all of our manufacturing operations and perform various quality control checks on our products during the manufacturing process. We believe that our highly automated manufacturing process and multiple quality control checkpoints create high levels of operational efficiency.

Our Electronic Cross Linking Facility (“ECLF”) is located at our primary manufacturing facility in San Marcos, Texas. Cross-linking enhances the thermal, chemical and electrical stability of our low-temperature self-regulating heater cables. This facility was built in 2000 at a total cost of approximately $3.3 million, comprised of approximately $1.5 million for the concrete vaulted building and approximately $1.8 million for a 1.5 million electron volts electron beam accelerator and supporting equipment. By performing cross-linking in-house, we condense the overall manufacturing cycle by approximately six weeks. This enhances our ability to ensure a high level of product quality and to better control the production process. We also process third party materials, ranging from Teflon to diamonds, in our ECLF facility under toll processing agreements in order to increase utilization and generate incremental revenues.

Purchasing Strategy—We have multiple suppliers for all of our critical raw materials, including polymer, graphite, copper and stainless steel. For each of these raw materials, a minimum of two suppliers are selected and approved. We evaluate pricing and performance of these suppliers annually. For our low-volume custom-built electronic controller components, we select a single supplier based on past performance reliability and monitor the process closely. Volumes are too low to divide this product over multiple suppliers. Our purchase specifications are usually based on industry or manufacturer standards. Testing of the raw materials is performed and documented by our suppliers and is reviewed by us at the time of receipt.

Distribution—We maintain three central distribution centers located in San Marcos, Texas, Calgary, Alberta and the Netherlands. Inventory is typically shipped directly from these distribution centers to customers, the construction site or our regional sales agents or distributors. Our sales agents may maintain “safety stocks” of core products to service the immediate MRO/UE requirements of customers who are time-sensitive and cannot wait for delivery from one of the central distribution centers. In the U.S., a network of agents maintain safety stocks of core products. In Canada, customers are serviced from the central distribution center in Calgary. In Europe, customers are serviced from the central distribution center in the Netherlands. In Asia, a safety stock of materials are kept in Yokohama, Japan, Seoul, Korea, Shanghai, China, Pune, India and Melbourne, Australia. Safety stocks are also warehoused in Moscow, Russia.

Customers

We serve a broad base of large multinational customers, many of which we have served for 50 years. We have a diversified revenue mix with thousands of customers. None of our customers represented more than 6% of total revenues in fiscal 2010.

Sales and Marketing

Our direct sales force, consisting of 75 employees in 16 countries, is focused on positioning the Company with major end-users and engineering, procurement and construction companies during the development phase of Greenfield projects with the goal of providing reliable, cost-effective heat tracing solutions. We utilize a network of more than 100 independent sales agents and distributors in over 30 countries. In markets such as Eastern Europe, South America and Africa, we operate through independent agents that are supported by our direct sales offices in the U.S. and Europe. We also use independent agents to provide local support to customer facilities for MRO/UE requirements.

We actively participate in the growth and development of the domestic and international heat tracing standards established in the countries in which we sell products. We believe that we have established credibility as a reliable provider of high quality heat tracing products. In addition, we believe that our 15 registered trademarks in the U.S. and numerous additional brand names are recognized globally, giving us excellent brand recognition.

Standards and Certifications—As a part of our development work, our products are tested to demonstrate that they can withstand harsh operating environments. Our heating cable products and associated design practices are subjected to various tests, including heat output, thermal stability and long-term aging, with the goal of producing products capable of performing at or beyond the expectations of our customers. All products are further tested and certified by various approval agencies to verify compliance with applicable industry standards.

Our products comply with national and international heat tracing industry standards such as ANSI/IEEE-515 in the U.S., CSA 130.03 in Canada; IEC 60079-30-1 in Europe, IECEx in Australia and ANSI/IEC in the Middle East. We also hold product certifications from approval agencies around the world (e.g., UL, FM, CSA, LCIE, GOST, CQST).

Competition

The global industrial heat tracing industry is fragmented and consists of approximately 40 companies, typically serving discrete local markets and providing a limited service offering. We believe that we are the second largest participant in our addressable market and significantly larger than our next largest competitor. We differentiate ourselves from local providers by a global footprint, a full suite of products and services and a track record with the major players in the energy markets. Heat tracing service providers differentiate themselves through value-added services, long-term relationship management and the ability to provide a full range of solutions.

Seasonality

Seasonality has a minor effect on the company’s business. Most of our customers perform preventive maintenance prior to the winter season, thus in our experience making the months of October and November typically our largest for MRO/UE revenue. However, revenues from Greenfield projects are not seasonal and tend to be level throughout the year, depending on the capital spending environment.

Intellectual Property and Technology

Trade secrets, manufacturing know-how and other proprietary rights are important to our business. We have 15 registered trademarks in the U.S. and an additional 20 recognized brand names. In addition, we rely on a number of significant unregistered trademarks, primarily abroad, but also in the U.S., in the day-to-day operation of our business. We have at least 40 registered patents in the U.S., some of which have foreign equivalents. Of the U.S. registered patents, six remain active, along with several foreign equivalents. While we have patented some of our products and processes, we historically have not relied upon patents to protect our design or manufacturing processes or products, and our patents are not material to our operations or business.

The heat tracing industry is highly competitive and subject to the introduction of innovative techniques and services using new technologies. As such we require all employees to sign a nondisclosure agreement.

Research and Development

Our research and development group is focused on identifying new technologies to enhance our industrial heat tracing solutions through identifying opportunities to maximize product reliability and reduce the customer’s total cost of ownership, which consists of capital expense, maintenance costs and energy costs. Current initiatives include conductive polymer technology research and the development of integrated control systems and advanced communication software for our electric heat tracing systems.

Facilities

With our global manufacturing facilities, we are capable of supplying heat tracing products to meet the needs of customers around the world. In addition to our new tubing bundling facility in South Korea, we have manufacturing facilities in the U.S., Canada, Europe and India. Most of our operations are registered to ISO 9001 quality standards.

Location	Country	Approximate Size	Function	Owned/ Leased
Corporate Headquarters San Marcos, TX	U.S.	150,000 sq. ft. on 30 acres	Manufacturing, fabrication, sales, engineering, marketing, research & development, warehouse and Corporate Headquarters	Owned
Hunter Road Facility San Marcos, TX	U.S.	26,800 sq. ft.	Fabrication, engineering and warehouse	Leased
McCarty Lane Property San Marcos, TX	U.S.	6.6 acres	Storage	Owned
Houston, TX	U.S.	44,000 sq. ft. on 4.2 acres	Fabrication, sales, engineering and warehouse	Owned
Baton Rouge, LA	U.S.	10,000 sq. ft.	Sales, engineering and warehouse	Owned
Newark, DE	U.S.	850 sq. ft.	Sales	Leased
Office—Calgary, AB	Canada	34,000 sq. ft.	Fabrication, sales, engineering and warehouse	Leased
MI Plant—Calgary, AB	Canada	46,000 sq. ft.	Manufacturing, fabrication and warehouse	Leased
Edmonton, AB	Canada	4,250 sq. ft.	Sales and warehouse	Leased
Sarnia, ON	Canada	4,500 sq. ft.	Sales and warehouse	Leased
Mexico City	Mexico	2,000 sq. ft.	Sales and engineering	Leased
Pijnacker	Netherlands	35,000 sq. ft. on 1.5 acres	Manufacturing, fabrication, sales, engineering, warehouse, marketing and European Headquarters	Owned
Moscow	Russia	3,050 sq. ft.	Sales and engineering	Leased
Paris	France	2,000 sq. ft.	Sales and engineering	Leased
Gateshead, Tyne & Wear	United Kingdom	5,000 sq. ft.	Sales and engineering	Leased
Bergisch Gladbach	Germany	2,750 sq. ft.	Sales and engineering	Leased
Manama	Bahrain	700 sq. ft.	Sales and engineering	Leased
Shanghai	China	2,500 sq. ft.	Sales and engineering	Leased
Beijing	China	1,500 sq. ft.	Sales and engineering	Leased
Mumbai	India	3,750 sq. ft.	Sales and engineering	Leased
Koregon Bhima	India	15,000 sq. ft. on 2.3 acres	Manufacturing, fabrication and warehouse	Owned
Caringbah, New South Wales	Australia	200 sq. ft.	Sales	Leased
Bayswater, Victoria	Australia	1,350 sq. ft.	Fabrication, sales, engineering and warehouse	Owned
Kuala Lumpur	Malaysia	475 sq. ft.	Sales and engineering	Leased
Yokohama	Japan	1,500 sq. ft.	Sales and engineering	Leased
Seoul	South Korea	3,000 sq. ft.	Sales and engineering	Leased
Yeosu	South Korea	13,250 sq. ft.	Manufacturing and warehouse	Leased

Employees

As of June 30, 2010, we employed 637 persons on a full-time basis worldwide. None of our employees is covered by a collective-bargaining agreement and we have never experienced any organized work stoppage or strike. We consider our employee relations to be good.

	Western Hemisphere	Eastern Hemisphere	Total
Sales	38	37	75
Engineering/Technical Sales Support	89	54	143
Production	202	32	234
Administration	53	29	82
Construction	29	—	29
Marketing	14	—	14
Finance & Legal	19	22	41
Research & Development	19	—	19

Total	463	174	637

Governmental Regulation

Due to the international scope of our operations, we are subject to complex U.S. and foreign laws governing, among others, anti-corruption matters, export controls, economic sanctions, antiboycott rules, currency exchange controls and transfer pricing rules. These laws are administered, among others, by the U.S. Department of Justice (DOJ), the Securities and Exchange Commission (SEC), the Internal Revenue Service (IRS), Customs and Border Protection (CBP), the Bureau of Industry and Security (BIS), the Office of Antiboycott Compliance (OAC) and the Office of Foreign Assets Control (OFAC), as well as the counterparts of these agencies in foreign countries. Our policies mandate compliance with these laws. Despite our training and compliance programs, no assurances can be made that we will be found to be operating in full compliance with, or be able to detect every violation of, any such laws. For example, we paid penalties of $176,000 and $14,613 in 2009 to BIS and OFAC, respectively, to settle allegations that certain of our subsidiaries had committed apparent export control and economic sanctions violations that we voluntarily disclosed to the agencies. In August 2010, we paid a penalty of $32,500 to OAC to settle allegations that certain of our subsidiaries had committed apparent violations of antiboycott laws. We cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

Environmental Compliance

Our operations and properties are subject to a variety of federal, state, local and foreign environmental laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes, the cleanup of contaminated sites, the emission of greenhouse gases, and workplace health and safety. Certain environmental laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, impose joint and several liability for cleanup costs, without regard to fault, on persons who have disposed of or released hazardous substances into the environment. In addition, we could become liable to third parties for damages resulting from the disposal or release of hazardous substances into the environment. Some of our sites are affected by soil and groundwater contamination relating to historical site operations, which could require us to incur expenses to investigate and remediate the contamination in compliance with environmental laws. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. A failure to obtain, maintain, and comply with these permit requirements could result in substantial penalties, including facility shutdowns. From time to time, we could be subject to requests for information, notices of violation, and/or investigations initiated by environmental regulatory agencies relating to our operations and properties, Violations of environmental and health and safety laws can result in substantial penalties, civil and criminal sanctions, permit revocations, and facility shutdowns. Environmental and health and safety laws may change rapidly and have tended to become more stringent over time. As a result, we could incur costs for past, present, or future failure to comply with all environmental and health and safety laws and regulations. In addition, we could become subject to potential regulations concerning the emission of greenhouse gasses, and while the effect of such future regulations cannot be determined at this time, they could require us to incur substantial costs in order to achieve and maintain compliance. In the ordinary course of business, we may be held responsible for any environmental damages we may cause to our customers’ premises.

Legal Proceedings

The Company has no outstanding legal matters outside of matters arising in the ordinary course of business, except as described below.

Asbestos Litigation—Since 1999, we have been named as one of many defendants in 16 personal injury suits alleging exposure to asbestos from our products. None of the cases alleges premises liability. Six cases are currently pending. Insurers are defending us in three of the six lawsuits, and we expect that an insurer will defend us in the remaining three matters. Of the concluded suits, there were five cost of defense settlements and the remainder were dismissed without payment. There are no claims unrelated to asbestos exposure for which coverage has been sought under the policies that are providing coverage.

Indian Sales Tax and Customs Disputes—Our Indian subsidiary is currently disputing assessments of administrative sales tax and customs duties with Indian tax and customs authorities. In addition, we currently have a customs duty case before the Supreme Court in India, on appeal by custom authorities. We can give no assurances we will prevail in any of these matters.

MANAGEMENT

The following table identifies the executive officers and directors of Parent.

Name	Age	Position
Rodney Bingham	59	President and Chief Executive Officer; Senior Vice President, Western Hemisphere; Director
George P. Alexander	60	Senior Vice President, Eastern Hemisphere; Director
Jay Peterson	53	Chief Financial Officer
Richard Hageman	58	Senior Vice President, Marketing and Technology
David Ralph	53	Senior Vice President, Finance
Rene van der Salm	46	Senior Vice President, Operations
Daniel J. Hennessy (1)	52	Chairman of the Board, Director
James A. Cooper (2)	54	Director
Marcus J. George (2)	41	Director
Richard E. Goodrich (3)	66	Director
Brian P. Simmons (1)	50	Director
Charles A. Sorrentino (4)	66	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Chair of the Audit Committee
(4)	Chair of the Compensation Committee

Executive Officers

Rodney Bingham, President and Chief Executive Officer and Director has served as a director since April 2009 and has worked for the Company for 39 years in various management positions in the following areas: Research and Development, Engineering, Product Management, Sales, Marketing and Administration. Mr. Bingham has been instrumental in the development and introduction of several key heat tracing products which advanced the state of the industry, including the first parallel resistance, cut-to-length heating cables and the first pipe-mounted power termination assemblies in the industry. Prior to accepting his current position in January 2009, Mr. Bingham held senior management positions for Thermon including the Senior Vice President of Western Hemisphere Operations, Vice President of Thermon’s International Operations, Vice President of Construction Operations and President of Thermon Heat Tracing Services. During his tenure, Mr. Bingham was responsible for the conception and development of Thermon’s cornerstone marketing philosophy for the 1990s. This effort has resulted in millions of dollars of savings to Thermon customers through an altered buying process emphasizing “Early Involvement” in the customer’s project engineering phase, incorporating “Value Added Services” into the turnkey systems pioneered by Thermon in the late 1970s. This philosophy is being utilized on a global basis today. Mr. Bingham has been involved in the Institute of Electrical and Electronics Engineers (“IEEE”) since 1974, and has been a member of the PCIC within the IEEE for over 15 years. He also served on the Power Engineering Society Working Group for the Development of Heat Tracing Standards (IEEE 622).

George Alexander, Senior Vice President, Eastern Hemisphere and Director joined us in August 1971 working in the Production Department. He then spent time in Research and Development, Engineering and as General Sales Manager prior to assuming the role of Vice President Sales and Marketing in May 1983. Mr. Alexander has served as a director since the closing of the Acquisition on April 30, 2010. He is a graduate of Texas State University with a B.S. degree in Mathematics. During Mr. Alexander’s tenure as General Sales Manager, he established the Company as the primary supplier for heat tracing systems to the nuclear power generation industry. He was an author of IEEE 622 “IEEE Recommended Practice for the Design and Installation of Electric Pipe Heating Systems for Nuclear Power Generating Stations” published in November 1979. From 1983 to 1995 during Mr. Alexander’s tenure as Vice President of Sales and Marketing, corporate sales revenue grew at a compound rate of 8.1%. Mr. Alexander has directed the formulation and execution of the Company’s marketing plans and strategies in Asia Pacific for over ten years by studying economic indicators, identifying customer’s current and future needs and monitoring the competition. Mr. Alexander initiated the formation of Thermon’s Customer Advisory Council. This Council consists of twelve representatives of major corporations from the refining and chemical industries. They, along with the Company’s Distributor Council, provide management with essential feedback regarding current and future industry practices and needs. In 1996, Mr. Alexander accepted the dual role of Vice President, Strategic Alliances and Vice President, Far East operations. From 1996 to 1998 he established several global partnerships with key customers that positively affected Thermon’s revenue growth worldwide. In 1999, Mr. Alexander accepted the position of Senior Vice President, Asia Pacific Operations, one of four Strategic Business Units. In 2005, as Senior Vice President, Eastern Hemisphere, Mr. Alexander assumed responsibility for operations in Europe as well.

Jay Peterson, Chief Financial Officer joined the Company in July 2010 as Chief Financial Officer. Prior to joining Thermon, Mr. Peterson held positions as Chief Financial Officer, Vice President of Finance, Senior Director of Finance, Secretary and Treasurer at Forgent Networks, Inc, a NASDAQ listed company. Mr. Peterson started with Forgent Networks in 1995 and was named Chief Financial Officer in 2001. Before joining Forgent Networks, Mr. Peterson was Assistant Controller in Dell Computer Corporation’s Direct division. He also spent 11 years in various financial management positions with IBM Corporation. Mr. Peterson holds an M.B.A. and a B.A. from the University of Wisconsin.

Richard Hageman, Senior Vice President, Marketing and Technology joined us in 1976 as a Technician in Research and Development. He has subsequently held positions in Engineering, Product Management, Domestic Sales, International Sales and Approvals. He is a graduate of Texas State University with a B.S. degree in Chemistry and a minor in Mathematics. Mr. Hageman has been involved with several new product introductions and was responsible for securing European approvals for self-limiting cables. In 1992, Mr. Hageman relocated to Baton Rouge, Louisiana and founded Thermon Heat Tracing Services-II. As President of the full service affiliate, he was instrumental in organizing the Company and achieving significant sales growth in the region. In 2004, Mr. Hageman relocated back to Central Texas and was promoted to Senior Vice President, Marketing and Technology. In 2008, he became a Trustee of Southwest Research Institute. He is responsible for product management, electronic beam accelerator business and research and development. Mr. Hageman has announced that he plans to retire from the Company on August 31, 2010.

David Ralph, Senior Vice President, Finance joined the Company in October 1976 working in the Accounting Department. In 1979, Mr. Ralph graduated from Texas State University with a B.S. degree in Business Administration with a concentration in Accounting. In 1984, Mr. Ralph received his Certified Public Accountant certificate for the State of Texas. In 1979, Mr. Ralph was promoted to Accounting Department Manager. He was instrumental in the computerization of Thermon’s accounting system. This effort resulted in creating timely financial reports for management, shareholders and outside users. In 1991, Mr. Ralph was promoted to Controller. He was instrumental in the establishment of financial reporting requirements for all affiliate organizations to facilitate consolidated worldwide reporting by the tenth working day of the month. In addition, he worked with the management team to establish financial accountability throughout the organization. In 2001, Mr. Ralph was promoted to Senior Vice President, Finance. Mr. Ralph has announced that he plans to retire from the Company on September 30, 2010.

René van der Salm, Senior Vice President, Operations joined us in October 2001. In 1987, Mr. van der Salm graduated from the Amsterdam Technical University with a B.S. in Mechanical Engineering. After fulfilling his military service, he worked as Sales Engineer, Project Manager and Production Manager in supplying the (Petro) Chemical Industry before joining Thermon. Mr. van der Salm started with Thermon as the European Logistics Manager and was responsible for the implementation of a European wide logistics and financial ERP software. In 2006, Mr. van der Salm was promoted to Vice President Manufacturing and Logistics. During that period he divided his time between the U.S. and European operations and was instrumental in the U.S. implementation of the ERP software. In 2007, Mr. van der Salm relocated to the U.S. and was promoted to Senior Vice President, Operations.

Directors

Although, as noted below, the composition of the board of directors has been determined by the Securityholder Agreement, we believe that our directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the board of directors to satisfy its oversight responsibilities effectively in light of our business and structure.

Daniel J. Hennessy, Chairman of the Board and Director was a founder of CHS in 1988. CHS is an affiliate of TGH. Prior to founding CHS Fund I, Mr. Hennessy was a Vice President with Citicorp Mezzanine Investments and Citicorp Leveraged Capital Group in Chicago. Before joining Citicorp, he was employed by Continental Illinois National Bank. Mr. Hennessy has extensive experience managing private equity investments and portfolio companies focused on infrastructure and industrial products. He holds a B.A. from Boston College and an M.B.A. from the University of Michigan. Mr. Hennessy serves on the Board of Directors of Gundle/SLT Environmental, Inc., where he is a member of the Compensation Committee, and Penhall LVI LLC, and has served as a director of Waddington North America, Inc. Mr. Hennessy has served as a director since the closing of the Acquisition on April 30, 2010.

James A. Cooper founded Thompson Street Capital Partners LP (“TSCP”) in 2000, where as Managing Principal he oversees acquisition activity of the firm and is involved in managing the firm’s portfolio companies. Thompson Street Capital Partners II, L.P., an affiliate of TSCP, owns 19.35% of the outstanding common stock of TGH. Mr. Cooper has been involved in middle-market acquisitions for more than 15 years. Prior to founding Thompson Street Capital Partners, Mr. Cooper spent seven years with JPMorgan in New York City, seven years with Harbour Group in St. Louis and was affiliated with GSC Capital in New York. Mr. Cooper has extensive experience in overseeing investment decisions and managing portfolio companies. TSCP has invested in a wide array of industries, including manufacturing and energy related end markets. Mr. Cooper holds an M.B.A. from the Darden School at the University of Virginia, and both an M.S. and B.S. from the University of Missouri-Columbia. Currently, he serves on the St. Louis Children’s Hospital Foundation Development Board, and is a member of both the Foundation Finance Committee and the University of Missouri MBA Advisory Board. Additionally, Mr. Cooper is a Director of First Banks Inc. where he serves on the Audit and Compensation committees, and has served as a director of Waddington North America, Inc. Mr. Cooper has served as a director since the closing of the Acquisition on April 30, 2010.

Marcus J. George joined CHS in 1997 and was promoted to Partner in 2007. Prior to joining CHS, an affiliate of TGH, he was employed by Heller Financial, Inc. in the Corporate Finance Group. He also worked for KPMG. Mr. George brings to the board of directors substantial experience in private equity investments focused on infrastructure and industrial products. He holds a B.B.A. from the University of Notre Dame and an M.B.A. from the University of Chicago. Mr. George serves on the Board of Directors of Penhall LVI LLC, Gundle/SLT Environmental, Inc. and KBA Holdings, Inc., and has served as a director of Waddington North America, Inc. Mr. George has served as a director since the closing of the Acquisition on April 30, 2010.

Richard E. Goodrich is a retired Executive Vice President and Chief Financial Officer of Chicago Bridge & Iron Company N.V. (CB&I), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Prior to retiring, Mr. Goodrich served as Executive Vice President and Chief Financial Officer of CB&I from 2001 to 2005, and as acting Chief Financial Officer until June 2006. Mr. Goodrich also serves as a director of Gundle/SLT Environmental, Inc. and Chart Industries. Mr. Goodrich is a Certified Public Accountant having been certified in the District of Columbia in November 1970. Mr. Goodrich brings to the board of directors the experience and international operations insight of a chief financial officer of a large multinational company. Mr. Goodrich has served as a director since the closing of the Acquisition on April 30, 2010.

Brian P. Simmons was a founder of CHS in 1988. CHS is an affiliate of TGH. Prior to founding CHS Fund I, Mr. Simmons was a Vice President with Citicorp’s Leveraged Capital Group in Chicago. Before joining Citicorp, he was employed by Mellon Bank in Pittsburgh and Chicago. Mr. Simmons serves on the Board of Directors of Gundle/SLT Environmental, Inc. and Penhall LVI LLC, and has served as a director of Waddington North America, Inc. Mr. Simmons also serves, and has served, on the Board of Directors of several private CHS portfolio companies.

Mr. Simmons has extensive experience managing private equity investments and portfolio companies focused on infrastructure and industrial products. He holds an A.B. from Cornell University and also serves on the Board of Directors of the Latin School of Chicago, Deerfield Academy, the United States Ski and Snowboard Foundation, Lincoln Park Zoo, the Greater Chicago Food Depository and the Visiting Committee of the University of Chicago School of Social Service. Mr. Simmons has served as a director since the closing of the Acquisition on April 30, 2010.

Charles A. Sorrentino has served at Houston Wire & Cable Co. as President and Chief Executive Officer since 1998. Prior to joining HWCC, Mr. Sorrentino served as President of Pameco Corporation, a national heating, ventilation, air conditioning and refrigeration distributor, from 1994 to 1998. Pameco was a $600 million distributor that was listed on the New York Stock Exchange following an initial public offering in 1997 and was later merged into a larger company. Prior to working with Pameco, Mr. Sorrentino served with PepsiCo, Inc. for nine years. During this time, he held a variety of positions, including Subsidiary President, Division Vice President and Region Vice President. After completing college, Mr. Sorrentino served twelve years with United Technologies (Sundstrand Corporation), a NYSE-listed manufacturer of industrial, heating and air conditioning components in a variety of engineering, sales, marketing and executive management functions. Mr. Sorrentino has served as an executive of several large manufacturing companies and brings a diversity of both public and privately held company experience to the board of directors. Mr. Sorrentino earned a M.B.A. from the University of Chicago and a B.S. in Mechanical Engineering from Southern Illinois University. He also served in the United States Marine Corps. Mr. Goodrich has served as a director since the closing of the Acquisition on April 30, 2010.

Director independence

We do not currently have an obligation to ensure that a majority of our directors are independent, because none of our securities is listed on a national securities exchange. Though not formally considered by our board of directors, we believe that Messrs. Goodrich and Sorrentino would be considered independent under the current listing standards of The Nasdaq Stock Market.

The composition of our board of directors is balanced among two independent directors, four directors affiliated with the Equity Sponsors and two management directors. That balance, to which each of our directors contributes, is important to us for the following reasons:

•

As independent directors, each of Messrs. Goodrich and Sorrentino contributes an outside point of view that we value for providing multiple perspectives to the board of directors’ oversight and direction of the Company and facilitating objectivity in its decision-making process.

•

Because of their affiliation with our Equity Sponsors, each of Messrs. Cooper, George, Hennessy and Simmons is particularly attuned to strategic, financial and other matters that may affect our stockholders’ investments in the Company.

•

Messrs. Bingham and Alexander, each of whom has been with the Company for 39 years, bring to the board of directors an invaluable, in-depth knowledge of the Company and our industry, operations and business plans.

Committees of the board of directors

Parent’s board of directors has established an audit committee and a compensation committee.

The audit committee has responsibility for, among other things, assisting our board of directors in reviewing our financial reporting and other internal control processes, our financial statements, the independent auditors’

qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements and our code of ethics. Messrs. Goodrich (Chair), Cooper and George are members of the audit committee. We are not currently under an obligation to have an independent audit committee, because none of our securities is listed on a national securities exchange. Though not formally considered by our board of directors, we believe that Messrs. Cooper and George would not be considered independent members of the audit committee under the current listing standards of the The Nasdaq Stock Market. We believe that all of our audit committee members are financially literate and qualified to address any issues that are likely to come before the audit committee, including the evaluation of our financial statements and supervision of our independent auditors.

The compensation committee has responsibility for reviewing and approving the compensation and benefits of our employees, directors and consultants, administer our employee benefits plans, authorize and ratify stock option grants and other incentive arrangements and authorize employment and related agreements. Messrs. Sorrentino (Chair), Hennessy and Simmons are members of the compensation committee. We are not currently under an obligation to have an independent compensation committee, because none of our securities is listed on a national securities exchange. Though not formally considered by our board of directors, we believe that Messrs. Hennessy and Simmons would not be considered independent members of the compensation committee under the current listing standards of The Nasdaq Stock Market.

Compensation of directors

During Fiscal 2010, members of our board of directors did not receive any retainer fees or other cash or equity-based compensation for their services as a director, other than reimbursements for out-of-pocket expenses incurred in connection with rendering such services. Mark Burdick, our former chief executive officer and president, received medical and dental continuation coverage following his retirement from employment with Thermon and through his tenure as a member of our board of directors. The total cost of this coverage was approximately $14,000 during Fiscal 2010.

Our board of directors was comprised of the following members during Fiscal 2010: Mark Burdick, Donald G. Bramley, Oliver C. Ewald, Steven R. Loose and John J. Mitchell. Mr. Bramley, Mr. Loose and Mr. Ewald were managing directors of the Audax Group and Mr. Mitchell was a principal of the Audax Group. Pursuant to the terms of the Audax management services agreement (which is no longer in effect), we paid $750,000 in management fees and $112,167 for reimbursement out-of-pocket expenses to an affiliate of the Audax Group in Fiscal 2010. Affiliates of the Audax Group rendered the following services to us in consideration for the aforementioned management fees: financial and strategic planning and analysis, consulting services, advice in connection with our operations, advice in connection with the negotiation of financing from banks or other financial institutions and advice and assistance in connection with the identification, negotiation and consummation of potential recapitalizations, restructurings, financings, refinancing, mergers, acquisitions, consolidations and dispositions.

We will pay Chuck Sorrentino and Rich Goodrich (i) $1,500 per meeting for in person attendance and $750 per meeting for in person attendance by telephone at meetings of the board of directors, (ii) $1,000 per meeting for in person attendance and $500 per meeting for in person attendance by telephone at meetings of committees of the board of directors, (iii) an annual retainer of $25,000, payable quarterly, for serving as a member of the board of directors and (iv) an annual retainer of $5,000, payable quarterly, for serving as a member or chairman of any committee of the board of directors. In addition, Messrs. Sorrentino and Goodrich are eligible to participate in our stock option plan and have an opportunity to invest directly in the common stock of TGH. On October 18, 2010, Mr. Sorrentino purchased 150 shares of Class B non-voting common stock of TGH for $150,000 in cash. We do not pay our other directors fees for services as directors. The Equity Sponsors will receive an annual management fee of $2 million, in the aggregate, in connection with ongoing advisory services and board level services to be provided by the Equity Sponsors to us. All of our directors are reimbursed for their reasonable expenses, if any, of attendance at meetings of the board of directors or a committee of the board of directors.

Indemnification of directors and officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify its directors and officers against liabilities actually and reasonably incurred in such capacities, including attorneys’ fees, judgments, fines and amounts paid in settlement, with respect to any matter in which the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our amended and restated certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent authorized by the DGCL; provided, however, we shall indemnify a person in connection with any action, suit or proceeding that is initiated by such person only if such action, suit or proceeding was authorized by our Board of Directors. Our amended and restated certificate of incorporation provides that this right to indemnification is a contract right, and we may, from time to time, and in the ordinary course of business, enter into contracts under which our directors and officers are provided with such rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts.

Our bylaws further provide that we shall indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors, officers, employees or agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person.

Our amended and restated certificate of incorporation also eliminates the personal liability of our directors to the fullest extent permitted by Section 102 of the DGCL, which provides that a corporation may eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Section 102 does not, however, permit a corporation to eliminate or limit liability for (i) any breach of the duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.

We have purchased liability insurance covering our directors and officers and certain other management personnel.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides a discussion of the background and objectives of our compensation programs for senior management, including the following officers, whom we refer to as our “named executive officers”:

Name	Title
Rodney Bingham	President and Chief Executive Officer, Senior Vice President Western Hemisphere
George P. Alexander	Senior Vice President, Eastern Hemisphere
Richard Hageman	Senior Vice President, Marketing and Technology
David Ralph	Senior Vice President, Finance
Rene van der Salm	Senior Vice President, Operations

Throughout this section, descriptions of historical practices and policies are of the practices and policies of Thermon Holdings, LLC and references to the “Company,” when used in relation to historical practices, are intended to be references to Thermon Holdings, LLC.

On August 30, 2007, the Company was established by affiliates of the Audax Group (collectively, “Audax”) to acquire Thermon Industries, Inc. and its subsidiaries. Following the transaction, Audax had the overall responsibility for monitoring and approving the compensation programs for our named executive officers and making decisions regarding compensation to be paid or awarded to them. Audax historically did not seek input from outside compensation consultants with respect to compensation decisions and did not retain a compensation consultant in the Fiscal 2010. In making compensation decisions, Audax relied on the input and recommendations of the Company’s named executive officers. The named executive officer’s recommendations were generally based on the assessment of each individual’s performance compared against the strategic operational plan objectives established for the fiscal year as well as historical compensation practices at the Company.

Going forward, our Compensation Committee will oversee the Company’s compensation plans, policies and programs for the named executive officers. Our Compensation Committee is expected to continue our historical compensation policies and practices in the short-term but will reevaluate such policies and practices as it considers advisable.

Objectives of Our Compensation Program

Our executive compensation program is designed to attract, retain, and reward talented executives who can contribute to our long-term success and is based on the following general principles:

•	compensation must be competitive with that offered by other companies that compete with us for executive talent;

•	differences in compensation should reflect differing levels of responsibilities;

•	performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities; and

•	the Company’s non-executive employees receive bonus payouts before any bonus payouts are made to members of senior management.

Elements of Our Compensation Program

Base Salaries

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability with the Company. There were no changes in the Fiscal 2010 base salaries of Messrs. Hageman, Ralph and van der Salm from the base salary levels established for Fiscal 2009. Messrs. Bingham and Alexander each received an increase in base salary to reflect increases in their responsibilities during Fiscal 2010.

Annual Bonuses

Historically, the Company has provided its named executive officers, with short-term incentive compensation through its annual bonus plan. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture.

Based on the recommendations of Messrs. Bingham, Alexander and Ralph, early in Fiscal 2010, Audax established a bonus pool for the Company’s executive incentive compensation plan as a percentage of the Company’s Fiscal 2010 Adjusted EBITDA. For purposes of the annual bonus program, Adjusted EBITDA was equal to operating income plus incentive compensation, depreciation and amortization expenses and management fees and related expenses.

Under the annual bonus plan, the executive bonus pool was equal to 1.75% of Adjusted EBITDA if Adjusted EBITDA ranged from $40,000,000 to $44,999,999 and 2.00% of Adjusted EBITDA if Adjusted EBITDA equaled or exceeded $45,000,000. If the Adjusted EBITDA targets were met and the bonus pool was funded, each named executive officer was eligible for an allocation of the bonus pool subject to the attainment of specific performance goals. For each of our named executive officers, awards were based 75% on Adjusted EBITDA and 25% on certain strategic operational goals. Under the payout formula, no bonus would be paid if Adjusted EBITDA was less than 90% of target, 75% of the bonus pool would be available for bonuses if Adjusted EBITDA was between 90% and 100% of target and 100% of the bonus pool would be available for bonuses if Adjusted EBITDA was equal to or greater than 100% of target. For Fiscal 2010, the Adjusted EBITDA target was $36,346,385. Under the Company’s annual bonus plan, the bonus pool was allocated to each named executive officer as follows:

Named Executive Officer	Bonus Pool Allocation
Rodney Bingham	24%
George Alexander	21%
David Ralph	21%
Richard Hageman	14%
Rene van der Salm	20%

As Fiscal Year 2010 progressed, it became apparent that the Company would exceed the performance targets under the annual bonus plan. At the recommendation of Messrs. Bingham, Alexander, and Ralph, Audax approved the termination of the annual bonus program described above and awarded discretionary bonuses to each of the named executive officers that were significantly less than what each named executive officer would have been entitled to under the bonus plan described above. In addition, based on the recommendations of Messrs. Bingham, Alexander, and Ralph, Audax authorized the allocation of the portion of the bonus pool that would have been paid to the named executive officers pursuant to the above payout formula to the bonus pool established for the Company’s non-executive employees. Please see the Bonus column included in the Summary Compensation Table for the amount of discretionary bonuses awarded to each named executive officer in Fiscal 2010.

Long-Term Incentives

Following the Audax Transaction in late 2007, the Company established a “profits-interest program” under which the Company granted Class P Units to certain employees, including each of the named executive officers. Profits-interest programs such as that represented by the P Units are common practice in portfolio companies of private equity firms and allow participants to share in the increase in value of the Company above the aggregate purchase price paid in the transaction. The program was intended to provide an incentive to management to keep focused on the long-term value of the Company.

Class P Units are subject to the terms of the certificate documenting the award, including vesting and repurchase rights at the lower of original cost and fair market value upon separation of service. In the event of a change in control, Class P Units share in the distributions from the Company once the holders of Class A Units receive their capital distributions.

The Company did not grant any Class P Units to any of its named executive officers during Fiscal 2010.

Employee Benefits and Other Benefits

Each of our named executive officers is entitled to participate in the Company’s employee benefit plans (including 401(k) retirement savings, and medical, dental, and life insurance benefits) on the same basis as other employees. In addition, the Company maintains a corporate apartment and leases a Company vehicle for Mr. Bingham’s use in commuting between the Company’s facilities in Houston and San Marcos, Texas.

Employment-Related Agreements

During Fiscal 2010, none of the named executive officers was subject to an employment agreement. Concurrent with the closing of the Acquisition, we entered into employment agreements with Rodney Bingham and George Alexander. The material terms of Messrs. Bingham and Alexander’s employment agreements are described below.

Rodney Bingham and George Alexander

Term. The term of each executive’s employment agreement commenced on April 30, 2010. Unless terminated earlier, each employment agreement will terminate on its second anniversary.

Salary and Bonus. The employment agreements of Messrs. Bingham and Alexander provide for an initial base salary of $280,000 and $250,000, respectively. In addition, if certain annual performance targets are met in the future, each executive will be eligible to receive an annual performance-based bonus.

Restrictive Covenants. The employment agreement of each executive prohibits the officer from competing with us during his employment period and for a period of one year thereafter.

Termination Benefits. We may terminate the employment agreement of each executive without cause, and each executive may terminate the employment agreement for any reason, upon 10 days prior written notice to the other.

If an executive terminates his employment for “good reason” or we terminate his employment other than for “cause,” death, or “disability” (as such terms are defined in each executive’s employment agreement), then the executive is entitled to receive a continuation of such executive’s base salary for twelve months, any earned but unpaid bonus from the current fiscal year, any earned but unpaid salary, and any accrued but unpaid bonus and benefits.

If an executive terminates his employment without “good reason” or we terminate his employment for “cause” (as such terms are defined in each executive’s employment agreement), then the executive is entitled to receive any earned but unpaid salary, and any accrued but unpaid benefits.

Upon termination of employment for death, or “disability” (as such term is defined in each executive’s employment agreement), the executive is entitled to receive any earned but unpaid salary, and any accrued but unpaid bonus and benefits.

The employment agreements do not provide for the payment of any benefits upon a change in control transaction.

Impact of Tax and Accounting Treatments

We believe that the compensation paid to our named executive officers is fully deductible under the Internal Revenue Code at the time it is paid. We further believe that Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, does not have a material effect on our compensation program because we do not regularly award stock options, restricted shares or other equity-based compensation.

Timing of Compensation Decisions

Prior to or shortly after the beginning of each fiscal year, the named executive officers as a group review prior year performance and prepare recommendations with respect to base salaries and the distribution of annual bonus and long-term incentives, if any, for the prior year. Historically, these recommendations have been presented to and approved by Audax.

Fiscal Year 2011 Compensation Decisions and Events

Impact of Acquisition on Compensation Program

As discussed under “The Transactions,” the Company was acquired by the Equity Investors on April 30, 2010. In connection with the Acquisition, Thermon Holding Corp. entered into employment agreements with Messrs. Bingham and Alexander as described above. In addition, the P Unit program was cancelled and the outstanding P Units became vested and were exchanged for the right to receive cash consideration per P Unit. The following table sets forth the value of the P Units held by each named executive officer that vested in connection with the Acquisition and the approximate percentage of the value of the P Units that was reinvested into the surviving company by each named executive officer:

Named Executive Officer	Value of Accelerated Vesting of P Units	% of P Unit Value Reinvested (1)
Rodney Bingham	$1,897,265	24.3%
George P. Alexander	$1,897,265	17.8%
Richard Hageman	$1,045,355	3.4%
David Ralph	$1,045,355	9.0%
Rene van der Salm	$851,929	33.8%

(1)	The approximate percentage is based on the estimated total proceeds to be received by each named executive officer after deducting all amounts subject to escrow in connection with the Acquisition.

In connection with the Acquisition, certain key employees of the Company, including Messrs. Hageman, Ralph and van der Salm received transaction-based bonuses. These transaction-based bonuses were recommended to Audax by Messrs. Bingham, Alexander and Ralph. Consistent with the Company’s compensation philosophy, the transaction-based bonuses that were ultimately paid to the named executive officers were less than those originally approved by Audax and the amounts that would have been paid to the named executive officers were distributed to other non-executive employees of the Company. Messrs. Hageman, Ralph and van der Salm each received a transaction-based bonus in the amount of $60,000, $150,000 and $140,000, respectively. The after-tax proceeds of these transaction-based bonuses were rolled over into equity in TGH. Messrs. Bingham and Alexander did not receive a transaction-based bonus.

Long-Term Incentive Compensation

On July 28, 2010, the board of directors of TGH adopted the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan (the “Equity Plan”). We believe that the Equity Plan will encourage select members of management to acquire or, in some cases, further develop a proprietary interest in the growth and performance of TGH and the Company and enhance the Company’s ability to attract, retain and reward qualified individuals for management positions.

Under the Equity Plan, 14,208 shares of TGH’s common stock are available for awards, subject to adjustment for stock dividends and other similar changes in capitalization. As of July 31, 2010, the board of directors of TGH has granted all of the available shares under the Equity Plan as options to purchase shares of TGH common stock. The Equity Plan will be administered by the board of directors of TGH. Under the Equity Plan, the board of directors of TGH designates participants in the plan and determines the exercise price, the number of shares subject to individual awards and the terms and conditions, including the vesting schedule, of each award granted under the Equity Plan. The options generally expire ten years from the date of grant except in certain termination events, in which case the options may expire earlier.

We have the right to repurchase the common stock acquired on exercise of the option for fair market value following termination of the optionee’s employment for death, disability or termination without cause. For all other termination events, we have the right to repurchase the common stock acquired on exercise of the option for the lower of fair market value or the exercise price. Fair market value is determined by the board of directors of TGH in good faith.

The plan terminates in 2020 unless terminated earlier by the board of directors of TGH.

2010 Summary Compensation Table

The following table summarizes the compensation of the named executive officers for the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008. The “named executive officers” are our principal executive officer, principal financial officer and our three other most highly compensated executives serving as executive officers as of March 31, 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Rodney Bingham	2010	265,608	160,000	47,179	472,787
President and Chief Executive Officer, Senior Vice President, Western Hemisphere (principal executive officer)	2009	231,238	161,000	34,064	426,302
	2008	218,141	150,000	26,926	395,067

George P. Alexander	2010	220,578	155,000	9,637	385,215
Senior Vice President, Eastern Hemisphere	2009	204,664	146,000	8,259	358,923
	2008	196,603	145,000	9,006	350,609

Richard Hageman	2010	165,567	100,000	8,795	274,362
Senior Vice President, Marketing and Technology	2009	165,593	121,000	8,195	294,788
	2008	150,995	125,000	8,230	284,225

David Ralph	2010	210,624	155,000	8,221	373,845
Senior Vice President, Finance (principal financial officer)	2009	210,654	151,000	7,321	368,975
	2008	206,562	145,000	8,235	359,797

Rene van der Salm	2010	160,536	120,000	7,836	288,372
Senior Vice President, Operations	2009	160,568	121,000	7,364	288,932
	2008	123,964	73,500	75	197,539

(1)	The amounts reported in this column represent discretionary bonuses paid during the fiscal year ending March 31, 2011 for Fiscal 2010 performance. Please see “—Elements of Our Compensation Program—Annual Bonuses” for further information regarding the discretionary bonuses paid with respect to Fiscal 2010.
(2)	All Other Compensation for each of the named executive officers is comprised of the following amounts:

Name	Year	Company Contribution to 401(k) ($)	Group Life Insurance ($)	Company Apartment(A)	Company Provided Vehicle(A)	All Other Compensation Total ($)
Rodney Bingham	2010	7,390	2,322	21,535	15,932	47,179
George P. Alexander	2010	7,376	2,261	—	—	9,637
Richard Hageman	2010	7,350	1,445	—	—	8,795
David Ralph	2010	7,200	1,021	—	—	8,221
Rene van der Salm	2010	7,350	486	—	—	7,836

(A)	Mr. Bingham regularly commutes between our facilities in Houston, Texas and our headquarters in San Marcos, Texas. Included in All Other Compensation for Mr. Bingham for Fiscal 2010 were payments for expenses related to the cost to maintain an apartment for Mr. Bingham when he works at our headquarters and the cost of a Company leased vehicle for commuting between Houston and San Marcos, Texas. We value these benefits based on the actual cost incurred to maintain an apartment for Mr. Bingham in San Marcos, Texas and to provide the Company leased vehicle.

2010 Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)(1)	Maximum ($)
Rodney Bingham	—	240,393	—
George P. Alexander	—	210,343	—
Richard Hageman	—	140,229	—
David Ralph	—	210,343	—
Rene van der Salm	—	200,327	—

(1)	As noted above, at the beginning of Fiscal 2010, each named executive officer was eligible for a bonus payment under the Company’s annual bonus plan if certain performance metrics relating to Adjusted EBITDA and strategic operational goals were met. Amounts earned under the annual bonus pool were to be determined as a percentage of Fiscal 2010 Adjusted EBITDA, assuming a minimum level of Adjusted EBITDA was attained. There was no threshold, target or maximum amounts. The amount shown was calculated for Fiscal 2010 based on the formula and actual Fiscal 2010 performance. As discussed above, based on the recommendations of Messrs. Bingham, Alexander and Ralph, Audax approved the termination of the annual bonus plan and, accordingly, no bonuses were awarded based on the annual bonus plan’s payout formula. Instead, Audax approved the grant of discretionary bonuses to each of the named executive officers that were significantly less than what each named executive officer would have been entitled to under the bonus plan described above. Please see “—Elements of Our Compensation Program—Annual Bonuses” for further information regarding the Company’s bonus plan and the decision to award discretionary bonuses in lieu of bonuses payable pursuant to the annual bonus plan formula.

2010 Outstanding Equity Awards at Fiscal Year-End

Name	Number of Shares or Units of Stock That Have Not Vested (1)(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
Rodney Bingham	500	—
George P. Alexander	500	—
Richard Hageman	277	—
David Ralph	277	—
Rene van der Salm	224	—

(1)	Amounts reported in this column represent the number of unvested P Units held by each named executive officer as of March 31, 2010.
(2)	The P Units vest at a rate of 20% on each anniversary of the grant date. All of the P Units were granted to the named executive officers on February 7, 2008.
(3)	Under the P Unit agreements, the P Units did not have any value unless and until a change in control of the Company occurred. Accordingly, the market value of the P Units as of March 31, 2010 was $0 per P Unit.

2010 Stock Vested Table

	Stock Awards
Name	Number of Units Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Rodney Bingham	167	—
George P. Alexander	167	—
Richard Hageman	90	—
David Ralph	90	—
Rene van der Salm	76	—

(1)	Amounts reported in this column represent the number of each named executive officer’s P Units that vested during Fiscal 2010. The P Units vest at a rate of 20% on each anniversary of the grant date.
(2)	Under the P Unit agreements, the P Units did not have any value unless and until a change in control of the Company occurred. Accordingly, the market value of the P Units as of the applicable vesting date was $0 per P Unit.

Potential Payments Upon Termination or Change in Control

During Fiscal 2010, we had no individual employment agreements or change in control agreements with any of our named executive officers. Accordingly, as of March 31, 2010, none of our named executive officers had a contractual right to receive severance or other post-termination benefits from the Company. As noted in this “Compensation Discussion and Analysis,” in connection with the purchase of the Company by the Equity Investors, Thermon Holding Corp. entered into individual employment agreements with Messrs. Bingham and Alexander. Please see “—Employment Related Agreements” for a discussion of the material terms of those agreements.

Under the terms of each P Unit award agreement, in the event of a change in control, the holders of the P Units receive distributions from the Company after the holders of the Class A Units have received their capital investment in the Company. After the holders of the Class A Units and Class P Units have received their capital, the holders of the Class A Units and Class P-1 Units receive distributions until two times their capital is returned. Thereafter, the holders of Class A Units and Class P-1 and P-2 Units receive distributions until three times their capital is returned. Thereafter, Class A Units and Class P-1, P-2 and P-3 Units receive distributions until four times their capital is returned. Thereafter, all holders of Units receive distributions. As noted above, under the P Unit agreements, the P Units did not have any value unless and until a change in control of the Company occurred. Accordingly, as of March 31, 2010, the market value of the P Units was $0 per P Unit. As discussed under “The Transactions,” the Company was acquired by the Equity Investors on April 30, 2010. In connection with the Acquisition, each of Messrs. Bingham, Alexander, Hageman, Ralph and van der Salm received proceeds with respect to the vesting of P Units of approximately $1,900,000, $1,900,000, $1,050,000, $1,050,000 and $850,000, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Thermon Industries, Inc. is an indirect, wholly-owned subsidiary of TGH. The following table shows, as of June 30, 2010, the beneficial ownership of shares of common stock of TGH by (i) each of TGH’s directors and executive officers, (ii) all of TGH’s directors and executive officers as a group, and (iii) each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of TGH’s common stock. As of June 30, 2010, there were 129,222 outstanding shares of TGH’s common stock. Investment funds sponsored by the Equity Sponsors and certain members of management, together with certain former managers, own all of the common stock of TGH.

Name	Shares Beneficially Owned (1)		Percentage of Total Outstanding
CHS Private Equity V LP	72,036	(2)	55.75%
Thompson Street Capital Partners II, L.P.	25,000	(3)	19.35%
Crown Investment Series LLC—Series 4	14,750	(4)	11.41%
Star Investment Series LLC—Series 1	750	(5)	*
George P. Alexander	1,984	(6)(7)	1.54%
Rodney Bingham	2,000	(6)	1.55%
Richard Hageman	131	(6)	*
David P. Ralph	544	(6)	*
Rene van der Salm	816	(6)	*
James A. Cooper	25,000	(8)	19.35%
Marcus J. George	72,036	(9)	55.75%
Richard E. Goodrich	—		—
Daniel J. Hennessy	72,036	(9)	55.75%
Brian P. Simmons	72,036	(9)	55.75%
Charles A. Sorrentino	—		—
All executive officers and directors as a group (11 persons)	102,511	(10)	79.33%

*	Less than 1% of outstanding common stock of TGH
(1)	“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of June 30, 2010, or that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership of each person is 129,222 shares of common stock (which is the number of shares of common stock outstanding as of June 30, 2010) plus the number of shares of common stock that such person has the right to acquire as of June 30, 2010, or within 60 days thereafter. Each person has sole voting power and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.
(2)	Consists of 72,000 shares held by CHS Private Equity V LP and 36 shares held by CHS Associates V, an entity related to CHS. The Investment Committee of CHS exercises sole voting and dispositive powers with respect to the shares of TGH held by both CHS Private Equity V LP and CHS Associates V. The members of the Investment Committee are Andrew W. Code, Brian P. Simmons, Daniel J. Hennessy, Thomas J. Formolo, David O. Hawkins, Richard A. Lobo, Steven R. Brown, Edward M. Lhee and Marcus J. George (collectively, the “Investment Committee Members”). Each of the Investment Committee Members disclaims beneficial ownership of the shares of TGH held by CHS Private Equity V LP and CHS Associates V, except to the extent of a pecuniary interest therein. The address of each of the Investment Committee Members is c/o Code Hennessy & Simmons LLC, 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606.
(3)

Thompson Street Capital II GP, L.P. is the general partner of Thompson Street Capital Partners II, L.P. Thompson Street Capital LLC is the general partner of Thompson Street Capital II GP, L.P. Mr. James A. Cooper is the sole member of Thompson Street Capital LLC. Each of Thompson Street Capital II GP, L.P.,

Thompson Street Capital LLC, and Mr. Cooper may be deemed to share beneficial ownership of any shares beneficially owned by Thompson Street Capital Partners II, L.P., but each disclaims such beneficial ownership except to the extent of a pecuniary interest therein. The address of each of the entities listed in this footnote and Mr. Cooper is c/o Thompson Street Capital LLC 120 South Central Avenue, Suite 600, Saint Louis, Missouri 63105.

(4)	Longview Asset Management LLC (“Longview”) is the manager of Crown Investment Series LLC—Series 4 (“Crown”) and holds voting power and investment power over the shares of stock held by Crown. Mr. James A. Star is the President of Longview. Each of Mr. Star and Longview disclaims beneficial ownership of the shares of TGH held by Crown, except to the extent of a pecuniary interest therein. The address of each of Mr. Star and Longview is c/o Crown Investment Series LLC, 222 North LaSalle Street, Chicago, Illinois 60601.
(5)	Mr. James A. Star exercises sole voting and dispositive powers with respect to the shares of TGH held by Star Investment Series LLC—Series 1.
(6)	These shares are non-voting shares of Class B common stock of TGH.
(7)	Includes 496 shares owned by the Bridget Alexander Trust, which is for the benefit of spouse Bridget Alexander, 496 shares owned by spouse Bridget Alexander, and 496 shares owned by The BA 2008 Grantor Retained Annuity Trust, which is for the benefit of George Alexander.
(8)	Shares are owned by Thompson Street Capital Partners II, L.P., of which Mr. Cooper is a managing partner. Mr. Cooper may be deemed to share beneficial ownership of such shares with Thompson Street Capital II GP, L.P. and Thompson Street Capital LLC, but each disclaims such beneficial ownership except to the extent of a pecuniary interest therein.
(9)	Shares are owned by CHS Private Equity V LP, of which Mr. George, Mr. Hennessy and Mr. Simmons are partners, and CHS Associates V. Each of Mr. George, Mr. Hennessy and Mr. Simmons disclaims beneficial ownership of such shares.
(10)	Includes shares for which the following directors have disclaimed beneficial ownership: Mr. George, Mr. Hennessy, Mr. Simmons and Mr. Cooper. See footnotes (8) and (9) above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audax Transaction

On August 30, 2007, the acquisition of TII by affiliates of the Audax Group (the “Audax Transaction”) was completed for an aggregate purchase price of $149.6 million (including approximately $3.2 million of related transaction expenses). At closing, each of the stockholders of TII received a cash payment in exchange for his or her shares of TII. In addition, certain stockholders reinvested a portion of their merger proceeds in exchange for an equity interest in the resulting parent entity, Thermon Holdings, LLC. The following table sets forth, with respect to each of the directors and executive officers of TII (and related persons) as of the closing of the Audax Transaction set forth below, (i) his percentage ownership in TII prior to the Audax Transaction, (ii) his merger proceeds received at closing and (iii) the amount of merger proceeds he reinvested in the equity of Thermon Holdings, LLC:

Name (Relationship with TII)	% Total Ownership Pre-Audax Transaction		Proceeds Received ($)(1)	Reinvestment in Equity of Thermon Holdings, LLC ($)
Burdick Interests, Ltd. (Stockholder) (2)	29.0	%(3)	37,310,179	—
Richard L. Burdick (Director)	21.7	%(4)	27,881,905	1,000,000
Mark Burdick (President and Chairman)	7.0	%(5)	9,064,036	2,500,000
George Alexander (Senior Vice President, Eastern Hemisphere)	7.5%		9,699,034	2,205,084
Rodney Bingham (Senior Vice President, Western Hemisphere)	5.1%		6,620,744	1,507,198
David Ralph (Senior Vice President, Finance and Director)	3.1%		3,980,826	906,078
Richard Hageman (Senior Vice President, Marketing and Technology)	1.3%		1,611,672	366,537
Rene van der Salm (Vice President)	0.6%		805,835	300,000
Charles E. Bayless (Director)	1.7%		2,291,795	—
Wylie B. Pieper (Director)	1.3%		1,682,584	—
Christopher R. Rankin (Director)	2.0%		2,565,780	—
Roy S. Roberts (Director)	1.9%		2,456,185	—
Fred Schulte (Director)	1.3%		1,656,798	—

(1)	Reflects pre-tax proceeds received in connection with the closing of the Audax Transaction, including all amounts subsequently distributed from escrow. As of September 30, 2010, $1,000,360 remains in the general indemnity escrow and $991,000 remains in the shareholder representative holdback account.

(2)	Burdick Interests, Ltd. was a limited partnership formed by Richard L. Burdick for the benefit of his children, including Mark Burdick. Richard L. Burdick exercised sole voting and dispositive power with respect to the shares of TII held by Burdick Interests, Ltd.

(3)	Includes shares held by Burdick Interests, Ltd. for the benefit of Mark Burdick.

(4)	Excludes shares held by Burdick Interests, Ltd., with respect to which Richard L. Burdick disclaimed beneficial ownership, except to the extent of a pecuniary interest in such shares.

(5)	Excludes shares held by Burdick Interests, Ltd. for the benefit of Mark Burdick.

In connection with the Audax Transaction, certain selling stockholders of TII, including Richard L. Burdick, Mark Burdick, Burdick Interests, Ltd., George Alexander, Rodney Bingham, Richard Hageman and David Ralph, issued Thermon Holdings, LLC a collateral loan in the amount of $2.4 million to secure certain letters of credit and bank guarantees. The balance of the loan was repaid over time (with no interest) as the letters of credit and bank guarantees expired, with the loan being fully repaid in March 2010.

Audax Transaction Fee and Management Fee

Upon the closing of the Audax Transaction, we entered into a management services agreement with an affiliate of the Audax Group pursuant to which said affiliate provided management and consulting services and financial and other advisory services. Pursuant to such agreement, we paid to an affiliate of the Audax Group: (a) in connection with the Audax Transaction, a transaction closing fee in the amount of $2,375,856, plus out-of-pocket expenses incurred in connection with the Audax Transaction, and (b) management fees and expense reimbursement in the amounts of $475,413 in Fiscal 2008, $824,964 in Fiscal 2009 and $862,167 in Fiscal 2010. Additionally, pursuant to the management services agreement, we paid management fees and expense reimbursement in the amount of $79,142 and a transaction success fee in connection with the CHS Acquisition to an affiliate of Audax in an aggregate amount of $4,715,640 in the one month ended April 30, 2010.

The CHS Acquisition

On April 30, 2010, Thermon Holdings, LLC sold the capital stock of Thermon Holding Corp. to an investor group led by CHS Capital LLC (f/k/a Code Hennessy & Simmons LLC) and distribute the proceeds to its equity holders (the “Acquisition”). After accounting for subsequent working capital and other post-closing adjustments required by the stock purchase agreement, the purchase price is currently estimated to be $320.9 million. See “The Transactions” for a more detailed description of the Acquisition and related transactions. As the controlling equity holder of Thermon Holdings, LLC, the Audax Group would be deemed the beneficial holder of Thermon Holdings, LLC. At closing of the Acquisition, each of the equity holders of Thermon Holdings, LLC received a cash payment with respect to his or her equity interests. In addition, certain equity holders reinvested a portion of their acquisition proceeds in exchange for shares of stock in TGH. The following table sets forth, with respect to each of the directors and executive officers of Thermon Holdings, LLC (and related persons) as of the closing of the Acquisition set forth below, (i) his or her percentage ownership in Thermon Holdings, LLC prior to the Acquisition, (ii) his or her acquisition proceeds received at closing and (iii) the amount of acquisition proceeds he or she reinvested in TGH stock:

Name (Relationship with Thermon Holdings, LLC)	% Total Ownership Pre- Acquisition(1)	Proceeds Received ($)(2)	Reinvestment in Equity of TGH ($)(3)
Mark Burdick (Director)	5.3%	$9,800,306	$2,200,000
Richard L. Burdick (Father of Mark Burdick)	2.1%	$3,920,122	$739,000
Rodney Bingham (President and Chief Executive Officer, Senior Vice President, Western Hemisphere)	3.2%	$7,577,636	$2,000,000
George Alexander (Senior Vice President, Eastern Hemisphere)	1.1%	$3,712,893	$496,000
David Ralph (Senior Vice President, Finance)	1.9%	$4,471,504	$544,000
Richard Hageman (Senior Vice President, Marketing and Technology)	0.8%	$2,356,441	$131,000
Rene van der Salm (Senior Vice President, Operations)	0.6%	$1,925,705	$816,000
Richard Burdick (Son of Mark Burdick)	0.1%	$196,006	$133,000
Bridget Alexander (Wife of George Alexander)	0.7%	$1,257,497	$496,000
The BA 2008 Grantor Retained Annuity Trust (for the benefit of George Alexander)	1.7%	$3,064,615	$496,000
Bridget Alexander Trust (as successor in interest to the GA 2008 Grantor Retained Annuity Trust) (for the benefit of Bridget Alexander)	1.2%	$2,278,446	$496,000
Andy Russell (Son-in-law of Richard Hageman)	0.1%	$196,008	$123,000

(1)	Percent ownership is based on the number of Class A Units of Thermon Holdings, LLC owned prior to the Acquisition.

(2)	Reflects pre-tax proceeds received at the closing of the Acquisition after deducting all amounts subject to escrow and holdback obligations. Includes the value of the accelerated P Units that vested at the closing of the Acquisition. Excludes the interest in a portion of a $2.4 million distribution from the net working capital escrow on September 9, 2010.

(3)	Includes the portion of the proceeds from the vested P Units reinvested into equity of TGH.

In connection with the Acquisition, the P Unit program was cancelled and the outstanding P Units held by Messrs. Bingham, Alexander, Hageman, Ralph and van der Salm vested, entitling them to the right to receive cash consideration per P Unit. In addition, a portion of the proceeds from the vested P Units were reinvested into equity of TGH. Messrs. Hageman, Ralph and van der Salm also received transaction-based bonuses. Please see “Compensation Discussion and Analysis—Fiscal Year 2011 Compensation Decisions and Events” for more information.

At June 30, 2010, we had estimated remaining working capital adjustment, income tax adjustment and restricted cash payment obligations in connection with the Acquisition of approximately $6.6 million. On September 9, 2010, we paid $2,438,638 to Thermon Holdings, LLC in full satisfaction of the post-closing working capital adjustment. We anticipate that the post-closing income tax adjustment will be finalized by the end of June 2011. We currently estimate that the final adjustment amount will be approximately $2.1 million in favor of Thermon Holdings, LLC. Finally, pursuant to the stock purchase agreement governing the Acquisition, we are required to pay to Thermon Holdings, LLC, within 30 days after each calendar quarter following the closing of the Acquisition, the net amount of cash released to us during such quarterly period that, as of April 30, 2010, had been posted or otherwise used to secure our performance bonds, bank guarantees, letters of credit or similar obligations. On July 30, 2010, we made our first restricted cash payment in the amount of $48,499 to Thermon Holdings, LLC for the quarter ended June 30, 2010, and we currently estimate the aggregate amount of the remaining restricted cash payments will be approximately $2.1 million. We believe that any amount paid to Thermon Holdings, LLC in respect of the post-closing working capital and income tax adjustments or restricted cash payment obligation will be subsequently distributed on a pro rata basis to the equity holders of Thermon Holdings, LLC, including the individuals or entities listed in the above table.

Employment Agreements

Concurrently with the closing of the Acquisition, Mr. Bingham and Mr. Alexander entered into employment agreements with Parent. See “Compensation Discussion and Analysis—Employment-Related Agreements” for more information regarding these employment agreements.

On July 12, 2010, Mr. Jay Peterson accepted our offer of employment to serve as chief financial officer of TGI. The offer of employment provides for an annual base salary of $225,000. In addition, Mr. Peterson will be eligible for an annual bonus with a target award of 40% of base salary, contingent upon the achievement of certain Company performance and individual performance targets, and a new hire option grant equal to six percent of the option pool outstanding as of July 7, 2010. The offer of employment also provides for a lump sum severance payment equal to nine months of base salary and, if applicable, a pro-rated portion of earned but unpaid annual incentive bonuses at the time of termination in the event Mr. Peterson’s employment is terminated due to (i) a change of control, (ii) termination of Mr. Peterson’s employment without cause or (iii) a significant diminution of duties.

Securityholder Agreement

An amended and restated securityholder agreement was executed by all owners of TGH stock, which we refer to as the Securityholder Agreement, and become effective upon completion of the Acquisition. The Securityholder Agreement contains, among other things, provisions relating to Parent’s governance, transfer restrictions (including rights of first refusal in favor of the Equity Sponsors), tag-along rights, drag-along rights, preemptive rights, and registration rights. The Securityholder Agreement also provides that Parent’s board of directors shall include a majority of directors designated by CHS, a director designated by Thompson Street Capital Partners (“TSCP”) (so long as TSCP owns shares of Parent), Rodney Bingham and George Alexander (so long as such individual is employed by Parent or any of its subsidiaries and owns shares of Parent), Richard E. Goodrich and Charles A. Sorrentino, as well as a non-voting observer designated by Crown Investment Series LLC (“Crown”). Any related party transaction, including any business combination transaction, involving Parent or its subsidiaries and CHS, or an affiliate of CHS, must be approved by both TSCP and Crown.

Transaction Fee and Management Fee

Immediately following the closing of the Acquisition, TGI and CHS executed a closing fee agreement, pursuant to which CHS received an aggregate fee of $5.6 million, plus out of pocket expenses incurred in connection with the Acquisition. Upon closing of the Acquisition, we entered into a management services agreement with the Equity Sponsors pursuant to which they have agreed to provide us with management and consulting services and financial and other advisory services. Pursuant to such agreement, the Equity Sponsors will receive an annual management fee of $2 million, in the aggregate, and reimbursement of out of pocket expenses incurred in connection with the provision of such services. At the closing of the Acquisition, TSCP was paid $1.0 million as prepayment for the annual management fee payable for the first two years and three months. The management services agreement includes customary indemnification provisions in favor of the Equity Sponsors.

Review and Approval of Transactions with Related Persons

On July 28, 2010, we adopted a Statement of Policy Regarding Transactions with Related Parties, which requires that each director and executive officer promptly advise the chairman of the audit committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which we are to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The audit committee (or, if determined by the audit committee as advisable, the disinterested members of our board of directors) shall then consider such Related Person Transaction for approval or ratification.

In considering whether to approve or ratify any Related Person Transaction, the audit committee or the disinterested members of our board of directors, as the case may be, shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a Related Person;

•	the nature of the interest of the Related Person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

No Related Person Transaction will be consummated without the approval or ratification of the audit committee or the disinterested members of the board of directors as described above. It will be our policy that no director shall participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange Old Notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 12:00 midnight, New York City time, on                     , 2010, the 20th business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $210.0 million aggregate principal amount of Old Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of Old Notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Old Notes, by giving written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Old Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 or larger integral multiples of $1,000.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the event of a material change to the terms of the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following the notice of such material change.

Procedures for Tendering Old Notes

The tender to us of Old Notes by you as set forth below and our acceptance of the Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender Old Notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such Old Notes must be received by the exchange agent along with the letter of transmittal; or

•

a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such Old Notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or Old Notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•	by a holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution (as defined herein).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering Old Notes, you represent to us that, among other things, the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes, and that you are not holding Old Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Old Notes properly tendered and not validly withdrawn and will issue the New Notes promptly after expiration of the exchange offer. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Old Note accepted for exchange will receive a New Note in the amount equal to the surrendered Old Note. Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes. Holders of New Notes will not receive any payment in respect of accrued interest on Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder or, in the case of Old Notes tendered by book entry transfer, such non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the Old Notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date.

Guaranteed Delivery Procedures

If you are a registered holder of Old Notes and you want to tender your Old Notes but your Old Notes are not immediately available, or time will not permit your Old Notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1)	the tender is made through an eligible institution,

(2)	prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of Old Notes,

•	the amount of Old Notes tendered,

•

the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3)	the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of Old Notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the Old Notes to be withdrawn,

•	the Old Notes to be withdrawn (including the principal amount of such Old Notes), and

•	where certificates for Old Notes have been transmitted, and the name in which such Old Notes are registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes promptly after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn Old Notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer if any of the following events occur prior to expiration of the exchange offer:

(a) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or which, in our reasonable judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer, or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the exchange offer; or

(c) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might, directly or indirectly, result in any of the consequences referred to in clauses (b)(1) or (b)(2) above or, in our reasonable judgment, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to elsewhere in this prospectus; or

(d) there has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market, which, in our reasonable judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange,

(2) any limitation by a governmental agency or authority which, in our reasonable judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, which, in our reasonable judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion prior to the expiration date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A., Exchange Agent

By Registered or Certified Mail, Overnight Delivery after

4:30 p.m. on the Expiration Date :

The Bank of New York Mellon Trust Company, N.A.

c/o Bank of New York Mellon

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7 East

New York, NY 10286

Attn: Carolle Montreuil

For Information Call:

(212) 815-5920

By Facsimile Transmission

(for Eligible Institutions only):

(212) 298-1915

Confirm by Telephone:

(212) 815-5920

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by The Bank of New York Mellon Trust Company, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the New Notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the New Notes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes described in the legend on your certificates. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act,

•	you are not acquiring the New Notes in the exchange offer in the ordinary course of your business,

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes you will receive in the exchange offer,

•	you are holding Old Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

•	you are a participating broker-dealer.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the New Notes or have any arrangement or understanding with respect to the distribution of the New Notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes. In addition, to comply with state securities laws, you may not offer or sell the New Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete, but it does discuss the provisions that are, in our view, material to investors in the Notes, and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Revolving Credit Facility

Overview

The revolving credit facility (the “Revolving Credit Facility”) consists of a senior secured revolving credit facility, including a sub facility for letters of credit, providing for loans in an aggregate principal amount of up to $40.0 million to TII (the “US Borrower”), with up to $20.0 million of the Revolving Credit Facility (the “Canadian Sub Facility”) being available to TCI (the “Canadian Borrower” and together with the US Borrower, the “Borrowers”). Availability of funds for each Borrower under the Revolving Credit Facility and the Canadian Sub Facility, as applicable, is determined by a borrowing base equal to the sum of 85% of eligible accounts receivable of the relevant Borrower and its subsidiaries, plus 60% of eligible inventory of the relevant Borrower and its subsidiaries, plus 85% of the net orderly liquidation value of eligible equipment of the relevant Borrower and its subsidiaries, plus 50% of the fair market value of eligible owned real property of the relevant Borrower and its subsidiaries. In no case shall availability under the Revolving Credit Facility or the Canadian Sub Facility exceed the commitments thereunder. As of June 30, 2010, we were able to borrow up to $29.9 million (after taking into account borrowings of $2.8 million and letters of credit totaling $0.3 million outstanding as of June 30, 2010) under our Revolving Credit Facility based on our calculation of our borrowing base at that time.

The Revolving Credit Facility was provided by a syndicate of lenders led by General Electric Capital Corporation, as administrative agent (the “Administrative Agent”), and including Bank of Montreal and KeyBank National Association. The following summary is a description of the principal terms of the Revolving Credit Facility and the related documents governing the Revolving Credit Facility (such documents together with the Revolving Credit Facility, the “Revolving Credit Documentation”).

Maturity; Prepayments

The Revolving Credit Facility will mature in 2015.

Subject to certain exceptions, the Revolving Credit Facility is subject to mandatory prepayment in an amount equal to 100% of the net proceeds that exceed certain monetary thresholds of (i) any sale or other disposition of any assets of the Borrowers or their subsidiaries, (ii) any sale or issuances of equity or debt securities of Parent, the Borrowers or any of their subsidiaries and/or other indebtedness for borrowed money incurred by any Borrower or any of their subsidiaries and (iii) insurance proceeds and condemnation awards to the extent not reinvested in the Borrowers’ business; provided, however, that no such prepayments will be required to the extent the multiple of the total indebtedness of Parent and its subsidiaries on a consolidated basis results in a leverage ratio (the “Leverage Ratio”) of less than 3.50 to 1.00, as such ratio is defined in the credit agreement for the Revolving Credit Facility. Notwithstanding any of the foregoing and irrespective of the actual Leverage Ratio, each Borrower shall make a prepayment to the extent any asset included in the borrowing base is sold or otherwise disposed of or is the subject of a casualty loss or condemnation event, to the extent such sale, disposition or loss would cause the loans outstanding under the Revolving Credit Facility to exceed the permitted aggregate maximum outstanding balance thereof.

Guarantees; Security

The obligations of the Borrowers are guaranteed by Parent, the holding company that owns all of the capital stock of the US Borrower, and all other direct and indirect U.S. subsidiaries of Parent and the US Borrower (the “US Guarantors”). In addition, the direct and indirect Canadian subsidiaries of Parent and the Canadian

Borrower, if any (the “Canadian Guarantors” and together with the US Guarantors, the “Guarantors,” and the Guarantors together with the Borrowers, the “Credit Parties”), guarantee the obligations of the Canadian Borrower. Unless material incremental income tax liability under Section 956 of the Internal Revenue Code results therefrom (a “956 Impact”), the Canadian Guarantors, if any, and the Canadian Borrower will guaranty the obligations of the US Borrower. It is currently anticipated that a 956 Impact would result from such a guaranty by the Canadian Borrower and the Canadian Guarantors of the US Borrower’s obligations under the Revolving Credit Facility. Therefore, no such guaranty is expected.

The Revolving Credit Facility is secured by a first priority perfected security interest in substantially all existing and after-acquired real and personal property of the Borrowers and the Guarantors, in each case subject to certain exceptions, permitted liens and encumbrances reasonably acceptable to the Administrative Agent. Unless a 956 Impact results therefrom, the Canadian Borrower and the Canadian Guarantors, if any, will guaranty the obligations of the US Borrower and will secure such guaranty obligations with substantially all of their assets. It is currently anticipated that such a guaranty and grant of collateral would result in a 956 Impact, and therefore, no such guaranty or grant of collateral by the Canadian Borrower or the Canadian Guarantors, if any, in respect of the US Borrower’s obligations is expected.

Interest; Fees

Borrowings available to the US Borrower under the Revolving Credit Facility bear interest at a rate equal to an applicable margin plus, at the US Borrower’s option, either (i) a base rate determined by reference to the greatest of (a) the interest rate quoted in the Wall Street Journal as the U.S. “Prime Rate”, (b) the federal funds effective rate plus 1/2 of 1% and (c) the sum of the three-month LIBOR rate plus the excess of the LIBOR applicable margin over the base rate applicable margin or (ii) a LIBOR rate determined by reference to the greatest of (a) the offered rate for deposits in U.S. dollars for the applicable interest period that appears on Reuters Screen LIBOR01 Page, (b) the offered rate for deposits in U.S. dollars for a three-month interest period that appears on Reuters Screen LIBOR01 Page and (c) 1.50%. The base rate applicable margin will be 2.50% per annum and the LIBOR applicable margin is 3.50% per annum.

Borrowings denominated in Canadian dollars under the Canadian Sub Facility bear interest at a rate equal to an applicable margin plus, at the Canadian Borrower’s option, either (i) a base rate determined by reference to the greater of (a) the interest rate quoted in The Globe and Mail as the Canadian “prime” rate, “chartered bank prime rate” or words of similar description and (b) the BA rate for a 30-day interest period plus 1.35% or (ii) a BA rate determined by reference to the greatest of (a) the average rate quoted on the Reuters Monitor Screen Page CDOR for the applicable interest period, (b) the average rate quoted on the Reuters Monitor Screen Page CDOR for a three-month interest period and (c) the sum of the three-month BA rate plus the excess of the BA rate applicable margin over the base rate applicable margin. The base rate applicable margin is 2.50% per annum and the BA rate applicable margin is 3.50% per annum. Borrowings denominated in U.S. dollars under the Canadian Sub Facility will bear interest at the rate available to the US Borrower, as described above.

In addition to paying interest on outstanding principal under the Revolving Credit Facility, the Borrowers are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate equal to 0.75% per annum. In addition to customary issuance, amendment and extension fees, the Borrowers are required to pay letter of credit fees equal to the LIBOR margin or the BA Rate, as applicable, on the undrawn amount of all outstanding letters of credit.

Covenants; Events of Default

The Revolving Credit Documentation contains customary events of default and affirmative, negative and financial reporting covenants, including delivery of annual and monthly financial reports and restrictions on indebtedness, liens and dispositions. The Revolving Credit Documentation also contains a financial covenant that requires compliance with a specified minimum fixed charge coverage ratio, which will only be in effect when availability under the Revolving Credit Facility is below specified amounts in relation to the borrowing base.

The affirmative covenants set forth in the Revolving Credit Documentation require each Credit Party thereunder to, among other things, and in each case subject to certain exceptions and qualifications:

•	periodically deliver financial statements and comply with other reporting and notice requirements;

•	preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business;

•

maintain property, liability and business interruption insurance as well as other insurance of a nature and providing such coverage as is customarily covered by businesses of the size and character of the Credit Parties;

•	keep and maintain, and cause each of its subsidiaries to keep and maintain, all property material to the conduct of its business in good working order and condition;

•	pay, perform and discharge (as applicable) all taxes, contractual obligations assessments and governmental charges;

•	comply with applicable laws;

•	enter into control agreements with respect to deposit, securities, commodity or similar accounts maintained by a Credit Party;

•

obtain landlord agreement or bailee waivers from the lessor of any property functioning as the corporate headquarters of the Credit Parties and properties containing collateral with a fair market value in excess of US dollar equivalent of $500,000;

•

cause any wholly-owned domestic subsidiary and, subject to certain conditions and limitations, any wholly-owned Canadian subsidiary of the US Credit Parties to be a guarantor under the Revolving Credit Facility, and cause any collateral acquired after the closing date to be subject to the liens securing the obligations under the Revolving Credit Facility; and

•

cause any wholly-owned Canadian subsidiary of the Credit Parties to be a guarantor of obligations under the Canadian Sub Facility, and cause any collateral acquired after the closing date to be subject to the liens securing the obligations under the Canadian Sub Facility.

The negative covenants set forth in the Revolving Credit Documentation restrict the ability of each of the Credit Parties thereunder to, among other things, and in each case subject to certain exceptions and qualifications:

•	create, incur, assume or suffer to exist contingent obligations, additional indebtedness or liens on their assets;

•	sell, assign, lease, convey or otherwise dispose their assets;

•	engage in mergers, acquisitions, consolidations and asset sales;

•	enter into transactions with affiliates;

•	declare, pay or make distributions or dividends;

•	make investments or loans or acquire any person or entity;

•	enter into any agreements that contain negative pledges;

•	cause a change in the organizational structure, name, accounting jurisdiction, or enter into any business that is materially different from those currently conducted by the Credit Parties;

•	use the proceeds of the Revolving Credit Facility in contravention of certain requirements of law or in violation of the Revolving Credit Documentation; and

•

in the event that availability under the Revolving Credit Facility falls below specified amounts in relation to the borrowing base, permit a specified minimum fixed charge coverage ratio based primarily on a calculation of cash flow to interest expense to be less than 1.10 to 1.00.

The Revolving Credit Facility contains events of default customary for senior secured financings, including cross-defaults to other material indebtedness and certain change of control events. Upon the occurrence of an event of default, the outstanding obligations under the Revolving Credit Facility may be accelerated and become due and payable immediately and our cash may become restricted.

Other Indebtedness

In addition, our subsidiaries are parties to the following indebtedness arrangements (all US dollar equivalents are presented for the convenience of the reader and are based on exchange rates then in effect on June 30, 2010):

•

In May 2005, Thermon Heat Tracers Private Limited entered into a INR 20,000,000 (US $430,000) working capital and financial and performance guarantee facility with ICICI Bank Limited. It was subsequently increased in August 2009 to INR 80,000,000 (US $1,721,000) of which INR 39,695,000 (US $854,000) is in bank guarantees and no loans were outstanding as of June 30, 2010. This facility is secured by receivables, inventory, real estate, a letter of credit and cash. This facility is used to support working capital loans and to obtain bank guarantees.

•

In December 2005, Thermon Europe B.V. and Thermon Benelux B.V. entered into a Euro 4,000,000 (US $4,882,000) revolving credit facility with ABN AMRO Bank N.V. (which was transferred from ABN AMRO to New HBU II N.V. on March 24, 2010, with the latter entity subsequently merging with Deutsche Bank Nederland, N.V), under which Euro 1,313,000 (US $1,603,000) is in bank guarantees and no loans were outstanding as of June 30, 2010. This facility is secured by receivables, inventory, equipment, furniture and real estate. This facility is used to support working capital loans and to obtain bank guarantees.

•

In April 2006, Thermon Australia Pty. Ltd. entered into a AUD $325,000 (US $278,000) revolving credit facility, including the availability of short term loans and bank guarantees, with National Australia Bank Ltd., under which AUD $12,000 (US $11,000) is in bank guarantees and no loans were outstanding as of June 30, 2010. This facility is secured by real estate and is used to support working capital loans and to obtain bank guarantees.

•

In December 2007, Thermon Canada Inc. entered into a CDN $393,328 (US $369,000) standby letter of credit facility with The Toronto-Dominion Bank, of which CDN $369,000 (US $347,000) were issued and outstanding as of June 30, 2010. This facility is secured by cash and is used to obtain bank guarantees.

•

In August 2009, Thermon Manufacturing Company entered into an open standby letter of credit facility with JPMorgan Chase Bank, N.A., of which $621,000 were issued and outstanding as of June 30, 2010. This facility is secured by cash and is used to obtain commercial and standby letters of credit and to support foreign exchange contracts.

In addition to the foregoing arrangements, several Thermon entities have obligations with respect to:

•	Outstanding performance bonds in the U.S. and South Korea and outstanding customs bonds in India in an aggregate amount equal to approximately $ 4,962,000 as of June 30, 2010;

•	Outstanding bank guarantees issued by the Bank of Tokyo Mitsubishi in Japan and HDFC Bank Ltd in India in an aggregate amount equal to approximately $374,000, as of June 30, 2010; and

•	Three outstanding capital leases for equipment in Australia and the Netherlands totaling approximately $114,000 as of June 30, 2010.

DESCRIPTION OF THE NEW NOTES

The Company will issue the New Notes under an indenture (the “Indenture”) among itself, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The New Notes are also entitled to the rights set forth in the Registration Rights Agreement referred to below under the caption “—Registered Exchange Offer; Registration Rights.”

Certain defined terms used in this description are defined under the caption “—Certain Definitions.” In this description, the term “Company” refers only to Thermon Finance, Inc., a Texas corporation, prior to the Merger and to Thermon Industries, Inc., a Texas corporation, as the surviving corporation after the Merger, and not to any of their respective Subsidiaries or parent companies. The term “Parent” refers only to Thermon Holding Corp., a Delaware corporation, and not to any of its Subsidiaries.

The following description is a summary of the material provisions of the Indenture, the Collateral Documents, the Intercreditor Agreement and the Registration Rights Agreement. It does not restate those agreements in their entirety and we urge you to read them because they, not this description, define your rights as holders of the New Notes. You may request copies of these agreements at our address set forth under the heading “Additional Information.”

General

The New Notes will:

•	be senior secured obligations of the Company;

•	rank equal in right of payment with all existing and future senior Indebtedness of the Company, including borrowings under the Revolving Credit Agreement;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of the Company;

•	be secured on a second-priority basis by Liens on substantially all of the Company’s assets, other than the Excluded Collateral, subject to Permitted Liens;

•

be effectively junior to the Company’s obligations secured by Permitted Liens, including the Company’s obligations under the Revolving Credit Agreement, to the extent of the value of the collateral securing such obligations; and

•	be unconditionally Guaranteed, jointly and severally, on a senior secured basis, by the Parent and all of its current and future Domestic Subsidiaries (other than the Company) as set forth below.

Each Guarantee of the New Notes (a “New Note Guarantee”) will:

•	be a senior secured obligation of the Guarantor;

•	rank equal in right of payment with all existing and future senior Indebtedness of such Guarantor, including such Guarantor’s obligations under the Revolving Credit Agreement;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor;

•	be secured on a second-priority basis by Liens on substantially all of the Guarantor’s assets, other than the Excluded Collateral, subject to Permitted Liens; and

•

be effectively junior to such Guarantor’s obligations secured by Permitted Liens, including such Guarantor’s obligations under the Revolving Credit Agreement, to the extent of the value of the collateral securing such obligations.

Not all of the Parent’s Subsidiaries will Guarantee the Company’s obligations under the New Notes. Therefore, the New Notes will be effectively subordinated to the existing and future liabilities of the Parent’s non-guarantor Subsidiaries, including trade creditors, secured creditors and other creditors holding debt and Guarantees issued by such non-guarantor Subsidiaries of the Parent, as well as claims of preferred and minority stockholders (if any) of such non-guarantor Subsidiaries. Foreign Subsidiaries and Unrestricted Subsidiaries will not Guarantee the New Notes. See “Risk Factors—Risk Factors Relating to the New Notes—None of our foreign subsidiaries or unrestricted subsidiaries are guarantors with respect to the New Notes, and therefore, any claims you may have in respect of the New Notes are structurally subordinated to the liabilities of those subsidiaries.”

For the twelve months ended December 31, 2009, the Parent’s Subsidiaries that will not be Guarantors contributed approximately 65% of the Parent’s consolidated revenues, and as of December 31, 2009, those Subsidiaries had assets, based on book value, of approximately 64% of the Parent’s consolidated assets.

Subject to certain limitations, the Indenture will permit the Parent, the Company and the Parent’s other Subsidiaries to Incur additional Indebtedness, including secured Indebtedness, in the future.

Principal, Maturity and Interest

•	The Company will issue New Notes initially with a maximum aggregate principal amount of $210,000,000.

•	The New Notes will mature on May 1, 2017.

•	The New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•

The New Notes will bear interest at the rate of 9.500% per annum from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from April 30, 2010. The Company will pay interest on the New Notes semi-annually, in arrears, every May 1 and November 1, commencing on November 1, 2010 to holders of record on the immediately preceding April 15 and October 15 (whether or not a business day). Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company will pay the principal of, premium, if any, and interest on the New Notes:

•	at the office or agency maintained for that purpose;

•	at its option, by check mailed to the holders of the New Notes at their respective addresses set forth in the register of holders of the New Notes; or

•

with respect to New Notes represented by Global New Notes the holders of which have provided the Company with wire transfer instructions, by wire transfer of immediately available funds to the account or accounts specified.

Until the Company designates another office or agency, its office or agency for the payment of the principal of, premium, if any, and interest on the New Notes will be the corporate trust office of the Trustee, initially located at The Bank of New York Mellon Trust Company, N.A., Corporate Trust, 601 Travis Street, 16th floor, Houston, TX 77002.

Subject to the covenants described below, the Company may, without the consent of the holders of the New Notes, issue additional New Notes (“Additional New Notes”) under the Indenture having the same terms in all respects as the New Notes, or similar in all respects to the New Notes except for the payment of interest on the New Notes (1) scheduled and paid prior to the date of issuance of those Additional New Notes or (2) payable on the first interest payment date following that date of issuance. The New Notes offered hereby and any Additional New Notes would be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions, offers to purchase and with respect to the New Note Guarantees. Any Additional New Notes issued after this exchange offer will be secured by the Collateral, equally and ratably, with the New Notes. As a result, the issuance of Additional New Notes will have the effect of diluting the security interest of the Collateral for the then outstanding New Notes. Because, however, any Additional New Notes may not be fungible with the New Notes for federal income tax purposes, they may have a different CUSIP number or numbers and may be represented by a different global note or notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to “New Notes” include any Additional New Notes actually issued, as well as the Exchange New Notes referred to below under the caption “—Registered Exchange Offer; Registration Rights.”

New Note Guarantees

The New Notes will be fully and unconditionally Guaranteed on a joint and several basis by the Guarantors. The Indenture limits Indebtedness and other Guarantees that may be Incurred by the Guarantors.

The obligations of each Guarantor under its New Note Guarantee will be limited in a manner intended to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Relating to the New Notes—Federal and state fraudulent transfer laws may permit a court to void the New Notes and the guarantees, subordinate claims in respect of the New Notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the New Notes.”

The New Note Guarantee of a Guarantor and its obligations under the Indenture Documents will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation, amalgamation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Parent or a Guarantor of the Parent, if the sale or other disposition complies with the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale, issuance or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Parent or a Restricted Subsidiary of the Parent, if the sale, issuance or other disposition complies with the “Asset Sale” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Parent as a result of such sale, issuance or other disposition;

(3) if the Parent designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) in the event that such Guarantor was required to become a Guarantor under the provisions of the covenant described under “—Certain Covenants—Additional New Note Guarantees” by virtue of clause (ii) thereof, at such time as such Guarantor shall cease to Guarantee any Indebtedness of the Company or any other Guarantor; or

(5) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Defeasance” and “—Satisfaction and Discharge.”

Security

Collateral Documents

Pursuant to one or more Collateral Documents to be entered into by the Company and the Guarantors in favor of the Collateral Agent for the benefit of itself, the Trustee and the holders of New Notes (collectively, the “New Notes Secured Parties”), the New Notes, the New Note Guarantees and all other Indenture Obligations will be secured by a Lien on substantially all of the existing and future property and assets of the Company and the Guarantors, except as described below.

Among other things, the Collateral does not include:

(1) the voting Capital Stock of any CFC in excess of 65% of all of the outstanding voting Capital Stock of such CFC;

(2) motor vehicles covered by certificates of title or ownership to the extent that a security interest cannot be perfected solely by filing a UCC-1 financing statement (or similar instrument);

(3) rights under any contracts that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

(4) property and assets owned by the Company or any Guarantor that are the subject of Permitted Liens described in clause (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;

(5) deposit accounts of the Company or any Guarantor exclusively used for payroll, payroll taxes and other employee wage and benefit payments;

(6) any Capital Stock or other securities of the Parent’s Subsidiaries to the extent that the pledge of such securities results in the Parent being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary for the Parent not to be subject to such requirement and only for so long as such requirement is in existence; provided that neither the Parent nor any of its Subsidiaries shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any securities pursuant to this clause; and

(7) leasehold interests in real property with respect to which the Company or any Guarantor is a tenant or subtenant

(such excluded assets collectively referred to in this description as the “Excluded Collateral”).

The First Priority Claims, including Obligations under the Revolving Credit Agreement, will also be secured by a Lien on substantially all assets of the Company and the Guarantors, which security interest will be contractually senior to the security interest thereon that secures the New Notes and the New Note Guarantees pursuant to the Intercreditor Agreement. As a result, the New Notes will be effectively subordinated to these Obligations to the extent of the value of the collateral securing the First Priority Claims.

No appraisals of any Collateral have been prepared in connection with the offering of the New Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Company’s Obligations under the New Notes or any of the New Note Guarantees, in full or at all, after first satisfying the Company’s Obligations in full under First Priority Claims.

The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under Title 11 of the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the New Notes or the New Note Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of New Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Moreover, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property because a secured creditor that holds a lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of New Notes.

In addition, because a portion of the Collateral consists of pledges of a portion of the Capital Stock of certain of Parent’s Foreign Subsidiaries (and neither the Company nor the Guarantors will be required to follow any local law requirements to ensure the perfection of any such pledge) but rather, will only be required to take such steps as may be necessary under New York law to perfect any such pledge, the validity of those pledges under applicable foreign law, and the ability of the holders to realize upon that Collateral under applicable foreign law, to the extent applicable, may be limited or not recognized by such law, which limitations or non-recognition may or may not affect such Liens.

The Collateral Agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral.

Certain security interests in the Collateral may not be perfected on the date of the Indenture. For example, some of the instruments and other documents, such as Mortgages and account control agreements, required to perfect a security interest may not be delivered and/or, if applicable, recorded on or prior to such date. To the extent any such security interest cannot be perfected by such date, the Company and the Guarantors will agree to use their commercially reasonable efforts to do or cause to be done all acts and things that may be required, including obtaining any required consents from third parties, to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Collateral Documents, promptly following the date of the Indenture. For so long as, and to the extent these Liens remain unperfected, holders of the New Notes may not be able to collect the full value of the security interest in such Collateral if their position as secured creditors is challenged by another party.

Intercreditor Agreement

The Collateral Agent, on behalf of itself and as Administrative Agent, the Trustee and the holders of New Notes (collectively the “Second Lien Creditors”), and the First Priority Agent, on behalf of itself and as First Lien Collateral Agent, and the lenders under the Revolving Credit Agreement (the “First Lien Lenders,” and together with the First Priority Agent, the “First Lien Creditors,” and together with the Second Lien Creditors, the “Secured Creditors”), and the Company and the Guarantors entered into the Intercreditor Agreement. By their acceptance of the New Notes, the holders of New Notes are deemed to have authorized the Collateral Agent to enter into the Intercreditor Agreement with the First Priority Agent, which, among other things, provide for the following:

Lien Priorities. Irrespective of the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of each Secured Creditor in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Indenture Documents or the documents relating to First Priority Claims (the “First Lien Documents”), the Liens of the First Priority Agent on the Collateral will be senior and prior in right to the Liens of the Collateral Agent on the Collateral, and such Liens of the Collateral Agent on the Collateral will be junior and subordinate to the Liens of the First Priority Agent. The priorities of the Liens shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of any of the First Priority Claims, nor by any action or inaction which any of the Secured Creditors may take or fail to take in respect of the Collateral, not inconsistent with the terms of the Intercreditor Agreement.

Perfection; Prohibition on Contesting Liens. Each Secured Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in the Collateral in which such Secured Creditor has been granted a Lien. Each Secured Creditor will agree that it will not institute or join in any contest of the validity, perfection, priority or enforceability of the Liens of the other Secured Creditor in the Collateral or the enforceability of the First Priority Claims or the Indenture Obligations.

Proceeds of Collateral. Any Collateral or proceeds thereof received by any Second Lien Creditor including, without limitation, any such Collateral constituting proceeds, or any distribution in respect thereof, that may be received by any Second Lien Creditor (a) in connection with any enforcement action (including any right of setoff) with respect to the Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to the Collateral (other than payments made in accordance with the terms of the Indenture Documents as in effect on the date of the Indenture (or on terms no less favorable to the First Lien Creditors and the Company than those in effect on the date of the Indenture)), (c) from the collection or other disposition of, or realization on, the Collateral, whether or not pursuant to an insolvency proceeding (other than payments made in accordance with the terms of the Indenture Documents as in effect on the date of the Indenture (or on terms no less favorable to the First Lien Lenders and the Company than those in effect on the date of the Indenture)) or (d) in violation of the Intercreditor Agreement, shall be segregated and held in trust and promptly paid over to the First Priority Agent, for the benefit of the First Lien Creditors, in the same form as received, with any necessary endorsements, for payment of the First Priority Claims and each Second Lien Creditor authorizes the First Priority Agent to make any such endorsements as agent for the Collateral Agent (which authorization, being coupled with an interest, is irrevocable). All Collateral and proceeds thereof received by any First Lien Creditor prior to the date all First Priority Claims are paid in full (the “First Lien Termination Date”) shall be applied to the First Priority Claims, and all Collateral and all proceeds thereof received from and after the First Lien Termination Date shall be forthwith paid over, in the kind or funds and currency received with any necessary endorsements, to the Second Lien Creditors for application to the Indenture Obligations (unless otherwise required by law or court order).

Enforcement of Security; Standstill. The First Lien Creditors shall have the exclusive right to manage, perform and enforce the terms of the First Lien Documents with respect to the Collateral, to exercise and enforce all privileges and rights thereunder according to their sole discretion and the exercise of their sole business judgment, including the exclusive right to take or retake control or possession of the Collateral and to hold, prepare for sale, process, dispose of, or liquidate the Collateral and to incur expenses in connection with such disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction against the Collateral. Notwithstanding any rights or remedies available to a Second Lien Creditor under any of the Indenture Documents, applicable law or otherwise, no Second Lien Creditor shall take any enforcement action; provided that, upon the expiration of the period commencing on the date of a Second Lien Default (as defined in the Intercreditor Agreement) and ending upon the date which is the earlier of (a) 180 days after the First Priority Agent has received notice with respect to such Event of Default and (b) the date on which the First Priority Claims have been paid in full (such period, the “Standstill Period”); provided that in the event that as of any day during such 180 days, no Event of Default is continuing, then the Standstill Period shall be deemed not to have commenced, the Second Lien Creditors may take any enforcement action (provided that they give the First Priority Agent at least 5 business days written notice prior to taking such enforcement action, which notice may be given during the pendency of the applicable Standstill Period) against the Collateral; provided, however, that notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall any Second Lien Creditor exercise or continue to exercise any enforcement action against the Collateral (other than to consummate a disposition theretofore agreed to) if the First Priority Agent or any other First Lien Creditor shall have commenced and is diligently pursuing an enforcement action with respect to a material portion of the Collateral, or diligently attempting in good faith to vacate any stay prohibiting an enforcement action with respect to all or any material portion of the Collateral or diligently attempting in good faith to vacate any stay prohibiting an enforcement action.

Purchase Option. Upon the occurrence of (a) the acceleration of all or any portion of the First Priority Claims, (b) the commencement by any First Lien Creditor of any enforcement action on any material portion of the Collateral (other than to exercise control over, or to sweep funds held in, any deposit or securities account), (c) a default in any payment of principal or interest on First Priority Claims which remains uncured or unwaived for a period of thirty (30) consecutive days or (d) the commencement of any insolvency proceeding (each a “Purchase Triggering Event”), the Second Lien Creditors shall have the option to purchase all, but not less than all, of the First Priority Claims from the First Lien Creditors, and assume all, but not less than all, of the then (if any) existing funding commitments under the First Lien Documents which, if funded, would constitute First Priority Claims, by giving a written notice (the “Purchase Notice”) to the First Priority Agent no later than the 10th business day after receipt by the Collateral Agent of a written notice from First Priority Agent of the occurrence of a Purchase Triggering Event (an “Agent’s Notice”). A Purchase Notice once delivered shall be irrevocable.

On the date specified by the Collateral Agent in the Purchase Notice (which shall not be less than three business days nor more than 10 business days, after the receipt by the First Priority Agent of the Purchase Notice), the First Lien Creditors shall sell to the Second Lien Creditors, and the Second Lien Creditors shall purchase from the First Lien Creditors, all, but not less than all, of the First Priority Claims, and the First Lien Creditors shall assign to the purchasing Second Lien Creditors, and the purchasing Second Lien Creditors shall assume from the First Lien Creditors all, but not less than all, of the then (if any) existing funding commitments under the First Lien Documents which, if funded, would constitute First Priority Claims.

Upon the date of such purchase and sale, the Second Lien Creditors purchasing the First Priority Claims shall (a) pay to the First Priority Agent for the benefit of the First Lien Creditors as the purchase price therefor the sum of the full amount of all the First Priority Claims then outstanding and unpaid (including principal, interest, fees, indemnities and expenses, including reasonable attorneys’ fees and legal expenses and hedging obligations), (b) furnish cash collateral to the First Priority Agent with respect to the outstanding letter of credit obligations in such amounts as are required under the Revolving Credit Agreement as in effect on the date hereof and (c) agree to reimburse the First Lien Creditors for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any checks or other payments provisionally credited to the First Priority Claims, and/or as to which the First Lien Creditors have not yet received final payment.

Such purchase and sale shall be expressly made without representation or warranty of any kind by the First Lien Creditors as to the First Priority Claims or otherwise and without recourse to the First Lien Creditors, except for representations and warranties as to the following: (a) the amount of the First Priority Claims being purchased (including as to the principal of and accrued and unpaid interest on such First Priority Claims, fees and expenses thereof), (b) that the First Lien Creditors own the First Priority Claims free and clear of any Liens and (c) each First Lien Creditor has the full right and power to assign its First Priority Claims and such assignment has been duly authorized by all necessary corporate action by such First Lien Creditor.

As soon as practicable after receipt of the Agent’s Notice, but in no event more than 10 business days after the Collateral Agent’s receipt of the Agent’s Notice, the Second Lien Creditors (if they elect to do so) shall send to the First Priority Agent the Purchase Notice. The First Lien Creditors shall not complete any enforcement action

(other than the exercise of control over, or to sweep funds held in, any deposit or securities accounts), as long as the purchase and sale of the First Priority Claims provided for above shall have closed within 10 business days of the First Priority Agent’s receipt of the Purchase Notice and the First Lien Creditors shall have received payment in full of the First Priority Claims as provided above within such 10 business day period.

Bankruptcy Financing and Other Matters. If Parent or any of the Guarantors (an “Obligor”) shall become subject to insolvency proceedings and such Obligor or Obligors as debtor(s)-in-possession (or a trustee appointed on behalf of such Obligor or Obligors) shall move for either approval of financing (“DIP Financing”) to be provided by one or more of the First Lien Creditors (or to be provided by any other person or group of persons with the consent of the First Priority Agent) under Section 364 of Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) or the use of cash collateral with the consent of the First Lien Creditors under Section 363 of the Bankruptcy Code, then subject to the next paragraph, the Second Lien Creditors agree as follows: (i) adequate notice to the Second Lien Creditors for such DIP Financing or use of cash collateral shall be deemed to have been given to the Second Lien Creditors if notice is given, in accordance with the Federal Rules of Bankruptcy Procedure, to the Collateral Agent at least one business day in advance of the hearing to approve such DIP Financing or use of cash collateral on an interim basis, and to the Collateral Agent at least 15 days in advance of the hearing to approve such DIP Financing or use of cash collateral on a final basis, (ii) such DIP Financing (and any First Priority Claims which arose prior to the insolvency proceeding) may be secured by Liens on all or a part of the assets of the Obligors which shall be superior in priority to the Liens on the assets of the Obligors held by any other Person, (iii) so long as (I) the aggregate principal amount of loans and letter of credit accommodations outstanding under any such DIP Financing, together with the outstanding principal amount of the pre-petition First Priority Claims, does not exceed the greater of (a) $50.0 million minus the aggregate amount of all proceeds of asset sales that are applied to permanently repay the principal amount of loans under the Revolving Credit Agreement and, in the case of any such repayment of revolving loans, effect a corresponding and permanent reduction of the commitments under the Revolving Credit Agreement and (b) the principal amount of Indebtedness permitted to be incurred by the Company in reliance on clause (1) of the definition of Permitted Debt, (II) such cash collateral or DIP Financing is on commercially reasonable terms, (III) the Collateral Agent and the Second Lien Creditors retain the right to object to any ancillary agreements or arrangements regarding the use of cash collateral or the DIP Financing (other than relief available under Sections 363 or 364 of the Bankruptcy Code to which the Collateral Agent and the other Second Lien Creditors have agreed to not object as set forth in this paragraph or the next paragraph, to the extent that such agreements or arrangements are in the judgment of the Collateral Agent or the holders of a majority in aggregate principal amount of the New Notes materially adverse to their interests, (IV) the DIP Financing does not compel any Obligor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document, and (V) the indebtedness under the DIP Financing (other than such indebtedness constituting First Priority Claims) is not secured by any Lien or any asset or property of any Obligor on a basis that is senior to the Liens securing the Indenture Obligations unless such Liens are senior to the Liens securing the First Priority Claims, the Second Lien Creditors will not request or accept adequate protection or any other relief in connection with the use of, or object to, such cash collateral or such DIP Financing except as set forth in the next paragraph, (iv) the Second Lien Creditors will subordinate (and will be deemed hereunder to have subordinated) the Liens securing the Indenture Obligations (A) to the Liens securing such DIP Financing (the “DIP Liens”) on the same terms (but on a basis junior to the Liens of the First Lien Creditors) as the Liens of the First Lien Creditors are subordinated thereto (and such subordination will not alter in any manner the terms of the Intercreditor Agreement), (B) to any “replacement Liens” granted to the First Lien Creditors as adequate protection of their interests in the Collateral (the “Senior Adequate Protection Liens”) and (C) to any reasonable “carve-out” agreed to by the First Priority Agent or the other First Lien Creditors and (v) subject to the next paragraph and the provisions above in this paragraph, the Second Lien Creditors shall not contest or oppose in any manner any adequate protection provided to the First Lien Creditors as adequate protection of their interests in the Collateral, any DIP Financing or any cash collateral use and shall be deemed to have waived any objections to such adequate protection, DIP Financing or cash collateral use, including, without limitation, any objection alleging Obligors’ failure to provide “adequate protection” of the interests of the Second Lien Creditors in the Collateral.

Notwithstanding the preceding paragraph, in any insolvency proceeding, if the First Lien Creditors (or any subset thereof) are granted adequate protection in the form of Senior Adequate Protection Liens, the Second Lien Creditors may seek (and the First Lien Creditors may not oppose) adequate protection of their interests in the Collateral in the form of (i) a replacement Lien on the additional collateral subject to the Senior Adequate Protection Liens (the “Junior Adequate Protection Liens”), which Junior Adequate Protection Liens, if granted, will be subordinate to all Liens securing the First Priority Claims (including, without limitation, the Senior Adequate Protection Liens and any reasonable “carve-out” agreed to by the First Priority Agent or the other First Lien Creditors) and any Liens securing the DIP Financing on the same basis as the other Liens securing the Indenture Obligations are so subordinated under the Intercreditor Agreement (provided that any failure of the Second Lien Creditors to obtain such Junior Adequate Protection Liens shall not impair or otherwise affect the agreements, undertakings and consents of the Second Lien Creditors pursuant to the preceding paragraph) and (ii) superpriority claims under Section 507(b) of the Bankruptcy Code junior in all respects to the superpriority claims granted under Section 507(b) of the Bankruptcy Code to the First Lien Creditors on account of any of the First Priority Claims or granted under Section 364(c)(1) of the Bankruptcy Code with respect to the DIP Financing or use of cash collateral as provided above; provided that the inability of the Second Lien Creditors to receive a Lien on actions under Chapter 5 of the Bankruptcy Code or proceeds thereof shall not affect the agreements and waivers set forth in this section. To the extent that the First Lien Creditors are receiving post-petition interest and/or adequate protection payments in any insolvency proceeding, the Second Lien Creditors may seek comparable post-petition interest and/or adequate protection payments in any such insolvency proceeding without any requirement to turn the same over to the First Lien Creditors, and the First Lien Creditors may oppose motions for post petition interest and/or adequate protection payments (but, if granted, may not oppose such payments).

The Second Lien Creditors agree that they will not object to or oppose a disposition of any Collateral securing the First Priority Claims (or any portion thereof) free and clear of Liens or other claims under Section 363 of the Bankruptcy Code, if the First Lien Creditors have consented to such or disposition of such assets, as long as all proceeds of such disposition received by the First Lien Creditors on account of the First Priority Claims will be applied in reduction of the First Priority Claims and, subject to the above, the Liens of the Second Lien Creditors attach to any proceeds of such disposition; provided that the Collateral Agent, on behalf of itself and the other Second Lien Creditors, may raise any objections to any such disposition of such Collateral that could be raised by any creditor of the Obligors whose claims were not secured by any Liens on such Collateral, provided such objections are not inconsistent with any other term or provision of the Intercreditor Agreement and are not based on the status of the Collateral Agent or the Second Lien Creditors as secured creditors (without limiting the foregoing, neither the Collateral Agent nor the Second Lien Creditors may raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or by any comparable provision of any Bankruptcy Law)) with respect to the Liens granted to the Collateral Agent. The Collateral Agent and the Second Lien Creditors waive any claim they may now or hereafter have arising out of the First Lien Creditors’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code. The Collateral Agent and the Second Lien Creditors agree not to initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the enforceability of the First Lien Creditors’ claims as fully secured claims with respect to all or part of the First Priority Claims or for allowance of any First Priority Claims (including those consisting of post-petition interest, fees or expenses) or opposing any action by the First Priority Agent or the First Lien Creditors to enforce their rights or remedies arising under the First Lien Documents in a manner which is not prohibited by the terms of the Intercreditor Agreement, (ii) challenging the enforceability, validity, priority or perfected status of any Liens on assets securing the First Priority Claims under the First Lien Documents, (iii) asserting any claims which the Obligors may hold with respect to the First Lien Creditors, (iv) seeking to lift the automatic stay as against the Collateral unless, subject to the provisions of “—Proceeds of Collateral” above, their motion for adequate protection permitted to be made pursuant to this section has been denied by the bankruptcy court having jurisdiction over the insolvency proceeding, to the extent that such action is opposed by the First Priority Agent or (v) opposing a motion by the First Priority Agent to lift the automatic stay. The First Lien Creditors agree not to initiate or prosecute or join with any person to initiate or prosecute any claim, action or other proceeding challenging the enforceability, validity, priority or perfected status of any Liens on assets securing the Indenture Obligations under the Second Lien Documents.

To the extent that the First Lien Creditors receive payments on the First Priority Claims or proceeds of Collateral for application to the First Priority Claims which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy Law, common law, equitable cause or otherwise (and whether as a result of any demand, settlement, litigation or otherwise) (each a “First Lien Avoidance”), then to the extent of such payment or proceeds received, such Obligations, or part thereof, intended to be satisfied by such payment or proceeds shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the First Lien Creditors, and the Intercreditor Agreement, if theretofore terminated, shall be reinstated in full force and effect as of the date of such First Lien Avoidance, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Lien Creditors and the Second Lien Creditors provided for herein with respect to any event occurring on or after the date of such First Lien Avoidance. The Second Lien Creditors agree that none of them shall be entitled to benefit from any First Lien Avoidance, whether by preference or otherwise, it being understood and agreed that the benefit of such First Lien Avoidance otherwise allocable to them shall, to the extent resulting from proceeds of Collateral, instead be allocated and turned over for application in accordance with the priorities set forth in the Intercreditor Agreement.

In the event of any insolvency proceeding involving one or more Obligors, all proceeds of Collateral shall be paid or delivered directly to First Priority Agent (to be held and/or applied by the First Priority Agent in accordance with the terms of the First Lien Documents) until all First Priority Claims are paid in full before any of the same shall be made to one or more of the Second Lien Creditors on account of any Indenture Obligations, and each Second Lien Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such distributions in respect of any Indenture Obligations to the First Priority Agent until all First Priority Claims are paid in full; provided that the foregoing provision shall not apply to distributions made in respect of the Indenture Obligations pursuant to a plan of reorganization under the Bankruptcy Code.

If, in any insolvency proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Priority Claims and on account of Indenture Obligations, then, to the extent the debt obligations distributed on account of the First Priority Claims and on account of the Indenture Obligations are secured by Liens upon the same property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Release of Liens

The Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing Indenture Obligations under any one or more of the following circumstances:

(1) in connection with asset dispositions permitted or not prohibited under the covenant described below under “—Repurchase at the Option of Holders—Asset Sales;”

(2) if any Guarantor is released from its New Note Guarantee in accordance with the terms of the Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor’s assets will also be released from the Liens securing its New Note Guarantee and the other Indenture Obligations; or

(3) if required in accordance with the terms of the Intercreditor Agreement or any Collateral Document.

The Liens on the Collateral that secures the Indenture Obligations also will be released:

(1) upon legal defeasance or covenant defeasance or satisfaction and discharge of the Indenture as described below under the captions “—Defeasance” and “—Satisfaction and Discharge;” or

(2) with the consent of the holders of the requisite percentage of New Notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver.”

Optional Redemption

Except as set forth below, the Company will not be entitled to redeem the New Notes at its option prior to May 1, 2014.

Optional Redemption prior to May 1, 2013. At any time and from time to time during any period consisting of 12 consecutive months ending on the day immediately preceding the first, second or third anniversary of the date of the Indenture, the Company, at its option, may redeem a portion of the New Notes upon not less than 30 nor more than 60 days’ prior written notice at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of holders of the New Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date); provided, that the maximum aggregate principal amount of the New Notes that may be redeemed during any such 12 consecutive month period shall not exceed 10% of the aggregate principal amount of New Notes originally issued under the Indenture on the date of the Indenture.

Optional Redemption on or after May 1, 2014. At any time and from time to time on and after May 1, 2014, the Company, at its option, may redeem the New Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of the New Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the twelve-month period beginning on May 1 of each of the years set forth below.

Year	Percentage
2014	104.750%
2015	102.375%
2016 and thereafter	100.000%

Optional Redemption with Proceeds of Certain Equity Offerings. At any time and from time to time prior to May 1, 2013, upon not less than 30 nor more than 60 days’ prior written notice, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the New Notes (including any Additional New Notes) originally issued under the Indenture at a redemption price of 109.500% of the principal amount of the New Notes redeemed, plus accrued and unpaid interest to the redemption date (subject to the right of holders of the New Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date) if:

•	such redemption is made with the proceeds of one or more Equity Offerings;

•

at least 65% of the aggregate principal amount of the New Notes (including any Additional New Notes) originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding New Notes held by the Parent or any of its Subsidiaries); and

•	the redemption occurs within 90 days of the closing of such Equity Offering.

Optional Redemption at Make-Whole Price. At any time and from time to time prior to May 1, 2014, upon not less than 30 nor more than 60 days’ prior written notice, the Company, at its option, may redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the New Notes, plus the

Applicable Premium as of, and accrued and unpaid interest to the redemption date (subject to the right of holders of the New Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date).

“Applicable Premium” means with respect to a New Note at any redemption date, the greater of (i) 1.00% of the then outstanding principal amount of such New Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such New Note on May 1, 2014 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such New Note through May 1, 2014 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50%, over (B) the then outstanding principal amount of such New Note.

“Treasury Rate” means, at any redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 1, 2014; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to May 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as described below under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales,” the Company is not required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the New Notes. The Parent, the Company or any other Subsidiary of the Parent may at any time and from time to time purchase New Notes in the open market, pursuant to tender or exchange offers, in privately negotiated transactions or otherwise.

Selection and Notice

If less than all of the New Notes are to be redeemed at any time, the Trustee will select the New Notes for redemption as follows:

•	if the New Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the New Notes are listed; or

•	if the New Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No New Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of New Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount of that New Note to be redeemed. A new New Note in principal amount equal to the unredeemed portion of the original New Note will be issued in the name of the holder thereof upon cancellation of the original New Note. On and after the redemption date, unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the principal amount of the New Notes or portions of New Notes called for redemption and for which funds have been set aside for payment.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, unless the Company has mailed a redemption notice to the holders thereof with respect to all of the outstanding New Notes as described above under “—Optional Redemption” at any time prior to the Change of Control Payment Date, each holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s New Notes pursuant to the offer described below at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all of the outstanding New Notes to the holders thereof as described under “Optional Redemption” at any time prior to the Change of Control Payment Date, the Company will mail a notice to each holder with a copy to the Trustee (the “Change of Control Offer”) stating:

•

that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s New Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of the New Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the Change of Control Payment Date);

•	the circumstances and relevant facts regarding such Change of Control;

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions, as determined by the Company, consistent with the covenant described hereunder, that a holder must follow in order to have its New Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice with respect to the redemption of all New Notes has been given pursuant to “Optional Redemption” as described above at any time prior to the Change of Control Payment Date and the New Notes are redeemed in accordance with such notice.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

On a date that is, subject to any contrary requirement of applicable law, at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control (the “Change of Control Payment Date”), the Company will, to the extent lawful:

•	accept for payment all New Notes or portions thereof validly tendered and not withdrawn pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and not withdrawn; and

•

deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company.

The paying agent will promptly mail to each holder of New Notes so accepted the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of the New Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Parent or the Company and thus the removal of incumbent management. Neither the Parent nor the Company currently intends to engage in a transaction involving a Change of Control, although it is likely that either the Parent or the Company could decide to do so in the future. Subject to the limitations discussed below, either the Parent or the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect its capital structure or credit ratings. Restrictions on the Parent’s and its Restricted Subsidiaries’ ability to Incur additional Indebtedness are contained in the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” “—Liens” and “—Sale and Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of at least a majority in aggregate principal amount of the New Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the New Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the sale, conveyance, transfer, lease or other disposition of “all or substantially all” of the assets of the Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Company to repurchase such New Notes as a result of a sale, conveyance, transfer, lease or other disposition of less than all of the assets of the Parent and its Subsidiaries, taken as a whole, to another Person may be uncertain.

The provisions under the Indenture relative to our obligation to make a Change of Control Offer to repurchase the New Notes as a result of a Change of Control may be waived or modified, with respect to the New Notes, with the written consent of the holders of a majority in aggregate principal amount of the New Notes, except that, after the obligation has arisen to make or consummate a Change of Control Offer, amendment, change or modification in any material respect of our obligation to make and complete such Change of Control Offer requires the consent of each holder of New Notes affected.

Asset Sales

The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale (except with respect to an Event of Loss) unless:

•

the Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

•	at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided that the amount of:

•

any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet) of the Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any New Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or assignment and assumption agreement releasing the Parent or such Restricted Subsidiary from further liability; and

•

any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) within 120 days following the consummation of such Asset Sale, will be deemed to be cash for purposes of this provision.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale by the Parent or a Restricted Subsidiary, the Parent or such Restricted Subsidiary may apply such Net Proceeds at its option:

•	to permanently reduce Indebtedness under the Revolving Credit Agreement (and to correspondingly reduce commitments with respect thereto);

•

with respect to Asset Sales of assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor (and to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to the Parent or another Subsidiary of the Parent;

•	to acquire the Capital Stock of a Person engaged in a Similar Business, if, after giving effect to any such acquisition of Capital Stock, such Person becomes a Restricted Subsidiary of the Parent;

•

to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Similar Business and/or to make expenditures for maintenance, repair or improvement of existing properties and assets; or

•	any combination of the foregoing.

Pending the final application of any such Net Proceeds, the Parent or a Restricted Subsidiary may temporarily reduce Indebtedness under the Revolving Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested (by election or as a result of the passage of time) as provided in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, within 10 business days thereof, the Company will be required to make an offer (an “Asset Sale Offer”) to all holders of New Notes to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of the New Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of New Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Parent and its Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of New Notes surrendered by holders thereof exceeds the amount of the Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis based upon principal balance; provided, that in connection with any such proration, the Trustee may make such adjustments upward or downward and not exceeding $1,000 principal amount such that the unpurchased portion of any New Note shall equal $2,000 principal amount or an integral multiple of $1,000 in excess thereof. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

General

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-l under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the New Notes as a result of a Change of Control or Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue of its compliance with such securities laws or regulations.

New Notes (or portions thereof) purchased pursuant to a Change of Control Offer or an Asset Sale Offer will be cancelled and cannot be reissued.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Offer purchase price for all the New Notes that might be delivered by holders of the New Notes seeking to accept the Change of Control Offer. It is also possible that the events that constitute a Change of Control may also be events of default under the Revolving Credit Agreement. These events may permit the lenders under the Revolving Credit Agreement to accelerate the Indebtedness outstanding thereunder. If the Company is required to repurchase the New Notes pursuant to a Change of Control Offer and repay certain amounts outstanding under the Revolving Credit Agreement if such Indebtedness is accelerated, the Company would probably require third-party financing. The Company cannot give assurance that it would be able to obtain third-party financing on acceptable terms, or at all. If the Indebtedness under the Revolving Credit Agreement is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such Indebtedness, thereby limiting the Company’s ability to raise cash to purchase the New Notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the New Notes.

Certain Covenants

Restricted Payments

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,

(1) declare or pay any dividend on, or make any other payment or distribution in respect of, its Equity Interests (including any dividend or distribution payable in connection with any merger, consolidation or amalgamation involving the Parent or any Restricted Subsidiary) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to the Parent or any Restricted Subsidiary (and, if such Restricted Subsidiary has stockholders other than the Parent or other Restricted Subsidiaries, to its other stockholders on no more than a pro rata basis));

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Parent held by any Person or any Equity Interests of any Restricted Subsidiary held by any Affiliate of the Parent (in each case other than held by the Parent or a Restricted Subsidiary), including in connection with any merger, consolidation or amalgamation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Parent that are not Disqualified Stock);

(3) make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, more than 30 days prior to the scheduled final maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness (excluding any intercompany Indebtedness between Parent and any of its Restricted Subsidiaries or among Restricted Subsidiaries of the Parent) that is contractually subordinated in right of payment to the New Notes or any New Note Guarantee; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Parent and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (14) of the next succeeding paragraph), is, at the time of determination, less than the sum of:

(i) 50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the beginning of the first full fiscal quarter occurring immediately following the date of the Indenture to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds received by the Parent from the issuance or sale of its Equity Interests (other than Disqualified Stock) subsequent to the date of the Indenture (other than an issuance or sale to a Subsidiary of the Parent) and 100% of any cash capital contribution received by the Parent from its stockholders subsequent to the date of the Indenture, plus

(iii) the amount by which the principal amount of any Indebtedness of the Parent or a Restricted Subsidiary is reduced upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of the Indenture of any Indebtedness of the Parent or a Restricted Subsidiary convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Parent (less the amount of any cash, or the fair value of any other property, distributed by the Parent or a Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Parent or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary); plus

(iv) the amount equal to the sum of (x) the net reduction in the Restricted Investments made by the Parent or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case, realized by the Parent or any Restricted Subsidiary, and (y) in the event that any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary, the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is re-designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(v) 50% of any dividends or distributions received by the Parent or a Restricted Subsidiary of the Parent that is a Guarantor after the date of the Indenture from an Unrestricted Subsidiary of the Parent, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of the Parent for such period.

The foregoing provisions will not prohibit:

(1) the payment by the Parent, the Company or any Restricted Subsidiary of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the Indenture;

(2) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of the Parent (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Parent) or a substantially concurrent cash capital contribution received by the Parent from its shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (c)(ii) of the preceding paragraph;

(3) the making of any payment on or with respect to, or the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated in right of payment to the New Notes or to any New Note Guarantee with, in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt;

(4) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, providing cash to any direct or indirect parent of Parent to fund the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of such Person, the Parent or any Restricted Subsidiary held by employees, former employees, directors, former directors, consultants or former consultants (or their respective permitted transferees) of such Person or the Parent or any of its Subsidiaries; provided that the aggregate amount of such redemptions, repurchases, retirements and other acquisitions (excluding amounts representing cancellation of Indebtedness, but including, for the avoidance of doubt, the aggregate principal amount of all Permitted Debt described in clause (13) of the definition thereof issued as consideration for any such redemptions, repurchases, retirements or other acquisitions) shall not exceed $5.0 million in any fiscal year and $7.5 million in the aggregate (in each case plus the amount of net cash proceeds received by the Parent and its Restricted Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by the Parent to members of management of the Parent and its Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment);

(5) payments of dividends on Disqualified Stock issued pursuant to the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee of the Parent or any of the Restricted Subsidiaries to pay for the taxes payable by such employee upon such grant or award, provided that all such repurchases shall not be included in the calculation of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of clause (c)(ii) of the preceding paragraph;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this caption (as determined in good faith by the Board of Directors of the Parent);

(8) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (5) of paragraph (b) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock or any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the New Notes or to any New Note Guarantee pursuant to provisions similar to those described under the caption “—Repurchase at the Option of Holders—Change of Control;” provided that all New Notes tendered by holders in connection with a Change of Control Offer have been repurchased, redeemed or acquired for value;

(10) payments or distributions to dissenting stockholders of Capital Stock of the Parent pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations, amalgamations and transfers of all or substantially all of the property and assets of the Parent or any of its Restricted Subsidiaries;

(11) Permitted Parent Payments;

(12) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payment of fees not in excess of $2.0 million per annum pursuant to the Management Agreement as in effect on the date of the Indenture;

(13) the application of the proceeds from the issuance of the New Notes and the equity investment by the Equity Investors on the date of the Indenture and the related transactions, all as described under “Use of Proceeds;” or

(14) Restricted Payments in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (14) and then outstanding, does not exceed $7.5 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets proposed to be transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Parent will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may Incur Indebtedness (including Acquired Debt) and the Parent may issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The foregoing provisions will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Company, Thermon Canada Inc. or any Guarantor (including any Guarantees thereof) of Indebtedness pursuant to the Revolving Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of (A) the greater of (x) $40.0 million and (y) the Borrowing Base, plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any such Indebtedness pursuant to “—Repurchase at the Option of Holders—Asset Sales”;

(2) the Incurrence by the Company and the Guarantors of Indebtedness represented by the New Notes (other than any Additional New Notes) and the related New Note Guarantees and the Exchange New Notes and the related New Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(3) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) Incurred for the purpose of financing (or refunding, refinancing or replacing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in any Similar Business (including through the direct acquisition of such property, plant or equipment or the acquisition of Equity Interests of the Person owning such property, plant or equipment) that, added to all other Indebtedness Incurred pursuant to this clause (3) and then outstanding, will not exceed $5.0 million;

(4) the Incurrence by the Parent or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund, Indebtedness that was Incurred pursuant to paragraph (a) or pursuant to clause (2), (8) or this clause (4);

(5) the Incurrence of (a) intercompany Indebtedness of the Company, a Guarantor or any other Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Guarantor; provided that (i) such Indebtedness shall be unsecured and if owing by the Company or any Guarantor, contractually subordinated in all respects (other than with respect to the maturity thereof) to the Obligations of the Company under the New Notes or such Guarantor under its New Note Guarantee, as the case may be, and (ii) if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (1) or (16) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not permitted under this clause (5) by the issuer of such Indebtedness and (b) intercompany Indebtedness of the Company, any Guarantor or any Foreign Subsidiary for so long as such Indebtedness is held by a Foreign Subsidiary; provided that (i) if such Indebtedness is owing by the Company or any Guarantor, such Indebtedness shall be unsecured and contractually subordinated in all respects (other than with respect to the maturity thereof) to the Obligations of the Company under the New Notes or such Guarantor under its New Note Guarantee, as the case may be, and (ii) if as of any date any Person other than such other Foreign Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (25) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted under this clause (5) by the issuer of such Indebtedness;

(6) Guarantees by the Parent or any of its Restricted Subsidiaries of Indebtedness of the Parent or any of its Restricted Subsidiaries to the extent that the guaranteed Indebtedness was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed (x) is subordinated to the New Notes or a New Note Guarantee, then the Guarantee must be subordinated to the same extent as the Indebtedness being guaranteed or (y) is owed by any Restricted Subsidiary that is not a Guarantor, such Guarantee shall be subordinated to the prior payment in full of the New Notes in the case of the Company or the New Note Guarantees in the case of a Guarantor;

(7) the Incurrence by the Parent or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for purposes of speculation;

(8) the Incurrence of Existing Indebtedness (other than Indebtedness described in clause (1), (2) or (5) of this covenant);

(9) the Incurrence of Obligations by the Parent or any of its Restricted Subsidiaries in respect of standby and other letters of credit, bankers’ acceptances, bank guarantees, performance, bid and surety bonds, customs bonds, completion guarantees or similar instruments issued in the ordinary course of business and not supporting obligations for borrowed money, including in respect of workers’ compensation claims and self-insurance obligations and bids or contracts entered into in the ordinary course of business with any customer of Parent or any of its Restricted Subsidiaries;

(10) the Incurrence by the Parent or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of its Incurrence;

(11) Indebtedness of Foreign Subsidiaries (including refinancings thereof) that, when added together with any other Indebtedness incurred under this clause (11) and then outstanding, will not exceed $5.0 million;

(12) Indebtedness of the Parent or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(13) Indebtedness consisting of promissory notes or similar Indebtedness issued by the Parent or any Restricted Subsidiary to current, future or former officers, directors and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any direct or indirect parent of Parent, Parent, or the Company or a Restricted Subsidiary to the extent described in clause (4) of the second paragraph under the caption “Restricted Payments”;

(14) the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited with the Trustee to redeem the New Notes in full or to defease or to satisfy and discharge the New Notes;

(15) the Incurrence of Indebtedness arising from agreements of the Parent or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary in accordance with the terms of the Indenture, other than Indebtedness or Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; and

(16) the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Parent (in addition to Indebtedness or Disqualified Stock permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (16) and then outstanding, will not exceed $20.0 million.

(c) The Parent will not incur, and will not permit the Company or any other Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the New Notes and the applicable New Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on junior Lien or priority basis.

(d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (16) under paragraph (b) of this covenant or under paragraph (a) of this covenant, the Parent shall, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to paragraph (a) of this covenant, and may re-classify any such item of Indebtedness from time to time among such clauses or the first paragraph of this covenant, so long as such item meets the applicable criteria for such category. For avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (1) through (16) above, and in part under one or more other clauses or under paragraph (a) of this covenant. Indebtedness outstanding on the date of the Indenture under the Revolving Credit Agreement shall be treated as Incurred pursuant to clause (1) above.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Accrual of interest and dividends, accretion of accreted value, amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, and changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Parent may designate any Restricted Subsidiary (other than the Company) (including any newly acquired or newly formed Subsidiary or Person becoming a Subsidiary through merger, consolidation or amalgamation or Investment therein) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” Parent will be in default of such covenant. The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Liens

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Parent or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(2) pay any Indebtedness owed to the Parent or any of its Restricted Subsidiaries;

(3) make any loans or advances to the Parent or any of its Restricted Subsidiaries; or

(4) sell, lease or transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) any agreements in effect or entered into on the date of the Indenture, including agreements governing Existing Indebtedness as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not (as determined in good faith by the Company) materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of the Indenture;

(2) the Revolving Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or additional facilities are not (as determined in good faith by the Company) materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Revolving Credit Agreement, as in effect on the date of the Indenture;

(3) the Indenture Documents;

(4) applicable law and any applicable rule, regulation, order, approval, license, permit or similar restriction;

(5) customary non-assignment, non-subletting or non-sublicensing provisions in leases, licenses or other agreements entered into in the ordinary course of business;

(6) purchase money obligations that impose restrictions of the nature described in clause (4) of the preceding sentence on the property so acquired;

(7) any agreement for the sale or other disposition of (x) all or substantially all of the Capital Stock or (y) any other assets of a Restricted Subsidiary that restricts distributions, loans or transfers by that Restricted Subsidiary pending its sale or other disposition thereof;

(8) any agreement or other instrument of a Person acquired by the Parent or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, and any amendment, modification, renewal, replacement or refinancing thereof; provided, that such amendments, modifications, renewals, replacements or refinancings are not (as determined in good faith by the Company) materially less favorable, taken as a whole, to the holders of the New Notes than such encumbrances or restrictions prior to such amendment, modification, renewal, replacement or refinancing;

(9) Liens that limit the right of the Parent or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;

(10) customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements, limited liability company organizational documents, sale-leaseback agreements, stockholder agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(11) any such encumbrance or restriction with respect to any Foreign Subsidiary pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary, (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive to the holders of the New Notes than the encumbrances and restrictions contained in the agreements described in clauses (1) and (2) above (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more restrictive to the holders of the New Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make the principal or interest payments on the New Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13) other Indebtedness of Parent or any of its Restricted Subsidiaries permitted to be Incurred subsequent to the date of the Indenture pursuant to the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Indenture.

Nothing contained in this “Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from creating, incurring or suffering to exist any Permitted Lien.

Merger, Consolidation or Sale of Assets

(a) The Parent and the Company. Neither the Parent nor the Company shall, in any transaction or series of related transactions, consolidate with or merge with or into (whether or not the Parent or the Company, as the case may be, survives), or sell, assign, convey, transfer, lease or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Parent to sell, assign, convey, transfer, lease or otherwise dispose of) all or substantially all of the property and assets of , in the case of Parent, the Parent and its Restricted Subsidiaries, taken as a whole, and, in the case of the Company, the Company and its Restricted Subsidiaries, taken as a whole, whether as an entirety or substantially as an entirety, to any Person, unless:

(1) either:

(A) if the transaction or series of transactions is a consolidation of the Parent or the Company with or a merger of the Parent or the Company with or into any other Person, the Parent or the Company, as the case may be, shall be the surviving Person of such consolidation or merger; or

(B) the Person formed by any consolidation or merger with or into the Parent or the Company (if other than the Parent or the Company, as the case may be), or to which all or substantially all of such properties and assets are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such Person shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of (x) the Parent under its New Note Guarantee and the Indenture or (y) the Company under the New Notes and the Indenture, as the case may be, and in each case, the Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of the Parent or the Company, as applicable, under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; and

(2) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(3) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), (x) the Parent, or the successor entity to the Parent, as the case may be, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (y) the Fixed Charge Coverage Ratio of the Parent, or the successor entity to the Parent, as the case may be, shall immediately after such transaction be no less than such ratio immediately prior to such transaction.

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any of the Parent’s Subsidiaries to the Company or any Guarantor, or the consolidation, amalgamation or merger of any Subsidiary of the Parent with or into the Company or any Guarantor. Clauses (2) and (3) of the preceding paragraph shall not apply to (i) the Merger, (ii) a merger of the Parent or the Company with an Affiliate solely for the purpose of reincorporating the Parent or the Company in another jurisdiction, (iii) a merger transaction among any of the Parent, the Company or any direct or indirect parent of the Company or (iv) a merger, consolidation or amalgamation of a Foreign Subsidiary with another Foreign Subsidiary or the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets of a Foreign Subsidiary to another Foreign Subsidiary.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, the Parent shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of the Indenture and an Opinion of Counsel. Each such Officers’ Certificate shall set forth the manner of determination of the Parent’s compliance with clause (3) of the preceding paragraph.

The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor company under the Indenture Documents, and the predecessor entity shall (except in the case of a lease) be released from all its obligations and covenants under the Indenture Documents.

(b) The Guarantors. Subject to certain limitations in the Indenture governing release of a Guarantor upon the sale or disposition of a Restricted Subsidiary that is a Guarantor, each Guarantor (other than the Parent) shall not, in any transaction or series of related transactions, consolidate with or merge into (whether or not such Guarantor survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any Person, unless either:

(1) either:

(A) if the transaction or series of transactions is a consolidation of such Guarantor with or a merger of such Guarantor with or into any other Person, such Guarantor shall be the surviving Person of such consolidation or merger; or

(B) the Person formed by any consolidation or merger with or into such Guarantor (if other than the Guarantor), or to which all or substantially all of the properties and assets of such Guarantor and its Subsidiaries, taken as a whole, are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall be a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under its New Note Guarantee and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of such Guarantor under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; or

(2) the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any of the Parent’s Subsidiaries to the Company or any Guarantor, or the consolidation, amalgamation or merger of any Subsidiary of the Parent with or into the Company or any Guarantor.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by clause (1) of the foregoing provisions, such Guarantor shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of the Indenture and an Opinion of Counsel.

The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor company under the Indenture Documents, and the predecessor entity shall (except in the case of a lease) be released from all its obligations and covenants under the Indenture Documents.

Transactions with Affiliates

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, convey, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a Person who was not an Affiliate; and

(2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Parent disinterested with respect to such Affiliate Transaction has determined in good faith that the criteria set forth in clause (1) are satisfied and has approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Parent set forth in an Officers’ Certificate; and

(3) if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $10.0 million, the Parent obtains an opinion as to the fairness to the Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing or that such Affiliate Transaction is no more restrictive to the Parent and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

The foregoing provisions will not apply to the following:

(a) any employment agreement or compensation plan or arrangement entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business of the Parent or any such Restricted Subsidiary;

(b) the payment of compensation (including awards or grants in cash, securities or other payments) for the personal services of, and expense reimbursement and indemnity provided on behalf of, officers, directors, consultants and employees of the Parent or any of the Restricted Subsidiaries pursuant to clause (a) above or otherwise as determined in good faith by the Parent Board of Directors;

(c) payments or issuances of securities pursuant to employment agreements, collective bargaining agreements, employee benefit plans, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Parent Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(d) transactions exclusively between or among the Parent and/or its Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

(e) transactions under any agreement or arrangement existing on the date of the Indenture, as in effect on the date of the Indenture, or as modified, amended or amended and restated so long as such agreement or arrangement as so modified, amended or amended and restated, taken as a whole, is not materially less favorable, taken as a whole, to the holders of the New Notes than the original agreement or arrangement in existence on the date of the Indenture;

(f) the issuance or sale of any Equity Interests (other than Disqualified Stock) of, or any contribution of capital to, the Parent;

(g) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” and any Permitted Investments of the type described in clause (9) of the definition thereof; and

(h) transactions with customers, clients, suppliers or purchasers or sellers of goods or services or joint venture partners, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Parent or its Restricted Subsidiaries or are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party; provided that such transactions are approved by a majority of the Parent Board of Directors in good faith (including a majority of disinterested directors of the Parent Board of Directors, or if there is only one disinterested director, such director).

Business Activities

The Parent will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Parent and its Restricted Subsidiaries taken as a whole.

Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Subsidiary of the Parent to any Person (other than the Parent or a Wholly-Owned Subsidiary of the Parent), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly-Owned Subsidiary; and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

In addition, the Parent will not permit any of its Wholly-Owned Subsidiaries to issue any Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Parent or another Wholly-Owned Subsidiary of the Parent.

Payments for Consent

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the New Notes or any other Indenture Document unless such consideration is offered to be paid and is paid to all holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Sale and Leaseback Transactions

The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(1) the Parent or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Incur a Lien on such property securing such Attributable Debt pursuant to the covenant described above under the caption “—Liens”; and

(2) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Parent or such Restricted Subsidiary, as applicable, applies the Net Proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The foregoing provisions will not apply if (i) the lease is for a period, including renewal rights, of not in excess of three years or (ii) the transaction is among the Company, the Parent and any of the other Guarantors, among the Guarantors or among Restricted Subsidiaries that are not Guarantors.

Additional New Note Guarantees

If (i) the Parent or any of its Restricted Subsidiaries shall acquire or create another Domestic Subsidiary after the date of the Indenture or (ii) any Foreign Subsidiary Guarantees (or otherwise becomes liable for) Indebtedness of the Company or a Guarantor, then the Parent shall cause such Subsidiary to become a Guarantor and:

(1) execute a supplemental indenture, in accordance with the terms of the Indenture, pursuant to which such Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Indenture Documents on the terms set forth in the Indenture;

(2) execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents necessary in order to grant to the Collateral Agent, for the benefit of the holders of the New Notes, a security interest in the Equity Interests of such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement, which are owned by the Company or a Guarantor and are required to be pledged pursuant to the Collateral Documents;

(3) take such actions as are necessary to grant to the Collateral Agent for the benefit of the holders of the New Notes a perfected second-priority security interest, subject to Permitted Liens and the Intercreditor Agreement, in the assets of such Subsidiary, other than Excluded Collateral, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may reasonably requested by the Collateral Agent;

(4) take such further action and execute and deliver such other documents specified in the Indenture Documents or otherwise reasonably requested by the Trustee or Collateral Agent to give effect to the foregoing; and

(5) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary and the Collateral Documents to which such Subsidiary is a party create a valid perfected Lien on the Collateral covered thereby.

Further Assurances

Neither the Parent nor any of its Restricted Subsidiaries will take or knowingly omit to take any action that would materially impair the Liens in favor of the Collateral Agent, on behalf of itself, the Trustee and the holders of the New Notes, with respect to any material portion of the Collateral. The Company and the Parent shall, and shall cause each other Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the Obligations intended to be secured by the Collateral Documents and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary under applicable law to perfect (and maintain the perfection and priority) the Liens created by the Collateral Documents, subject to Permitted Liens, at such times and at such places as may be required by law or as the Collateral Agent may reasonably request, in each case subject to the terms of the Collateral Documents.

Mortgages

With respect to any fee interest in real property that is acquired by the Company or any Guarantor that has a purchase price that is greater than $1.0 million (such real property referred to individually and collectively as the “Premises”), within 120 days after the acquisition thereof, the Company or such Guarantor shall:

(1) deliver to the Collateral Agent, as mortgagee, for the benefit of the holders of the New Notes, fully executed counterparts of Mortgages (in substantially the form of the First Priority Mortgages), duly executed by the Company or the applicable Guarantor, as the case may be, together with evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the Premises purported to be covered thereby;

(2) deliver to the Collateral Agent, a mortgagee’s title insurance policy in favor of the Collateral Agent in an amount equal to 100% of the Fair Market Value of the Premises covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens and any other exceptions disclosed in such policy, and such policies shall also include, to the extent available and issued at ordinary rates, customary endorsements and shall be accompanied by evidence of the payment in full (or reasonably satisfactory arrangements for the payment in full) of all premiums thereon;

(3) deliver to the Collateral Agent the most recent survey of such Premises, together with such other survey updates, affidavits or other documents in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy, including, without limitation, (i) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Company or the applicable Guarantor, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Company or Guarantor, as applicable, of such Premises for the Company or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises; and

(4) deliver an Opinion of Counsel to the Collateral Agent that such Mortgage has been duly authorized, executed and delivered by the Company or such Guarantor, constitutes a legal, valid, binding and enforceable obligation of the Company or such Guarantor and has been properly recorded.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any New Notes are outstanding, commencing with the fiscal quarter ending June 30, 2010, Parent will furnish to the holders of New Notes and the Trustee within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Parent (as a non-accelerated filer) were required to file such reports; and

(2) all current reports that would be required to be filed with or furnished to the SEC on Form 8-K if the Parent were required to file or furnish such reports; provided, however, that no such current report will be required to be furnished if the Parent determines in its good faith judgment that such event is not material to holders of New Notes or the business, assets, operations or financial condition of the Parent and its Restricted Subsidiaries, taken as a whole.

The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Parent’s delivery obligation.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Parent’s consolidated financial statements by the Parent’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, the Parent will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such filing).

If, at any time after consummation of the exchange offer contemplated by the Registration Rights Agreement, the Parent is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Parent will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such filings. The Parent will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Parent’s filings for any reason, the Parent will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Parent (as a non-accelerated filer) were required to file those reports with the SEC.

If the Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent.

The Parent will, for so long as any New Notes remain outstanding, will use its commercially reasonable efforts to hold and participate in quarterly conference calls with the holders of the New Notes, beneficial owners of the New Notes and securities analysts to discuss such financial information no later than ten business days after distribution of such financial information.

The Parent will also, for so long as any New Notes remain outstanding, furnish or cause to be furnished to the holders of the New Notes, beneficial owners of the New Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the New Notes are not freely transferable under the Securities Act.

Notwithstanding anything herein to the contrary, the Parent shall not be deemed to have failed to comply, observe or perform its obligations hereunder for purposes of clause (4) under “—Events of Default and Remedies” until 30 days after the date any information, report or other document hereunder is required to be filed or transmitted so long as Parent is using its reasonable efforts to make such filing.

Events of Default and Remedies

An “Event of Default” will be defined in the Indenture as:

(1) default for 30 days in the payment when due of interest on the New Notes;

(2) default in payment when due of the principal, or premium, if any, of any New Note (at maturity, upon redemption or otherwise);

(3) default in the payment of principal and interest on New Notes required to be repurchased by the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or the failure by the Parent and its Restricted Subsidiaries to comply with the provisions described under”—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure to perform any other covenant or agreement of the Parent or any of its Restricted Subsidiaries under the Indenture Documents for 60 days after written notice to the Parent or the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the New Notes then outstanding voting as a single class;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Parent or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture (but excluding Indebtedness owing to the Company or any Restricted Subsidiary), which default (A) is caused by a failure to pay principal of such Indebtedness when due and payable after the expiration of the grace period provided in such Indebtedness (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Parent or such Restricted Subsidiary of notice of any such acceleration) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent);

(6) failure by the Parent or any of its Restricted Subsidiaries to pay final judgments which are non-appealable in an aggregate amount (net of any amount covered by indemnities or insurance issued by a reputable and creditworthy insurer that has not disclaimed coverage) in excess of $10.0 million (or its foreign currency equivalent), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following such judgment becoming final and non-appealable;

(7)(i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents) or (ii) the breach or repudiation by the Parent or any of its Restricted Subsidiaries of any of their obligations under any Collateral Document (other than by reason of a release of such obligation or Lien related thereto in accordance with the terms of the Indenture or the Collateral Documents); provided that, in the case of clauses (i) and (ii), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest in favor of the Collateral Agent under any applicable law (other than the law of any foreign jurisdiction) (to the extent required under the Collateral Documents);

(8) except as expressly permitted by the Indenture, any New Note Guarantee from a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its New Note Guarantee (other than by reason of a release of such Guarantor under such New Note Guarantee in accordance with the terms of the Indenture Documents); and

(9) certain events of bankruptcy or insolvency described in the Indenture with respect to the Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Parent, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, holders of at least a majority in aggregate principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

The holders of at least a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest, on the New Notes (except a rescission of acceleration of the New Notes by the holders of at least a majority in aggregate principal amount of the then outstanding New Notes and a waiver of the payment default that resulted from such acceleration).

In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the New Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of New Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that both (a) either (x) the default giving rise to such Event of Default pursuant to clause (5) shall be remedied or cured pursuant to the terms of, or waived by the holders of, such Indebtedness or any consequent acceleration of such Indebtedness shall be rescinded, annulled or otherwise cured or (y) such Indebtedness shall have been discharged in full and (b) (1) the rescission and annulment of such acceleration of the New Notes would not conflict with any judgment or decree of any court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the New Notes that became due solely because of such acceleration of the New Notes, have been cured or waived.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the other Indenture Documents and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Indenture Documents or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the New Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture Documents and the Registration Rights Agreement will be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration and transfer, exchange or replacement of New Notes, as expressly provided for in the Indenture) as to all outstanding New Notes if:

(a)(1) the Company will have paid or caused to be paid the principal of, premium, if any, and interest as and when the same will have become due and payable, (2) all outstanding New Notes (except lost, stolen or destroyed New Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (3) all New Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or (ii) (A) shall become due and payable at their Stated Maturity within one (1) year or (B) are to be called for redemption within one (1) year under arrangements reasonably satisfactory to the Trustee, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in trust of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof in an amount sufficient to pay and discharge the principal, premium, if any, and interest on the New Notes to the date of Stated Maturity or such redemption, as the case may be;

(b) the Company and the Guarantors have paid all other sums payable by them under the Indenture and the other Indenture Documents; and

(c) the Company has delivered an Officers’ Certificate and an Opinion of Counsel stating that all conditions relating to the satisfaction and discharge of the Indenture have been satisfied.

Defeasance

At any time and at the Company’s option:

(1) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding New Notes; or

(2) if applicable, the Parent and its Restricted Subsidiaries may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be a Default or an Event of Default under the Indenture and the New Notes;

in either case (1) or (2) upon irrevocable deposit with the Trustee, in trust, of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an independent, nationally recognized (a) investment bank, (b) appraisal firm or (c) firm of certified public accountants, to pay the principal of, premium, if any, and interest on the outstanding New Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to Stated Maturity or to a particular redemption date. With respect to clause (2), the obligations under the Indenture (other than with respect to such covenants) and the Events of Default (other than the Events of Default relating to such covenants) shall remain in full force and effect.

Such trust may only be established if, among other things:

(a) with respect to clause (1), the Company shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding New Notes will not recognize income, gain or loss for U.S.

federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (2), the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding New Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of any Liens in respect thereof);

(c) such deposit, defeasance and discharge or deposit and defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound;

(d) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and assuming that no holder of the New Notes is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally;

(e) the Company must have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the New Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(f) the Company must have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the deposit, defeasance and discharge or the deposit and defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange New Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar of the New Notes and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed. The registered holder of a New Note will be treated as the owner of it for all purposes (subject to the record date provisions of the New Notes).

Amendment, Supplement and Waiver

Except as provided below, the Indenture Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the New Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the New Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture Documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding New Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the New Notes).

Without the consent of each holder of New Notes affected, an amendment, supplement or waiver may not (with respect to any New Notes held by a non-consenting holder):

(1) reduce the principal amount of New Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of, premium, if any, or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” prior to the time at which an obligation to make such an offer has arisen);

(3) reduce the rate of or change the time for payment of interest on any New Note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes and the consequences thereof by the holders of at least a majority in aggregate principal amount of the then outstanding New Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any New Note payable in money other than that stated in the New Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of New Notes to receive payments of principal of, premium, if any, or interest on the New Notes when due and payable;

(7) release any Guarantor from any of its obligations under its New Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) after the Company’s obligation to make and consummate a Change of Control Offer or Asset Sale Offer arises under the Indenture, amend, change or otherwise modify in any material respect (A) such obligation or (B) the provisions or definitions with respect thereto; or

(9) make any change in the foregoing or succeeding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Indenture Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the New Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the New Notes then outstanding.

Notwithstanding the foregoing, without the consent of any holder of New Notes, the Company and the Trustee may amend or supplement the Indenture Documents to:

(1) cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

(2) provide for uncertificated New Notes in addition to or in place of certificated New Notes;

(3) comply with the covenant relating to mergers, consolidations, amalgamations and sales of assets;

(4) provide for the assumption of the Company’s or any Guarantor’s obligations to holders of New Notes in the case of a merger, consolidation, amalgamation or sale of all or substantially all of the assets of such Person;

(5) add Guarantees with respect to the New Notes or to secure the New Notes or to release a Guarantor from its New Note Guarantee in accordance with the terms of the Indenture;

(6) add to the covenants of the Company or any Guarantor for the benefit of the holders of the New Notes or surrender any right or power conferred upon the Company or any Guarantor;

(7) make any change that would provide any additional rights or benefits to the holders of New Notes or that does not adversely affect (as determined by the Company in good faith) the legal rights under the Indenture Documents of any such holder;

(8) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(9) (i) enter into additional or supplemental Collateral Documents or (ii) release Collateral in accordance with the terms of the Indenture and the Collateral Documents;

(10) (i) enter into additional or supplemental New Note Guarantees with respect to the New Notes or (ii) release a New Note Guarantee by a Guarantor which release is otherwise permitted under the Indenture and would not result in a Default or Event of Default;

(11) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof;

(12) make any amendment to the provisions of the Indenture relating to the transfer and legending of New Notes as permitted by the Indenture, including to facilitate the issuance and administration of the New Notes or to comply with the rules of any applicable securities depository; provided, however, that (i) compliance with the Indenture as so amended would not result in New Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer New Notes;

(13) provide for or confirm the issuance of Additional New Notes in accordance with the terms of the Indenture; or

(14) to conform the text of the Indenture or any other Indenture Document to any provision of this “Description of the New Notes” to the extent that such provision of this “Description of the New Notes” was intended to be a verbatim recitation of a provision of the Indenture or any other Indenture Document, as evidenced by an Officers’ Certificate of the Company.

The consent of holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the New Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the New Notes, or any defect therein, will not impair or affect the validity of the amendment.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will also be the initial paying agent and registrar for the New Notes and the Collateral Agent under the Security Agreement. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

The holders of at least a majority in aggregate principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder of the New Notes, unless such holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Thermon Holding Corp., 100 Thermon Drive, San Marcos, Texas 78666, Attention: Chief Executive Officer.

Book-Entry, Delivery and Form

Except as set forth below, the New Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The New Notes initially will be represented by one or more New Notes in registered, global form without interest coupons (collectively, the “Global New Notes”). The Global New Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global New Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global New Notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global New Notes for Certificated New Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global New Notes will not be entitled to receive physical delivery of New Notes in certificated form. Transfers of beneficial interests in the Global New Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between such participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers of the New Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants of DTC. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of its participants and indirect participants.

DTC has also advised the Company that, pursuant to procedures established by it, ownership of these interests in the Global New Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interest in the Global New Notes).

All interests in a Global New Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global New Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person holding a beneficial interest in a Global New Note to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except as described below, owners of interests in the Global New Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global New Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder thereof. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the New Notes, including the Global New Notes, are registered as the owners of the New Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global New Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to beneficial ownership interests in the Global New Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by participants and indirect participants to beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants and will not be the responsibility of DTC, the Company or the Trustee. Neither the Company nor the Trustee will be liable for any delay by DTC or any participants or indirect participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the New Notes described herein, cross-market transfers between participants of DTC, on the one hand, and participants of Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global New Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global New Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global New Notes for legended New Notes in certificated form, and to distribute such New Notes to its participants.

Exchange of Global New Notes for Certificated New Notes

A Global New Note is exchangeable for definitive New Notes in registered certificated form (“Certificated New Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global New Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days thereafter; or

(2) there has occurred and is continuing a Default or Event of Default with respect to the New Notes.

In all cases, Certificated New Notes delivered in exchange for any Global New Note or beneficial interests in Global New Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated New Notes for Global New Notes

Certificated New Notes may not be exchanged for beneficial interests in any Global New Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such New Notes. See “Notice to Investors.”

Same Day Settlement and Payment

The Company will make payments in respect of any New Notes represented by a Global New Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account or accounts specified by DTC as the registered holder of such Global New Note. The New Notes represented by the Global New Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global New Note from a participant of DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global New Note by or through a Euroclear or Clearstream participant to a participant of DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registered Exchange Offer; Registration Rights

The Company, the Guarantors and the initial purchasers of the Old Notes entered into the Registration Rights Agreement pursuant to which the Company and each Guarantor agreed, at their expense, for the benefit of the holders of the Old Notes, to:

•

within 120 days after the date of the Indenture, file a registration statement on an appropriate registration form (the “Exchange Offer Registration Statement”) with respect to a registered offer (the “Exchange Offer”) to exchange the Registrable Notes (as defined below) for the Company’s notes (the “New Notes”), Guaranteed on a senior secured basis by the Guarantors, if any, which New Notes will have terms substantially identical in all material respects to the Registrable Notes (except that the transfer restrictions and rights under the registration rights agreement, including payment of Additional Interest will not apply to the New Notes);

•

use their commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days after the date of the Indenture (the “Effectiveness Date”); and

•	use their reasonable best efforts to cause the Exchange Offer to be consummated within 30 business days of the effectiveness of the Exchange Offer Registration Statement.

Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the New Notes (and the related Guarantees, if any) in exchange for surrender of the Registrable Notes (and the related Guarantees, if any). The Company will use commercially reasonable efforts to keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of Registrable Notes. For each of the Registrable Notes surrendered to the Company pursuant to the Exchange Offer, the holder who surrendered such Registrable Note will receive a New Note having a principal amount equal to that of the surrendered Registrable Note. Interest on each New Note will accrue (A) from the later of (x) the last interest payment date on which interest was paid on the Registrable Note surrendered in exchange therefor, or (y) if the Registrable Note is exchanged for a New Note after the record date for an interest payment date to occur on or after the date of such exchange, such interest payment date; or (B) if no interest has been paid on such Registrable Note, from the date of the Indenture.

The Company and the Guarantors have filed the Exchange Offer Registration Statement of which this prospectus forms a part and are conducting the Exchange Offer in accordance with their obligations under the Registration Rights Agreement. Holders of the New Notes will not be entitled to any registration rights with respect to the New Notes. Under some circumstances as described below, holders of the Registrable Notes (and the related Guarantees, if any), including holders who are not permitted to participate in the Exchange Offer or who may not freely sell New Notes received in the Exchange offer, may require us to file and cause to become effective, a Shelf Registration Statement covering resales of the Registrable Notes by these holders.

For the purposes of the Registration Rights Agreement, “Registrable Notes” means each:

(1) Old Note, until the earliest to occur of:

(a) the date on which such Old Note is exchanged in the Exchange Offer for a New Note which is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

(b) the date on which such Old Note has been disposed of in accordance with a Shelf Registration Statement (as defined below); and

(c) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act; and

(2) New Note held by a Participating Broker-Dealer (as defined below) until the date on which such New Note is disposed of by a Participating Broker-Dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including the delivery of the prospectus contained therein).

Under existing interpretations of the SEC contained in several no-action letters to third parties, the New Notes (and the related Guarantees, if any) will be freely transferable by holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act. Each holder that wishes to exchange its Old Notes for New Notes will be required to represent:

•	that any New Notes to be received by it will be acquired in the ordinary course of its business;

•

that at the time of the commencement and consummation of the Exchange Offer it has no arrangement or understanding with any person to participate in a distribution (within the meaning of Securities Act) of the New Notes in violation of the Securities Act;

•

that if such holder is an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of the Company, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of New Notes; and

•

if such holder is a broker-dealer (a “Participating Broker-Dealer”) that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such New Notes.

By acquiring Registrable Notes, a holder will be deemed to have agreed to indemnify the Company and the Guarantors, if any, against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Old Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

The Company will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other Persons, if any, with similar prospectus delivery requirements for use in connection with any resale of New Notes.

If:

•

prior to the consummation of the Exchange Offer, the holders of a majority in aggregate principal amount of Registrable Notes determine in their reasonable judgment that the New Notes would not, upon receipt, be tradeable by the holders thereof without restriction under the Securities Act;

•	any change in law or applicable interpretations of the staff of the SEC would not permit the consummation of the Exchange Offer prior to the Effectiveness Date;

•	the Exchange Offer is not consummated within 30 business days from the date on which the Exchange Offer Registration Statement is declared effective;

•

in the case of (A) any holder not permitted by applicable law or SEC policy to participate in the Exchange Offer, (B) any holder participating in the Exchange Offer that receives New Notes that may not be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an Affiliate of the Company) or (C) any broker-dealer that holds Old Notes acquired directly from the Company or any of its Affiliates and, in each such case contemplated by this clause, such holder notifies the Company within six months of consummation of the Exchange Offer; or

•	in certain circumstances, certain holders of unregistered New Notes so request,

then in each case, the Company will (x) promptly deliver to the holders of Old Notes and the Trustee written notice thereof and (y) as promptly as practicable, file a shelf registration statement covering resales of the applicable Old Notes (the “Shelf Registration Statement”), and (b) use its commercially reasonable efforts to keep effective the Shelf Registration Statement until the earlier of one year after the effective date or such time as all of the applicable Old Notes have been sold thereunder.

The Company and the Guarantors will, in the event that a Shelf Registration Statement is filed, provide to each holder of Old Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells Old Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

If the Company defaults on its registration obligations described above, then Additional Interest will accrue on the principal amount of the Old Notes at a rate of 0.25% per annum for the first 90 days immediately following the date of such default. The Additional Interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period; provided that the amount of Additional Interest accruing will not exceed 1.0% per annum; provided further that upon the Company’s cure of such default, Additional Interest on the Old Notes shall cease to accrue. Additional Interest will not accrue at any particular time with respect to more than one default. Any amounts of Additional Interest that have accrued will be payable in cash on the same original interest payment dates for the Old Notes.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Administrative Agent” means General Electric Capital Corporation, or any successor thereto, as administrative agent under the Revolving Credit Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Sale” means:

(1) the sale, lease, transfer, conveyance or other disposition of any assets (including by way of a Sale and Leaseback Transaction); provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Parent and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2) the issue or sale by the Parent or any of its Restricted Subsidiaries of Capital Stock of any of the Parent’s Restricted Subsidiaries (other than directors’ qualifying Capital Stock or Capital Stock required by applicable law to be owned by another Person other than the Parent or a Restricted Subsidiary); and

(3) an Event of Loss.

In the case of either clause (1), (2) or (3), whether in a single transaction or a series of related transactions:

(A) that have a Fair Market Value in excess of $1.0 million; or

(B) for Net Proceeds in excess of $1.0 million.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(1) a transfer of Capital Stock of a Foreign Subsidiary to Parent or a Restricted Subsidiary or a transfer of assets (a) to the Company or any Guarantor or (b) by a Foreign Subsidiary to another Foreign Subsidiary;

(2) an issuance of Equity Interests by a Restricted Subsidiary to the Parent or to a Restricted Subsidiary of the Parent;

(3) the sale, disposition or lease of (x) inventory, products or services by Parent or any Restricted Subsidiary in the ordinary course of business or (y) accounts receivable by Foreign Subsidiaries in connection with factoring arrangements entered into by them in the ordinary course of business;

(4) for purposes of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” only, a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(5) the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(6) the sale, transfer or other disposition or discounting, on a non-recourse basis, of overdue and delinquent accounts in the ordinary course of business consistent with past practice;

(7) any disposition of cash or Cash Equivalents;

(8) the lease, assignment or sub-lease of any property in the ordinary course of business;

(9) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights, intangible claims or rights or other litigation claims in the ordinary course of business;

(10) any sale, abandonment or other disposition in the ordinary course of business of intellectual property or other assets determined by the Parent in its good faith judgment to be damaged, worn-out, surplus, obsolete, permanently retired or no longer useful or economically practicable or commercially desirable to maintain in the conduct of the business of the Parent or any of its Restricted Subsidiaries taken as a whole;

(11) the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; and

(12) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding boot thereon) for use in any Similar Business.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined by the Company in accordance with GAAP) of the total obligations of the lessee for net rental payments (excluding any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance or repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation).

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the board of directors or other governing body, and in the absence of the same, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

“Borrowing Base” means, at any time, an amount equal to the sum of (A) 50% of the book value of “inventories, net” of Parent and its Restricted Subsidiaries and (B) 75% of the book value of “accounts receivable, net” of Parent and its Restricted Subsidiaries, in each case, as reflected on the consolidated balance sheet of the Parent for its most recently ended fiscal quarter for which internal financial statements are available at such time.

“Capital Lease Obligation” of any Person means the monetary obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with GAAP (each such lease and arrangement is hereinafter referred to as a “Capitalized Lease”) and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such Capitalized Lease prior to the first date upon which such Capitalized Lease may be terminated by the lessee without payment of a penalty. Notwithstanding anything to the contrary in the immediately preceding sentence, “Capital Lease Obligations” shall not include any such obligations under any Specified Capitalized Lease.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) similar to corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2) certificates of deposit, time deposits, eurodollar time deposits, demand deposits, overnight bank deposits or banker’s acceptances having maturities of one year or less from the date of acquisition issued by any lender to the Parent or any of its Subsidiaries or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000;

(3) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Rating Services, Inc. (“S&P”) or P-1 by Moody’s Investor Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition;

(4) repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully Guaranteed or insured by the United States;

(5) securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) have the highest rating obtainable from either S&P or Moody’s;

(6) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (2) of this definition;

(7) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition;

(8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, and (ii) are rated AAA by S&P and Aaa by Moody’s; and

(9) investments made by Foreign Subsidiaries in local currencies in instruments issued by or with entities in such jurisdictions having correlative and comparable attributes to the foregoing.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and any entity that wholly-owns the stock of a CFC and which is disregarded for United States federal income purposes as an entity that is separate from its owner.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all of the consolidated assets of the Parent and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company;

(3) the consummation of any transaction (including any merger, consolidation or amalgamation) the result of which is that any “person” (as defined above) other than a Permitted Holder, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock or shares of the Parent;

(4) the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors; or

(5) the Parent shall cease to own all of the outstanding Capital Stock of the Company.

“Collateral” means the collateral securing the Indenture Obligations.

“Collateral Documents” means the Security Agreement, the Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted by the Company or any Guarantor to secure any Indenture Obligations or under which rights or remedies with respect to any such Lien are governed.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:

(1) an amount equal to any extraordinary or non-recurring loss, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(2) an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness by such Person or its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent deducted in computing such Consolidated Net Income; plus

(6) write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark-to-market losses, and other non-cash charges (excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent deducted in computing such Consolidated Net Income; plus

(7) the amount of fees and expenses paid or accrued in such period under the Management Agreement to the extent deducted in such period in computing Consolidated Net Income; plus

(8) the expenses of the Parent and its Restricted Subsidiaries that are described in note (v) to the table under paragraph (b) of New Note 2 to the “Unaudited Pro Forma Condensed Consolidated Statements of Operations” section of the offering memorandum distributed in connection with the private offering of the Old New Notes to the extent deducted in such period in computing Consolidated Net Income; minus

(9) all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, and excluding amortization or write-off of deferred financing costs); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period (excluding amortization or write-off of deferred financing costs); plus

(3) any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

Notwithstanding anything to the contrary in the immediately preceding sentence “Consolidated Interest Expense” shall not include any interest expense in respect of any Specified Capitalized Lease.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary of such Person, or that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions that have been distributed in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction has been legally waived; and

(3) the cumulative effect of a change in accounting principles shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent who (1) was a member of such Board of Directors on the date of the Indenture or (2) was elected to such Board of Directors with the approval, recommendation or endorsement of, or whose nomination for election was approved, recommended or ratified by, a majority of the directors who were members of such Board of Directors on the date of the Indenture or whose nomination or election to the Board of Directors was previously so approved.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Parent or a Subsidiary of the Parent; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the New Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the New Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under the caption “—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales” are to the holders.

“Domestic Subsidiary” means any Restricted Subsidiary of the Parent other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale for cash of either (1) common equity securities or units including or representing common equity securities of the Parent (other than to a Subsidiary of the Parent) or (2) common equity securities or units including or representing common equity securities of a direct or indirect parent entity of the Parent (other than to the Parent or a Subsidiary of the Parent) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Parent.

“Event of Loss” means, with respect to any (i) loss or destruction of any property or asset or (ii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation of the use of such property or asset, the date on which the Parent or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation to replace or repair such property or asset (including improvements), in each case, in excess of $5.0 million with respect to any such event.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries outstanding on the date of the Indenture until such Indebtedness is repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Parent; provided, however, that, except in the case of determining the Fair Market Value of assets in connection with an Asset Sale not involving the sale of assets to an Affiliate, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

“First Priority Agent” means the agent designated as such under the Intercreditor Agreement and shall initially be the Administrative Agent, together with its successors and permitted assigns in such capacity.

“First Priority Cash Management Obligations” means any Cash Management Obligations secured by any Collateral under the First Priority Collateral Documents.

“First Priority Claims” means (a) Indebtedness under the Revolving Credit Agreement permitted pursuant to clause (1) and, to the extent the incurrence of such Indebtedness thereunder would not result in the aggregate principal amount of all Indebtedness incurred under the Revolving Credit Agreement to exceed $50.0 million, clause (16), in each case, of the definition of the term “Permitted Debt,” (b) First Priority Cash Management Obligations and First Priority Hedging Obligations, and (c) all other Obligations of the Company and the Guarantors under the documents relating to Indebtedness described in clauses (a) and (b) above.

“First Priority Collateral Documents” means the First Priority Security Agreements, the First Priority Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Priority Claims or under which rights or remedies with respect to such Liens are governed.

“First Priority Hedging Obligations” means any Hedging Obligations that are permitted to be incurred under clause (7) of the definition of the term “Permitted Debt” and that are secured by any collateral under the First Priority Collateral Documents.

“First Priority Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Company or any Guarantor is granted to secure any First Priority Claims or under which rights or remedies with respect to any such Liens are governed.

“First Priority Security Agreements” means the Guaranty and Security Agreement, by and among the Company, as a grantor, the domestic subsidiaries of the Company party thereto from time to time as grantors and General Electric Capital Corporation, as U.S. Agent and the Guarantee and Security Agreement, by and among Thermon Canada Inc., as a grantor, the domestic subsidiaries of the Company party thereto from time to time as grantors and GE Canada Finance Holding Company, as Canadian Agent, in each case to be dated as of the date of the Indenture and as amended or supplemented from time to time in accordance with their respective terms.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Parent or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable period. In addition, for purposes of making the computation referred to above:

(1) acquisitions that have been made by the Parent or any of its Restricted Subsidiaries, including through mergers, consolidations or amalgamations and including any related financing transactions, during such period or subsequent to such period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of such period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by the chief financial officer of the Parent);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such period;

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7) for purposes of making the computations referred to above, interest on any Indebtedness of the specified Person and its Restricted Subsidiaries under a revolving credit facility (to the extent not excluded from the calculation of the Fixed Charge Coverage Ratio due to the operation of the first parenthetical phrase of this definition) computed on a pro forma basis shall be computed based on the weighted average daily balance of such Indebtedness during such period.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(2) the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Parent incorporated or organized in a jurisdiction other than the United States or any state thereof or the District of Columbia and any Subsidiary of the Parent that wholly-owns the Capital Stock of a CFC and which is disregarded for United States federal income tax purposes as an entity that is separate from its owner.

“GAAP” means generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in:

(1) the Financial Accounting Standards Board’s FASB Statement No. 168 (the “FASB Accounting Standards Codification”);

(2) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(3) the statements and pronouncements of the Financial Accounting Standards Board; and

(4) such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:

(1) purchase or pay (or advance or supply funds for the purchase or payment) of such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;

(2) purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

(3) maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;

provided , however, that the Guarantee by any Person shall not include (x) endorsements by such Person for collection or deposit, in either case, in the ordinary course of business, or (y) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clauses (1), (3) or (4) of the definition of “Permitted Investment.”

“Guarantors” means (i) the Initial Guarantors and (ii) each Domestic Subsidiary and any other Restricted Subsidiary that executes a New Note Guarantee after the date of the Indenture in accordance with the provisions thereof, until, in the case of clauses (i) and (ii), the New Note Guarantee of any such Person is released in accordance with the provisions of the Indenture.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, amalgamation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that the accretion of original issue discount on Indebtedness shall not be deemed to be an Incurrence of Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Restricted Subsidiary of the Parent shall be deemed to have been Incurred at the time it becomes such a Restricted Subsidiary.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person:

(1) indebtedness for borrowed money;

(2) indebtedness evidenced by bonds, debentures, notes or other similar instruments of which such Person is obligated or liable;

(3) every payment obligation of such Person with respect to reimbursement of letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (1), (2) and (5), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit;

(4) every payment obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, provisional credit, accrued liabilities or similar terms arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(5) every Capital Lease Obligation of such Person;

(6) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;

(7) every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, “Hedging Obligations”); and

(8) every payment obligation of the type referred to in clauses (1) through (7) of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, guarantor or otherwise, to the extent of such Guarantee or other liability.

“Indenture Documents” means the New Notes, the Indenture, the New Note Guarantees, the Collateral Documents and the Intercreditor Agreement.

“Indenture Obligations” means all Obligations in respect of the New Notes or arising under the Indenture Documents. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Initial Guarantors” means the Parent, Thermon Manufacturing Company, a Texas corporation, Thermon Heat Tracing Services, Inc., a Texas corporation, Thermon Heat Tracing Services-I, Inc., a Texas corporation and Thermon Heat Tracing Services II, Inc., a Louisiana corporation.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel, indemnifications and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Parent for consideration consisting of common equity securities of the Parent shall not be deemed to be an Investment. If the Parent or any Restricted Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Parent such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Parent, the Parent shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Restricted Payments”:

(1) Investments shall include the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Parent’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment” shall exclude (x) intercompany royalties, commissions, chargebacks and expense reimbursement obligations (including with respect to information technology, insurance and other corporate overhead) between Parent and any of its Restricted Subsidiaries or among Restricted Subsidiaries of the Parent and (y) receivables, advances, extensions of trade credit by the Parent and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Parent or such Restricted Subsidiary, as the case may be, that are recorded as accounts receivable on the balance sheet of the Parent or such Restricted Subsidiary, as the case may be.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Parent or a Restricted Subsidiary in respect of such Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or hypothecation of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Agreement” means the Management Agreement among the Company, CHS Management V LP, Thompson Street Capital Manager LLC and Crown Investment Series LLC—Series 4 (or a related or affiliated entity), dated as of the date of the Indenture.

“Merger” means the merger of Thermon Finance, Inc. with and into Thermon Industries, Inc., with Thermon Industries, Inc. as the survivor of such merger, as more fully described under “The Transactions.”

“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Company or any Guarantor is granted to secure any Indenture Obligations or under which rights or remedies with respect to any such Liens are governed.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including dispositions pursuant to Sale and Leaseback Transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (including, for the avoidance of doubt, any gain arising from any payments made under a Specified Insurance Policy (as defined below)) (but not loss (other than any loss to the extent such loss is covered by insurance issued by a reputable and creditworthy insurer that has not disclaimed coverage (a “Specified Insurance Policy”))), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not such loss).

“Net Proceeds” means the aggregate cash proceeds received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and cash proceeds generated from checks or other cash equivalent financial instruments (including Cash Equivalents)) and insurance proceeds received on account of an Event of Loss, net of the direct costs relating to such Asset Sale (including legal, tax, accounting and investment banking, broker or finder fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or amount placed in an escrow account or cash reserves for purposes of such an adjustment and escrowed amounts and amounts taken by the Parent or Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with Asset Sale, all as determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Parent nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the chairman of the board, chief executive officer, chief financial officer, president, any executive vice president, senior vice president or vice president, the treasurer, principal accounting officer or the secretary of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company, the Parent or another Guarantor, as applicable, by two Officers thereof, one of whom must be the chief executive officer, the chief financial officer, the treasurer or the principal accounting officer of such Person, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, the Parent or the Trustee.

“Permitted Holder” means Code Hennessey & Simmons LLC and its majority owned and controlled Affiliates.

“Permitted Investments” means:

(1) any Investment in the Company or a Guarantor and any Investment by a Foreign Subsidiary in another Foreign Subsidiary and any transfer of Capital Stock of a Foreign Subsidiary to Parent or a Restricted Subsidiary of Parent;

(2) any Investment in cash or Cash Equivalents or the New Notes (by way of purchase or other acquisition);

(3) any Investment by the Parent or any Restricted Subsidiary of the Parent in a Person, if as a result of such Investment (A) such Person becomes a Guarantor or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Guarantor;

(4) any Investment by a Foreign Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Foreign Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Foreign Subsidiary;

(5) any Investment existing on the date of the Indenture or made pursuant to binding commitments in effect on the date of the Indenture or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of the Indenture; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of the Indenture or (y) as otherwise permitted under the Indenture;

(6) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(7) Hedging Obligations (including deposits of cash or other property to secure performance of Hedging Obligations) that are Incurred by the Parent or any of its Restricted Subsidiaries in the ordinary course of business and not for purposes of speculation;

(8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(9) loans and advances to employees and directors of the Parent and its Restricted Subsidiaries in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(10) Investments consisting of non-cash consideration received in connection with dispositions of damaged, worn-out, surplus, obsolete, permanently retired or no longer useful or economically practical or commercially desirable to maintain assets permitted pursuant to the Indenture;

(11) Investments received in settlement of bona fide disputes or delinquent accounts or as distributions in bankruptcy, insolvency or similar proceedings;

(12) Investments in any Person to the extent consideration for such Investment consists of Capital Stock (other than Disqualified Stock) of the Parent;

(13) cash or Cash Equivalents or other property deposited in the ordinary course of business to secure (or to secure letters of credit, banker’s acceptances or bank guarantees in connection with) the performance of statutory obligations (including obligations under worker’s compensation, unemployment insurance or similar legislation), surety or appeal bonds, customs bonds, leases, bids, agreements or other obligations under arrangements with utilities, insurance agreements, construction agreements, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(14) Investments in Foreign Subsidiaries of the Parent arising from (a) Guarantees by the Parent and its Domestic Subsidiaries of products and services provided by, and obligations of, such Foreign Subsidiaries, under contracts entered into in the ordinary course of business with customers of such Foreign Subsidiaries and (b) the Incurrence of Obligations by the Parent or any of its Domestic Subsidiaries in respect of standby and other letters of credit, bankers’ acceptances, bank guarantees, performance, bid and surety bonds, customs bonds, completion guarantees or similar instruments of like nature incurred or issued in connection with bids or contracts with customers of such Foreign Subsidiaries, in each case incurred or issued in the ordinary course of business; provided that the aggregate amount of all such obligations of the Parent and its Domestic Subsidiaries in respect of the foregoing shall not exceed $5.0 million in the aggregate at any one time outstanding;

(15) Investments in Foreign Subsidiaries not to exceed $15.0 million in the aggregate at any one time outstanding;

(16) Investments made, in connection with a Specified Restructuring, by Thermon Manufacturing in Thermon Canada to the extent evidenced by the Hybrid New Note;

(17) following the consummation of a Specified Restructuring, Investments made by Specified US LLC in Thermon Canada in exchange for common shares of Thermon Canada, pursuant to the Forward Subscription Agreement; provided that (a) such Investments shall be made solely with funds contributed to Specified US LLC by Thermon Manufacturing, pursuant to the Capital Support Agreement; and (b) such contributions shall be made solely with the proceeds of any payments made by Thermon Canada to Thermon Manufacturing, pursuant to the terms of the Hybrid New Note; provided further, that notwithstanding anything to the contrary in this clause (17), the aggregate amount of such Investments made by Specified US LLC in Thermon Canada since the date that a Specified Restructuring is consummated shall not exceed the aggregate amount of such payments made by Thermon Canada to Thermon Manufacturing; and

(18) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, not to exceed $10.0 million in the aggregate.

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of such Investment to one or more of the above clauses (1) through (18) so that all or a portion of such Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens securing First Priority Claims;

(2) Liens in favor of the Company or a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged into or consolidated or amalgamated with the Parent or a Restricted Subsidiary, provided that such Liens were not created in connection with, or in contemplation of, such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Parent or a Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Parent or any Restricted Subsidiary of the Company, provided that such Liens were not created in connection with, or in contemplation of, such acquisition;

(5) Liens, pledges or deposits on cash or Cash Equivalents or other property to secure (or to secure letters of credit, banker’s acceptances or bank guarantees in connection with) the performance of statutory obligations (including obligations under worker’s compensation, unemployment insurance or similar legislation), surety or appeal bonds, customs bonds, leases, bids, agreements or other obligations under arrangements with utilities, insurance agreements, construction agreements, government contracts, performance bonds or other obligations of a like nature, in each case incurred in the ordinary course of business;

(6) Liens arising pursuant to an order of attachment, condemnation, eminent domain, distraint or similar legal process arising in connection with legal proceedings and any Liens that are required to protect or enforce rights in any administrative, arbitration or other court proceedings in the ordinary course of business, in each case, not giving rise to an Event of Default;

(7) Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (3) of paragraph (b) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto;

(8) Liens existing on the date of the Indenture and replacement Liens that do not encumber additional assets (other than improvements and accessions to such encumbered assets), unless such encumbrance is otherwise permitted;

(9) Liens for taxes, fees, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens securing Permitted Refinancing Debt, provided that the Parent or the applicable Restricted Subsidiary was permitted to Incur such Liens with respect to the Indebtedness so refinanced under the Indenture and:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed or accreted amount, of the Indebtedness renewed, refunded, refinanced replaced, defeased or discharged with such Permitted Refinancing Debt; and (y) an amount necessary to pay any fees and expenses, including premiums and tender, exchange and defeasance costs related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11) statutory and common law Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default;

(13) survey exceptions, easements, rights-of-way, zoning restrictions, reservations, covenants, conditions, restrictions, minor imperfections or exceptions in title and other charges or encumbrances in respect of real property or imposed by law not interfering in any material respect with the ordinary conduct of the business of the Parent or any of its Restricted Subsidiaries;

(14) Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;

(15) banker’s Liens, Liens that are contractual rights of set-off and similar Liens (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any of the Restricted Subsidiaries in the ordinary course of business;

(16) Liens securing Indenture Obligations (including Additional New Notes);

(17) Liens securing Hedging Obligations permitted by clause (7) of paragraph (b) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(18) Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

(19) Liens resulting from leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Parent and its Restricted Subsidiaries;

(20) Liens on goods imported by the Company or any Restricted Subsidiary in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of such goods;

(21) Liens consisting of conditional sale, title retention, consignment or similar arrangements for the sale of goods acquired by the Parent or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Parent and its Restricted Subsidiaries prior to the date of the Indenture;

(22) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(23) any interest or title of a lessor, licensor or sublicensor solely in the property leased, licensed or sublicensed to the Parent or any Restricted Subsidiary pursuant to any lease, license or sublicense not constituting Indebtedness;

(24) Liens Incurred in the ordinary course of business of the Parent or any Restricted Subsidiary of the Parent with respect to Obligations in an aggregate principal amount that does not exceed $5.0 million at any one time outstanding and that (A) are not Incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Parent or such Restricted Subsidiary; and

(25) Liens securing Indebtedness of Foreign Subsidiaries to the extent such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that no asset of the Company or any Guarantor shall be subject to any such Lien.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest in connection with or in respect of any referenced Indebtedness.

“Permitted Parent Payments” means (i) for so long as the Parent is a member of a group filing a consolidated or combined tax return with Holdings or any direct parent thereof, payments to Holdings in respect of an allocable portion of the tax liabilities of such group that is attributable to the Parent and its Subsidiaries (the “Tax Payments”) and (ii) Payments to Holdings or any indirect parent of Parent to pay (a) franchise taxes or other costs of maintaining the corporate existence of such entities, (b) general administrative expenses incurred by such entities when due, not to exceed $250,000 in any fiscal year, and (c) customary salary, bonus, expense reimbursement and other benefits payable to directors, officers and employees of any such entities to the extent such amounts are attributable to the ownership or operation of the Parent and its Restricted Subsidiaries. The Tax Payments shall not exceed the lesser of (x) the amount of the relevant tax (including any penalties and interest) that the Parent would owe if the Parent were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Parent and such Subsidiaries from other taxable years and (y) the net amount of the relevant tax that Holdings actually owes to the appropriate taxing authority.

“Permitted Refinancing Debt” means any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, redeem, replace, repurchase, defease, discharge or refund other Indebtedness (in whole or in part) of the Parent or any of its Restricted Subsidiaries, as the case may be; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus the amount of any fees, expenses and other costs, including premiums and tender, exchange and defeasance costs, Incurred in connection therewith);

(2) such Permitted Refinancing Debt has a final scheduled maturity date later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded (or, if shorter, has a final scheduled maturity date later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the New Notes);

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Debt is subordinated in right of payment to the New Notes on terms at least as favorable to the holders of New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded; and

(4) if the Company or a Guarantor is the obligor of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded, then such Permitted Refinancing Debt shall only be Incurred by the Company or a Guarantor (and not any Restricted Subsidiaries that is not the Company or a Guarantor) and (ii) if a Restricted Subsidiary that is not the Company or a Guarantor is the obligor of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded, then such Permitted Refinancing Debt shall only be Incurred by such Restricted Subsidiary or any other Restricted Subsidiary that is not the Company or a Guarantor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease, discharge or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “refinancing” shall have correlative meanings.

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the date of the Indenture, among the Company, the Guarantors and the initial purchasers of the New Notes, as such agreement may be amended, modified or supplemented from time to time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means the Company and any other Subsidiary of the Parent that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the loan agreement, to be dated as of the date of the Indenture, by and among the Company, the several lenders from time to time parties thereto, and the Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, extended, renewed, restated, supplemented, replaced (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Sale and Leaseback Transaction” means an arrangement relating to property owned by the Parent or one of its Restricted Subsidiaries on the date of the Indenture or thereafter acquired by the Parent or one of its Restricted Subsidiaries whereby the Parent or such Restricted Subsidiary transfers such property to a Person and the Parent or such Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission, or any successor agency thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, to be dated as of the date of the Indenture, made by the Company and the Guarantors in favor of the Collateral Agent, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

“Similar Business” means any business conducted or proposed to be conducted by the Parent and any of its Restricted Subsidiaries on the date of the Indenture or any reasonable extension, development or expansion thereof or any business or activity that is similar, reasonably related, incidental, complementary or ancillary thereto.

“Specified Capitalized Lease” means a Capitalized Lease that previously would not have constituted a Capitalized Lease as of the date of the Indenture (regardless of whether such Capitalized Lease was in existence on such date) but constitutes a Capitalized Lease solely due to a change in GAAP subsequent to such date.

“Specified Restructuring” means a corporate restructuring pursuant to which the following steps shall be taken:

(1) first, Parent shall contribute the shares of Thermon Canada to the Company solely in exchange for voting stock of the Company, and the Company shall then contribute all such shares of Thermon Canada to Thermon Manufacturing solely in exchange for voting stock of Thermon Manufacturing;

(2) second, Thermon Manufacturing shall form Specified US LLC, which shall be disregarded for U.S. federal income tax purposes;

(3) third, Thermon Manufacturing shall transfer all or a portion of the shares of one or more of its Foreign Subsidiaries (other than Thermon Canada) to Thermon Canada in exchange for a promissory note (the “Hybrid New Note”); and

(4) fourth, Specified US LLC shall enter into a forward subscription agreement (the “Forward Subscription Agreement”) with Thermon Canada, pursuant to which Specified US LLC shall be obligated to purchase additional common shares in Thermon Canada, and Thermon Manufacturing shall enter into a capital support agreement (a “Capital Support Agreement”) with Specified US LLC, pursuant to which Thermon Manufacturing shall guarantee to make capital contributions to Specified US LLC.

“Specified US LLC” means a limited liability company to be newly formed by Thermon Manufacturing under the laws of the State of Delaware.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Thermon Canada” means Thermon Canada Inc., a corporation organized under the laws of the Province of Nova Scotia.

“Thermon Manufacturing” means Thermon Manufacturing Company, a corporation organized under the laws of the State of Texas.

“Unrestricted Subsidiary” means any Subsidiary of the Parent (other than the Company) that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary of the Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent;

(3) is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly provided credit support for any Indebtedness of the Parent or any of its Restricted Subsidiaries.

“U.S. Government Obligation” means:

(1) any security which is: a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof; and

(2) any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock of which (other than directors’ qualifying Capital Stock or Capital Stock required by applicable law to be owned by another Person other than the Parent or a Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person (or any combination thereof).

PRINCIPAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of (i) the exchange of Old Notes for New Notes pursuant to this exchange offer and (ii) the purchase, ownership and disposition of the Notes. It addresses purchasers that acquire their Notes at original issuance at their original issue price, and that acquire and hold the Notes as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that might be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as dealers in securities or currencies, real estate investment trusts, regulated investment companies, tax-exempt entities, partnerships or other pass-through entities for U.S. federal income tax purposes, financial institutions, insurance companies, traders in securities that elect to use a mark-to-market method of accounting, persons holding the Notes as a part of a hedging or conversion transaction or a straddle, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, former citizens or residents of the United States or investors subject to the alternative minimum tax. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, changes to any of which subsequent to the date of this prospectus might affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of Notes should consult their own tax advisors concerning the U.S. federal income tax consequences of holding the Notes in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust treated as a United States person under Section 7701(a)(30) of the Code (taking into account certain effective dates and transition rules in the Treasury regulations promulgated thereunder). The term “Non-U.S. Holder” means a beneficial owner of a Note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If an entity treated as a partnership for U.S. federal income tax purposes holds a Note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership and the partner. Partnerships holding a Note, and partners in a partnership holding a Note, should consult their tax advisors.

The U.S. federal income tax discussion set forth below is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective purchasers of the Notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in U.S. or other tax laws.

*  *  *  *

Any discussion of U.S. federal tax issues set forth in this prospectus was written in connection with the promotion and marketing by us and the Initial Purchasers of the Notes. Such discussion was not intended or written to be legal or tax advice to any person and was not intended or written to be used, and cannot be used, for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

*  *  *  *

Treatment of Exchanges under Exchange Offer

The exchange of Old Notes for New Notes pursuant to this exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the exchange of Old Notes for New Notes will not be a taxable event to holders for U.S. federal income tax purposes. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s Old Notes for New Notes; (2) the holding period of the New Notes will include the holding period of the Old Notes exchanged therefor; and (3) the adjusted issue price and adjusted tax basis of the New Notes will be the same as the adjusted issue price and adjusted tax basis of the Old Notes exchanged therefor immediately before the exchange.

U.S. Holders

Stated Interest

Stated interest on a Note will be reportable by a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Optional Redemption

As described above under the heading “Description of the New Notes—Optional Redemption,” we may under certain circumstances redeem or repurchase the Notes before maturity. Also, in the event a change of control occurs, we may be required to repurchase Notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase, as described above under the heading “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.” In addition, if there is a default of the registration obligations, the interest rate on the Notes will increase. Under the U.S. Treasury Regulations regarding notes issued with original issue discount, if based on all the facts and circumstances as of the date on which the Notes are issued there is a remote likelihood that a contingency will occur, it is assumed that such contingency will not occur. We intend to take the position that the likelihood of (i) a repurchase premium becoming payable on the Notes, or (ii) the interest rate being increased as a result of a default of the registration obligations, is remote (within the meaning of applicable Treasury regulations) as of the issue date, and that, as a result, such additional amounts need not be taken into account unless and until such additional amounts become payable, at which time such additional amounts should be taxable to a U.S. Holder in accordance with such U.S. Holder’s method of accounting. Our position will be binding on all U.S. Holders except a U.S. Holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a Note was acquired. There can be no assurance, however, that the IRS will agree with our position. If our position were successfully challenged by the IRS, the Notes could be treated as “contingent payment debt instruments” under the Treasury regulations and a U.S. Holder could be required to accrue income on a Note in excess of stated interest payments (regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes) at a rate equal to our “comparable yield,” and to treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, redemption, retirement or other disposition of a Note.

This discussion assumes the Notes will not be treated as contingent payment debt instruments.

The Merger

For U.S. federal income tax purposes, the transitory existence of Thermon Finance, Inc., is likely to be disregarded and the Notes treated as issued directly by Thermon Industries, Inc. Accordingly, the merger should not cause the U.S. Holders to recognize income, gain or loss with respect to their Notes.

Amortizable Bond Premium

If a U.S. Holder acquires a Note in a secondary market transaction for an amount in excess of, in general, its principal amount, such U.S. Holder will be considered to have purchased such Note with “amortizable bond premium” equal in amount to such excess. Generally, a U.S. Holder may elect to amortize such premium as an offset to interest income, using a constant yield method. The premium amortization is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. Holder’s yield. If the U.S. Holder elects to amortize bond premium, such U.S. Holder must reduce its tax basis in the Note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the Internal Revenue Service.

Market Discount

If a U.S. Holder acquires a Note in a secondary market transaction for an amount that is less than, in general, its principal amount, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes to such U.S. Holder, unless such difference is considered to be de minimis, as described in Section 1278(a)(2)(C) of the Code. Under the market discount rules of the Code, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange or redemption or other taxable disposition of, a Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis, although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry Notes with market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired on or after the first day of the taxable year to which such election applies and is irrevocable without the consent of the IRS. The tax basis in a Note will be increased by the amount of market discount included in income as a result of such election. U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership, and disposition of Notes with market discount.

Disposition of Notes

A U.S. Holder who disposes of a Note by sale, exchange, redemption, retirement or otherwise, generally will recognize gain or loss equal to the difference between the amount realized on the disposition (not including any amount attributable to accrued but unpaid stated interest) and the U.S. Holder’s adjusted tax basis in the Note. Any amount attributable to accrued but unpaid stated interest will be treated as a payment of interest and taxed in the manner described above under “—Stated Interest.” In general, the U.S. Holder’s adjusted tax basis in a Note will be equal to the purchase price of the Note paid by the U.S. Holder (excluding any amount attributable to accrued but unpaid stated interest) and reduced by any prior payments received on the Note other than payments of stated interest (subject to the adjustments described above under “—Amortizable Bond Premium” and “—Market Discount,” if applicable). Upon a disposition of a portion of a Note, gain or loss will be determined under the foregoing rules by reference to an allocable portion of the U.S. Holder’s adjusted tax basis in its Note.

Except as described above under “—Market Discount,” gain or loss realized on the sale, exchange, redemption, retirement or other disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of disposition, the Note has been held for more than one year. For individuals and other non-corporate U.S. Holders, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. Capital losses are subject to limits on deductibility.

Non-U.S. Holders

Subject to the discussion below concerning backup withholding, principal and interest payments made on, and gains from the sale, exchange, redemption, retirement or other disposition of, a Note will not be subject to the withholding of U.S. federal income tax, provided that, in the case of interest,

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock,

•	the Non-U.S. Holder is not a “controlled foreign corporation” (as defined in the Code) related, directly or indirectly, to us through stock ownership,

•	the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and

•	the certification requirements under Section 871(h) or Section 881(c) of the Code and the Treasury regulations thereunder, summarized below, are met.

Sections 871(h) and 881(c) of the Code and Treasury regulations thereunder generally require that, in order to obtain the exemption from withholding described above, either

•

the beneficial owner of the Note must certify, under penalties of perjury, to the withholding agent that such owner is a Non-U.S. Holder and must provide such owner’s name, address and U.S. taxpayer identification number, if any, and must otherwise satisfy documentary evidence requirements,

•

a financial institution that holds customers’ securities in the ordinary course of business and holds a Note certifies to the withholding agent that the appropriate certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and generally furnishes the withholding agent with a copy thereof, or

•

the Non-U.S. Holder must provide such certification to a U.S. branch of a foreign bank or of a foreign insurance company, a “qualified intermediary” or a “withholding foreign partnership” and certain other conditions must be met.

A Non-U.S. Holder may give the certification described above on IRS Form W-8BEN, which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect. Special rules apply to foreign partnerships. In general, a foreign partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification from each partner. Partners in foreign partnerships are urged to consult their tax advisors.

Even if a Non-U.S. Holder does not meet the above requirements, interest payments will not be subject to the withholding of U.S. federal income tax (or will be subject to withholding at a reduced rate) if the Non- U.S. Holder certifies on the appropriate IRS Form W-8 that either (i) an applicable tax treaty exempts, or provides for a reduction in, such withholding or (ii) interest paid on a Note is effectively connected with the Non-U.S. Holder’s trade or business in the United States and therefore is not subject to withholding (as described in greater detail below).

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on a Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding of U.S. federal income tax, will generally be subject to regular U.S. federal income tax on such interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In lieu of providing an IRS Form W-8BEN, such a Non-U.S. Holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of a Note (except, in certain cases, to the extent that such gain is attributable to accrued but unpaid interest) unless the gain is effectively connected with the Non-U.S. Holder’s trade or business in the United States, or, if the Non-U.S. Holder is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other disposition and certain other conditions are met. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

U.S. Holders

Information reporting requirements apply to interest and principal payments made to, and to the proceeds of certain sales or other dispositions by, certain non-corporate U.S. Holders. In addition, backup withholding is required on such payments unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is generally the individual’s Social Security Number) and certifies on an IRS Form W-9, under penalties of perjury, that the U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The current backup withholding rate is 28% of the amount paid and is scheduled to increase to 31% for 2011 and thereafter. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Any amounts withheld under the backup withholding rules may be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Backup withholding does not apply to payments of interest and principal made to, and the proceeds of a sale or other disposition by, a Non-U.S. Holder if such Non-U.S. Holder certifies (on IRS Form W-8BEN or other appropriate form) its Non-U.S. Holder status. However, information reporting on IRS Form 1042-S will generally apply to payments of interest. Information reporting (but generally not backup withholding) may also apply to payments made outside the United States, and payments on the sale, exchange, redemption, retirement or other disposition of a debt security effected outside the United States, if payment is made by a payor that is, for U.S. federal income tax purposes, a United States person, to

•	a controlled foreign corporation,

•	a U.S. branch of a foreign bank or foreign insurance company,

•	a foreign partnership controlled by United States persons or engaged in a U.S. trade or business, or

•	a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period,

unless such payor has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We on behalf of ourself and the guarantors have agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2010, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the Old Notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 90 days after the expiration date we and the guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We and the guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes and the related guarantees will be passed upon for us by Sidley Austin LLP, Chicago, Illinois, as to matters of New York and Delaware law. In rendering its opinion, Sidley Austin, LLP will rely upon the opinions of Fulbright & Jaworski L.L.P., Houston, Texas, as to matters of Texas law, and Liskow & Lewis, as to matters of Louisiana law.

EXPERTS

Our consolidated financial statements as of March 31, 2010 and March 31, 2009 and for the years ended March 31, 2010 and 2009, the period from August 30, 2007 through March 31, 2008 (“Predecessor”), and the period from April 1, 2007 through August 29, 2007 (“Pre-Predecessor”), appearing in this registration statement and prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing herein, and are based in part on the reports of Meyers Norris Penny LLP, Bell Partners, Shanghai Jialiang CPAs and B.L. Ajmera & Company, with respect to Thermon Canada Inc., Thermon Australia Pty Ltd., Thermon Heat Tracing & Engineering (Shanghai) Co., Ltd. and Thermon Heat Tracers Pvt., Ltd., respectively. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the New Notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from Thermon Holding Corp. 100 Thermon Drive, San Marcos, TX 78666, Attention: Chief Executive Officer. Our telephone number at that address is (512) 396-5801.

If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the New Notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any Notes remain outstanding, we will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. We also maintain an Internet site at http://www.thermon.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Thermon Holdings, LLC and its Consolidated Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Auditors’ Report of Meyers Norris Penny LLP	F-3
Independent Audit Report to the members of Thermon Australia Pty Ltd of Bell Partners	F-4
Report of Independent Certified Public Accountants of Shanghai Jialiang CPAs	F-6
Auditors’ Report of B.L. Ajmera & Co.	F-7

Consolidated Statements of Operations for the Years Ended March 31, 2010 and March  31, 2009, the period from August 30, 2007 through March 31, 2008 (“Predecessor”) and the period from April 1, 2007 through August 29, 2007 (“Pre-Predecessor”)

F-9
Consolidated Balance Sheets as of March 31, 2010 and 2009	F-10
Consolidated Statements of Members’ Equity for the Years Ended March 31, 2010 and March 31, 2009 and the period from August 30, 2007 through March 31, 2008 (“Predecessor”)	F-11
Consolidated Statement of Shareholders’ Equity for the period from April 1, 2007 through August 29, 2007 (“Pre-Predecessor”)	F-12

Consolidated Statements of Cash Flows for the Years Ended March 31, 2010 and March  31, 2009, the period from August 30, 2007 through March 31, 2008 (“Predecessor”) and the period from April 1, 2007 through August 29, 2007 (“Pre-Predecessor”)

F-13
Notes to Consolidated Financial Statements	F-15
Unaudited Financial Statements of Thermon Holding Corp. and its Consolidated Subsidiaries	F-48
Condensed Consolidated Balance Sheet as of June 30, 2010 (“Successor”) and March 31, 2010 (“Predecessor”)	F-49

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the period from May 1, 2010 through June 30, 2010 (“Successor”), the period from April 1, 2010 through April 30, 2010 (“Predecessor”) and the three months ended June 30, 2009 (“Predecessor”)

F-50

Condensed Consolidated Statements of Changes in Shareholder’s/Members’ Equity for the period from March 31, 2010 through April 30, 2010 (“Predecessor”), the period from May 1, 2010 through June 30, 2010 (“Successor”) and the period from March 31, 2009 through June 30, 2009 (“Predecessor”)

F-51

Condensed Consolidated Statements of Cash Flows for the period from May 1, 2010 thorough June  30, 2010 (“Successor”), the period from April 1, 2010 through April 30, 2010 (“Predecessor”) and the three months ended June 30, 2009 (“Predecessor”)

F-52
Notes to Condensed Consolidated Financial Statements	F-53

Report of Independent Registered Public Accounting Firm

Members and Board of Directors

Thermon Holdings, LLC

We have audited the accompanying consolidated balance sheets of Thermon Holdings, LLC (the Company and Predecessor) as of March 31, 2010 and 2009, and the related consolidated statements of operations, members’/shareholder’s equity, and cash flows for the years ended March 31, 2010 and 2009 and for the period from August 30, 2007 to March 31, 2008 (Predecessor); and for the period from April 1, 2007 to August 29, 2007 of Thermon Industries, Inc. (Pre-Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Thermon Canada, Inc., Thermon Australia, PTY., LTD, M/S Thermon Heat Tracers PVT., LTD. (2010 and 2009 only), and Thermon Heat Tracing & Engineering (Shanghai) Co., Ltd., wholly owned subsidiaries, which statements reflect total assets of $98.8 million and $74.0 million as of March 31, 2010 and 2009, respectively, and total revenues of $61.9 million, and $73.7 million, $38.9 million, and $16.2 million, for the years ended March 31, 2010 and 2009, the period from August 30, 2007 to March 31, 2008, and for the period from April 1, 2007 to August 29, 2007, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Thermon Canada, Inc., Thermon Australia, PTY., LTD, Thermon Heat Tracers PVT., LTD. (2010 and 2009 only), and Thermon China is based solely on the reports of the other auditors.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thermon Holdings, LLC at March 31, 2010 and 2009, and the consolidated results of operations and cash flows for the years ended March 31, 2010 and 2009, and the period from August 30, 2007 to March 31, 2008 (Predecessor); and for the period from April 1, 2007 to August 29, 2007 of Thermon Industries, Inc. (Pre-Predecessor) in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Austin, Texas

June 28, 2010

Auditors’ Report

To the Shareholder of Thermon Canada Inc.:

We have audited the balance sheet of Thermon Canada Inc. as at March 31, 2010 and the statements of earnings and comprehensive income, retained earnings, cash flows, and the related schedule, for the year ended March 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2010 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

/s/ Meyers Norris Penny LLP
Calgary, Alberta	Chartered Accountants
April 30, 2010

Independent Audit Report to the members of Thermon Australia Pty Ltd

We have audited the accompanying financial statements of Thermon Australia Pty Ltd, which comprises the statement of financial position as at 31 March 2010, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year ended that date a summary of significant accounting policies, other explanatory notes and the director’s declaration.

Directors’ Responsibility for the Financial Statements

The directors of the company are responsible for the preparation and fair presentation of the financial statements and have determined that the accounting policies described in Note 1 to the financial statements, which form part of the financial statements, are appropriate to meet the requirements of the Corporations Act 2001, and are appropriate to meet the needs of the members. The directors responsibility also includes establishing and maintaining internal control relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. No opinion is expressed as to whether the accounting policies used, as described in Note 1, are appropriate to meet the needs of the members. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial statements.

The financial statements have been prepared for distribution to members for the purpose of fulfilling the directors’ financial reporting under the Corporations Act 2001. We disclaim an assumption of responsibility for any reliance on this statement or on the financial statements to which it relates to any person other than the members, or for any purpose other than that for which it was prepared.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the Corporations Act 2001. We confirm that the independence declaration required by the Corporations Act 2001, provided to the directors of Thermon Australia Pty Ltd on 24 May 2010, would be in the same terms if provided to the directors as at the date of this auditor’s report.

Independent Audit Report to the members of Thermon Australia Pty Ltd—(continued)

Auditor’s Opinion

In our opinion the financial statements of Thermon Australia Pty Ltd are prepared in accordance with the Corporations Act 2001, including:

(a)	giving a true and fair view of the company’s financial position as at 31 March 2010 and of its performance for the year ended on that date; and

(b)	complying with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Regulations 2001.

/S/ BELL PARTNERS
Bell Partners
Chartered Accountants

/S/ T G REES
T G Rees
Partner

Level 7, 468 St Kilda Road, Melbourne

Date: 31, May 2010

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS

THERMON HEAT TRACING & ENGINEERING (SHANGHAI) CO., LTD.

We have audited the accompanying balance sheets of Thermon Heat Tracing & Engineering (Shanghai) Co., Ltd. (“the Company”) as of March 31, 2010 and 2009, and the related statements of income, stockholder’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Shanghai Jialiang CPAs

Shanghai, the People’s Republic of China

April 25, 2010

AUDITORS’ REPORT

TO THE MEMBERS,

THERMON HEAT TRACERS PRIVATE LIMITED

We have audited the attached Balance Sheet of THERMON HEAT TRACERS PRIVATE LIMITED as at March 31st, 2010 and also Profit and Loss Account of the Company for the year ended on that date annexed thereto. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

1.	We conducted our audit in accordance with the auditing standards generally accepted in India. These Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

2.	As required by the Companies (Auditors’ Report) Order, 2003 issued by the Central Government of India in terms of Section 227 (4A) of the Companies Act, 1956 of India (the Act) and on the basis of such checks as we considered appropriate and according to the information and explanations given to us, we set out in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

3.	Without qualifying our opinion, we draw attention that the balances of sundry debtors, creditors and loans & advances are subject to confirmation.

4.	Further to our comments in the Annexure referred to in paragraph 2 & 3 above, we report that:

(a)	We have obtained all the information and explanations which to the best of our knowledge and belief were necessary for the purpose of our audit.

(b)	In our opinion, proper books of Accounts, as required by law, have been kept by the Company, so far as appears from our examination of those books.

[Company Stamp]

(c)	The Balance Sheet and Profit & Loss Account dealt with by this report are in agreement with the books of accounts.

(d)	In our opinion, the Balance Sheet and Profit & Loss account dealt with by this report comply with the accounting standards referred to in sub section (3C) of Section 211 of the Companies Act, 1956

(e)

In our opinion and based on the information and explanations given to us, none of the directors are disqualified as on 31st March, 2010 from being appointed as director in terms of clause (g) of sub section (1) of Section 274 of the Companies Act, 1956;

(f)	In our opinion and to the best of our information and according to the explanations given to us the said accounts together with the notes there on and attached there to give in the prescribed manner the information required by the Act and give a true and fair view in conformity with the accounting principles generally accepted in India:

i.	In the case of Balance Sheet, of the state of affairs of the Company as at 31st March, 2010

ii.	In case of the Profit & Loss Account, of the Profit of the Company for the year ended on that date.

For B.L. Ajmera & Co.
FRN: 001100C
Chartered Accountants

[Company Stamp]	/S/ C. VENKATESAN
Place: Mumbai	(C. Venkatesan) Partner M.No. 010054
Dated: 12th August, 2010

Thermon Holdings, LLC

Consolidated Statements of Operations

(Dollars in Thousands)

	Predecessor			Pre-Predecessor
	Year Ended March 31, 2010	Year Ended March 31, 2009	For the Period From August 30, 2007 Through March 31, 2008	For the Period From April 1, Through August 29, 2007
Sales	$192,713	$202,755	$124,196	$61,615
Cost of sales	101,401	105,456	76,291	33,801

Gross profit	91,312	97,299	47,905	27,814
Operating expenses:
Marketing, general and administrative and engineering	47,343	49,807	29,862	17,182
Amortization of other intangible assets	2,426	6,627	6,716	—

Income from operations	41,543	40,865	11,327	10,632
Other income (expenses):
Interest income	6	94	154	13
Interest expense	(7,357)	(9,625)	(7,934)	(440)
Gain (loss) on disposition of property, plant and equipment	(1)	(18)	(41)	(75)
Miscellaneous income (expense)	(1,285)	(3,120)	(3,715)	(9,222)

	(8,637)	(12,669)	(11,536)	(9,724)

Income (loss) from operations before provision for income taxes	32,906	28,196	(209)	908
Income taxes	(13,966)	(1,795)	(20,019)	(1,693)

Net income (loss)	$18,940	$26,401	$(20,228)	$(785)

See accompanying notes.

Thermon Holdings, LLC

Consolidated Balance Sheets

(Dollars in Thousands)

	March 31
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$30,147	$13,402
Accounts receivable, net of allowance for doubtful accounts of $1,835 and $1,233 as of March 31, 2010 and 2009, respectively	41,882	37,874
Notes receivable and other	3	558
Inventories, net	22,835	25,103
Costs and estimated earnings in excess of billings on uncompleted contracts	1,636	2,458
Income taxes receivable	1,368	370
Prepaid expenses and other current assets	4,331	3,649
Deferred income taxes	1,428	1,872

Total current assets	103,630	85,286
Property, plant and equipment, net	22,750	22,255
Goodwill	42,013	37,008
Intangibles, net	50,137	46,171
Debt issuance costs, net	2,586	3,016

Total assets	$221,116	$193,736

Liabilities and members’ equity
Current liabilities:
Accounts payable	$9,397	$10,458
Accrued liabilities	13,505	13,711
Billings in excess of costs and estimated earnings on uncompleted contracts	1,035	1,038
Income taxes payable	2,158	1,777
Due to former shareholders	—	2,363
Deferred income taxes	138	185

Total current liabilities	26,233	29,532
Long-term debt, net of current maturities	109,249	99,032
Deferred income taxes	30,005	26,361
Other noncurrent liabilities	555	597
Members’ equity	55,074	38,214

Total liabilities and members’ equity	$221,116	$193,736

See accompanying notes.

Thermon Holdings, LLC

Consolidated Statements of Members’ Equity

(Shares and Dollars in Thousands)

	Ownership Units		Retained Earnings	Currency Translation Adjustment	Other	Total
	Issued and Outstanding	Amount
Initial capitalization, August 30, 2007:
Issuance of Class A Units for cash	33,837	$33,837	$—	$—	$—	$33,837
Exchange Class A Units for certain shares of Thermon Industries, Inc.	12,943	3,232	—	—	—	3,232
Issuance of Class A Units for cash	425	425	—	—	—	425
Award of Unvested Series P Units for cash	6,630	7	—	—	—	7
Stock compensation	—	71	—	—	—	71
Net loss	—	—	(20,228)	—	—	(20,228)
Translation adjustment	—	—	—	2,928	—	2,928
Other	—	—	—	—	73	73

Comprehensive loss	—	—	—	—	—	(17,227)

Balances at March 31, 2008	53,835	37,572	(20,228)	2,928	73	20,345
Series P units forfeited	(1,582)	—	—	—	—	—
Stock compensation	—	(71)	—	—	—	(71)
Net income	—	—	26,401	—	—	26,401
Translation adjustment	—	—	—	(8,474)	—	(8,474)
Other	—	—	—	—	13	13

Comprehensive income	—	—	—	—	—	17,940

Balances at March 31, 2009	52,253	37,501	6,173	(5,546)	86	38,214

Dividend paid	—	—	(8,600)	—	—	(8,600)
Net income	—	—	18,940	—	—	18,940
Translation adjustment	—	—	—	6,606	—	6,606
Other	—	—	—	—	(86)	(86)

Comprehensive income	—	—	—	—	—	25,460

Balances at March 31, 2010	52,253	$37,501	$16,513	$1,060	$—	$55,074

Thermon Holdings, LLC

Pre-Predecessor’s Consolidated Statement of Shareholders’ Equity

(Dollars in Thousands)

	Common Stock Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance at March 31, 2007	$40	$186	$28,883	$1,406	$30,515
Issuances of common stock	—	39	—	—	39
Net loss	—	—	(785)	—	(785)
Translation adjustments	—	—	—	1,209	1,209

Comprehensive income	—	—	—	—	424

Balance at August 29, 2007	$40	$225	$28,098	$2,615	$30,978

Thermon Holdings, LLC

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Predecessor			Pre-Predecessor
	Year Ended March 31, 2010	Year Ended March 31, 2009	For the Period From August 30, 2007 Through March 31, 2008	For the Period From April 1, Through August 29, 2007
Operating activities
Net income (loss)	$18,940	$26,401	$(20,228)	$(785)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,424	8,494	15,239	654
Amortization of debt cost, net	657	656	390	—
(Benefit)/provision for deferred income taxes	4,040	(11,622)	15,423	(157)
Loss on disposition of property, plant and equipment	1	19	41	75
Other	—	(15)	88	(98)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(2,971)	6,417	(14,982)	(1,189)
Inventories	2,855	33	(1,893)	(4,334)
Costs and estimated earnings and billings on construction contracts	819	(1,607)	493	9
Other current and noncurrent assets	(1,125)	(503)	(31)	(729)
Accounts payable	(789)	(3,283)	5,036	(1,140)
Accrued liabilities and noncurrent liabilities	(189)	(1,255)	6,666	(3,163)
Change in liability to former shareholders	(2,363)	(1,081)	3,444	—
Income taxes payable	382	1,029	(358)	284

Net cash provided by (used in) operating activities	24,681	23,686	9,328	(10,573)

Investing activities
Proceeds from sales of property, plant and equipment	2	32	12	1
Purchases of property, plant and equipment	(1,587)	(2,708)	(4,229)	(1,085)
Cash paid for Thermon Industries, Inc. (net of cash acquired of $3,700)	—	—	(145,933)	—
Proceeds from insurance recoveries on building	—	—	—	1,278
Other investing transactions	—	408	—	—

Net cash provided by (used in) investing activities	(1,585)	(2,268)	(150,150)	194

Thermon Holdings, LLC

Consolidated Statements of Cash Flows—(continued)

(Dollars in Thousands)

	Predecessor			Pre-Predecessor
	Year Ended March 31, 2010	Year Ended March 31, 2009	For the Period From August 30, 2007 Through March 31, 2008	For the Period From April 1, Through August 29, 2007
Financing activities
Proceeds from revolving lines of credit and long-term debt	$—	$—	$116,975	$39,333
Debt issuance costs	—	—	(4,268)	—
Payments on revolving lines of credit and long-term debt	—	(11,957)	—	(28,503)
Proceeds from short-term notes payable	—	—	303	1
Payments on short-term notes payable	—	(310)	—	—
Issuance of common stock	—	—	34,270	39
Dividend paid	(8,600)	—	—	—

Net cash provided by (used in) financing activities	(8,600)	(12,267)	147,280	10,870

Effect of exchange rate changes on cash and cash equivalents	2,249	(2,223)	16	1,147
Change in cash and cash equivalents	16,745	6,928	6,474	1,638
Cash and cash equivalents at beginning of period	13,402	6,474	—	2,062

Cash and cash equivalents at end of period	$30,147	$13,402	$6,474	$3,700

Supplemental Noncash investing and financing activities
Predecessor equity rollover	$—	$—	$3,232	$—
Effect of exchange rate changes on long-term debt	$10,218	$(9,652)	$1,849	$—
Effect of exchange rate changes on fixed assets	$(909)	$1,931	$119	$—
Effect of exchange rate changes on intangibles	$(6,619)	$7,981	$—	$—
Effect of exchange rate changes on Goodwill	$(5,005)	$4,829	$—	$—

Cash paid for interest and income taxes
Interest, net	$6,920	$8,521	$7,532	$434
Income taxes, net	$10,432	$12,482	$5,037	$1,119

See accompanying notes.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements

(Dollars in Thousands)

March 31, 2010

1. Organization and Summary of Significant Accounting Policies

Organization

Thermon is a global manufacturing and engineering company dedicated to electrical and steam trace heating of piping, vessels, instrumentation and associated equipment. Through a network of international subsidiaries, the Company provides services to industrial and commercial businesses in most of the major industrial centers around the world. The Company’s largest markets are the U.S., Europe, Asia and Canada. The Company’s primary base of customers operates in the oil, petrochemical and power generation industries.

On August 30, 2007, Thermon Holdings, LLC (the Company and Predecessor) was established by the Audax Private Equity Fund II, L.P. and its affiliates (Audax), to acquire Thermon Industries, Inc. and its subsidiaries (Thermon and Pre-Predecessor).

The acquisition was accounted for as a purchase combination. The purchase price was allocated to the assets acquired based on their estimated fair values and liabilities assumed were recorded based upon their actual value. The Company engaged an independent third party appraisal firm to assist in the Company’s determination of the fair values of assets acquired and liabilities assumed. The Company’s management ultimately takes responsibility for valuations assigned to the assets and liabilities assumed in connection with the purchase combination.

The Company’s accounting basis was changed to reflect the acquisition of the Pre-Predecessor by the Company because the Predecessor’s shareholders retained a minority ownership interest in the Company in accordance with the accounting standards for leveraged buyout transactions. The Company’s accounting basis was changed to fair value to reflect the new shareholder’s interest in the Company and the continuing shareholders’ residual interest was valued at the continuing shareholders’ basis in the Pre-Predecessor of approximately $3,232, instead of the $12,943 fair value of the 12,942 Class A Units exchanged. This difference of $9,711 was prorated to the fair value adjustments to the net assets acquired.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. Consolidated subsidiaries domiciled in foreign countries comprised approximately 66%, 70%, 65%, and 62% of the Company’s consolidated sales, $18,509, $17,500, $(700), and $5,500 of the Company’s consolidated pretax income for the period from April 1, 2009 to March 31, 2010 (fiscal year 2010) April 1, 2008 to March 31, 2009 (fiscal year 2009), August 30, 2007 to March 31, 2008 and the period from April 1, 2007 to August 29, 2007, respectively, and 65% and 59%, of the Company’s consolidated total assets at March 31, 2010 and 2009, respectively.

In November 2008, Thermon Manufacturing Company (TMC), a wholly-owned subsidiary of the Company, purchased all outstanding minority interest shares of Thermon Heat Tracers PVT. LTD. (India). As of March 31, 2010 and 2009, Thermon Heat Tracers PVT., LTD. is a wholly-owned subsidiary of TMC.

During fiscal year 2010, the Company adopted standards for and disclosures of events that occur after the balance sheet date but before the financial statements are available to be issued. Management has evaluated subsequent events through June 28, 2010, the date at which the financial statements were available to be issued.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

Segment Reporting

The Company’s chief operating decision maker allocates resources and assesses the performance of its electrical and stream trace heating of piping, vessels, instrumentation and associated equipment sales activities as one segment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

Cash Equivalents

Cash and cash equivalents consist of cash in bank and money market funds. All highly liquid investments purchased with maturities of three months or less from time of purchase are considered to be cash equivalents.

Receivables

The Company’s receivables are recorded at cost when earned and represent claims against third parties that will be settled in cash. The carrying value of the Company’s receivables, net of allowance for doubtful accounts, represents their estimated net realizable value. If events or changes in circumstances indicate specific receivable balances may be impaired, further consideration is given to the Company’s ability to collect those balances and the allowance is adjusted accordingly. The Company has established an allowance for doubtful accounts based upon an analysis of aged receivables. Past-due receivable balances are written-off when the Company’s internal collection efforts have been unsuccessful in collecting the amounts due.

The Company’s primary base of customers operates in the oil, petrochemical and power generation industries. Although the Company has a concentration of credit risk within these industries, the Company has not experienced significant collection losses on sales to these customers. The Company’s foreign receivables are not concentrated within any one geographic region nor are they subject to any current economic conditions that would subject the Company to unusual risk. The Company does not generally require collateral or other security from customers.

The Company performs credit evaluations of new customers and sometimes require deposits, prepayments or use of trade letters of credit to mitigate our credit risk. Allowance for doubtful account balances are $1,835 and $1,233 as of March 31, 2010 and 2009, respectively. Although we have fully provided for these balances, we continue to pursue collection of these receivables.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

The following table summarizes the annual changes in our allowance for doubtful accounts:

Pre-Predecessor:
Balance at March 31, 2007	$611
Additions charged to expense	91
Write-off of uncollectible accounts	(6)

Balance at August 29, 2007	$696

Predecessor:
Balance at August 30, 2007	$696
Additions charged to expense	284
Write-off of uncollectible accounts	(137)

Balance at March 31, 2008	843
Additions charged to expense	738
Write-off of uncollectible accounts	(348)

Balance at March 31, 2009	1,233
Additions charged to expense	881
Write-off of uncollectible accounts	(279)

Balance at March 31, 2010	$1,835

Inventories

Inventories, principally raw materials and finished goods, are valued at the lower of cost (weighted average cost) or market.

Revenue Recognition

Revenues from sales of the Company’s products are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable and collectibility is probable.

Construction contract revenues are recognized using the percentage-of-completion method, primarily based on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated contract costs or losses, if any, are recognized in the period they are determined. Revenues recognized in excess of amounts billed are classified as costs and estimated earnings in excess of billings on uncompleted contracts. Essentially all of such amounts are expected to be billed and collected within one year and are classified as current assets. Billings in excess of costs and estimated earnings on uncompleted contracts are classified as current liabilities. When reasonably dependable estimates cannot be made, construction contract revenues are recognized using the completed contract method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for renewals and improvements that significantly extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs of assets are charged to operations as incurred when assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is credited or changed to operations.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

Depreciation is computed using the straight-line method over the following lives:

Useful Lives in Years
Land improvements	15 to 20
Buildings and improvements	10 to 40
Machinery and equipment	3 to 25
Office furniture and equipment	3 to 10

Fair Value Measurements

Financial instruments for which the Company did not elect the fair value option include cash and cash equivalents, accounts receivable, other current assets, current and long-term debt, accounts payable, and other current liabilities. The carrying amounts of these financial instruments, approximate their fair values due to their short-term nature or variable rates.

Goodwill and Other Intangible Assets

Costs in excess of net asset value (goodwill) of purchased businesses relates to the acquisition made by the Company. Separable intangible assets that have finite lives are amortized over their useful lives, and goodwill and indefinite lived intangible assets are not amortized, but are reviewed for impairment annually, or more frequently if impairment indicators arise. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and market place data. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment. As such, U.S. GAAP requires that “push down” accounting be applied for wholly owned subsidiaries if the ownership is 95 percent or more. In connection with the Audax transaction, goodwill was allocated to the companies subsidiaries in the U.S., Canada and Europe accordingly. As such, the Company has identified three reporting units: U.S., Canada and Europe, for goodwill impairment testing, which are at a level below its operating segment. Factors considered important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical review or projected future operating results;

•	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

•	Significant negative industry or economic trends.

When testing for goodwill impairment, the Company performs a step 1 goodwill impairment test to identify a potential impairment. In doing so, the Company compares the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a step 2 goodwill impairment test is performed to measure the amount of any impairment loss. In the step 2 goodwill impairment test, the Company compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

Estimates about fair value used in the step 1 goodwill impairment tests have been calculated using an income approach based on the present value of future cash flows of each reporting unit. The income approach has been supported by additional transaction and guideline analyses. These approaches incorporate a number of assumptions including future growth rates, discount factors, and income tax rates in assessing fair value. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.

There was no impairment of goodwill for any period presented in these financial statements.

Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amounts to the future undiscounted cash flows that the assets are expected to generate. If the long-lived assets are considered impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds the estimated fair value and is recorded in the period the determination was made.

Income Taxes

Taxable income or loss of Thermon Holdings, LLC is included in the income tax returns of its members. However, its sole direct subsidiary, Thermon Holding Corp. has elected C-Corporation status for income tax purposes. As a result, the income tax amounts recorded in these consolidated financial statements relate to Thermon Holding Corp. and its subsidiaries through which substantially all of the operations of the Company are derived.

The Company accounts for income taxes under the asset and liability method that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in the financial statements or tax returns. Variations in the actual outcome of these future tax consequences could materially impact the Company’s financial position or results of operations. In estimating future tax consequences, all expected future events are considered other than enactments of changes in tax laws or rates. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized.

In June 2006, the Financial Accounting Standards Board (FASB) issued a pronouncement entitled Accounting for Uncertainty in Income Taxes (the Pronouncement), which clarifies the accounting for uncertain tax positions. The Pronouncement requires the Company recognize in its financial statements the impact of a tax position, if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The Pronouncement was effective for the Company on April 1, 2009. The adoption did not have a material effect on the Company’s financial statements.

Foreign Currency Transactions and Translation

Exchange adjustments resulting from foreign currency transactions are recognized in income as realized. For the Company’s non-U.S. dollar functional currency subsidiaries, assets and liabilities of foreign subsidiaries are translated into U.S. dollars using year-end exchange rates. Income and expense items are translated at a weighted average exchange rate prevailing during the year. Adjustments resulting from translation of financial statements are reflected as a separate component of members’ equity.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

Warranties

The Company offers a standard warranty on product sales in which they will replace a defective product for a period of one year. Warranties on construction projects are negotiated individually, are typically one year in duration, and may include the cost of labor to replace products. Factors that affect the Company’s warranty liability include the amount of sales, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Research and Development

Research and development expenditures are expensed when incurred and are included in marketing, general and administrative and engineering expenses. Research and development expenses include salaries, direct costs incurred, and building and overhead expenses. The amounts expensed in fiscal year 2010 and 2009, in the period from August 30, 2007 through March 31, 2008, and the period from April 1, 2007 through August 29, 2007 were $1,770, $1,676, $1,087, and $727, respectively.

Shipping and Handling Cost

The Company includes shipping and handling costs as part of cost of goods sold.

Economic Dependence

Customer A accounted for 14% of the Company’s total revenue during fiscal year 2009. No customer represented more than 10% of the Company’s revenues in any of the other periods reported.

No customer represented more than 10% of the Company’s accounts receivable at March 31, 2010 and 2009.

Reclassifications

Certain reclassifications of prior year Class P-unit amounts, miscellaneous income (expense) and operating cash flow amounts have been made to conform to current year presentations. Such reclassification had no impact on net income or total members’ equity.

Recent Accounting Pronouncements

In September 2009, the FASB updated FASB ASC 105, Generally Accepted Accounting Principles (FASB ASC 105). The update establishes the FASB Standards Accounting Codification (Codification) as the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied to nongovernmental entities and rules and interpretive releases of the SEC as authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. This update is effective for financial statements issued for annual periods ending after September 15, 2009. We adopted the update on March 31, 2010, as required and concluded it did not have a material impact on our consolidated financial position or results of operations.

In December 2007, the FASB issued FASB ASC 805, Business Combinations (FASB ASC 805), which significantly changes the principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree, and the goodwill acquired. This statement is effective prospectively, except for certain retrospective

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

adjustments to deferred tax balances, for fiscal years beginning after December 15, 2008. The Company’s adoption of FASB ASC 805, on April 1, 2009, had no material impact on its financial position or results of operations.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued guidance in ASC 820, Fair Value Measurements and Disclosures, that defines fair value, establishes a framework for measuring fair value, expands disclosure about fair value measurements, and introduces the fair value option for certain for certain financial assets and liabilities. The Company adopted the fair value provisions of ASC 820 on April 1, 2008. Prior to adoption, the fair value measurement and disclosure requirements for non-financial assets and liabilities were deferred by one year. The Company adopted the fair value provisions of ASC 820 for non-financial assets and liabilities on April 1, 2009. The adoption did not have a material impact on the Company’s financial position, result of operations or cash flows.

2. Inventories

Inventories consisted of the following at March 31:

	2010	2009
Raw materials	$7,451	$7,361
Work in progress	1,831	2,798
Finished goods	14,725	16,297

	24,007	26,456
Valuation reserves	(1,172)	(1,353)

Net inventory	$22,835	$25,103

The following table summarizes the annual charges in our valuation reserve accounts:

Pre-Predecessor:
Balance at March 31, 2007	$448
Additions charged to expense	83
Charged to reserve	(1)

Balance at August 29, 2007	$530

Predecessor:
Balance at August 30, 2007	$530
Additions charged to expense	1,356
Charged to reserve	(58)

Balance at March 31, 2008	1,828
Additions charged to expense	349
Charged to reserve	(824)

Balance at March 31, 2009	1,353
Additions charged to expense	173
Charged to reserve	(354)

Balance at March 31, 2010	$1,172

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

3. Property, Plant and Equipment

Property, plant and equipment consisted of the following at March 31:

	2010	2009
Land, buildings and improvements	$13,437	$13,001
Machinery and equipment	11,739	9,757
Office furniture and equipment	2,866	2,521

	28,042	25,279
Accumulated depreciation	(5,292)	(3,024)

	$22,750	$22,255

Depreciation expense was $1,998, $1,870, $1,377, and $654 in fiscal 2010 and 2009, for the period from August 30, 2007 to March 31, 2008, and for the period from April 1, 2007 to August 29, 2007, respectively.

4. Acquisition, Goodwill and Other Intangible Assets

On August 30, 2007, the Company paid approximately $149,633 in cash, including approximately $3,224 in closing costs, and issued 12,942 Class A Member Units to certain Thermon management investors in exchange for all of the common stock and options to acquire common stock of the Pre-Predecessor. The Company financed the cash portion of the acquisition with proceeds from (i) issuance of 33,837 Class A Member Units to Audax for $33,837 and (ii) cash from the issuance of $107,000 of term loans and (iii) cash from the issuance of $9,588 of revolving credit loans.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed.

Assets acquired:
Cash and cash equivalents	$3,700
Accounts receivable, net	29,812
Inventories, net	30,080
Other current assets	4,546
Property, plant and equipment	20,232
Identifiable intangible assets	64,883
Goodwill	41,695
Other noncurrent assets	50

Total assets	194,998

Liabilities assumed:
Current liabilities	18,430
Other long-term debt	1,711
Noncurrent deferred tax liability	21,071
Other noncurrent liabilities	922

Total liabilities	42,134
Purchase price	152,864
Less: cash	(3,700)

Purchase price net of cash	$149,164

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

At March 31, 2010, approximately $3,911 of the purchase price was held in escrow by a third party for the benefit of the Company in the event of any breaches of representations and warranties contained in the definitive agreements.

Other intangible assets at March 31, 2010 consist of the following:

	Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	—	$27,767	$—	$27,767
Developed technology	20 years	6,408	828	5,580
Customer relationships	10 years	21,632	5,588	16,044
Backlog	3-16 months	9,770	9,770	—
Certifications	—	521	57	464
Noncompete agreements	5 years	464	240	224
Other	—	58	—	58

Total		$66,620	$16,483	$50,137

Other intangible assets at March 31, 2009 consist of the following:

	Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	—	$24,678	$—	$24,678
Developed technology	20 years	5,695	451	5,244
Customer relationships	10 years	18,415	2,916	15,499
Backlog	3-16 months	8,184	8,184	—
Certifications	—	413	—	413
Noncompete agreements	5 years	413	131	282
Other	—	55	—	55

Total		$57,853	$11,682	$46,171

The change in the gross carrying value from March 31, 2009 to March 31, 2010 is mainly related to foreign exchange rate fluctuations.

The Company recorded amortization expense of $2,426, $6,627, $6,716, and $-0- for fiscal year 2010, 2009, the period from August 30, 2007 through March 31, 2008, and the period from April 1, 2007 through August 29, 2007, respectively. Annual amortization for the next five years and thereafter will approximate the following:

2011	$2,426
2012	2,426
2013	2,374
2014	2,337
2015	2,337
Thereafter	9,948

Total	$21,848

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

The following reconciles goodwill recorded at the date of acquisition through March 31, 2010:

Balance at acquisition	$41,695
Foreign currency impact	876

Balance at March 31, 2008	42,571
Reductions	(734)
Foreign currency impact	(4,829)

Balance at March 31, 2009	37,008
Foreign currency impact	5,005

Balance at March 31, 2010	$42,013

None of the balance of Goodwill and Other Intangible assets is deductible for income tax purposes.

5. Accrued Liabilities

Accrued current liabilities consisted of the following at March 31:

	Fiscal
	2010	2009
Accrued employee compensation and related expenses	$6,171	$9,180
Warranty reserve	699	975
Professional fees	1,097	807
Interest	280	567
Taxes payable	567	395
Compliance costs	704	748
Other	3,987	1,039

Total accrued current liabilities	$13,505	$13,711

6. Short-Term Revolving Lines of Credit

The Company’s subsidiary in the Netherlands has a revolving credit facility in the amount of Euro 4,000 (equivalent to $5,381 USD at March 31, 2010) collateralized by receivables, inventory, equipment, furniture and real estate. No loans were outstanding on this facility at March 31, 2010 or 2009.

The Company’s subsidiary in India has a revolving credit facility in the amount of 80,000 rupees (equivalent to $1,777 USD at March 31, 2010). The facility is collateralized by receivables, inventory, real estate, a letter of credit, and cash. No loans were outstanding under the facility at March 31, 2010 or 2009.

The Company’s subsidiary in Australia has a revolving credit facility in the amount of $325 Australian Dollars (equivalent to $298 USD at March 31, 2010). The facility is collateralized by real estate. The facilities had no loans outstanding as of March 31, 2010 or 2009.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

7. Long-Term Debt

Long-term debt consists of the following at March 31:

	2010	2009
Loan advances under $25,000,000 (reduced from $35,000,000 in December 2008) multicurrency revolving credit facility collateralized by substantially all assets of U.S. and Canadian companies including accounts receivable, inventory, equipment, real estate and a portion of the Company’s common stock in certain international affiliates and the guaranty of certain affiliates. Interest is payable periodically based on Lender’s Prime Rate plus 1.75% or LIBOR / BA Rate plus 2.75%. Principal is due at maturity on August 31, 2012.	$—	$—

Notes payable to lender collateralized by substantially all assets of U.S. and Canadian companies including accounts receivable, inventory, equipment, real estate and a portion of the Company’s common stock in certain international affiliates and the guaranty of certain affiliates. Interest is payable periodically based on LIBOR Rate (0.25% and 0.5% at March 31, 2010 and 2009, respectively) plus 5.75%. Principal is due at maturity on August 30, 2014	109,249	99,032

	109,249	99,032
Less current portion	—	—

	$109,249	$99,032

The change in long-term debt from March 31, 2009 to March 31, 2010 is related to the effect of exchange rates in the amount of $10,217. The carrying amounts of long-term debt approximate their fair values due to their variable interest rates.

Substantially all of the Company’s receivables, inventories and property, plant and equipment are pledged as collateral under one or more of its notes payable and, under the terms of certain of its notes payable, the Company has restrictions on additional indebtedness and dividends and, among other things, must maintain specific cash flow and debt ratios.

Maturities of long-term debt are as follows for the years ended March 31:

2011	$—
2012	—
2013	—
2014	—
2015	109,249

Total	$109,249

8. Related-Party Transactions

The Company paid management fees and expenses to Audax in fiscal year 2010 and 2009 of $862 and $825, and $475 during the period from August 30, 2007 to March 31, 2008. In connection with formation on August 30, 2007, the Company also paid Audax success fees of $2,376 that were expensed, and reimbursed out of pocket expenses of $410 that were included in the cost of the acquisition.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

The Company paid rent of $4 and $5 during the period from August 30, 2007 through March 31, 2008, and the period from April 1, 2007 through August 29, 2007, respectively, to the Company’s President and Chairman for lease of certain buildings and facilities in San Marcos, Texas. There was no such rent paid during fiscal year 2009 and 2010.

Notes receivable and other includes $-0- and $477 due from former shareholders under indemnity agreements at March 31, 2010 and 2009, respectively.

In connection with the acquisition the selling shareholders issued the Company a collateral loan of $2,363 to secure certain letters of credit and bank guarantees. The balance of the loan was repaid in March 2010.

9. Employee Benefits

The Company has defined contribution plans covering substantially all domestic employees and certain foreign subsidiary employees who meet certain service and eligibility requirements. Participant benefits are 100% vested upon participation. The Company matches employee contributions, limited to 50% of the first 6% of each employee’s salary contributed. The Company’s matching contributions to defined contribution plans on a consolidated basis were approximately $749, $697, $339, and $331 in fiscal year 2010 and 2009 and during the period from August 30, 2007 through March 31, 2008, and the period from April 1, 2007 through August 29, 2007, respectively.

The Company has an incentive compensation program to provide employees with incentive pay based on the Company’s ability to achieve certain profitability objectives. The Company recorded approximately $3,253, $5,400, $3,612, and $1,410, for incentive compensation earned during fiscal year 2010 and 2009, the period from August 30, 2007 through March 31, 2008, and the period from April 1, 2007 through August 29, 2007, respectively. The bulk of the incentive is normally paid subsequent to the finalization of fiscal results for the fiscal year. In the fiscal year 2010, the amount actually paid out with respect to fiscal 2009 was reduced by approximately $1,043 and the benefit was reflected in the fiscal 2010 incentive expense.

10. Commitments and Contingencies

At March 31, 2010, the Company had in place letter of credit guarantees from banks, securing performance obligations of the Company, totaling $4,580 relating to certain sales contracts of which $2,066 is secured by cash deposits. Included in prepaid expenses and other current assets at March 31, 2010 and 2009, was approximately $2,066 and $400, respectively, of foreign currency deposits pledged as collateral on performance bonds and letters of credit.

The Company leases various property and equipment under operating leases. Lease expense was approximately $1,697, $1,605, $974, and $747 in fiscal year 2010 and 2009, the period from August 30, 2007 through March 31, 2008, and the period from April 1, 2007 through August 29, 2007, respectively. Future minimum annual lease payments under these leases are as follows for the years ended March 31:

2011	$1,490
2012	758
2013	409
2014	311
2015	102
Thereafter	—

$3,070

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

The Company has entered into information technology service agreements with several vendors. The service fees expense amounted to $1,114, $1,106, $461, and $645 during fiscal year 2010 and 2009, the period from August 30, 2007 through March 31, 2008, and the period from April 1, 2007 through August 29, 2007, respectively. The future annual service fees under the service agreements are as follows for the fiscal years ended March 31:

2011	$1,034
2012	843
2013	329
2014	55
2015	—

$2,261

In the ordinary course of conducting its business, the Company becomes involved in various lawsuits and administrative proceedings. Some of these proceedings may result in fines, penalties, or judgment being assessed against the Company, which, from time to time, may have an impact on earnings. It is the opinion of management the following proceeding will not have a material adverse effect on the Company’s operations or financial position.

The Company filed voluntary self disclosure reports with the Department of the Treasury, Office of Foreign Assets Control (OFAC) and the Department of Commerce, Bureau of Industry and Security (BIS) to advise of possible violations of U.S. export control and sanctions laws. The Company settled the matter with OFAC in August 2009 and agreed to pay a civil penalty of $15. The Company settled the matter with BIS in September 2009 and agreed to pay a civil penalty of $176. The penalties and legal expenses related to these matters were reimbursed from a $2,000 escrow fund created under the 2007 Agreement and Plan of Merger (CBT Escrow). The remainder of the CBT Escrow was distributed to former shareholders after the settlements were finalized.

The Company also filed a voluntary self disclosure report to the Department of Commerce (OAC), Office of Antiboycott Compliance to advise of possible violations of U.S. antiboycott regulations. At March 31, 2010, the Company had not received a formal response from the OAC and the Company cannot predict the ultimate outcome or estimate of loss for the petition at this stage. An escrow fund created under the 2007 Agreement and Plan of Merger (the General Indemnity Escrow) will reimburse the Company for fees, penalties and expenses in excess of $1,510 (the Deductible). The General Indemnity Escrow had a balance of $3,911 as of March 31, 2010 (See Note 4). As of March 31, 2010, the Company has incurred $806 in expenses subject to the Deductible. Therefore, if additional fees, penalties and expenses exceed $704, the Company expects to be reimbursed up to the amount then remaining in the General Indemnity Escrow.

The OAC sent draft charging letters to the Company on June 25, 2010 and indicated that it intended to initiate settlement discussions promptly. The amount remaining in the General Indemnity Escrow as of June 28, 2010 is $1,000.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

Changes in the Company’s product liability for the three-year period ended March 31, 2010 are as follows:

Pre-Predecessor:
Balance at March 31, 2007	$464
Reserve for warranties issued during the period	107
Settlements made during the period	(87)

Balance at August 29, 2007	$484

Predecessor:
Balance at August 30, 2007	$484
Reserve for warranties issued during the period	318
Settlements made during the period	(186)

Balance at March 31, 2008	616
Reserve for warranties issued during the period	518
Settlements made during the period	(159)

Balance at March 31, 2009	975
Reserve for warranties issued during the period	188
Settlements made during the period	(464)

Balance at March 31, 2010	$699

11. Members’ Equity

The limited liability company agreement (Operating Agreement) entered into in August 2007 in connection with the acquisition of Thermon sets forth that ownership interests are comprised of Class A Units for investors and a series of Class P Units as profits interest units. The Operating Agreement sets forth the terms of ownership and how the profits, losses and gains will be allocated to the capital accounts of its members. The timing and aggregate amount of distributions to unit holders are determined at the sole discretion of the Board of Managers. Only Class A Units are voting units. Unless specifically agreed, holders of the Company’s ownership interest have no liability for the Company’s obligations.

Units are not transferable, except in limited circumstances as set out in the Operating Agreement.

Class P Units are additionally subject to the terms of the certificate documenting the award, including vesting and repurchase rights at the lower of original cost of fair market value upon separation of service.

In the event of a change of control transactions, Class A Units receive all distributions until capital is returned. Then, Class P units receive all distributions until their capital is returned. Thereafter, Class A Units and Class P-1 Units participate until two times capital is returned. Thereafter, Class A Units and Class P-1 and P-2 Units participate until three times capital is returned. Thereafter, Class A Units and Class P-1, P-2 and P-3 Units participate until four times capital is returned. Thereafter all Units participate. Distributions are currently prohibited by agreement with lenders to the Company.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

In February 2008, certain members of management were issued 6,630 restricted and unvested Class P series units for $7 in cash. These units vest at a rate of 20% at each anniversary of the grant through February 2013, and are exercisable in the event of a change in control transaction. The following table summarizes activity in Member units by class during the fiscal year ended March 31, 2010.

	Shares Outstanding March 31, 2009	Shares Forfeited	Shares Outstanding March 31, 2010	Shares Vested March 31, 2010	Available for Issuance March 31, 2010
Class A Units	47,205	—	47,205	—	—
Class P1 Units	2,319	—	2,319	929	1,508
Class P2 Units	858	—	858	343	560
Class P3 Units	906	—	906	363	593
Class P4 Units	965	—	965	385	622

Total P Units	5,048	—	5,048	2,020	3,283

Total	52,253	—	52,253	2,020	3,283

12. Income Taxes

Income taxes included in the consolidated income statement consisted of the following:

	Predecessor			Pre-Predecessor
	Year Ended March 31, 2010	Year Ended March 31, 2009	For the Period From August 30, 2007 Through March 31, 2008	For the Period from April 1, 2007 Through August 29, 2007
Current provision:
Federal provision	$4,481	$4,643	$1,189	$202
Foreign provision	5,168	8,427	3,242	1,735
State provision (benefit)	277	347	165	(87)
Deferred provision:
Federal deferred provision (benefit)	3,413	(8,367)	18,161	(178)
Foreign deferred provision (benefit)	617	(3,082)	(2,576)	26
State deferred provision (benefit)	10	(173)	(162)	(5)

Total provision for income taxes	$13,966	$1,795	$20,019	$1,693

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

Deferred income tax assets and liabilities were as follows:

	March 31,
	2010	2009
Deferred tax assets:
Accrued liabilities and reserves	$874	$1,372
Inventories	251	294
Pensions	100	67
International, net	203	139

	1,428	1,872

Deferred tax liabilities:
Intangible assets	12,171	11,755
Property, plant and equipment	2,860	2,522
Canadian debt facility	14,945	11,973
Other	167	296

	30,143	26,546

Net deferred tax liability	$28,715	$24,674

The U.S. and non-U.S. components of income (loss) from continuing operations before income taxes were as follows:

	Predecessor			Pre-Predecessor
	Year Ended March 31, 2010	Year Ended March 31, 2009	For the Period From August 30, 2007 Through March 31, 2008	For the Period from April 1, 2007 Through August 29, 2007
U.S.	$14,398	$10,766	$557	$(4,572)
Non-U.S.	18,508	17,430	(766)	5,480

Income (loss) from continuing operations	$32,906	$28,196	$(209)	$908

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

The difference between the provision for income taxes and the amount that would result from applying the U.S. statutory tax rate to income before provision for income taxes is as follows:

	Predecessor			Pre-Predecessor
	Year Ended March 31, 2010	Year Ended March 31, 2009	For the Period From August 30, 2007 Through March 31, 2008	For the Period from April 1, 2007 Through August 29, 2007
Notional U.S. federal income tax expense (benefit) at the statutory rate	$11,517	$9,888	$(67)	$327
Adjustments to reconcile to the income tax provision (benefit):
U.S. state income tax provision (benefit), net	86	51	155	14
Effects on Canadian debt facility	2,463	(7,755)	19,997	—
Rate difference—international subsidiaries	(410)	(1,122)	(5)	1,826
Nondeductible charges	38	(36)	60	(574)
Adjustment to tax account balances	251	479	(258)	(47)
Other	21	290	137	147

Provision (benefit) for income taxes	$13,966	$1,795	$20,019	$1,693

The Company views undistributed earnings of certain foreign subsidiaries as permanently re-invested. Foreign tax credits would substantially offset any such earnings should they be distributed and, therefore, the Company has provided no deferred taxes related to these earnings.

In connection with obtaining financing in Canada during the acquisition discussed in Note 4 to the consolidated financial statements, the stock of Thermon Canada, a subsidiary of Thermon Manufacturing Company (“TMC”), was transferred to Thermon Holding Corp. (“THC”). This caused TMC to realize a gain on the difference between its tax basis in Thermon Canada and the fair market value of Thermon Canada’s stock under IRC Section 311(b); however, the gain was deferred under the consolidated return rules and created a “deferred intercompany gain”. This deferred gain is a tax attribute which is not reflected on the financial statements of the Company since it is avoidable.

Additionally, as a result of certain transactions related to the acquisition and internal reorganization, Thermon Canada was deemed to have assumed approximately CAD 54 million of third party debt from its U.S. parent for U.S. income tax purposes. As a general rule, the assumption of a parent’s debt by a wholly-owned subsidiary is the equivalent of a dividend from the subsidiary to the parent. However, since THC remains jointly and severally liable on the debt pursuant to the credit agreement, the constructive dividend is not deemed to occur until Thermon Canada pays interest and/or principal on the debt thereby relieving THC of its obligation. The deemed assumption of the debt created a deferred tax liability, which will reverse as debt service payments are made over the term of the loan. Furthermore, since the debt is in Canadian currency, the deferred tax liability recorded on the U.S. financial statements is also subject to fluctuations in the foreign currency exchange rate each year.

As of March 31, 2010, the tax years 2004 through 2009 remain open to examination by the major taxing jurisdictions to which we are subject.

As a result of the implementation of the pronouncement entitled Accounting for Uncertainty of Income Taxes, the Company recognized no change in the liability for unrecognized tax benefits and no adjustments to the April 1, 2009 balance of retained earnings.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

13. Miscellaneous Income (Expense)

Miscellaneous income (expense) included in the consolidated income statement consisted of the following for the year ended March 31:

	Predecessor			Pre-Predecessor
	Year Ended March 31, 2010	Year Ended March 31, 2009	For the Period From August 30, 2007 Through March 31, 2008	For the Period from April 1, 2007 Through August 29, 2007
Professional fees and expenses related to proposed capital transactions	$(1,012)	$(1,273)	$(3,470)	$(5,350)
Compliance fees and costs	—	(1,220)	(300)	—
Employee compensation related to sale on August 29, 2007	—	—	—	(3,930)
Other	(273)	627	55	58

Total	$(1,285)	$(3,120)	$(3,715)	$(9,222)

14. Geographic Information

The Company has determined its operating segments using the management approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our operating segments. It requires disclosures about products and services, geographic areas and major customers.

The Company has defined its operating segment based on geographic regions. The Company sells its products in two geographic regions. The Company’s sales in these regions share similar economic characteristics, similar product mix, similar customers and similar distribution methods. Accordingly, the Company elected to aggregate these two geographic regions into a single operating segment. Revenue from the sale of its products which are similar in nature and revenue from construction and engineering are reflected as sales in its consolidated statement of operations.

Within its operating segment, the Company has provided further detail for those countries or regions that generate significant revenue and operating income. For purposes of this note, revenue is attributed to individual countries on the basis of the physical location and jurisdiction of organization of the subsidiary that invoices the material and services.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

Total sales, operating income and long-lived assets, classified by major geographic areas in which the Company operates are as follows:

	Predecessor			Pre-Predecessor
	Year Ended March 31, 2010	Year Ended March 31, 2009	For the Period August 30, 2007 Through March 31, 2008	For the Period April 1, 2007 Through August 29, 2007
Sales by geographic area:
Western hemisphere:
United States	$65,453	$61,931	$43,325	$23,298
Canada	50,740	60,528	33,582	13,272
Elsewhere in the Western Hemisphere	1,165	2,151	1,224	2,299
Intercompany sales	38,149	45,721	24,225	13,347

	155,507	170,331	102,356	52,216
Eastern hemisphere:
Europe	52,329	50,114	29,851	13,995
Asia	23,027	28,031	16,215	8,751
Intercompany sales	2,105	1,741	1,480	864

	77,461	79,886	47,546	23,610

Eliminations	(40,255)	(47,462)	(25,706)	(14,211)

	192,713	202,755	124,196	61,615

Operating income:
Western hemisphere:
United States	14,496	14,051	3,141	2,107
Canada	15,212	12,769	4,699	3,344
Elsewhere in the Western Hemisphere	(128)	569	145	762
Eastern hemisphere:
Europe	8,597	10,360	2,174	2,852
Asia	3,866	3,892	2,387	1,461
Unallocated:
Management fees	(862)	(825)	(475)	—
Other	362	49	(744)	106

	$41,543	$40,865	$11,327	$10,632

	March 31,
	2010	2009
Long-lived assets
Western hemisphere	$18,852	$18,511
Eastern hemisphere	3,898	3,744

	$22,750	$22,255

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

15. Subsequent Events

In April 2010, a group of private equity entities led by Code Hennessy & Simmons LLC (CHS) purchased Thermon Holding Corp. from its then-existing owners (primarily equity group Audax) for approximately $310 million in a transaction that was financed by approximately $129 million of equity, and $210 million of debt raised in a private bond offering under Rule 144A-sales to qualified investors. These financings include amounts used to purchase the business as well as transaction costs.

16. Guarantor Consolidation

Thermon Industries, Inc., a wholly-owned subsidiary of Thermon Holdings, LLC, assumed the obligations of Thermon Finance, Inc. under the senior secured notes issued in connection with the sale by Thermon Holdings, LLC of Thermon Holding Corp. to Thermon Group, Inc. in April 2010 (See Note 15). The senior secured notes is guaranteed by Thermon Holding Corp. and each of its existing and future wholly-owned U.S. Subsidiaries other than Thermon Industries, Inc. However, all other subsidiaries located outside of the United States are not guarantors under the senior secured notes. The accompanying condensed consolidated balance sheets as of March 31, 2010 and March 31, 2009 and the accompanying condensed statements of operations and cash flows for the year ended March 31, 2010 and March 31, 2009 and for the period from August 30, 2007 through March 31, 2008, represent the financial position, results of operations and cash flows of Thermon Holdings, LLC, Thermon Holding Corp. and other U.S. restricted subsidiaries. The information is presented on the equity method of accounting together with elimination entries necessary to reconcile to the consolidated financial statements.

Thermon Holdings, LLC

Condensed Statement of Operations

(Dollars in Thousands)

	Year Ended March 31, 2010
	Thermon Holdings, LLC	Thermon Holding Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non- guarantors)	Eliminations	Consolidated
Revenues	$—	$—	$—	$101,712	$131,256	$(40,255)	$192,713
Cost of sales	—	—	—	65,554	76,462	(40,615)	101,401

Gross profit	—	—	—	36,158	54,794	360	91,312

Operating expenses:
Marketing, general and administrative and engineering	—	—	—	22,069	25,274	—	47,343
Amortization of other intangible assets	—	—	—	454	1,972	—	2,426

Income from operations	—	—	—	13,635	27,548	360	41,543

Other income/(expenses):
Equity in earnings of subsidiaries	18,940	18,940	12,271	11,274	—	(61,425)	—
Interest income	—	4,016	4,016	41	(16)	(8,051)	6
Interest expense	—	(4,016)	(4,016)	(4,016)	(3,341)	8,032	(7,357)
Miscellaneous income (expense) and other	—	—	—	4,397	(5,683)	—	(1,286)

	18,940	18,940	12,271	11,696	(9,040)	(61,444)	(8,637)
Income before provision for income taxes	18,940	18,940	12,271	25,331	18,508	(61,084)	32,906
Income taxes	—	—	—	(8,309)	(5,547)	(110)	(13,966)

Net income (loss)	$18,940	$18,940	$12,271	$17,022	$12,961	$(61,194)	$18,940

Thermon Holdings, LLC

Condensed Statement of Operations—(continued)

(Dollars in Thousands)

	Year Ended March 31, 2009
	Thermon Holdings, LLC	Thermon Holding Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non- guarantors)	Eliminations	Consolidated
Revenues	$—	$—	$—	$104,693	$145,524	$(47,462)	$202,755
Cost of sales	—	—	—	66,360	86,527	(47,431)	105,456

Gross profit	—	—	—	38,333	58,997	(31)	97,299

Operating expenses:
Marketing, general and administrative and engineering	—	—	—	24,644	25,234	(71)	49,807
Amortization of other intangible assets	—	—	—	382	6,173	72	6,627

Income from operations	—	—	—	13,307	27,590	(32)	40,865

Other income/(expenses):
Equity in earnings of subsidiaries	26,401	26,401	22,883	13,578	—	(89,263)	—
Interest income	—	5,275	5,275	36	96	(10,588)	94
Interest expense	—	(5,275)	(5,275)	(5,275)	(4,377)	10,577	(9,625)
Miscellaneous income (expense) and other	—	—	—	2,785	(5,879)	(44)	(3,138)

	26,401	26,401	22,883	11,124	(10,160)	(89,318)	(12,669)
Income before provision for income taxes	26,401	26,401	22,883	24,431	17,430	(89,350)	28,196
Income taxes	—	—	—	3,221	(5,023)	7	(1,795)

Net income (loss)	$26,401	$26,401	$22,883	$27,652	$12,407	$(89,343)	$26,401

Thermon Holdings, LLC

Condensed Statement of Operations—(continued)

(Dollars in Thousands)

	For the Period From August 30, 2007 Through March 31, 2008
	Thermon Holdings, LLC	Thermon Holding Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non- guarantors)	Eliminations	Consolidated
Revenues	$—	$—	$—	$66,378	$83,524	$(25,706)	$124,196
Cost of sales	—	—	—	48,694	53,099	(25,502)	76,291

Gross profit	—	—	—	17,684	30,425	(204)	47,905

Operating expenses:
Marketing, general and administrative and engineering	—	—	—	13,740	16,122	—	29,862
Amortization of other intangible assets	—	—	—	1,312	5,475	(71)	6,716

Income from operations	—	—	—	2,632	8,828	(133)	11,327

Other income/(expenses):
Equity in earnings of subsidiaries	(20,228)	(20,228)	(18,438)	2,949	—	55,945	—
Interest income	—	3,990	3,990	98	58	(7,982)	154
Interest expense	—	(3,990)	(3,990)	(3,990)	(3,947)	7,983	(7,934)
Miscellaneous income (expense) and other	—	—	—	1,562	(5,705)	387	(3,756)

	(20,228)	(20,228)	(18,438)	619	(9,594)	56,333	(11,536)
Income before provision for income taxes	(20,228)	(20,228)	(18,438)	3,251	(766)	56,200	(209)
Income taxes	—	—	—	(19,561)	(515)	57	(20,019)

Net income (loss)	$(20,228)	$(20,228)	$(18,438)	$(16,310)	$(1,281)	$56,257	$(20,228)

Thermon Holdings, LLC

Condensed Statement of Operations—(continued)

(Dollars in Thousands)

	For the Period From April 1, 2007 Through August 29, 2007
	Thermon Holdings, LLC (1)	Thermon Holding Corp. (Guarantor) (1)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non- guarantors)	Eliminations	Consolidated
Revenues	$—	$—	$—	$36,214	$39,612	$(14,211)	$61,615
Cost of sales	—	—	—	24,714	23,387	(14,300)	33,801

Gross profit	—	—	—	11,500	16,225	89	27,814

Operating expenses:
Marketing, general and administrative and engineering	—	—	—	9,376	7,806	—	17,182
Amortization of other intangible assets	—	—	—	—	—	—	—

Income from operations	—	—	—	2,124	8,419	89	10,632

Other income/(expenses):
Equity in earnings of subsidiaries	—	—	(785)	4,787	—	(4,002)	—
Interest income	—	—	—	1	12	—	13
Interest expense	—	—	—	(359)	(81)	—	(440)
Miscellaneous income (expense) and other	—	—	—	(6,427)	(2,844)	(26)	(9,297)

	—	—	(785)	(1,998)	(2,913)	(4,028)	(9,724)
Income before provision for income taxes	—	—	(785)	126	5,506	(3,939)	908
Income taxes	—	—	—	2	(1,659)	(36)	(1,693)

Net income (loss)	$—	$—	$(785)	$128	$3,847	$(3,975)	$(785)

(1)	Thermon Holdings, LLC and Thermon Holding Corp. were not part of the Company’s organizational structure during the period from April 1, 2007 through August 29, 2007; rather, they were added in connection with the closing of the Audax Transaction, which was completed on August 30, 2007.

Thermon Holdings, LLC

Condensed Balance Sheet

(Dollars in Thousands)

	Year Ended March 31, 2010
	Thermon Holdings, LLC	Thermon Holding Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non- guarantors)	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$—	$—	$4,692	$25,455	$—	$30,147
Accounts receivable, net	—	—	—	15,829	30,472	(4,419)	41,882
Notes and other	—	—	—	3,024	3	(3,024)	3
Inventories, net	—	—	—	10,666	13,531	(1,362)	22,835
Costs and estimated earnings in excess of billings on uncompleted contracts	—	—	—	1,209	427	—	1,636
Income taxes receivable	—	—	—	1,098	270	—	1,368
Prepaid expenses and other current assets	—	—	—	1,633	2,291	407	4,331
Deferred income taxes	—	—	—	1,125	303	—	1,428

Total current assets	—	—	—	39,276	72,752	(8,398)	103,630

Property, plant and equipment, net	—	—	—	15,366	7,384	—	22,750
Goodwill	—	—	—	15,404	26,609	—	42,013
Intangible assets, net	—	—	—	12,858	37,279	—	50,137
Debt issuance costs, net	—	—	—	1,545	1,041	—	2,586
Intercompany loans	—	56,000	56,000	335	—	(112,335)	—
Investment in subsidiaries	55,074	55,074	28,409	63,467	—	(202,024)	—

	$55,074	$111,074	$84,409	$148,251	$145,065	$(322,757)	$221,116

Thermon Holdings, LLC

Condensed Balance Sheet—(continued)

(Dollars in Thousands)

	Year Ended March 31, 2010
	Thermon Holdings, LLC	Thermon Holding Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non- guarantors)	Eliminations	Consolidated
Liabilities and members’ equity
Current liabilities:
Accounts payable	$—	$—	$—	$4,232	$9,001	$(3,836)	$9,397
Accrued liabilities	—	—	—	6,671	9,262	(2,428)	13,505
Billings in excess of costs and estimated earnings on uncompleted contracts	—	—	—	1,035	—	—	1,035
Income taxes payable	—	—	—	182	1,976	—	2,158
Notes payable	—	—	—	1,155	358	(1,513)	—
Deferred income taxes	—	—	—	138	—	—	138

Total current liabilities	—	—	—	13,413	20,597	(7,777)	26,233

Long-term debt, net of current maturities	—	56,000	—	—	53,249	—	109,249
Intercompany debt	—	—	56,000	56,000	—	(112,000)	—
Deferred income taxes	—	—	—	21,861	8,144	—	30,005
Other noncurrent liabilities	—	—	—	—	555	—	555
Members’/shareholder’s equity	55,074	55,074	28,409	56,977	62,520	(202,980)	55,074

	$55,074	$111,074	$84,409	$148,251	$145,065	$(322,757)	$221,116

Thermon Holdings, LLC

Condensed Balance Sheet—(continued)

(Dollars in Thousands)

	Year Ended March 31, 2009
	Thermon Holdings, LLC	Thermon Holding Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non- guarantors)	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$—	$—	$5,912	$7,490	$—	$13,402
Accounts receivable, net	—	—	—	15,204	28,433	(5,763)	37,874
Notes and other	432	—	—	3,323	81	(3,278)	558
Inventories, net	—	—	—	12,329	14,498	(1,724)	25,103
Costs and estimated earnings in excess of billings on uncompleted contracts	—	—	—	1,398	1,060	—	2,458
Income taxes receivable	—	—	—	143	227	—	370
Prepaid expenses and other current assets	—	—	—	1,091	2,558	—	3,649
Deferred income taxes	—	—	—	1,150	161	561	1,872

Total current assets	432	—	—	40,550	54,508	(10,204)	85,286

Property, plant and equipment, net	—	—	—	15,321	6,934	—	22,255
Goodwill	—	—	—	15,404	21,604	—	37,008
Intangible assets, net	—	—	—	13,312	32,859	—	46,171
Debt issuance costs, net	—	—	—	1,973	1,043	—	3,016
Deferred income taxes non-current	—	—	—	—	45	(45)	—
Intercompany loans	—	56,000	56,000	80	—	(112,080)	—
Investment in subsidiaries	37,782	37,782	22,167	52,909	—	(150,640)	—

	$38,214	$93,782	$78,167	$139,549	$116,993	$(272,969)	$193,736

Thermon Holdings, LLC

Condensed Balance Sheet—(continued)

(Dollars in Thousands)

	Year Ended March 31, 2009
	Thermon Holdings, LLC	Thermon Holding Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non-guarantors)	Eliminations	Consolidated
Liabilities and members’ equity
Current liabilities:
Accounts payable	$—	$—	$—	$4,739	$11,867	$(6,148)	$10,458
Accrued liabilities	—	—	—	8,546	6,407	(1,242)	13,711
Billings in excess of costs and estimated earnings on uncompleted contracts	—	—	—	1,038	—	—	1,038
Income taxes payable	—	—	—	153	1,624	—	1,777
Notes payable	—	—	—	1,587	145	(1,732)	—
Due to former shareholders	—	—	—	2,363	—	—	2,363
Deferred income taxes	—	—	—	185	—	—	185

Total current liabilities	—	—	—	18,611	20,043	(9,122)	29,532
Long-term debt, net of current maturities	—	56,000	—	—	43,032	—	99,032
Intercompany debt	—	—	56,000	56,000	—	(112,000)	—
Deferred income taxes	—	—	—	18,933	7,428	—	26,361
Other noncurrent liabilities	—	—	—	—	597	—	597
Members’/shareholder’s equity	38,214	37,782	22,167	46,005	45,893	(151,847)	38,214

	$38,214	$93,782	$78,167	$139,549	$116,993	$(272,969)	$193,736

Thermon Holdings, LLC

Condensed Statement of Cash Flows

(Dollars in Thousands)

	Year Ended March 31, 2010
	Thermon Holdings, LLC	Thermon Holding Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)		Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non-guarantors)	Eliminations	Consolidated
Net cash provided by operations	$8,600	$8,600		$8,600	$8,848	$19,162	$(29,129)	$24,681

Investing activities
Proceeds from sales of P.P.& E.	—	—		—	2	—	—	2
Purchases of P.P.& E.	—	—		—	(1,200)	(387)	—	(1,587)
Other investing transactions	—	—		—	—	—	—	—

Net cash (used) in investing activities	—	—		—	(1,198)	(387)	—	(1,585)

Financing activities
Payments on debt	—	—		—	—	—	—	—
Payment of dividends to members	(8,600)	—		—	—	—	—	(8,600)
Payment of intercompany dividends	—	(8,600)		(8,600)	(8,600)	(2,856)	28,656	—
Change in affiliate debt	—	—		—	(270)	(203)	473	—

Net cash (used) in financing activities	(8,600)	(8,600)		(8,600)	(8,870)	(3,059)	29,129	(8,600)
Effect of exchange rate changes on cash and cash equivalents	—	—		—	—	2,249	—	2,249
Change in cash and cash equivalents	—	—		—	(1,220)	17,965	—	16,745
Cash at beginning of period	—	—		—	5,912	7,490	—	13,402

Cash at end of period	$—	$—	$		$4,692	$25,455	$—	$30,147

Thermon Holdings, LLC

Condensed Statement of Cash Flows—(continued)

(Dollars in Thousands)

	Year Ended March 31, 2009
	Thermon Holdings, LLC	Thermon Holding Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non-guarantors)	Eliminations	Consolidated
Net cash provided by operations	$—	$—	$—	$10,206	$15,262	$(1,782)	$23,686

Investing activities
Proceeds from sales of P.P.&E.	—	—	—	21	11	—	32
Purchases of P.P.&E.	—	—	—	(1,387)	(1,321)	—	(2,708)
Other investing transactions	—	—	—	408	—	—	408

Net cash (used) in investing activities	—	—	—	(958)	(1,310)	—	(2,268)

Financing activities
Payments on debt	—	(4,588)	—	(1,080)	(6,599)	—	(12,267)
Payment of intercompany dividends	—	—	—	—	(1,948)	1,948	—
Change in affiliate debt	—	4,588	—	(5,261)	839	(166)	—

Net cash (used) in financing activities	—	—	—	(6,341)	(7,708)	1,782	(12,267)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(2,223)	—	(2,223)
Change in cash and cash equivalents	—	—	—	2,907	4,021	—	6,928
Cash at beginning of period	—	—	—	3,005	3,469	—	6,474

Cash at end of period	$—	$—	$—	$5,912	$7,490	$—	$13,402

Thermon Holdings, LLC

Condensed Statement of Cash Flows—(continued)

(Dollars in Thousands)

	For the Period From August 30, 2007 Through March 31, 2008
	Thermon Holdings, LLC	Thermon Holding Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non-guarantors)	Eliminations	Consolidated
Net cash provided by operations	$—	$—	$—	$11,306	$(2,783)	$805	$9,328

Investing activities
Proceeds from sales of P.P.& E.	—	—	—	1	11	—	12
Purchases of P.P.&E.	—	—	—	(2,463)	(1,766)	—	(4,229)
Cash paid for Thermon Industries, Inc.	—	(145,933)	—	—	—	—	(145,933)
Purchase accounting adjustments	—	47,843	—	(3,438)	(46,832)	2,427	—
Investment in subsidiaries	(37,502)	—	—	—	—	37,502	—

Net cash (used) in investing activities	(37,502)	(98,090)	—	(5,900)	(48,587)	39,929	(150,150)

Financing activities
Proceeds from debt issued, net of costs	—	60,588	—	(2,401)	54,823	—	113,010
Issuance of common stock	37,502	37,502	—	—	—	(40,734)	34,270

Net cash (used) in financing activities	37,502	98,090	—	(2,401)	54,823	(40,734)	147,280
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	16	—	16

Change in cash and cash equivalents	—	—	—	3,005	3,469	—	6,474
Cash at beginning of period	—	—	—	—	—	—	—

Cash at end of period	$—	$—	$—	$3,005	$3,469	$—	$6,474

Thermon Holdings, LLC

Condensed Statement of Cash Flows—(continued)

(Dollars in Thousands)

	For the Period From April 1, 2007 Through August 29, 2007
	Thermon Holdings, LLC (1)	Thermon Holding Corp. (Guarantor) (1)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non-guarantors)	Eliminations	Consolidated
Net cash provided by operations	$—	$—	$(39)	$(10,424)	$(110)	$—	$(10,573)

Investing activities
Proceeds from sales of P.P.& E and insurance recoveries.	—	—	—	1,279	—	—	1,279
Purchases of P.P.&E.	—	—	—	(477)	(608)	—	(1,085)

Net cash (used) in investing activities	—	—	—	802	(608)	—	194

Financing activities
Proceeds from revolving lines of credit	—	—	—	39,333	—	—	39,333
Payments on revolving lines of credit	—	—	—	(26,475)	(2,027)	—	(28,502)
Issuance of common stock	—	—	39	—	—	—	39

Net cash (used) in financing activities	—	—	39	12,858	(2,027)	—	10,870
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	1,147	—	1,147
Change in cash and cash equivalents	—	—	—	3,236	(1,598)	—	1,638
Cash at beginning of period	—	—	—	60	2,002	—	2,062

Cash at end of period	$—	$—	$—	$3,296	$404	$—	$3,700

(1)	Thermon Holdings, LLC and Thermon Holding Corp. were not part of the Company’s organizational structure during the period from April 1, 2007 through August 29, 2007; rather, they were added in connection with the closing of the Audax Transaction, which was completed on August 30, 2007.

Thermon Holdings, LLC

Notes to Consolidated Financial Statements—(continued)

(Dollars in Thousands)

17. Quarterly Results (Unaudited)

The following quarterly results have been derived from unaudited consolidated financial statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period. The unaudited quarterly financial data for each of the eight quarters in the two years ended March 31, 2010 are as follows:

	Three Months Ended
	June 30 2009	September 30 2009	December 31 2009	March 31 2010
Sales	$50,812	$44,745	$47,348	$49,808
Gross profit	22,837	22,906	23,196	22,373
Income from operations	11,254	11,877	10,235	8,177
Net income	$5,243	$5,304	$4,182	$4,212

	Three Months Ended
	June 30 2008	September 30 2008	December 31 2008	March 31 2009
Sales	$53,398	$52,060	$52,766	$44,531
Gross profit	22,875	25,657	26,712	22,055
Income from operations	7,900	11,193	12,345	9,428
Net income	$4,541	$6,088	$7,115	$8,656

Thermon Holding Corp.

Unaudited Financial Statements for the Three Months

Ended June 30, 2010

Thermon Holding Corp.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)

	June 30, 2010 (Successor)	March 31, 2010 (Predecessor)
Assets
Current assets:
Cash and cash equivalents	$8,908	$30,147
Accounts receivable, net of allowance for doubtful accounts of $1,698 and $1,835 as of June 30, 2010 and March 31, 2010, respectively	45,857	41,882
Notes receivable and other	342	3
Inventories, net	26,473	22,835
Costs and estimated earnings in excess of billings on uncompleted contracts	1,906	1,636
Income taxes receivable	3,376	1,368
Prepaid expenses and other current assets	7,225	4,331
Deferred income taxes	1,390	1,428

Total current assets	95,477	103,630
Property, plant and equipment, net	22,589	22,750
Goodwill	129,626	42,013
Intangible assets, net	134,385	50,137
Debt issuance costs, net	13,399	2,586

	$395,476	$221,116

Liabilities and shareholder’s/members’ equity
Current liabilities:
Accounts payable	$13,323	$9,397
Accrued liabilities	12,213	13,505
Obligations in settlement of the CHS Transaction	6,600	—
Billings in excess of costs and estimated earnings on uncompleted contracts	964	1,035
Income taxes payable	235	2,158
Deferred income taxes	—	138

Total current liabilities	33,335	26,233
Long-term debt, net of current maturities	212,751	109,249
Deferred income taxes	42,137	30,005
Other noncurrent liabilities	1,279	555
Shareholder’s / Members’ equity	105,974	55,074

	$395,476	$221,116

See accompanying notes.

Thermon Holding Corp.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Thousands)

	For the Period From May 1, Through June 30, 2010 (Successor)	For the Period From April 1, Through April 30, 2010 (Predecessor)	Three Months Ended June 30, 2009 (Predecessor)
Sales	$37,513	$13,063	$50,812
Cost of sales	25,343	6,447	27,975

Gross profit	12,170	6,616	22,837
Operating expenses:
Marketing, general and administrative and engineering	8,550	4,263	10,578
Amortization of other intangible assets	5,126	215	589

Income (loss) from operations	(1,506)	2,138	11,670
Other income/(expenses):
Interest income	1	7	5
Interest expense	(5,845)	(6,229)	(2,068)
Success fees to owners related to the CHS transaction	(3,022)	(4,716)	—
Miscellaneous income/(expense)	(2,700)	(8,901)	(5)

	(11,566)	(19,839)	(2,068)
Income (loss) before provision for income taxes	(13,072)	(17,701)	9,602
Income taxes benefit (expense)	899	17,434	(4,359)

Net income (loss)	$(12,173)	$(267)	$5,243

Comprehensive income (loss):
Net income (loss)	$(12,173)	$(267)	$5,243
Foreign currency translation adjustment	(11,105)	(576)	3,419

Comprehensive income (loss)	$(23,278)	$(843)	$8,662

See accompanying notes.

Thermon Holding Corp.

Condensed Consolidated Statement of Changes in

Shareholder’s/Members’ Equity (Unaudited)

(Dollars in Thousands)

	Stock/ Capital Amount	Retained Earnings	Currency Translation Adjustment	Total
Predecessor:
Balances at March 31, 2010	$37,501	$16,513	$1,060	$55,074
Net loss	—	(267)	—	(267)
Foreign currency translation adjustment	—	—	(576)	(576)

Balances at April 30, 2010	$37,501	$16,246	$484	$54,231

Successor:
Balances at May 1, 2010	$—	$—	$—	$—
Initial capital contribution	37,501	16,246	484	54,231
Distribution to sellers from bond offering proceeds	—	(145,417)	—	(145,417)
Capital contributions by new shareholder	40,681	—	—	40,681
Capital contribution by new shareholder related to certain management cash investments	2,036	—	—	2,036
Record costs and expenses paid by shareholder on our behalf	22,300	—	—	22,300
Push-down accounting effects of CHS Transaction	26,734	129,171	(484)	155,421
Net loss	—	(12,173)	—	(12,173)
Foreign currency translation adjustment	—	—	(11,105)	(11,105)

Balances at June 30, 2010	$129,252	$(12,173)	$(11,105)	$105,974

Predecessor:
Balances at March 31, 2009	$37,501	$6,173	$(5,460)	$38,214
Net income	—	5,243	—	5,243
Foreign currency translation adjustment	—	—	3,419	3,419

Balances at June 30, 2009	$37,501	$11,416	$(2,041)	$46,876

See accompanying notes.

Thermon Holding Corp.

Condensed Consolidated Statement of Cash Flows (Unaudited)

(Dollars in Thousands)

	For the Period From May 1, Through June 30, 2010 (Successor)	For the Period From April 1, Through April 30, 2010 (Predecessor)	Three Months Ended June 30, 2009 (Predecessor)
Operating activities
Net income (loss)	$(12,173)	$(267)	$5,243
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,517	392	1,062
Amortization of debt costs	2,346	2,586	177
Provision (benefit) for deferred income taxes	(3,029)	(15,122)	1,872
Changes in operating assets and liabilities:
Accounts receivable	(5,167)	1,365	2,684
Inventories	849	(1,719)	567
Costs and estimated earnings and billings on construction contracts	(375)	34	(1,099)
Other current and noncurrent assets	(2,061)	(3,151)	(832)
Accounts payable	3,280	825	1,734
Accrued liabilities and noncurrent liabilities	3,464	9,515	(4,366)
Income taxes payable	(1,054)	(860)	1,574

Net cash provided by (used in) operating activities	(3,403)	(6,402)	8,616

Investing activities
Purchases of property, plant and equipment	(777)	(97)	(192)
Cash paid for Thermon Holding Corp. (net of cash acquired of $2,852)	(318,048)	—	—
Other investing activities	(1,081)	(1,397)	—

Net cash used in investing activities	(319,906)	(1,494)	(192)

Financing activities
Proceeds from senior secured notes	210,000	—	—
Proceeds from revolving line of credit	4,204	—	—
Obligation on acquisition	6,600	—	—
Payments on revolving lines of credit and long-term debt	(1,453)	(19,385)	—
Capital contributions	129,252	—	—
Debt issuance costs	(15,473)	—	—

Net cash provided by (used in) financing activities	333,130	(19,385)	—
Effect of exchange rate changes on cash and cash equivalents	(913)	(14)	606
Change in cash and cash equivalents	8,908	(27,295)	9,030
Cash and cash equivalents at beginning of period	—	30,147	13,402

Cash and cash equivalents at end of period	$8,908	$2,852	$22,432

Supplemental Noncash investing and financing activities
Effect of exchange rate changes on long-term debt	$—	$1,022	$3,511
Effect of exchange rate changes on fixed assets	$457	$38	$(903)
Effect of exchange rate changes on intangibles	$5,008	$144	$(2,669)
Effect of exchange rate changes on goodwill	$5,291	$10	$(1,746)

Thermon Holding Corp.

Notes to Financial Statements

For the Three Months Ended June 30, 2010

1. Basis of Presentation

On April 30, 2010, a group of investors led by Code Hennessy & Simmons LLC (CHS) and certain management investors acquired Thermon Holding Corp. and its subsidiaries (“We”, the “Company” or “Successor”) from Thermon Holdings, LLC (“Predecessor”) for approximately $320.9 million in a transaction that was financed by approximately $129.2 million of equity, and $210 million of debt raised in an exempt Rule 144A senior secured note offering to qualified institutional investors (the “CHS Transaction”). These financings include amounts used to purchase the business as well as pay transaction costs.

In the CHS Transaction the senior secured notes were issued by Thermon Finance, Inc., which immediately after the closing of the CHS Transaction, was merged into our subsidiary Thermon Industries, Inc.

The transaction was accounted for as a purchase combination. The purchase price was allocated to the assets acquired based on their estimated fair values, and liabilities assumed were recorded based upon their actual value. The allocation of the assets is preliminary and subject to change as the independent appraisal process has commenced but has not been finalized.

Pushdown accounting was employed to reflect the $129.2 million of equity and $23.2 million of transaction costs paid by our new owner.

We have prepared our condensed consolidated financial statements as if Thermon Holding Corp. had been in existence throughout all relevant periods. The historical financial and other data prior to the closing of the CHS Transaction on April 30, 2010 have been prepared using the historical results of operations and bases of the assets and liabilities of the Predecessor. Our historical financial data prior to May 1, 2010 may not be indicative of our future performance.

The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Thermon Holdings, LLC for the year ended March 31, 2010. In our opinion, the accompanying consolidated financial statements reflect all adjustments (consisting only of normal recurring items) considered necessary to present fairly our financial position at June 30, 2010 and March 31, 2010, and the results of our operations and the cash flows for the period from May 1 through June 30, 2010, the period from April 1 through April 30, 2010 and the three month period ended June 30, 2009. Operating results for the three-month period ended June 30, 2010 are not necessarily indicative of the results that may be expected for the full year ending March 31, 2011. Certain reclassifications have been made to the prior period presentation to conform to the current period presentation. All dollar and share amounts are presented in thousands, unless otherwise noted.

2. New Accounting Pronouncements

In October 2009, the FASB issued an ASU that amended the accounting rules addressing revenue recognition for multiple-deliverable revenue arrangements by eliminating the criterion for objective and reliable evidence of fair value for the undelivered products or services. Instead, revenue arrangements with multiple deliverables should be divided into separate units of accounting provided the deliverables meet certain criteria. Additionally the ASU provides for elimination of the use of the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables based on their relative selling price. A hierarchy for estimating such selling price is included in the update. This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating whether this update will have an impact on our consolidated financial statements.

Thermon Holding Corp.

Notes to Financial Statements—(continued)

3. Inventories

Inventories consisted of the following:

	June 30, 2010 (Successor)	March 31, 2010 (Predecessor)
Raw materials	$8,812	$7,451
Work in process	1,126	1,831
Finished goods	17,576	14,725

	27,514	24,007
Valuation reserves	(1,041)	(1,172)

Net inventory	$26,473	$22,835

4. Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	June 30, 2010 (Successor)	March 31, 2010 (Predecessor)
Land, buildings and improvements	$12,400	$13,437
Machinery and equipment	8,201	11,739
Office furniture and equipment	2,453	2,866

	23,054	28,042
Accumulated depreciation	(465)	(5,292)

	$22,589	$22,750

5. Acquisition, Goodwill and Other Intangible Assets

We were acquired on April 30, 2010 for approximately $320,900 as follows:

Consideration to or on behalf of sellers at close	$220,600
Payoff existing debt, interest and bank fees at close	93,700
Accrual for obligations in settlement with seller (1)	6,600

$320,900

Thermon Holding Corp.

Notes to Financial Statements—(continued)

The following table summarizes the estimated fair value of the assets and liabilities assumed:

Assets acquired:
Cash and cash equivalents	$2,852
Accounts receivable, net	40,595
Inventories, net	32,325
Other current assets	11,756
Property, plant and equipment	22,629
Identifiable intangible assets	143,438
Goodwill	134,917
Other noncurrent assets	284

Total assets	388,796

Liabilities assumed:
Current liabilities	21,282
Other long-term debt
Noncurrent deferred tax liability	45,351
Other noncurrent liabilities	1,263

Total liabilities	67,896

Purchase price	320,900
Less: cash	(2,852)

Purchase price net of cash	$318,048

Goodwill for the two months ended June 30, 2010 is as follows:

Balance at May 1, 2010	$134,917
Foreign currency translation impact	(5,291)

Balance at June 30, 2010	$129,626

Other intangible assets at June 30, 2010 consist of the following:

	Successor
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	$62,229	$—	$62,229
Developed technology	14,361	120	14,241
Customer relationships	41,978	700	41,278
Backlog	17,910	4,096	13,814
Certification	1,041	—	1,041
Noncompete agreements	1,041	35	1,006
Other	1,092	316	776

Total	$139,652	$5,267	$134,385

Thermon Holding Corp.

Notes to Financial Statements—(continued)

Other intangible assets at March 31, 2010 consist of the following:

	Predecessor
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	$27,767	$—	$27,767
Developed technology	6,408	828	5,580
Customer relationships	21,632	5,588	16,044
Backlog	9,770	9,770	—
Certification	521	57	464
Noncompete agreements	464	240	224
Other	58	—	58

Total	$66,620	$16,483	$50,137

At June 30, 2010, approximately $15,125 of the purchase price was held in escrow by a third party for our benefit in the event of any breaches of representations and warranties contained in the definitive agreements.

The Company’s final allocation of the purchase price is contingent upon the receipt of a final third-party valuation and additional analysis is necessary to finalize the allocation. The Company allocates the purchase price in connection with the CHS Transaction to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the purchase price over these fair values is recorded as goodwill. The Company engages independent third-party appraisal firms to assist the Company in determining the fair values of assets acquired and liabilities assumed. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. The significant purchased intangible assets recorded by the Company include trademarks, customer relationships, backlog and developed technology.

Critical estimates in valuing certain intangible assets include, without limitation, future expected cash flows from customer relationships, acquired developed technologies and trademarks and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed.

Acquisition-related transaction costs, such as advisory, legal and other professional fees, are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which costs are incurred. Total advisory, legal and other fees incurred by the Company were approximately $35.7 million, of which $6.1 million was expensed in the period from May 1 through June 30, 2010, $13.9 million was incurred and expensed by the Predecessor in the period from April 1, 2010 through April 30, 2010 and the remainder is being capitalized as debt issuance cost.

The Company does not expect goodwill recorded in connection with the CHS Transaction to be deductible for tax purposes.

Thermon Holding Corp.

Notes to Financial Statements—(continued)

6. Accrued Liabilities

Accrued current liabilities consisted of the following:

	June 30, 2010 (Successor)	March 31, 2010 (Predecessor)
Accrued employee compensation and related expenses	$3,423	$6,171
Warranty reserve	964	699
Professional fees	1,035	1,097
Interest	3,447	280
Taxes payable	680	567
Compliance costs	100	704
Other	2,564	3,987

Total accrued current liabilities	$12,213	$13,505

7. Related-Party Transactions

We paid management and transaction success fees to, and reimbursed the out-of-pocket expenses of, our private equity sponsors of $6,930 in the two months ended June 30, 2010. Of this amount, $969 is included in prepaid expenses, $2,605 was included in deferred debt issuance costs, net, $3,022 is included in success fees to owners related to the CHS transaction expense and $334 is included in Marketing, general and administrative and engineering expense.

The Predecessor paid management and transaction success fees to, and reimbursed the out-of-pocket expenses of, its private equity sponsor in the one month ended April 30, 2010 of $4,795. Of this amount $79 is included in Marketing, general and administrative and engineering expense and $4,716 is included in Miscellaneous income/expense as it was related to the CHS Transaction.

See Note 5, Acquisition, Goodwill and Other Intangible Assets for further information regarding amounts due the sellers. Estimated amounts due the sellers are shown as a current liability labeled “Obligations in Settlement of the CHS Transaction.”

8. Short-Term Revolving Lines of Credit

The Company’s subsidiary in the Netherlands has a revolving credit facility in the amount of Euro 4,000 (equivalent to $4,882 USD at June 30, 2010) collateralized by receivables, inventory, equipment, furniture and real estate. No loans were outstanding on this facility at June 30, 2010 or 2009.

The Company’s subsidiary in India has a revolving credit facility in the amount of 80,000 rupees (equivalent to $1,721 USD at June 30, 2010). The facility is collateralized by receivables, inventory, real estate, a letter of credit, and cash. No loans were outstanding under the facility at June 30, 2010 or 2009.

The Company’s subsidiary in Australia has a revolving credit facility in the amount of $325 Australian Dollars (equivalent to $278 USD at June 30, 2010). The facility is collateralized by real estate. The facilities had no loans outstanding as of June 30, 2010 or 2009.

Thermon Holding Corp.

Notes to Financial Statements—(continued)

9. Long-Term Debt

Long- term debt consisted of the following:

	June 30, 2010 (Successor)	March 31, 2010 (Predecessor)
Revolving credit facility due 2015	$2,751	$—
9.500% Senior Secured Notes, due May 2017	210,000	—
Notes payable	—	109,249

	212,751	109,249
Less current portion	—	—

	$212,751	$109,249

Bank Credit Facility

We have a multi-currency revolving credit facility that provides for loans in an aggregate amount of up to $40.0 million to our U.S. borrower, including a sub facility for letters of credit and a sub facility for up to the equivalent of $20.0 million in Canadian Dollars to our Canadian borrower. Availability is subject to a borrowing base. The availability at June 30, 2010 was approximately $29.9 million. This facility is collateralized by substantially all of our assets. The interest rate is based upon LIBOR plus a margin. At June 30, 2010, the interest rate on this facility was 5.0%.

Thermon Industries, Inc. 9.500% Senior Secured Notes due 2017

We will pay interest in cash semi-annually at the rate of 9.500% per year, on May 1 and November 1 of each year, beginning on November 1, 2010 with a long payment (i.e., with one extra day of interest). These notes are collateralized by substantially all of our assets, subordinated only to the bank credit agreement discussed above. These notes were issued in a Rule 144A exempt senior secured note offering to qualified institutional investors. The proceeds were used to fund the purchase price for the CHS Transaction and related transaction costs. We agreed to register new notes with the SEC and, when effective, offer to exchange the old notes for the new registered notes this fall.

The indenture governing the notes limits the Company’s and its restricted subsidiaries’ ability to, among other things:

•	Incur additional indebtedness or issue disqualified capital stock;

•	Pay dividends, redeem subordinated debt or make other restricted payments;

•	Make certain investments or acquisitions;

•	Issue stock of subsidiaries;

•	Grant or permit certain liens;

•	Enter into certain transactions with affiliates;

•	Merge, consolidate or transfer substantially all of our or Thermon Industries, Inc.’s assets;

•	Incur dividend or other payment restrictions affecting certain of our subsidiaries;

•	Transfer or sell assets, including capital stock of our subsidiaries; and

•	Change the business we conduct.

Thermon Holding Corp.

Notes to Financial Statements—(continued)

These covenants are subject to a number of important exceptions.

As of June 30, 2010, the aggregate market value of our debt based upon comparable private trades was approximately $210 million. At March 31, 2010, the carrying amounts of long-term debt approximate their fair values due to their variable rates.

Other Financial Assets and Liabilities

Financial assets and liabilities with the carrying amounts approximating fair value include cash and cash equivalents, accounts receivable, other current assets, current debt, accounts payable and other current liabilities.

10. Commitments and Contingencies

At June 30, 2010, the Company had in place letter of credit guarantees from banks, securing performance obligations of the Company, totaling approximately $4,102 relating to certain sales contracts of which $2,054 is secured by cash deposits. Included in prepaid expenses and other current assets at June 30, 2010 and March 31, 2010, was approximately $2,054 and $2,066, respectively, of cash deposits pledged as collateral on performance bonds and letters of credit.

The Company is involved in various legal proceedings that arise from time to time in the ordinary course of doing business and believe that adequate reserves have been established for any probable losses. Expenses related to litigation are included in operating income. We do not believe that the outcome of any of these proceedings would have a significant adverse effect on our financial position, long-term results of operations, or cash flows. It is possible, however, that charges related to these matters could be significant to our results or cash flows in any one accounting period.

The Company has no outstanding legal matters outside of matters arising in the ordinary course of business, except as described below.

Export Control Matters—In 2008, we voluntarily disclosed to OAC apparent violations of U.S. antiboycott rules. In August 2010, we paid a penalty of $32,500 to OAC in full settlement of allegations that certain of our subsidiaries had committed apparent violations of antiboycott laws.

Asbestos Litigation—Since 1999, we have been named as one of many defendants in 16 personal injury suits alleging exposure to asbestos from our products. None of the cases alleges premises liability. Six cases are currently pending. Insurers are defending us in three of the six lawsuits, and we expect that an insurer will defend us in the remaining three matters. Of the concluded suits, there were five cost of defense settlements and the remainder were dismissed without payment. There are no claims unrelated to asbestos exposure for which coverage has been sought under the policies that are providing coverage.

Indian Sales Tax and Customs Disputes—Our Indian subsidiary is currently disputing assessments of administrative sales tax and customs duties with Indian tax and customs authorities. In addition, we currently have a customs duty case before the Supreme Court in India, on appeal by custom authorities. We can give no assurances we will prevail in any of these matters.

Thermon Holding Corp.

Notes to Financial Statements—(continued)

Changes in the Company’s product liability are as follows:

	For the Period From May 1, Through June 30, 2010 (Successor)	For the Period From April 1, Through April 30, 2010 (Predecessor)	Three Months Ended June 30, 2009 (Predecessor)
Balance at beginning of period	$1,057	$699	$975
Provision for warranties issued	104	19	54
Reclassification of other liabilities	—	339	—
Settlements	(197)	—	(13)

Balance at end of period	$964	$1,057	$1,016

11. Shareholder’s Equity/Members’ Equity

We have 100,000 shares of $0.01 par value common stock issued and outstanding. All of our outstanding shares of common stock are held by our parent entity, Thermon Group, Inc.

12. Miscellaneous Income (Expense)

Miscellaneous income (expense) is as follows:

	For the Period From May 1, Through June 30, 2010 (Successor)	For the Period From April 1, Through April 30, 2010 (Predecessor)	Three Months Ended June 30, 2009 (Predecessor)
Professional fees and expenses related to capital transactions	$(3,073)	$(5,660)	$—
Employee compensation related to the sale on April 30, 2010	—	(3,545)	—
Changes in estimates for compliance fees and costs	600	—	—
Other	(227)	304	(5)

Total	$(2,700)	$(8,901)	$(5)

13. Income Taxes

Our anticipated annual effective benefit rate of approximately 6.9% has been applied to our consolidated pre-tax loss for the period from May 1, 2010 through June 30, 2010. This benefit rate is less than the U.S. statutory rate primarily due to the amount of buyer’s expense stemming from the CHS Transaction that are estimated to be nondeductible (an effect of approximately 14.0 percentage points), valuation reserves taken against our anticipated foreign tax credit and other carryforwards for U. S. taxation purposes (an effect of approximately 6.6 percentage points) and foreign rate effects amounting to 7.3 percentage points.

For the period from April 1 through April 30, 2010 of the Predecessor, an income tax benefit of approximately $17,434 was recorded on the pre-tax loss. In connection with the CHS Transaction, the Canadian debt facility was repaid releasing a deferred tax liability of $14,945. Without the benefit of the deferred tax reversal related to the Canadian debt facility, the benefit rate amounted to approximately 14.1%. This benefit rate was increased by foreign tax credits and exchange losses associated with repatriated earnings (an effect of approximately 20.3 percentage points) and decreased by the amount of sellers’ expense stemming from the CHS Transaction that is anticipated to be non-deductible ( an effect of approximately 6.0 percentage points).

Thermon Holding Corp.

Notes to Financial Statements—(continued)

For the three months ended June 30, 2009 of the Predecessor, the anticipated annual effective tax rate applied to pre-tax income was approximately 45.4%. The effective tax rate was higher than the U.S. statutory rate due to the borrowings that were outstanding under the Canadian debt facility.

We established a long-term liability for uncertain tax positions in the amount of $717 in connection with the CHS Transaction to account for the differences in recognition thresholds and attribute measurement for purposes of financial statement disclosure as compared to tax positions taken or expected to be taken on a tax return. All of our unrecognized tax benefits at June 30, 2010 would affect our effective income tax rate if recognized. The nature of the uncertainty relates to deductions taken or to be taken on tax returns that have not been examined by the applicable tax authority. There was no difference between the beginning and ending amount of unrecognized tax benefit for the period from May 1, 2010 through June 30, 2010.

14. Geographic Information

We have defined our operating segment based on geographic regions. We sell our products in two geographic regions. Our sales in these regions share similar economic characteristics, similar product mix, similar customers and similar distribution methods. Accordingly we have elected to aggregate these two geographic regions into a single operating segment. Revenue from the sale of our products which are similar in nature and revenue from construction and engineering are reflected as sales in our consolidated statement of operations.

Within its operating segment, the Company has provided further detail for those countries or regions that generate significant revenue and operating income. For purposes of this note, revenue is attributed to individual countries on the basis of the physical location and jurisdiction of organization of the subsidiary that invoices the material and services.

Thermon Holding Corp.

Notes to Financial Statements—(continued)

Total sales and operating income classified by major geographic area in which the Company operates are as follows:

	For the Period From May 1, Through June 30, 2010 (Successor)	For the Period From April 1, Through April 30, 2010 (Predecessor)	Three Months Ended June 30, 2009 (Predecessor)
Sales by geographic area:
Western hemisphere:
United States	$11,574	$4,959	$16,887
Canada	11,388	3,992	13,062
Elsewhere in the Western Hemisphere	195	25	329
Intercompany sales	7,093	3,850	10,916

	30,250	12,826	41,194
Eastern hemisphere:
Europe	10,956	2,970	14,605
Asia	3,402	1,117	5,929
Intercompany sales	196	51	971

	14,554	4,138	21,505

Eliminations of intercompany sales	(7,291)	(3,901)	(11,887)

	$37,513	$13,063	$50,812

Operating income
Western hemisphere
United States	$(1,792)	$1,126	$5,506
Canada	341	1,066	3,215
Elsewhere in the Western Hemisphere	37	(30)	(77)
Eastern hemisphere
Europe	(509)	125	2,270
Asia	787	18	892
Unallocated:
Management fees	(334)	(79)	(254)
Other	(36)	(88)	118

	$(1,506)	$2,138	$11,670

15. Subsequent Events

Stock Option Plan

On July 28, 2010, our ultimate parent approved a stock option plan and simultaneously issued 14,208 stock option grants to employees of the Company. The stock option plan relates to shares of Thermon Group Holdings, Inc. Accordingly, the plan will only affect the shareholder’s equity of our parent and will not have an effect on shares outstanding of Thermon Holding Corp. The issuance of the grants will generate accounting for stock-based compensation and we will begin amortizing estimated compensation expense in the three month period ended September 30, 2010.

Thermon Holding Corp.

Notes to Financial Statements—(continued)

16. Guarantor Consolidation

The senior secured notes issued by Thermon Industries, Inc., our wholly-owned subsidiary are guaranteed by the Company and our other existing, wholly-owned domestic subsidiaries Thermon Manufacturing Company, Thermon Heat Tracing Services, Inc., Thermon Heat Tracing Services-I, Inc. and Thermon Heat Tracing Services-II, Inc. (collectively, the “Guarantors”), commencing on May 1, 2010.

Our foreign subsidiaries (collectively, the “Non-Guarantors”) are not guarantors of the senior secured notes.

The accompanying unaudited condensed consolidated balance sheets as of June 30, 2010 and the accompanying unaudited condensed consolidated statements of operations and cash flows for the period from May 1, 2010 through June 30, 2010, represent the financial position, results of operations and cash flows of our Guarantors and Non-Guarantors. The information is presented on the equity method of accounting together with elimination entries necessary to reconcile to the consolidated financial statements.

Thermon Holding Corp.

Condensed Balance Sheet

(unaudited)

	June 30, 2010
	Thermon Holding, Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and US Subsidiaries (Guarantor)	International Subsidiaries (Non- guarantors)	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$938	$7,970	$—	$8,908
Accounts receivable, net	—	—	19,816	32,881	(6,840)	45,857
Notes and other	—	—	2,655	326	(2,639)	342
Inventories, net	—	—	13,281	14,704	(1,512)	26,473
Costs and estimated earnings in excess of billings on uncompleted contracts	—	—	1,332	574	—	1,906
Income taxes receivable	—	—	3,085	291	—	3,376
Prepaid expenses and other current assets	969	—	1,495	4,310	451	7,225
Deferred Income taxes	—	—	1,125	265	—	1,390

Total current assets	969	—	43,727	61,321	(10,540)	95,477
Property, plant and equipment, net	—	—	15,719	6,870	—	22,589
Goodwill	—	—	55,480	74,146	—	129,626
Intangible assets, net	2,155	—	44,321	87,909	—	134,385
Debt Issuance costs, net	—	13,399	—	—	—	13,399
Deferred income taxes non-current	—	—	—		—	—
Intercompany loans			539	—	(539)	—
Investment in subsidiaries	103,281	175,441	85,332	—	(364,054)	—

	$106,405	$188,840	$245,118	$230,246	$(375,133)	$395,476

Liabilities and shareholder’s equity Current liabilities:
Accounts payable	$—	$—	$5,522	$14,364	$(6,563)	$13,323
Accrued liabilities	—	3,436	4,102	6,465	(1,790)	12,213
Obligations in settlement of the CHS Transaction	—	—	6,600	—	—	6,600
Billings in excess of costs and estimated
Earnings on uncompleted contracts	—	—	964	—	—	964
Income taxes payable (receivable)	—	—	(1,242)	1,477	—	235
Notes payable	—	360	795	102	(1,257)	—
Due to former shareholders	—	—	—	—	—	—
Deferred income taxes	—	—	—	—	—	—

Total current liabilities	—	3,796	16,741	22,408	(9,610)	33,335
Long-term debt, net of current maturities	—	210,000	2,000	751	—	212,751
Intercompany debt	431	—	—	—	(431)	—
Deferred Income taxes	—	—	19,705	22,432	—	42,137
Other noncurrent liabilities	—	—	716	563	—	1,279
Shareholder’s equity	105,974	(24,956)	205,956	184,092	(365,092)	105,974

	$106,405	$188,840	$245,118	$230,246	$(375,133)	$395,476

Thermon Holding Corp.

Condensed Statement of Operations

(unaudited)

	For the Period From May 1, 2010 Through June 30, 2010
	Thermon Holding, Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantors)	International Subsidiaries (Non- guarantors)	Eliminations	Consolidated
Revenues	$—	$—	$18,186	$26,618	$(7,291)	$37,513
Cost of sales	—	—	14,129	18,450	(7,236)	25,343

Gross profit	—	—	4,057	8,168	(55)	12,170
Operating expenses:
Marketing, general and administrative and engineering	78	—	4,526	3,946	—	8,550
Amortization of other intangible assets	53	—	1,510	3,563	—	5,126

Income (loss) from operations	(131)	—	(1,979)	659	(55)	(1,506)
Other income/(expenses):
Equity in earnings of subsidiaries	(6,519)	313	974	—	5,232	—
Interest income	—	—	—	1	—	1
Interest expense	—	(5,782)	(52)	(11)	—	(5,845)
Miscellaneous income/(expense)	(5,523)	(461)	1,553	(1,291)		(5,722)

	(12,042)	(5,930)	2,475	(1,301)	5,232	(11,566)
Income (loss) before provision for income taxes	(12,173)	(5,930)	496	(642)	5,177	(13,072)
Income tax benefit (expense)	—	—	1,215	(329)	13	899

Net income (loss)	$(12,173)	$(5,930)	$1,711	$(971)	$5,190	$(12,173)

Thermon Holding Corp.

Condensed Statement of Cash Flows

(unaudited)

	For the Period May 1, 2010 Through June 30, 2010
	Thermon Holding, Corp. (Guarantor)	Thermon Industries, Inc. (Issuer)	Thermon Manufacturing Company and U.S. Subsidiaries (Guarantor)	International Subsidiaries (Non- guarantors)	Eliminations	Consolidated
Net cash provided by (used in) operations	$(6,570)	$(461)	$(1,150)	$5,394	$(616)	$(3,403)

Investing activities
Purchases of P.P.&E.		—	(641)	(136)	—	(777)
Cash paid for Thermon	(172,631)	(145,417)	—	—	—	(318,048)
Other investing transactions	(1,081)	—	—	—	—	(1,081)

Net cash provided by (used in) investing activities	(173,712)	(145,417)	(641)	(136)	—	(319,906)

Financing activities
Proceeds from Senior Secured Notes	—	210,000	—	—	—	210,000
Proceeds from revolving line of credit		—	2,000	2,204	—	4,204
Obligation on Acquisition	—	—	6,600	—	—	6,600
Payments on revolving lines of credit and long-term debt	—	—	—	(1,453)	—	(1,453)
Capital contributions	129,252	—	—	—	—	129,252
Debt issuance costs	—	(15,473)	—	—	—	(15,473)
Change in affiliate debt	51,030	(48,649)	(5,871)	2,874	616	—

Net cash provided by (used in) financing activities	180,282	145,878	2,729	3,625	616	333,130
Effect of exchange rates on cash and cash equivalents	—	—	—	(913)	—	(913)

Change in cash and cash equivalents	—	—	938	7,970	—	8,908
Cash at beginning of period	—	—	—	—	—	—

Cash at End of period	$—	$—	$938	$7,970	$—	$8,908

Thermon Industries, Inc.

OFFER TO EXCHANGE

$210,000,000 aggregate principal amount of its 9.500% Senior Secured Notes due 2017 that have been registered under the Securities Act of 1933

(CUSIP No. 88362R AC1)

for any and all of its outstanding

9.500% Senior Secured Notes due 2017

(CUSIP Nos. 88362R AA5 and U8836E AA7)

Until                     , 2010, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Delaware Corporation

Delaware General Corporation Law. Under the Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Thermon Holding Corp.

Amended and Restated Certificate of Incorporation. Article Eighth of our Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director.

Bylaws. Article V provides that we shall indemnify any former or present officer or director to the fullest extent permitted by the DGCL. However, subject to certain exceptions, we shall indemnify such director or officer seeking indemnification in connection with a proceeding initiated by such director or officer only if such proceeding was authorized by our Board of Directors.

D&O Insurance. We maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Registration Rights Agreement. The Registration Rights Agreement filed as Exhibit 4.4 to this Registration Statement provides for indemnification of our directors and officers by the initial purchasers party thereto against certain liabilities.

The Louisiana Corporation

Louisiana Business Corporation Law. Section 83A(1) of the Louisiana Business Corporation Law (“LBCL”) permits corporations to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83A(2) of the LBCL provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 83(B) of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or (iii) by the stockholders.

The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of stockholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person’s willful or intentional misconduct.

Thermon Heat Tracing Services-II, Inc.

Amended and Restated Bylaws. Article II, Section 7 of the Amended and Restated Bylaws of Thermon Heat Tracing Services-II, Inc. provides that the corporation shall indemnify its present and former directors and officers from and against any and all claims and liabilities to which he or she may be or become subject because he or she is or was a director or officer of the corporation and/or because of his or her alleged acts or omissions at the time when any such claim or liability is asserted, and shall reimburse each such director and officer for all legal and other expenses reasonably incurred by him or her in connection with the defense of such claims or liabilities, including amounts paid or agreed to be paid in connection with reasonable settlements made with the approval of the Board of Directors of the corporation. However, no director or officer shall be entitled to such indemnification unless, in the judgment of the Board of Directors of the corporation, the director or officer has not been guilty of negligence or willful misconduct.

The Texas Corporations

Texas Business Organizations Code. Section 8.051 of the Texas Business Organizations Code (“TBOC”) requires a Texas corporation to indemnify a director or former director who is wholly successful, on the merits or otherwise, for reasonable expenses incurred in connection with defending a proceeding in which such person is a respondent, and Section 8.105(b) requires a Texas corporation to indemnify an officer to the same extent indemnification is mandatory for a director. Sections 8.101, 8.102 and 8.103 of the TBOC authorize a Texas corporation to indemnify a director who was, is, or is threatened to be a named defendant or respondent in a proceeding because of his role as a director only if a determination is made (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by the shareholders in a unanimous vote that such indemnification is permissible under the TBOC. The power to indemnify applies only if the director or former director acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interest of the corporation, and, in all other cases, the person’s conduct was not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, the person had no reasonable cause to believe his conduct was unlawful. The director or former director may be indemnified with respect to judgments and other expenses that are reasonably incurred by that person in connection with a proceeding; provided that if the person is found liable to the corporation or due to the fact that the person improperly received a personal benefit, the person may not be indemnified with respect to a judgment, penalty, fine, or tax. A corporation may not indemnify an director or former director who is found liable to the corporation, or for improper receipt of a personal benefit, if liability arose out of willful or intentional misconduct in the performance of the director’s or officer’s duty to the corporation, breach of the director’s or officer’s duty of loyalty to the corporation, or an act or omission not in good faith constituting a breach of duty to the corporation.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is an officer of the corporation, as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s board of directors; (iii) resolution by the shareholders; (iv) contract; or (v) common law. Section 8.105 also provides that reasonable expenses incurred by a former director or officer who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 7.001 of the TBOC permits a corporation to eliminate or limit in its certificate of formation all monetary liability of the corporation’s directors to the corporation or its shareholders for acts or omissions by the director in the performance of such director’s duties. However, the TBOC does not permit elimination or limitation of liability of a director for: (i) breaching a duty of loyalty to a corporation or its shareholders; (ii) an act or omission not in good faith that is a breach of duty to the corporation or involves intentional misconduct or a known violation of the law; (iii) engaging in a transaction from which the director obtains an improper benefit; or (iv) violating applicable statutes which expressly provide for the liability of a director.

The TBOC permits insurance providing indemnification for liabilities not otherwise indemnifiable under Chapter 8 of the TBOC.

Thermon Industries, Inc.

Amended and Restated Articles of Incorporation. Article X of the Amended and Restated Articles of Incorporation of TII provides that, to the greatest extent permitted by applicable law, a director shall not be liable to the corporation or its shareholders for monetary damages for an action or omission in the director’s capacity as a director, except for liability for (i) a breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of a duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

Thermon Manufacturing Company

Amended and Restated Bylaws. Section 6.11 of the Amended and Restated Bylaws of Thermon Manufacturing Company provide that the corporation may indemnify a director only if it is determined in accordance with the Articles of Incorporation that such director (1) conducted himself or herself in good faith, (2) reasonably believed, in the case of conduct in his official capacity as a director, that his or her conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his or conduct was unlawful. A director may not be indemnified if an improper personal benefit was received by him or her, or if the director is found liable to the corporation, and was found liable for willful or intentional misconduct in the performance of his duty to the Company.

Thermon Heat Tracing Services, Inc.

Articles of Incorporation and Bylaws. Neither the Articles of Incorporation nor the Bylaws of Thermon Heat Tracing Services, Inc. contain provisions regarding the indemnification of directors or officers.

Thermon Heat Tracing Services-I, Inc.

Articles of Incorporation and Bylaws. Neither the Articles of Incorporation nor the Bylaws of Thermon Heat Tracing Services-I, Inc. contain provisions regarding the indemnification of directors or officers.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibits

Certain of the agreements included as exhibits to this prospectus contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

The registrants acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Numbers	Description

2.1	Stock Purchase Agreement, dated as of March 26, 2010, by and among Thermon Holdings, LLC, Thermon Holding Corp. and Thermon Group, Inc.*†

2.2	First Amendment to the Stock Purchase Agreement, dated as of April 28, 2010, by and among Thermon Holdings, LLC, Thermon Holding Corp. and Thermon Group, Inc.*†

2.3	Amendment to the Stock Purchase Agreement, dated as of July 12, 2010, by and among Thermon Holdings, LLC, Thermon Holding Corp. and Thermon Group, Inc.*†

2.4	Agreement and Plan of Merger, dated as of April 30, 2010, among Thermon Finance, Inc. and Thermon Industries, Inc.*†

2.5	Agreement and Plan of Merger, dated as of July 10, 2007, by and among Thermon Holding Corp., Thermon Merger Corp., Thermon Industries, Inc., Richard L. Burdick, Mark R. Burdick, Burdick Interests, Ltd., George Alexander, Rodney Bingham, Richard Hageman, David Ralph and TII Shareholder Representative, LLC, as the shareholder representative.*†

3.1	Amended and Restated Articles of Incorporation of Thermon Industries, Inc.†

3.2	Amended and Restated Bylaws of Thermon Industries, Inc.†

3.3	Amended and Restated Certificate of Incorporation of Thermon Holding Corp.†

3.4	Bylaws of Thermon Holding Corp.†

3.5	Articles of Incorporation of Thermon Manufacturing Company†

3.6	Amended and Restated Bylaws of Thermon Manufacturing Company†

3.7	Articles of Incorporation of Thermon Heat Tracing Services, Inc.†

3.8	Amended and Restated Bylaws of Thermon Heat Tracing Services, Inc.†

3.9	Articles of Incorporation of Thermon Heat Tracing Services-I, Inc.†

3.10	Amended and Restated Bylaws of Thermon Heat Tracing Services-I, Inc.†

Exhibit Numbers	Description

3.11	Amended and Restated Articles of Incorporation of Thermon Heat Tracing Services-II, Inc.†

3.12	Bylaws of Thermon Heat Tracing Services-II, Inc.†

4.1	Indenture, dated as of April 30, 2010, between Thermon Finance, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent†

4.2	First Supplemental Indenture, dated as of April 30, 2010, among Thermon Industries, Inc. (as successor by merger to Thermon Finance, Inc.), as issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent†

4.3	Form of 9.500% Senior Secured Note due 2017†

4.4	Registration Rights Agreement, dated as of April 30, 2010, among Thermon Industries, Inc., each of the guarantors party thereto and each of the initial purchasers party thereto†

5.1	Opinion of Sidley Austin LLP†

5.2	Opinion of Fulbright & Jaworksi L.L.P.†

5.3	Opinion of Liskow & Lewis†

10.1	Credit Agreement, dated as of April 30, 2010, among Thermon Industries, Inc., Thermon Canada Inc., the other parties thereto that are designated as a “credit party” therein (including Thermon Holding Corp.), General Electric Capital Corporation, as US agent for the several financial institutions from time to time party thereto with a US revolving loan commitment and for itself as a US lender (including as US swingline lender), GE Canada Holding Finance Company, as Canadian agent for the several financial institutions from time to time party thereto with a Canadian revolving loan commitment, Bank of Montreal, as documentation agent for the lenders and for itself as a lender, and KeyBank National Association, as syndication agent for the lenders and for itself as a lender, and such other lenders party thereto†

10.2	First Lien Guaranty and Security Agreement, dated as of April 30, 2010, among Thermon Industries, Inc., the other U.S. Credit Parties named therein and General Electric Capital Corporation, as U.S. agent†

10.3	Second Lien Security Agreement, dated as of April 30, 2010, among Thermon Industries, Inc. (as successor by merger to Thermon Finance, Inc.), the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as collateral agent†

10.4	Intercreditor Agreement, dated as of April 30, 2010, between General Electric Capital Corporation, as the first lien agent, and The Bank of New York Mellon Trust Company, N.A., as the second lien agent, and acknowledged by Thermon Industries, Inc. (as successor by merger to Thermon Finance, Inc.) and the guarantors listed on the signature pages thereto†

10.5	Amended and Restated Securityholder Agreement, dated as of April 30, 2010, among Thermon Group Holdings, Inc., and the other parties identified therein†

10.6	Management Services Agreement, dated as of April 30, 2010, among Thermon Industries, Inc., CHS Private Equity V LP, Thompson Street Capital Partners II, L.P., Crown Investment Series LLC—Series 4, Star Investment Series LLC—Series 1†

10.7	Closing Fee Agreement, dated as of April 30, 2010, between Thermon Group, Inc. and CHS Management V LP†

10.8	Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan, as adopted on July 28, 2010**†

Exhibit Numbers	Description

10.9	Form of Stock Option Agreement under Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan**

10.10	Confidential Employment Agreement, effective as of April 30, 2010, between Rodney Bingham and Thermon Holding Corp.**†

10.11	Confidential Employment Agreement, effective as of April 30, 2010, between George P. Alexander and Thermon Holding Corp.**†

10.12	Offer letter dated July 7, 2010 between Jay Peterson and Thermon Group, Inc.**†

10.13	Letter agreement dated July 28, 2010 between Charles A. Sorrentino and Thermon Group Holdings, Inc.**†

10.14	Letter agreement dated July 28, 2010 between Richard E. Goodrich and Thermon Group Holdings, Inc.**†

12.1	Statement regarding computation of ratio of earnings to fixed charges†

21.1	Subsidiaries of Thermon Holding Corp.†

23.1	Consent of Ernst & Young LLP

23.2	Consent of Meyers Norris Penny LLP†

23.3	Consent of Bell Partners†

23.4	Consent of Shanghai Jialiang CPAs†

23.5	Consent of B. L. Ajmera & Company†

23.6	Consent of Sidley Austin LLP (contained in its opinion filed as Exhibit 5.1)†

23.7	Consent of Fulbright & Jaworksi L.L.P. (contained in its opinion filed as Exhibit 5.2)†

23.8	Consent of Liskow & Lewis (contained in its opinion filed as Exhibit 5.3)†

24.1	Powers of Attorney (included on signature pages hereto)†

25.1	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee†

99.1	Form of Letter of Transmittal†

99.2	Notice of Guaranteed Delivery†

99.3	Form of Letter to Clients†

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees†

*	The registrants agree to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K.
**	Constitutes a compensatory plan or arrangement required to be filed with this prospectus.
†	Previously filed.

Financial Statement Schedule

None. Financial statement schedules have been omitted since the required information is included in our consolidated financial statements contained elsewhere in this registration statement.

Item 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of Texas, on October 22, 2010.

THERMON HOLDING CORP.

By:	/S/ RODNEY BINGHAM
Name:	Rodney Bingham
Title:	President and Chief Executive Officer and Senior Vice President, Western Hemisphere

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RODNEY BINGHAM Rodney Bingham	President and Chief Executive Officer, Senior Vice President, Western Hemisphere and Director (Principal Executive Officer)	October 22, 2010

* George Alexander	Senior Vice President, Eastern Hemisphere and Director	October 22, 2010

* David Ralph	Senior Vice President, Finance (Principal Financial and Accounting Officer)	October 22, 2010

* Jay Peterson	Chief Financial Officer	October 22, 2010

* Daniel J. Hennessy	Chairman of the Board of Directors	October 22, 2010

* James A. Cooper	Director	October 22, 2010

* Marcus J. George	Director	October 22, 2010

* Richard E. Goodrich	Director	October 22, 2010

* Brian P. Simmons	Director	October 22, 2010

* Charles A. Sorrentino	Director	October 22, 2010

*By:	/S/ RODNEY BINGHAM
Rodney Bingham Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of Texas, on October 22, 2010.

THERMON INDUSTRIES, INC. THERMON MANUFACTURING COMPANY THERMON HEAT TRACING SERVICES, INC. THERMON HEAT TRACING SERVICES-I, INC. THERMON HEAT TRACING SERVICES-II, INC.

By:	/S/ RODNEY BINGHAM
Name:	Rodney Bingham
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RODNEY BINGHAM Rodney Bingham	President and Director (Principal Executive Officer)	October 22, 2010

* David Ralph	Secretary (Principal Financial and Accounting Officer)	October 22, 2010

* Daniel J. Hennessy	Chairman of the Board of Directors	October 22, 2010

* Marcus J. George	Director	October 22, 2010

*By:	/S/ RODNEY BINGHAM
Rodney Bingham Attorney-in-fact

EXHIBIT INDEX

Exhibit Numbers	Description

2.1	Stock Purchase Agreement, dated as of March 26, 2010, by and among Thermon Holdings, LLC, Thermon Holding Corp. and Thermon Group, Inc.*†

2.2	First Amendment to the Stock Purchase Agreement, dated as of April 28, 2010, by and among Thermon Holdings, LLC, Thermon Holding Corp. and Thermon Group, Inc.*†

2.3	Amendment to the Stock Purchase Agreement, dated as of July 12, 2010, by and among Thermon Holdings, LLC, Thermon Holding Corp. and Thermon Group, Inc.*†

2.4	Agreement and Plan of Merger, dated as of April 30, 2010, among Thermon Finance, Inc. and Thermon Industries, Inc.*†

2.5	Agreement and Plan of Merger, dated as of July 10, 2007, by and among Thermon Holding Corp., Thermon Merger Corp., Thermon Industries, Inc., Richard L. Burdick, Mark R. Burdick, Burdick Interests, Ltd., George Alexander, Rodney Bingham, Richard Hageman, David Ralph and TII Shareholder Representative, LLC, as the shareholder representative.*†

3.1	Amended and Restated Articles of Incorporation of Thermon Industries, Inc.†

3.2	Amended and Restated Bylaws of Thermon Industries, Inc.†

3.3	Amended and Restated Certificate of Incorporation of Thermon Holding Corp.†

3.4	Bylaws of Thermon Holding Corp.†

3.5	Articles of Incorporation of Thermon Manufacturing Company†

3.6	Amended and Restated Bylaws of Thermon Manufacturing Company†

3.7	Articles of Incorporation of Thermon Heat Tracing Services, Inc.†

3.8	Amended and Restated Bylaws of Thermon Heat Tracing Services, Inc.†

3.9	Articles of Incorporation of Thermon Heat Tracing Services-I, Inc.†

3.10	Amended and Restated Bylaws of Thermon Heat Tracing Services-I, Inc.†

3.11	Amended and Restated Articles of Incorporation of Thermon Heat Tracing Services-II, Inc.†

3.12	Bylaws of Thermon Heat Tracing Services-II, Inc.†

4.1	Indenture, dated as of April 30, 2010, between Thermon Finance, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent†

4.2	First Supplemental Indenture, dated as of April 30, 2010, among Thermon Industries, Inc. (as successor by merger to Thermon Finance, Inc.), as issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent†

4.3	Form of 9.500% Senior Secured Note due 2017†

4.4	Registration Rights Agreement, dated as of April 30, 2010, among Thermon Industries, Inc., each of the guarantors party thereto and each of the initial purchasers party thereto†

5.1	Opinion of Sidley Austin LLP†

5.2	Opinion of Fulbright & Jaworksi L.L.P.†

5.3	Opinion of Liskow & Lewis†

Exhibit Numbers	Description

10.1	Credit Agreement, dated as of April 30, 2010, among Thermon Industries, Inc., Thermon Canada Inc., the other parties thereto that are designated as a “credit party” therein (including Thermon Holding Corp.), General Electric Capital Corporation, as US agent for the several financial institutions from time to time party thereto with a US revolving loan commitment and for itself as a US lender (including as US swingline lender), GE Canada Holding Finance Company, as Canadian agent for the several financial institutions from time to time party thereto with a Canadian revolving loan commitment, Bank of Montreal, as documentation agent for the lenders and for itself as a lender, and KeyBank National Association, as syndication agent for the lenders and for itself as a lender, and such other lenders party thereto†

10.2	First Lien Guaranty and Security Agreement, dated as of April 30, 2010, among Thermon Industries, Inc., the other U.S. Credit Parties named therein and General Electric Capital Corporation, as U.S. agent†

10.3	Second Lien Security Agreement, dated as of April 30, 2010, among Thermon Industries, Inc. (as successor by merger to Thermon Finance, Inc.), the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as collateral agent†

10.4	Intercreditor Agreement, dated as of April 30, 2010, between General Electric Capital Corporation, as the first lien agent, and The Bank of New York Mellon Trust Company, N.A., as the second lien agent, and acknowledged by Thermon Industries, Inc. (as successor by merger to Thermon Finance, Inc.) and the guarantors listed on the signature pages thereto†

10.5	Amended and Restated Securityholder Agreement, dated as of April 30, 2010, among Thermon Group Holdings, Inc., and the other parties identified therein†

10.6	Management Services Agreement, dated as of April 30, 2010, among Thermon Industries, Inc., CHS Private Equity V LP, Thompson Street Capital Partners II, L.P., Crown Investment Series LLC—Series 4, Star Investment Series LLC—Series 1†

10.7	Closing Fee Agreement, dated as of April 30, 2010, between Thermon Group, Inc. and CHS Management V LP†

10.8	Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan, as adopted on July 28, 2010**†

10.9	Form of Stock Option Agreement under Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan**

10.10	Confidential Employment Agreement, effective as of April 30, 2010, between Rodney Bingham and Thermon Holding Corp.**†

10.11	Confidential Employment Agreement, effective as of April 30, 2010, between George P. Alexander and Thermon Holding Corp.**†

10.12	Offer letter dated July 7, 2010 between Jay Peterson and Thermon Group, Inc.**†

10.13	Letter agreement dated July 28, 2010 between Charles A. Sorrentino and Thermon Group Holdings, Inc.**†

10.14	Letter agreement dated July 28, 2010 between Richard E. Goodrich and Thermon Group Holdings, Inc.**†

12.1	Statement regarding computation of ratio of earnings to fixed charges†

21.1	Subsidiaries of Thermon Holding Corp.†

Exhibit Numbers	Description

23.1	Consent of Ernst & Young LLP

23.2	Consent of Meyers Norris Penny LLP†

23.3	Consent of Bell Partners†

23.4	Consent of Shanghai Jialiang CPAs†

23.5	Consent of B. L. Ajmera & Company†

23.6	Consent of Sidley Austin LLP (contained in its opinion filed as Exhibit 5.1)†

23.7	Consent of Fulbright & Jaworksi L.L.P. (contained in its opinion filed as Exhibit 5.2)†

23.8	Consent of Liskow & Lewis (contained in its opinion filed as Exhibit 5.3)†

24.1	Powers of Attorney (included on signature pages hereto)†

25.1	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee†

99.1	Form of Letter of Transmittal†

99.2	Notice of Guaranteed Delivery†

99.3	Form of Letter to Clients†

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees†

*	The registrants agree to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K.
**	Constitutes a compensatory plan or arrangement required to be filed with this prospectus.
†	Previously filed.